PROSPECTUS

                                                File No. 333-109511
                                                Filed pursuant to Rule 424(b)(1)


                             APOLLO GOLD CORPORATION


                                7,311,975 SHARES

                                  COMMON SHARES

     We have prepared this prospectus to allow the selling shareholders or their pledgees, donees, transferees or other successors in interest, to sell up to 7,311,975 shares of our common shares which they have acquired in a private placement in the United States (the "Placement"). We will not receive any proceeds from the sale of these shares by the selling shareholders.

     Our common shares are listed on the American Stock Exchange under the symbol "AGT" and the Toronto Stock Exchange under the symbol "APG." On September 30, 2003, the closing price of our common shares were US$1.61 per share on the American Stock Exchange and $2.15 per share on the Toronto Stock Exchange.

     SEE "RISK FACTORS" BEGINNING ON PAGE 8 FOR A DISCUSSION OF MATERIAL ISSUES TO CONSIDER BEFORE PURCHASING OUR COMMON SHARES.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

             THE DATE OF THIS PROSPECTUS IS OCTOBER 20, 2003.

                                TABLE OF CONTENTS



     Prospectus Summary . . . . . . . . . . . . . . . . . . . . . . . . .  5
     Risk Factors.  . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
     Cautionary Note Regarding Forward-Looking Statements . . . . . . . . 18
     Use of Proceeds  . . . . . . . . . . . . . . . . . . . . . . . . . . 19
     Price Range of Common Shares and Dividend Policy . . . . . . . . . . 19
     Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
     Selected Financial Data  . . . . . . . . . . . . . . . . . . . . . . 21
     Management's Discussion and Analysis of Financial  . . . . . . . . . 29
       Condition and Results of Operations  . . . . . . . . . . . . . . . 29
     Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 55
     Management.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 92
     Executive Compensation . . . . . . . . . . . . . . . . . . . . . . . 96
     Related Party Transactions . . . . . . . . . . . . . . . . . . . . .102
     Selling Shareholders . . . . . . . . . . . . . . . . . . . . . . . .103
     Principal Shareholders . . . . . . . . . . . . . . . . . . . . . . .105
     Description of Capital Shares  . . . . . . . . . . . . . . . . . . .107
     Plan of Distribution . . . . . . . . . . . . . . . . . . . . . . . .108
     Legal Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . .110
     Experts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .110
     Where You Can Find Additional Information  . . . . . . . . . . . . .111
     Changes and Disagreements with Accountants . . . . . . . . . . . . .111
     Index to Financial Statements  . . . . . . . . . . . . . . . . . . .113



All trademarks, service marks or tradenames referred to in this prospectus are the property of their respective owners. Unless otherwise specified or the context otherwise requires, in this prospectus the terms "we" and "our" in reference to the operations or business of Apollo Gold Corporation prior to June 25, 2002, shall mean the operations or business of Nevoro Gold Corporation and its wholly-owned subsidiary Apollo Gold, Inc. The terms "we" and "our" in reference to the operations or business of Apollo Gold Corporation on or after June 25, 2002, shall mean the operations or business of Apollo Gold Corporation, a corporation presently incorporated under the laws of the Yukon Territory, its wholly-owned subsidiary Apollo Gold, Inc., and Apollo Gold Inc.'s material wholly-owned subsidiaries Montana Tunnels Mining, Inc. ("Montana, Inc."), Apollo Gold Exploration, Inc., Florida Canyon Mining, Inc. ("Florida, Inc.") and Standard Gold Mining, Inc. ("Standard, Inc.").

                               PROSPECTUS SUMMARY

Because this is only a summary, it does not contain all of the information that may be important to you. You should read the entire prospectus, including "Risk Factors" and our consolidated financial statements and the related notes, before deciding to invest in our common shares.

                             APOLLO GOLD CORPORATION

     We are primarily engaged in the exploration and mining of gold. We have focused our efforts to date on two principal properties: our Montana Tunnels Mine and our Florida Canyon Mine.

     We own and operate the Florida Canyon Mine, a low grade heap leach gold mine located approximately 42 miles southwest of Winnemucca, Nevada. Heap leaching is a process of extracting gold and silver by placing crushed ore on sloping, impermeable pads and applying a dilute cyanide solution that dissolves a portion of the contained gold, which is then recovered. As of September 15, 2003, the Florida Canyon Mine employed approximately 168 full time non-unionized employees. On average the Florida Canyon Mine produces approximately 125,000 ounces of gold and approximately 80,000 ounces of silver annually.

     We also own and operate the Montana Tunnels Mine, an open pit gold mine located near Helena, Montana. When in full production, over the past five years, the Montana Tunnels Mine has produced approximately 78,000 ounces of gold, 26,000 tons of zinc, 8,700 tons of lead and 1,263,000 ounces of silver annually. The Montana Tunnels Mine produces approximately 15% of its annual gold production in the form of dore, an unrefined material consisting of approximately 90% gold, which is then further refined. The remainder of the mine's production is in the form of concentrates, one a zinc-gold concentrate and the other a lead-gold concentrate. The concentrates are shipped to a smelter, and after smelting charges, we are paid for the metal content. The Montana Tunnels Mine was idle for approximately four months in 2002 while we made preparations to begin the removal of waste rock at the mine (the "pre-stripping project"). Limited production resumed in October 2002, and full production on the K-Pit resumed in April 2003. Additional stripping will be required of the Montana Tunnels Mine for production to continue past March 2004. As of September 15, 2003, the Montana Tunnels Mine employed approximately 162 full-time non-unionized employees. We do not currently use contractors to operate any of our mines.

     In September 2002, we completed the acquisition of certain exploration stage assets known as our Black Fox Gold Exploration Project (near the site of the former Glimmer Mine) (the "Black Fox Property") from two unrelated third parties, Exall Resources Limited and Glimmer Resources, Inc. The Black Fox Property is located east of Timmins, Ontario. Operations at the former Glimmer Mine have been suspended since May 2001. We currently anticipate that the development and commercialization of our Black Fox Property will require three phases. The first phase commenced in early 2003, and involved core drilling of approximately 177 core holes. In August 2003, we undertook an exploration review, and currently anticipate confirming open pit ore reserves in October 2003 and open pit/underground estimated resources in December 2003. We believe that the first phase will cost approximately US $3.7 million.

     We also have several other exploration stage assets including the Pirate Gold Prospect ("Pirate Gold") and the Nugget Field Prospect ("Nugget Field"), each located in Nevada and owned by our wholly-owned subsidiary, Apollo Gold Exploration, Inc. We also own Diamond Hill Mine ("Diamond Hill"), an exploration asset which is an unincorporated division of Montana Tunnels Mining, Inc. and located in Montana, and the Standard Mine Area, owned by our wholly-owned subsidiary Standard Gold Mining, Inc. and located in Nevada.

     We are the result of a June 2002 Plan of Arrangement ("Plan of Arrangement") that resulted in the merger of International Pursuit Corporation ("Pursuit"), a public company previously trading on the Toronto Stock Exchange under the ticker symbol IPJ, and Nevoro Gold Corporation ("Nevoro"), a privately held corporation. Pursuant to the terms of the Plan of Arrangement, Pursuit acquired Nevoro and continued operations under the name of Apollo Gold Corporation. Through our wholly-owned subsidiary, Apollo Gold, Inc., a Delaware corporation acquired by Nevoro in March 2002, we own the majority of our assets and operate our business. We continued trading on the Toronto Stock Exchange under our new name, Apollo Gold Corporation, and with a new ticker symbol, APG.U, on July 3, 2002. On August 2, 2002, our ticker symbol changed to APG. Our common shares have been traded on the American Stock Exchange under the trading symbol "AGT" since August 26, 2003.

     We prepare our consolidated financial statements in accordance with accounting principles generally accepted in Canada and publish our financial statements in Canadian dollars. In this prospectus, unless otherwise specified or the context otherwise requires, all dollar amounts or references to dollars are expressed in Canadian dollars.

                                       THE OFFERING


Common shares offered by selling       7,311,975
shareholders

Common shares to be outstanding        71,107,288  shares(1)
after this Offering

Use of proceeds                        None of the proceeds from the sale of the common shares
                                       offered by this prospectus will be received by us.

American Stock Exchange Symbol         AGT
Toronto Stock Exchange Symbol          APG
___________________

(1) Does not include (i) 4,556,860 shares reserved for issuance upon exercise of stock options outstanding at September 22, 2003, (ii) warrants outstanding at September 22, 2003, and (iii) warrants issued to the syndicate of agents for the Placement and a public offering of common shares in Canada and certain other foreign jurisdictions. Assumes no exercise of the over-allotment warrants issued to the syndicate of agents to purchase up to an additional 3,345,000 common shares based on the Placement and public offering in Canada and other foreign jurisdictions.

                       SUMMARY CONSOLIDATED FINANCIAL DATA

          We have derived our consolidated statement of operations data for the years ended December 31, 2000, 2001 and 2002 from our audited consolidated financial statements included elsewhere in this prospectus. We have derived our consolidated balance sheet data as of June 30, 2003 and consolidated statement of operations data for each of the six months ended June 30, 2002 and 2003 from our unaudited consolidated financial statements included elsewhere in this prospectus. You should read the summary financial data set forth below in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and with our consolidated financial statements and related notes included elsewhere in this prospectus.

                                (In Thousands of Canadian dollars, except for share amounts)

                                            (Cdn  GAAP)
                                         SIX  MONTHS  ENDED                               YEARS ENDED
                                              JUNE 30,                                    DECEMBER 31,
                                    --------------------------  ------------------------------------------------  ---------
                                        2003          2002          2002          2001        2000       1999       1998
                                    -------------  -----------  ------------  ------------  ---------  ---------  ---------
Statements of Operations Data:
Revenues
  Revenue on sales of minerals      $     37,238   $       --   $    31,976   $        --   $     --   $     --         --
                                    ---------------------------------------------------------------------------------------

Operating expenses
  Direct operating costs                  29,537           --        23,066            --         --         --         --
  Depreciation and amortization            4,035           --         5,503            --         56         --         --
  Royalty expenses                           654           --           796            --         --         --         --
  General and administrative
  expenses                                 3,293          417         3,450           680        874      1,128      3,088
  Exploration and development              2,905           --           706           145        172        799      5,111
  Write-down of deposits                      --           --            --            --         89        275         --
  Write-down and loss on sale
  of  marketable  securities, net             --           --            --            --         --        104      8,106
  Write-down of capital asset                 --           --            --            --         --         --        842
  Loss on long-term investment                --           --            --            --         --         --      1,368
  Nevada mineral property
  settlement                                  --           --            --            --         --         78         --
  Share-based compensation                   507           --           964            --         --         --         --
  Accrued site closure costs
   - accretion expense                       931           --         1,209            --         --         --         --
                                    ---------------------------------------------------------------------------------------
  Subtotal Operating Expenses       $     41,862   $      417   $    35,694   $       825   $  1,191   $  2,384   $ 18,515
                                    ---------------------------------------------------------------------------------------
Operating loss                      $     (4,624)  $     (417)  $    (3,718)  $      (825)  $ (1,191)  $ (2,384)  $(18,515)
                                    ---------------------------------------------------------------------------------------

Other income (expense)
  Interest expense                          (454)          --        (1,181)           --         --         --       (790)
  Gain on sale of marketable


7

  securities                                  --           --             0           113        231         --         --
  Interest                                    59           --           119             9         12         14         76
  Dividends                                   --           --            --            --         --         --         89
  Gain on sale of investment                  --           --            --            --        324         --         --
  Gain on sale of capital assets              --           --            --            --         --         89         --
  Provision for Income taxes                  --           --            --            --         --         --         (3)
  Foreign exchange gain                      956           --            --            --         --         --         --
Net loss                            $     (4,063)  $     (417)  $    (4,780)  $      (703)  $   (624)  $ (2,281)  $(19,143)
Net loss per share, basic and
diluted                             $      (0.09)  $    (0.22)  $     (0.25)  $     (0.84)  $  (0.75)  $  (2.89)  $ (29.20)
Weighted average number of
shares outstanding                    47,322,353    1,852,466    19,297,668       834,124    832,253    788,217    655,480

                                      June 30,                                December 31,
                                        2003           2002          2001        2000         1999       1998
                                    -------------  -----------  ------------  ------------  ---------  ---------
Balance Sheet Data:
Total assets                        $    106,880   $  123,826   $       179   $       935   $ 12,555   $  2,172
Working capital (deficit)           $      8,538   $   20,804   $       (44)         $660   $    663   $  1,079
 Long-term liabilities              $     34,064   $   40,631   $        --   $        --         --         --
 Total shareholders' equity
  (deficit)                         $     56,913   $   65,966           (44)  $       660   $ 12,298   $  1,660




                                  RISK  FACTORS

     Any of the following risks could materially adversely affect our business, financial condition, or operating results and could negatively impact the value of our common shares. These risks have been separated into two groups: risks relating to our operations and risks related to the metals mining industry generally.

     RISKS RELATING TO OUR OPERATIONS

     WE ARE THE PRODUCT OF A RECENT MERGER, AND HAVE A LIMITED OPERATING HISTORY ON WHICH TO EVALUATE OUR POTENTIAL FOR FUTURE SUCCESS.

     We were formed as a result of an merger of two separate companies, Nevoro and Pursuit, in June 2002, and to date have only five fiscal quarters of combined operations. While both Nevoro's wholly-owned subsidiary, Apollo Gold, Inc., and Pursuit had a prior operating history, we have only a limited operating history as a combined company, upon which you can evaluate our business and prospects, and we have yet to develop sufficient experience regarding actual revenues to be received from our combined operations. Pursuit had net losses of $703,000, $624,000, and $2,281,000 for the respective years ended December 31, 2001, 2000 and 1999. The operations of Apollo Gold, Inc. were profitable in 2001, prior to the Plan of Arrangement. For the six months ended June 30, 2003 we had a loss of approximately $4,063,000 and for the year ended December 31, 2002 we had a loss of approximately $4,780,000.

     You must consider the risks and uncertainties frequently encountered by companies in situations such as ours, including but not limited to the ability to integrate our operations and eliminate duplicative costs. If we are unsuccessful in addressing these risks and uncertainties, our business, results of operations and financial condition will be materially and adversely affected.

     WE ARE CURRENTLY INVOLVED IN ONGOING LITIGATION WHICH MAY ADVERSELY AFFECT US.

     We are engaged in litigation from time to time. On May 29, 2003 we successfully defended Safeco Insurance Company of America's ("Safeco's") appeal involving a mining reclamation bond in the amount of US$16,936,130 issued by Safeco. The purpose of the bond is to provide financial guarantees to the United States Government to ensure that our Florida Canyon Mine in Pershing County, Nevada, will be reclaimed in the event we fail to do so. The provision of such financial guarantee is a condition of our operating permit. Loss of the litigation would have required us to find replacement bonding in a material amount. If any claims results in a judgment against us or are settled on unfavorable terms, our results of operations, financial condition and cash flows could be materially adversely affected. See "Legal Proceedings."

     WE ARE DEPENDENT ON CERTAIN KEY PERSONNEL.

     We are currently dependent upon the ability and experience of R. David Russell, our President and Chief Executive Officer; R. Llee Chapman, our Vice President, Chief Financial Officer, Treasurer and Controller; Richard F. Nanna, our Vice President of Exploration; David K. Young, our Vice President of Business Development; Donald W. Vagstad, our Vice President, Legal, Secretary and General Counsel; and Wade Bristol, Vice President, U.S. Operations. There can be no assurance that we will be able to retain any or all of such officers. We currently do not carry key person insurance on any of these individuals, and the loss of one or more of them could have a material adverse effect on our operations. We have entered into employment agreements with each of Messrs. Russell, Chapman, Nanna, Young, Vagstad and Bristol, which provide for certain payments upon termination or resignation resulting from a change of control (as defined in such agreements). We compete with other companies both within and outside the mining industry in connection with the recruiting and retention of qualified employees knowledgeable in mining operations.

     RISKS RELATING TO THE METALS MINING INDUSTRY

     OUR EARNINGS MAY BE AFFECTED BY METALS PRICE VOLATILITY, SPECIFICALLY THE VOLATILITY OF GOLD AND ZINC PRICES.

     We derive all of our revenues from the sale of gold, silver, lead and zinc and, as a result, our earnings are directly related to the prices of these metals. Changes in the price of gold significantly affect our profitability. Gold prices historically have fluctuated widely, based on numerous industry factors including:

     -    industrial  and  jewelry  demand;

     -    central  bank  lending,  sales  and  purchases  of  gold;

     -    forward  sales  of  gold  by  producers  and  speculators;

     -    production  and  cost  levels  in  major  gold-producing  regions; and

     - rapid short-term changes in supply and demand because of speculative or hedging activities.

     -    Gold  prices  are  also  affected by macroeconomic factors, including:

     -    confidence  in  the  global  monetary  system;

     -    expectations  of  the  future  rate  of  inflation  (if  any);

     - the strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is generally quoted) and other currencies;

     -    interest  rates;  and

     - global or regional political or economic events, including but not limited to acts of terrorism.

     The current demand for, and supply of, gold also affects gold prices. The supply of gold consists of a combination of new production from mining and of existing stocks of bullion held by government central banks, public and private financial institutions, industrial organizations and private individuals. As the amounts produced by all producers in any single year constitute a small portion of the total potential supply of gold, normal variations in current production do not usually have a significant impact on the supply of gold or on its price. Mobilization of gold stocks held by central banks through lending and official sales may have a significant adverse impact on the gold price. If revenue from gold sales declines for a substantial period below the cost of production at any or all of our operations, we could be required to reduce our reserves and make a determination that it is not economically feasible to continue either the commercial production at any or all of our current operations or the exploration at some or all of our current projects.

     Price volatility also appears in the silver, zinc and lead markets. In particular, our Montana Tunnels Mine has historically produced approximately 45 million pounds of these metals annually, and therefore we are subject to factors such as world economic forces and supply and demand.

     All of the above factors are beyond our control and are impossible for us to predict. If the market prices for these metals fall below our costs to produce them for a sustained period of time, we will experience additional losses and may have to discontinue exploration and/or mining at one or more of our properties.

     The following table sets forth the average daily closing prices of the following metals for 1980, 1985, 1990, 1995, 1997 and each year thereafter through December 31, 2002.

                   1980       1985      1990       1995        1997       1998      1999       2000       2001       2002
                ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Gold (1)        US$612.56  US$317.26  US$383.46  US$384.16  US$331.10  US$294.16  US$278.77  US$279.03  US$271.00  $US309.73
  (per ounces)

Silver (2)      US$20.63   US$6.14    US$4.82    US$5.19    US$4.90    US$5.53    US$5.25    US$5.00    US$4.39    US$4.60
  (per ounces)

Lead (3)        US$0.41    US$0.18    US$0.37    US$0.29    US$0.28    US$0.24    US$0.23    US$0.21    US$0.22    US$0.21
  (per lb.)

Zinc (4)        US$0.34    US$0.36    US$0.69    US$0.47    US$0.60    US$0.46    US$0.49    US$0.51    US$0.40    US$0.37
  (per lb.)


10

---------------------------
(1)  London Final
(2)  Handy & Harman
(3)  London Metals Exchange -- Cash
(4)  London Metals Exchange -- Special High Grade - Cash

     On September 15, 2003, the closing prices for gold, silver, zinc and lead were US$373.50 per ounce, US$5.16 per ounce, US$808.00 per tonne and US$514.00 per tonne, respectively.

     THE VOLATILITY OF METALS PRICES MAY ALSO ADVERSELY AFFECT OUR EXPLORATION EFFORTS.

     Our ability to produce gold, silver, zinc and lead in the future is dependent upon our exploration efforts, and our ability to develop new ore reserves. If prices for these metals decline, it may not be economically feasible for us to continue our exploration of a project or to continue commercial production at some or all of our properties.

     OUR ORE RESERVE ESTIMATES MAY NOT BE REALIZED.

     We estimate our reserves on our properties as either "proven reserves" or "probable reserves". Our ore reserve figures and costs are primarily estimates and are not guarantees that we will recover the indicated quantities of these metals. We estimate proven reserve quantities through extensive sampling and testing of sites containing the applicable ore that allow us to have an established estimate as to the amount of such ore that we expect to extract from a site. Such sampling and tests are conducted by us and by an independent company hired by us. Probable reserves are computed with information similar to that used for proven resources, but the sites for sampling are less extensive, and the degree of certainty as to the content of a site is less. Reserves are estimates made by our technical personnel and no assurance can be given that the estimate of the amount of metal or the indicated level of recovery of these metals will be realized. Reserve estimation is an interpretive process based upon available data. Further, reserves are based on estimates of current costs and prices. Our reserve estimates for properties that have not yet started may change based on actual production experience. In addition, the economic value of ore reserves may be adversely affected by:

     -    declines  in  the  market  price  of  the  various  metals  we  mine;

     -    increased  production  or  capital  costs;  or

     -    reduced  recovery  rates.

     Reserve estimates will change as existing reserves are depleted through production, as well as changes in estimates caused by changing production cost and/or metals prices. Changes in reserves may also reflect that grades of ore fed to process may be different from stated reserve grades because of variation in grades in areas mined, mining dilution, recoveries and other factors. Reserves estimated for properties that have not yet commenced production may require revision based on actual production experience.

     Declines in the market price of metals, as well as increased production or capital costs reduced recovery rates, may render ore reserves uneconomic to exploit unless the utilization of forward sales contracts or other hedging techniques is sufficient to offset such effects. If our realized price for the metals we produce, including hedging benefits, were to decline substantially below the levels set for calculation of reserves for an extended period, there could be material delays in the exploration of new projects, increased net losses, reduced cash flow, restatements or reductions in reserves and asset write-downs in the applicable accounting periods. Reserves should not be interpreted as assurances of mine life or of the profitability of current or future operations. No assurance can be given that the estimate of the amount of metal or the indicated level of recovery of these metals will be realized.

     WE MAY NOT ACHIEVE OUR PRODUCTION ESTIMATES.

     We prepare estimates of future production for our operations. We develop our plans based on, among other things, mining experience, reserve estimates, assumptions regarding ground conditions and physical characteristics of ores (such as hardness and presence or absence of certain metallurgical characteristics) and estimated rates and costs of mining and processing. Our actual production may vary from estimates for a variety of reasons, including:

     -    risks  and  hazards  of  the  types  discussed  in  this  section;

     - actual ore mined varying from estimates of grade, tonnage, dilution and metallurgical and other characteristics;

     - short-term operating factors relating to the ore reserves, such as the need for sequential development of ore bodies and the processing of new or different ore grades;

     -    mine  failures,  pit  wall  cave-ins  or  equipment  failures;

     - natural phenomena such as inclement weather conditions, floods and earthquakes;

     -    unexpected  labor  shortages  or  strikes;

     -    restrictions  or  regulations  imposed  by  government  agencies;  and

     -    litigation  pursued  by governmental agencies or environmental groups.

     Each of these factors also applies to sites not yet in production and to operations that are to be expanded. In these cases, we do not have the benefit of actual experience in our estimates, and there is a greater likelihood that the actual results will vary from the estimates.

     THE SUCCESS OF OUR EXPLORATION PROJECTS IS UNCERTAIN.

     From time to time we will engage in the exploration of new ore bodies. Our ability to sustain or increase our present level of production is dependent in part on the successful exploration of such new ore bodies and/or expansion of existing mining operations. The economic feasibility of such exploration projects is based upon many factors, including:

     -  estimates  of  reserves;

     -  metallurgical  recoveries;

     -  capital  and  operating  costs  of  such  projects;  and

     -  future  gold/metal  prices.

     Exploration projects are also subject to the successful completion of feasibility studies, issuance of necessary governmental permits and receipt of adequate financing.

     Exploration projects have no operating history upon which to base estimates of future cash flow. Our estimates of proven and probable ore reserves and cash operating costs are, to a large extent, based upon detailed geologic and engineering analysis. We also conduct feasibility studies which derive estimates of capital and operating costs based upon many factors, including:

     -    anticipated  tonnage  and  grades  of  ore  to be mined and processed;

     -    the  configuration  of  the  ore  body;

     -    ground  and  mining  conditions;

     -    expected  recovery  rates  of  the  gold  from  the  ore;  and

     -    anticipated  environmental  and  regulatory  compliance  costs.

     It is possible that actual costs and economic returns may differ materially from our best estimates. It is not unusual in the mining industry for new mining operations to experience unexpected problems during the start-up phase and to require more capital than anticipated.

     ORE EXPLORATION IN GENERAL, AND GOLD EXPLORATION IN PARTICULAR, ARE SPECULATIVE.

     Exploration for ore is speculative, and gold exploration is highly speculative in nature. Exploration projects involve many risks and frequently are unsuccessful. There can be no assurance that our future exploration efforts for gold or other metals will be successful. Success in increasing our reserves will be the result of a number of factors, including the following:

     -    quality  of  management;

     -    geological  and  technical  expertise;

     -    quality  of  land  available  for  exploration;  and

     -    capital  available  for  exploration.

     If we discover a site with gold or other mineralization, it may take several years from the initial phases of drilling until production is possible. Mineral exploration, particularly for gold and silver, is highly speculative in nature, capital intensive, involves many risks and frequently is nonproductive. There can be no assurance that our mineral exploration efforts will be successful. Once mineralization is discovered, it may take a number of years from the initial phases of drilling until production is possible, during which time the economic feasibility of production may change. Substantial expenditures are required to establish ore reserves through drilling, to determine metallurgical processes to extract the metals from the ore and, in the case of new properties, to construct mining and processing facilities. As a result of these uncertainties, no assurance can be given that our exploration programs will result in the expansion or replacement of existing ore reserves that are being depleted by current production.

     WE ARE DEPENDENT UPON OUR MINING PROPERTIES.

     All of our revenues are currently derived from our mining and milling operations at the Montana Tunnels and Florida Canyon Mines which are low grade mines. If operations at either of these mines or at any of our processing facilities are reduced, interrupted or curtailed, as a result of natural phenomena or otherwise, our ability to generate future revenues and profits could be materially adversely affected.

     POSSIBLE HEDGING ACTIVITIES COULD EXPOSE US TO LOSSES.

     We have entered into hedging contracts for gold in the aggregate amount of 100,000 ounces involving the use of put and call options. The contracts give the holder the right to buy and us the right to sell stipulated amounts of gold at the upper and lower exercise prices, respectively. The contracts continue through April 25, 2005, with a put option of US$295 per ounce and a call option of US$345 per ounce. As at September 15, 2003, 92,000 ounces remained outstanding on these contracts. In the future, we may enter into additional hedging contracts which may involve outright forward sales contracts, spot-deferred sales contracts, the use of options which may involve the sale of call options and the purchase of all these hedging instruments. See Selected Financial Information - Hedging Activities."

     WE FACE SUBSTANTIAL GOVERNMENTAL REGULATION.

     Safety. Our U.S. mining operations are subject to inspection and regulation by the Mine Safety and Health Administration of the United States Department of Labor ("MSHA") under the provisions of the Mine Safety and Health Act of 1977. The Occupational Safety and Health Administration ("OSHA") also has jurisdiction over safety and health standards not covered by MSHA. Our policy is to comply with applicable directives and regulations of MSHA and OSHA.

     Current Environmental Laws and Regulations. We must comply with environmental standards, laws and regulations that may result in greater or lesser costs and delays depending on the nature of the regulated activity and how stringently the regulations are implemented by the regulatory authority. The costs and delays associated with compliance with such laws and regulations could stop us from proceeding with the exploration of a project or the operation or future exploration of a mine. Laws and regulations involving the protection and remediation of the environment and the governmental policies for implementation of such laws and regulations are constantly changing and are generally becoming more restrictive. We have made, and expect to make in the future, significant expenditures to comply with such laws and regulations. These requirements include regulations under many state and U.S. federal laws and regulations, including:

     - the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA" or "Superfund") which regulates and establishes liability for the release of hazardous substances;

     -    the  U.S.  Endangered  Species  Act;

     -    the  Clean  Water  Act;

     -    the  Clean  Air  Act;

     -    the  U.S.  Resource  Conservative  and  Recovery  Act  ("RCRA");

     -    the  Migratory  Bird  Treaty  Act;

     -    the  Safe  Drinking  Water  Act;

     -    the  Emergency  Planning  and  Community  Right-to-Know  Act;

     -    the  Federal  Land  Policy  and  Management  Act;

     -    the  National  Environmental  Policy  Act;  and

     -    the  National  Historic  Preservation  Act.

     The United States Environmental Protection Agency continues the development of a solid waste regulatory program specific to mining operations such as ours, where the mineral extraction and beneficiation wastes are not regulated as hazardous wastes under RCRA.

     Some of our partially owned properties are located in historic mining districts with past production and abandoned mines. The major historical mine workings and processing facilities owned (wholly or partially) by us are being targeted by the Montana Department of Environmental Quality for publicly-funded cleanup, which reduces our exposure to financial liability. We are participating with the Montana Department of Environmental Quality under Voluntary Cleanup Plans on those sites. Our cleanup responsibilities have been substantially completed at the Corbin Flats CERCLA Facility and at the Gregory Mine site, both located in Jefferson County, Montana, under programs involving cooperative efforts with the Montana Department of Environmental Quality. The Corbin Flats CERCLA Facility was the Montana Department of Environmental Quality's number one priority site in Jefferson County. The Montana Department of Environmental Quality has reimbursed us for more than half of our cleanup costs at the Corbin Flats CERCLA Facility under two Montana State public environmental cleanup funding programs. However, there can be no assurance that we will continue to resolve disputed liability for historical mine and ore processing facility waste sites on such favorable terms in the future. We remain exposed to liability, or assertions of liability that would require expenditure of legal defense costs, under joint and several liability statutes for cleanups of historical wastes that have not yet been completed.

     Environmental laws and regulations may also have an indirect impact on us, such as increased costs for electricity due to acid rain provisions of the United States Clean Air Act Amendments of 1990. Charges by refiners to which we sell our metallic concentrates and products have substantially increased over the past several years because of requirements that refiners meet revised environmental quality standards. We have no control over the refiners' operations or their compliance with environmental laws and regulations.

     Potential Legislation. Changes to the current laws and regulations governing the operations and activities of mining companies, including changes in permitting, environmental, title, health and safety, labor and tax laws, are actively considered from time to time. We cannot predict such changes, and such changes could have a material adverse impact on our business. Expenses associated with the compliance with such new laws or regulations could be material. Further, increased expenses could prevent or delay exploration projects and could therefore affect future levels of mineral production.

     WE ARE SUBJECT TO ENVIRONMENTAL RISKS.

     Environmental Liability. We are subject to potential risks and liabilities associated with pollution of the environment and the disposal of waste rock and materials that could occur as a result of our mineral exploration and production. To the extent that we are subject to environmental liabilities, the payment of such liabilities or the costs that we may incur to remedy environmental pollution would reduce funds otherwise available to us and could have a material adverse effect on our financial condition or results of operations. If we are unable to fully remedy an environmental problem, we might be required to suspend operations or enter into interim compliance measures pending completion of the required remedy. The potential exposure may be significant and could have a material adverse effect on us. We have not purchased insurance for environmental risks (including potential liability for pollution or other hazards as a result of the disposal of waste products occurring from exploration and production) because it is not generally available at a reasonable price.

     Environmental Permits. All of our exploration, development and production activities are subject to regulation under one or more of the various state, federal and provincial environmental laws and regulations in Canada and the U.S. Many of the regulations require us to obtain permits for our activities. We must update and review our permits from time to time, and are subject to environmental impact analyses and public review processes prior to approval of the additional activities. It is possible that future changes in applicable laws, regulations and permits or changes in their enforcement or regulatory interpretation could have a significant impact on some portion of our business, causing those activities to be economically reevaluated at that time. Those risks include, but are not limited to, the risk that regulatory authorities may increase bonding requirements beyond our financial capabilities. The posting of bonding in accordance with regulatory determinations is a condition to the right to operate under all material operating permits, and therefore increases in bonding requirements could prevent our operations from continuing even if we were in full compliance with all substantive environmental laws.

     WE FACE STRONG COMPETITION FROM OTHER MINING COMPANIES FOR THE ACQUISITION OF NEW PROPERTIES.

     Mines have limited lives and as a result, we may seek to replace and expand our reserves through the acquisition of new properties. In addition, there is a limited supply of desirable mineral lands available in the United States and other areas where we would consider conducting exploration and/or production activities. Because we face strong competition for new properties from other mining companies, some of whom have greater financial resources than we do, we may be unable to acquire attractive new mining properties on terms that we consider acceptable.

     THE TITLES TO SOME OF OUR UNITED STATES PROPERTIES MAY BE DEFECTIVE.

     Certain of our mineral rights consist of "unpatented" mining claims created and maintained in accordance with the U.S. General Mining Law of 1872. Unpatented mining claims are unique U.S. property interests, and are generally considered to be subject to greater title risk than other real property interests because the validity of unpatented mining claims is often uncertain. This uncertainty arises, in part, out of the complex federal and state laws and regulations under the General Mining Law. Also, unpatented mining claims are always subject to possible challenges by third parties or contests by the federal government. The validity of an unpatented mining claim, in terms of both its location and its maintenance, is dependent on strict compliance with a complex body of federal and state statutory and decisional law. In addition, there are few public records that definitively control the issues of validity and ownership of unpatented mining claims.

     In recent years, the U.S. Congress has considered a number of proposed amendments to the General Mining Law. Although no such legislation has been adopted to date, there can be no assurance that such legislation will not be adopted in the future. If ever adopted, such legislation could, among other things, impose royalties on gold production from currently unpatented mining claims located on federal lands. If such legislation is ever adopted, it could have an adverse impact on earnings from our operations, could reduce estimates of our reserves and could curtail our future exploration and development activity on federal lands.

     While we have no reason to believe that the existence and extent of any of our properties are in doubt, title to mining properties are subject to potential claims by third parties claiming an interest in them. The failure to comply with all applicable laws and regulations, including failure to pay taxes, carry out and file assessment work, may invalidate title to portions of the properties where the mineral rights are not owned by us.

     OUR OPERATIONS MAY BE ADVERSELY AFFECTED BY RISKS AND HAZARDS ASSOCIATED WITH THE MINING INDUSTRY.

     Our business is subject to a number of risks and hazards including:

     -    environmental  hazards;

     -    political  and  country  risks;

     -    industrial  accidents;

     -    labor  disputes;

     -    unusual  or  unexpected  geologic  formations;

     -    cave-ins;

     -    slope  failures  and  landslides;  and

     - flooding and periodic interruptions due to inclement or hazardous weather conditions.

     Such risks could result in:

     - damage to or destruction of mineral properties or producing facilities;

     -    personal  injury  or  death;

     -    environmental  damage;

     -    delays  in  mining;

     -    monetary  losses;  and

     -    legal  liability.

     For some of these risks, we maintain insurance to protect against these losses at levels consistent with our historical experience and industry practice. However, we may not be able to maintain this insurance, particularly if there is a significant increase in the cost of premiums. Insurance against environmental risks is generally too expensive for us and other companies in our industry, and, therefore, we do not maintain environmental insurance. Recently we have experienced several slides at our Montana Tunnels Mine which has affected our milling operations causing us to lose valuable production time and consequently reducing our revenues. To the extent we are subject to environmental liabilities, we would have to pay for these liabilities. Moreover, in the event that we are unable to fully pay for the cost of remedying an environmental problem, we might be required to suspend operations or enter into other interim compliance measures.

     OUR PRIOR INTERNATIONAL OPERATIONS ARE SUBJECT TO INHERENT RISKS.

     Prior to the Plan of Arrangement, we conducted a portion of our operations outside of the United States. Pursuit had interests in two mineral exploration properties located in the Republic of Indonesia. However, due to the political uncertainty and the economic climate of Indonesia, Pursuit placed its

Indonesian properties on a care and maintenance basis in 1999. Pursuit subsequently wrote off the value of such properties and no exploration is currently planned with respect thereto. Efforts to joint venture such properties were also terminated due to the general lack of exploration interest in Indonesia. We are currently attempting to recover the balance of security deposits paid to acquire our interests in the Indonesian properties in the amount of approximately US$200,000 and bank guarantees aggregating approximately US$37,960, of which US$100,000 was recovered in 2002. There is no guarantee that the balance of such security deposits or any portion thereof will be recovered.

     In addition, Pursuit had interests in a project in the Philippines known as the Hinoba-an property. Since 1999, we had been actively seeking a sale or joint venture of our Philippines property. The ultimate recovery from the Hinoba-an property was dependent on the price of copper which has been at low levels. In December of 2001, we executed an agreement with Hinoba Holdings Limited ("HL") whereby we granted HL the option to acquire all of our rights to the Hinoba-an copper project. Under the terms of the agreement, Apollo was to receive 7.5% of HL's treasury shares as consideration for the option, and HL was to assume all operating expenses relating to the Hinoba-an project in addition to receiving full operating control of the project. In the event that HL exercised the option to acquire all of our interest in the project, HL was to pay us additional consideration of US$5,000,000 within 18 months of having achieved commercial production. In 2002, HL defaulted on this agreement.

     Except as described above, we have discontinued pursuing our interests, if any, in the Philippines and Indonesia. We are no longer financing our subsidiaries that own the underlying title to the properties.

     We may conduct mining operations in Canada and we currently have exploration projects in Canada. We anticipate that we will conduct significant international operations in other nations in the future. Because we conduct operations internationally, we are subject to political, economic and other risks such as:

     - legislative or other governmental requirements concerning the mining industry;

     -    the  effects  of  local  political  and  economic  developments;

     -    exchange  controls;

     -    currency  fluctuations;  and

     - taxation and laws or policies of foreign countries and the United States affecting trade, investment and taxation.

     Consequently, our exploration, development and production activities outside of the United States may be substantially affected by factors beyond our control, any of which could materially adversely affect our financial position or results of operations.

SPECIAL  NOTE  ON  FORWARD-LOOKING  STATEMENTS

     This prospectus includes forward-looking statements that reflect our current expectations and projections about our future results, performance, prospects, and opportunities. We have tried to identify these forward-looking statements by using words such as "may," "expect," "anticipate," "believe," "intend," "plan," "estimate," and similar expressions. These forward-looking statements are based on information currently available to us and are subject to a number of risks, uncertainties, and other factors that could cause our actual results, performance, prospects, or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. These risks, uncertainties, and other factors include, but are not limited to:

     -    metal  prices  and  price  volatility;

     -    amount  of  metal  production;

     -    costs  of  production;

     -    remediation,  reclamation,  and  environmental  costs;

     -    regulatory  matters;

     -    the  results  or  settlement  of  pending  litigation;

     -    cash  flow;

     -    revenue  calculations;

     -    the  nature  and  availability  of  financing;  and

     -    project  risks.

     See "Risk Factors" for a description of these factors. Other matters, including unanticipated events and conditions, also may cause our actual future results to differ materially from these forward-looking statements. We cannot assure you that our expectations will prove to be correct. In addition, all subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements mentioned above. You should not place undue reliance on these forward-looking statements. All of these forward-looking statements are based on our expectations as of the date of this prospectus. Except as required by federal securities laws, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

                                 USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of the common shares offered by this prospectus.

PRICE RANGE OF COMMON SHARES AND DIVIDEND POLICY

     Our common shares have been traded on the American Stock Exchange under the trading symbol "AGT" since August 26, 2003.

Prior to August 26, 2003 and the Plan of Arrangement, our common shares were listed on the Toronto Stock Exchange in Canada under the symbol "IPJ". On July 3, 2002, we continued trading on the Toronto Stock Exchange under our new name, Apollo Gold Corporation, and with a new ticker symbol, APG.U, until August 2, 2002 when it became APG. Quarterly high and low share prices, based on the Toronto Stock Exchange composite transactions, are shown below (figures in brackets ( ) represent Canadian dollar equivalents):

Year  Quarter         High             Low
----  --------  ---------------  ---------------
2003  Third     US$1.98  (2.73)  US$1.63  (2.20)
      Second    US$2.34  (3.45)  US$1.66  (2.25)
      First     US$2.75  (4.20)  US$1.81  (2.81)

2002  Fourth    US$2.28  (3.60)  US$1.15  (1.81)
      Third     US$2.61  (4.00)  US$0.88  (1.40)
      Second    US$0.21  (0.34)  US$0.03  (0.06)
      First     US$0.09  (0.14)  US$0.02  (0.03)

2001  Fourth    US$0.04  (0.07)  US$0.01  (0.02)
      Third     US$0.06  (0.09)  US$0.03  (0.04)
      Second    US$0.11  (0.16)  US$0.05  (0.07)
      First     US$0.14  (0.20)  US$0.08  (0.11)

2000  Fourth    US$0.13  (0.20)  US$0.05  (0.07)
      Third     US$0.24  (0.35)  US$0.07  (0.10)
      Second    US$0.61  (0.90)  US$0.18  (0.26)
      First     US$0.97  (1.40)  US$0.11  (0.16)

     At September 22, 2003, an aggregate of 48,807,288 of our common shares were issued and outstanding and held by 1771 shareholders of record. In addition, 13,306,610 warrants and options were issued and outstanding of which 4,556,860 issued and outstanding options were granted to our employees under our stock option incentive plan and amalgamation option plan.

     We have not declared or paid any cash dividends on our capital stock or other securities and do not anticipate paying any cash dividends in the foreseeable future. In addition, we have entered into loan documents that constrain our ability to pay dividends on our common shares or repurchase our common shares.

                                 CAPITALIZATION

The following table sets forth our capitalization, as of June 30, 2003, on an actual basis and, as adjusted, on a pro forma basis to reflect (i) the receipt of proceeds of approximately $33,723,056 from our September 2003 offering in Canada and other foreign jurisdictions; (ii) the receipt of proceeds of approximately $16,451,944 from the Placement; (iii) the estimated expenses of the offering and Placement of approximately US$455,000; and (iv) the agents' fees of approximately $3,010,500. This information should be read in conjunction with our Management's Discussion and Analysis of Financial Condition and Results of Operations and our Consolidated Financial Statements and the related Notes appearing elsewhere in this prospectus.

                                                June  30,  2003
                                        --------------------------------
                                       (in thousands of Canadian dollars)

                                             Actual      As Adjusted
                                           -----------  -------------
  Total liabilities, less current portion  $   34,064   $     34,064
                                                        -------------

  Shareholders' equity:
    Share capital                          $  125,596   $    172,145
                                                        -------------


20

  Issuable common shares                          350            350
  Contributed surplus                          10,278         10,278
  Cumulative translation adjustment            (8,453)        (8,453)
  Accumulated deficit                         (70,858)       (70,858)
                                           -----------  -------------

     Total shareholders' equity                56,913        103,462
     Total capitalization                  $   90,977   $    137,526
                                           ===========  =============


   SELECTED CONSOLIDATED FINANCIAL DATA (IN THOUSANDS, EXCEPT PER SHARE DATA)

     Apollo Gold Corporation

     The following table sets forth selected historical consolidated financial data for Apollo Gold Corporation (formerly Pursuit) as of December 31, 2002, 2001, 2000, 1999 and 1998, and for each of the respective years then ended, derived from our audited financial statements. The financial information for the year ended December 31, 2002 differs significantly from the financial information for prior years as a result of the June 2002 acquisition of Nevoro. Financial information for 2001 and prior years is the historical financial information of Pursuit. On June 25, 2002, Pursuit acquired Nevoro and its wholly-owned subsidiary Apollo Gold, Inc.; accordingly, the statement of operations of the Company for the year ended December 31, 2002 includes the results of Pursuit for the year ended December 31, 2002 and Nevoro for the period from June 25, 2002 through December 31, 2002. Subsequent to June 25, 2002, substantially all of the gold mining and exploration business conducted by the Company consists of the gold mining and exploration operations of Apollo Gold, Inc. The following table also sets forth selected historical consolidated financial data as of June 30, 2003, and for the respective six-month periods ended June 30, 2003 and 2002, derived from unaudited financial statements that, in our opinion, reflect all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the financial position as of such dates and results of operations for these periods. Operating results for the six-month period ended June 30, 2003 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2003. The data set forth below should be read in conjunction with, and is qualified in its entirety by reference to, our financial statements and notes thereto included elsewhere in this prospectus and with "Management's Discussion and Analysis of Financial Condition and Results of Operations".

                             (In Thousands of Canadian dollars, except for share amounts)
                                                        (Cdn  GAAP)

                                      SIX  MONTHS  ENDED                            YEARS ENDED
                                           JUNE 30,                                  DECEMBER 31,
                                       2003         2002          2002        2001       2000       1999       1998
                                   ------------  -----------  ------------  ---------  ---------  ---------  ---------
Statements of Operations Data:
Revenues
  Revenue on sales of minerals     $    37,238   $       --   $    31,976   $     --   $     --   $     --         --
                                   -----------------------------------------------------------------------------------

Operating expenses
  Direct operating costs                29,537           --        23,066         --         --         --         --
  Depreciation and amortization          4,035           --         5,503         --         56         --         --
  Royalty expenses                         654           --           796         --         --         --         --
  General and administrative
  expenses                               3,293          417         3,450        680        874      1,128      3,088
  Exploration and development            2,905           --           706        145        172        799      5,111
  Write-down of deposits                    --           --            --         --         89        275         --
  Write-down and loss on sale
   of marketable securities, net            --           --            --         --         --        104      8,106
  Write-down of capital asset               --           --            --         --         --         --        842
  Loss on long-term investment              --           --            --         --         --         --      1,368
  Nevada mineral property
  settlement                                --           --            --         --         --         78         --
  Share-based compensation                 507           --           964         --         --         --         --
  Accrued site closure costs
  - accretion expense                      931           --         1,209         --         --         --         --
                                   -----------------------------------------------------------------------------------
    Subtotal Operating Expenses    $    41,862   $      417   $    35,694   $    825   $  1,191   $  2,384   $ 18,515
                                   -----------------------------------------------------------------------------------
Operating loss                     $    (4,624)  $     (417)  $    (3,718)  $   (825)  $ (1,191)  $ (2,384)  $(18,515)
                                   -----------------------------------------------------------------------------------

Other income (expense)
  Interest expense                        (454)          --        (1,181)        --         --         --       (790)
  Gain on sale of marketable
  securities                                --           --            --        113        231         --         --
  Interest                                  59           --           119          9         12         14         76
  Dividends                                 --           --            --         --         --         --         89
  Gain on sale of investment                --           --            --         --        324         --         --
  Gain on sale of capital assets            --           --            --         --         --         89         --
  Provision for Income taxes                --           --            --         --         --         --         (3)
  Foreign exchange gain                    956           --            --         --         --         --         --
Net loss                           $    (4,063)  $     (417)  $    (4,780)  $   (703)  $   (624)  $ (2,281)  $(19,143)
Net loss per share, basic and
diluted                            $     (0.09)  $    (0.22)  $     (0.25)  $  (0.84)  $  (0.75)  $  (2.89)  $ (29.20)
Weighted average number of
shares outstanding                  47,322,353    1,852,466    19,297,668    834,124    832,253    788,217    655,480


22

Balance Sheet Data:
Total assets                       $   106,880                $   123,826   $    179   $    935   $ 12,555   $  2,172
Working capital (deficit)          $     8,538                $    20,804   $    (44)  $    660   $    663   $  1,079
  Long-term liabilities            $    34,064                $    40,631   $     --   $     --         --         --
  Total shareholders' equity
    (deficit)                      $    56,913                $    65,966        (44)  $    660   $ 12,298   $  1,660

DIFFERENCES BETWEEN CANADIAN AND U.S. GENERALLY ACCEPTED ACCOUNTING POLICIES

     The Company reports under Canadian Generally Accepted Accounting Policies ("Canadian GAAP") and reconciles to U.S. Generally Accepted Accounting Policies ("US GAAP"). The application of US GAAP has a significant effect on the net loss and the net loss per share of as follows:

                         (IN THOUSANDS OF CANADIAN DOLLARS, EXCEPT FOR SHARE AMOUNTS)

                                         SIX MONTHS ENDED                     YEARS ENDED
                                            JUNE  30,                         DECEMBER 31,
                                       --------------------  ------------------------------------------------
                                         2003       2002       2002      2001     2000      1999      1998
                                       ---------  ---------  ---------  -------  -------  --------  ---------

Net loss for the period based on Cdn
GAAP                                   $ (4,063)  $   (417)  $ (4,780)  $ (703)  $ (624)  $(2,281)  $(19,143)
                                       ---------  ---------  ---------  -------  -------  --------  ---------

  Marketable Securities (a)            $     --   $     --   $     --   $  (83)  $   83   $    --   $     --
                                       ---------  ---------  ---------  -------  -------  --------  ---------

  Convertible debenture (b)            $     --   $(32,666)  $(32,666)  $   --   $   --   $    --   $     --
                                       ---------  ---------  ---------  -------  -------  --------  ---------
  Share based compensation(c)          $ (1,123)        --   $ (4,079)  $   --   $   --   $    --   $     --
                                       ---------  ---------  ---------  -------  -------  --------  ---------
  Gold hedge gain (loss)(d)            $  1,969   $     --   $ (3,573)  $   --   $   --   $    --   $     --
                                       ---------  ---------  ---------  -------  -------  --------  ---------

  Impairment of property
  Plant and equipment and
  Capitalized deferred
    stripping costs (e)                $     --   $     --   $(22,535)  $   --   $   --   $    --   $      -
                                       ---------  ---------  ---------  -------  -------  --------  ---------
Net loss based on U.S. GAAP            $ (3,217)  $(33,083)  $(67,633)  $ (786)  $ (541)  $(2,281)  $(19,143)
                                       ---------  ---------  ---------  -------  -------  --------  ---------

Other comprehensive income:

  Currency translation adjustment      $ (9,846)  $     --   $  1,393   $   --   $   --   $    --   $      -
                                       ---------  ---------  ---------  -------  -------  --------  ---------
Comprehensive loss                     $(13,063)  $(33,083)  $(66,240)  $ (786)  $ (541)  $(2,281)  $(19,143)
                                       ---------  ---------  ---------  -------  -------  --------  ---------
Net loss per share, basic and
diluted - U.S. GAAP                    $  (0.07)  $ (17.86)  $  (3.50)  $(0.94)  $(0.65)  $ (2.89)  $ (29.20)
                                       ---------  ---------  ---------  -------  -------  --------  ---------

     (a)  Marketable  Securities

     In accordance with Canadian GAAP, our marketable securities are carried at the lower of cost and quoted market values. Under US GAAP, these investments would be considered as trading securities and marked to market, with unrealized gains and losses included in the Consolidated Statement of Loss.

     (b)  Convertible  debenture

     Under Canadian GAAP, the convertible debenture was recorded as an equity instrument on issuance in March 2002. Under U.S. GAAP, on issuance, the convertible debenture would have been recorded as a liability and reclassified to equity only upon conversion. Further, under U.S. GAAP, the beneficial conversion feature represented by the excess of the fair value of the shares and warrants issuable on conversion of the debenture, measured on the commitment date, over the amount of the proceeds to be allocated to the common shares and warrants upon conversion, would be allocated to contributed surplus. This results in a discount on the debenture that is recognized as additional interest expense over the term of the debenture and any unamortized balance is expensed immediately upon conversion of the debenture. Accordingly, for U.S. GAAP purposes, the Company has recognized a beneficial conversion feature and debenture issuance costs of $32,666,000 for the year ended December 31, 2002 ($32,666,000 for the six months ended June 30, 2002). Canadian GAAP does not require the recognition of any beneficial conversion feature.

     (c)  Share-based  compensation

     In accordance with Canadian GAAP, the Company has not recorded any expense with respect to stock options granted to employees. Under U.S. GAAP, the Company has elected to continue to measure its employee stock-based awards using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB No. 25").

     In the fourth quarter of fiscal 2002, an expense of $4,079,000 has been recorded under APB No. 25 with respect to the intrinsic value of stock options granted in the year and for the six month period ended June 30, 2003, an expense of $1,123,000 respectively, has been recorded under APB No. 25. In addition, under APB No. 25, the performance shares granted during 2002 are accounted for as variable awards until the performance targets are met.

     (d)  Gold hedge gain (loss)

     Under U.S. GAAP, SFAS 133 requires that for hedge accounting to be achieved, a company must provide detailed documentation and must specifically designate the effectiveness of a hedge. Furthermore, U.S. GAAP also requires fair value accounting to be used for all types of derivatives. As the Company has not met these requirements for U.S. GAAP purposes, a charge of $3,573,000 has been recorded in the fourth quarter of fiscal 2002 to reflect the fair value loss on the contracts outstanding at December 31, 2002, and a gain of $1,969,000 has been recorded in the six month period ended June 30, 2003, to reflect the fair value gain on the contracts between December 31, 2002 and June 30, 2003. The gold hedge loss on outstanding hedge contracts amounted to $1,604,000 at June 30, 2003.

     (e) Impairment of property, plant and equipment and capitalized deferred stripping costs

     Under Canadian GAAP, write-downs for impairment of property, plant and equipment and capitalized deferred stripping costs are determined using current proven and probable reserves and mineral resources expected to be converted into mineral reserves. Under U.S. GAAP, write-downs are determined using current proven and probable reserves. In addition, under U.S. GAAP, future cash flows from impaired properties are discounted. Accordingly, for U.S. GAAP purposes, a reduction in property, plant and equipment and capitalized deferred stripping costs of $22,535,000 has been recorded as an impairment in the fourth quarter of fiscal 2002.

     (f)  Flow-through  common  shares

     Under Canadian income tax legislation, a company is permitted to issue shares whereby the company agrees to incur qualifying expenditures and renounce the related income tax deductions to the investors. The Company has accounted for the issue of flow-through shares using the deferral method in accordance with Canadian GAAP. At the time of issue, the funds received are recorded as share capital. For U.S. GAAP, the premium paid in excess of the market value of $375,000 is credited to other liabilities and included in income as the qualifying expenditures are made.

     Also, notwithstanding whether there is a specific requirement to segregate the funds, the flow-through funds which are unexpended at the consolidated balance sheet dates are considered to be restricted and are not considered to be cash or cash equivalents under U.S. GAAP.

     As at June 30, 2003, unexpended flow-through funds were $2,047,000 (December 31, 2002 - $4,488,000).

STATEMENT  OF  CASH  FLOWS

     Under Canadian GAAP, expenditures incurred for deferred stripping costs are included in cash flows from investing activities in the consolidated statement of cash flows. Under U.S. GAAP, these expenditures are included in cash flows from operating activities. Accordingly, under U.S. GAAP, the consolidated statement of cash flows for the period ended June 30, 2003 would reflect a reduction in cash utilized in investing activities of $8,721,000 for the six month period ended June 30, 2003, and a corresponding increase in cash utilized in operating activities.

COMPREHENSIVE  INCOME

     Statement of Financial Accounting Standards ("SFAS") No. 130, Reporting Comprehensive Income ("SFAS 130") establishes standards for the reporting and display of comprehensive income and its components in a full set of general purpose financial statements. SFAS 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement. For the Company, the only components of comprehensive loss are the net loss for the period and the changes in the foreign currency translation component of shareholders' equity as reported in the consolidated balance sheet prepared in accordance with Canadian GAAP.

SUPPLEMENTAL INFORMATION FOR U.S. GAAP PURPOSES ON STOCK-BASED COMPENSATION

     Pro forma information regarding net loss and net loss per share is required by SFAS No. 123, Accounting for Stock-Based Compensation and has been determined as if the Company had accounted for its employees stock options under the fair value method. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions for 2003 and 2002: risk-free interest rate of 3.55%, dividend yield of 0%, volatility factor of 90% and a weighted-average expected life of the options of 2 to 4 years. The weighted average fair value per share of options granted during 2003 and 2002 was $2.19 and $1.92, respectively, and the expense is amortized over the vesting period.

     The following table presents the net loss and net loss per share, under U.S. GAAP, as if the Company had recorded compensation expense under SFAS No. 123 with the estimated fair value of the options being amortized to expense over the options' vesting period.

                                                        2003      2002
                                                      --------  ---------
Net loss for the six month period ended June 30,
  2003, as reported                                   $(3,217)  $(33,083)
Stock option expense as reported                        1,123          -
Pro forma stock option expense                         (2,581)         -
-------------------------------------------------------------------------
Net loss - pro forma                                  $(4,675)  $(33,083)
-------------------------------------------------------------------------

Net loss per share, basic - for the six month period
  ended June 30, 2003                                 $ (0.07)  $ (17.86)
Stock option expense as reported                         0.02          -
Pro forma stock option expense                          (0.05)         -
-------------------------------------------------------------------------
Net loss per share, basic - pro forma                 $ (0.10)  $ (17.86)
-------------------------------------------------------------------------

     Apollo  Gold,  Inc.
     -------------------

     The following table sets forth selected historical consolidated financial information for Apollo Gold, Inc. as of December 31, 2001 and 2000, and for each of the respective years then ended, for the period from February 5, 1999 (commencement) through December 31, 1999 and for the period from January 1, 2002 through June 24, 2002, derived from the audited financial statements of Apollo Gold, Inc. The data set forth below should be read in conjunction with, and is qualified in its entirety by reference to, the financial statements of Apollo Gold, Inc. and notes thereto included elsewhere in this prospectus and with "Management's Discussion and Analysis of Financial Condition and Results of Operations".

APOLLO GOLD, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (LOSS)

                                 (In Thousands of US Dollars, except for share amounts)

                                               (U.S. Dollars in Thousands)

                                                                                                         Period From
                                                       Period From                                       February 5,
                                                       January 1,                                            1999
                                                          2002                                          (Commencement)
                                                         through               Years  Ended                 through
                                                         June 24,               December  31,             December 31,
                                                           2002             2001             2000             1999
                                                                       ---------------  ---------------
SALES                                                 $       33,339   $       76,683   $       96,694   $       91,290
                                                      ------------------------------------------------------------------
COST OF SALES                                                 26,056           64,613           76,621           72,847
DEPRECIATION, DEPLETION, AND


27

  AMORTIZATION                                                 2,739            5,477           20,185           18,224

ROYALTIES                                                        438              829            1,230            1,103
                                                      ------------------------------------------------------------------
                                                              29,233           70,919           98,036           92,174
                                                      ------------------------------------------------------------------

GROSS PROFIT (LOSS)                                            4,106            5,764           (1,342)            (884)
                                                      ------------------------------------------------------------------

OPERATING EXPENSES:

  General and administrative                                   1,574            1,742            3,355            2,937
  Reduction in carrying values of mining properties
    and equipment                                                  -                -           19,742           38,477
  Inventory write-down                                             -                -              789              342
  Exploration                                                    634              730              533              616
                                                      ------------------------------------------------------------------
                                                               2,208            2,472           24,419           42,372
                                                      ------------------------------------------------------------------
INCOME (LOSS) FROM OPERATIONS                                  1,898            3,292          (25,761)         (43,256)
                                                      ------------------------------------------------------------------

OTHER INCOME (EXPENSE):

  Interest expense                                              (413)          (1,309)          (2,527)          (3,960)
  Gain (loss) on disposal of assets                              (17)              80               80               (8)
  Gold Hedging Loss                                           (1,514)               -                -                -
  Other                                                         (714)             849              188              365
                                                      ------------------------------------------------------------------
                                                              (2,658)            (380)          (2,259)          (3,603)
                                                      ------------------------------------------------------------------

NET INCOME (LOSS)                                     $         (760)  $        2,912   $      (28,020)  $      (46,859)
                                                      ==================================================================

See accompanying notes to consolidated financial statements.

                                                    December  31,
                                                  2001          2000
                                                --------      --------
Balance Sheet Data:

Total assets                                    $34,713       $41,677

Working capital                                 $ 5,686       $ 7,647
Long-term liabilities                           $25,845       $31,780
Total shareholders' equity (deficit)            $(6,588)      $(9,500)


         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                              RESULTS OF OPERATIONS


     THIS  PROSPECTUS  CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF
SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED, INCLUDING, WITHOUT LIMITATION, STATEMENTS REGARDING OUR EXPECTATIONS, BELIEFS, INTENTIONS OR FUTURE STRATEGIES THAT ARE SIGNIFIED BY THE WORDS "EXPECTS", "ANTICIPATES", "INTENDS", "BELIEVES" OR SIMILAR LANGUAGE. THESE FORWARD-LOOKING STATEMENTS INVOLVE RISKS, UNCERTAINTIES AND OTHER FACTORS. ALL FORWARD-LOOKING STATEMENTS INCLUDED IN THIS DOCUMENT ARE BASED ON INFORMATION AVAILABLE TO US ON THE DATE HEREOF AND SPEAK ONLY AS OF THE DATE HEREOF. THE FACTORS DISCUSSED ABOVE UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS ARE AMONG THOSE FACTORS THAT IN SOME CASES HAVE AFFECTED OUR RESULTS AND COULD CAUSE THE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS.

     The following presents a discussion of (i) the financial condition and results of operations for the Company for the years ended December 31, 2000, 2001 and 2002 and for the six months ended June 30, 2003 and 2002; (ii) the financial condition and results of operations for Apollo Gold, Inc., the business acquired by the Company through the acquisition of Apollo Gold, Inc.'s parent company, Nevoro, for the years ended December 31, 1999, 2000 and 2001 and for the period ended June 24, 2002; and (iii) the pro forma results of operations for the Company for the year ended December 31, 2002.

     Financial information of the Company for the years ended December 31, 2000 and 2001 is the historical financial information of Pursuit. On June 25, 2002, Pursuit acquired Nevoro and its wholly-owned subsidiary Apollo Gold, Inc.; accordingly, the statement of operations of the Company for the year ended December 31, 2002 includes the results of Pursuit for the year ended December 31, 2002 and Nevoro for the period from June 25, 2002 through December 31, 2002. Subsequent to June 25, 2002, substantially all of the gold mining and exploration business conducted by the Company consists of the gold mining and exploration operations of Apollo Gold, Inc.

     Pro forma financial information of the Company for the year ended December 31, 2002 reflects the merger of Pursuit with Nevoro on June 25, 2002. Accordingly, the pro forma consolidated statement of operations of the Company for the year ended December 31, 2002 includes the results of operations of the Company for the year ended December 31, 2002 and the results of operations of Apollo Gold, Inc. for the interim period ended June 24, 2002.

     As can be seen in the historical financial statements of Pursuit and Apollo Gold, Inc., substantially all of the operations currently conducted by the Company are the operations of Apollo Gold, Inc. Therefore, the Company believes that the discussion of Apollo Gold, Inc.'s financial conditions and results of operations for the past three years, and the comparison of the Company's financial condition and results of operations for the six months ended June 30, 2003 to Apollo Gold, Inc.'s results of operations for the period from January 1, 2002 through June 24, 2002, are the most meaningful.

     You should read this discussion in conjunction with the selected historical consolidated financial information and the consolidated financial statements and related notes of the Company and Apollo Gold, Inc., and the pro forma financial statements of the Company, included elsewhere in this prospectus.

BACKGROUND

     We are principally engaged in the exploration, development and mining of gold. We have focused our efforts to date on two principal properties: our Montana Tunnels Mine, owned by one of our subsidiaries, Montana, Inc., and our Florida Canyon Mine, owned by another one of our subsidiaries, Florida, Inc. Our exploration activities involve our Pirate Gold, Nugget Field and Diamond Hill properties as well as our Black Fox Property, acquired in September 2002.

     We are the result of a June 2002 Plan of Arrangement ("Plan of Arrangement") that resulted in the merger of International Pursuit Corporation ("Pursuit"), a public company previously trading on the Toronto Stock Exchange under the ticker symbol IPJ, and Nevoro Gold Corporation ("Nevoro"), a privately held corporation. Pursuant to the terms of the Plan of Arrangement, Pursuit acquired Nevoro and continued operations under the name of Apollo Gold Corporation. Through our wholly-owned subsidiary, Apollo Gold, Inc., a Delaware corporation acquired by Nevoro in March 2002, we own the majority of our assets and operate our business. We continued trading on the Toronto Stock Exchange under our new name, Apollo Gold Corporation, and with a new ticker symbol, APG.U, on July 3, 2002. On August 2, 2002 our ticker symbol changed to APG.

     In February 2003, we filed a Registration Statement on Form 10 with the SEC. The Registration Statement was declared effective on August 13, 2003. On August 26, 2003, we began trading on the American Stock Exchange under the ticker symbol "AGT".

     We own and operate the Florida Canyon Mine, a low grade heap leach gold mine located approximately 42 miles southwest of Winnemucca, Nevada. As of September 15, 2003, the Florida Canyon Mine employed approximately 168 full-time non-unionized employees. The Florida Canyon Mine produces approximately 125,000 ounces of gold annually.

     We also own and operate the Montana Tunnels Mine, an open pit located near Helena, Montana. When in full production, the Montana Tunnels Mine has historically produced approximately 70,000 ounces of gold, 26,000 tons of zinc, 6,676 tons of lead and 1,200,000 ounces of silver annually. The Montana Tunnels Mine produces approximately 15% of its annual gold production in the form of dore, an unrefined material consisting of approximately 90% gold, which is then further refined. The remainder of the mine's production is in the form of concentrates, one a zinc-gold concentrate and the other a lead-gold concentrate which are shipped to a smelter. We are paid for the metal content, net of smelter charges. The Montana Tunnels Mine was idle for approximately four months in 2002, while we made preparations to begin the removal of waste rock at the Mine. Limited production resumed in October 2002, and full production on the K-Pit resumed in April 2003. Since that time, the Montana Tunnels Mine has experienced pit wall problems that have resulted in significant changes to the mine plan, including an accelerated stripping schedule to remove 10 million tons of material that slid off the southwest pit wall. Additional stripping will be required at the Montana Tunnels Mine for production to continue past March 2004. The changes to our mine plan and the accelerated stripping schedule requires funding of approximately US $15 million over the next year to allow access to all reserves currently included in the mine plan. As of September 15, 2003, the Montana Tunnels Mine employed approximately 162 full-time non-unionized employees.

     We have several other exploration assets including Pirate Gold and Nugget Field, each located in Nevada and owned by our wholly-owned subsidiary, Apollo Gold Exploration, Inc., a Delaware corporation. In addition, we also own Diamond Hill, which is located in Montana, and Standard Mine, located in Nevada.

     In September 2002, we completed the acquisition of certain assets known as our Black Fox Property (near the site of the former Glimmer Mine) from two unrelated third parties, Exall Resources Limited and Glimmer Resources, Inc. The Black Fox Property is located east of Timmins, Ontario. We currently anticipate that the development and commercialization of our Black Fox Property will require three phases. The first phase commenced in early 2003, and involved core drilling of approximately 177 core holes. In August 2003, we undertook an exploration review, and currently anticipate confirming open pit ore reserves in October 2003 and open pit/underground estimated resources in December 2003. We believe that the first phase will cost approximately US $3.7 million.

     Upon completion of the first phase, we will then begin the second phase of our Black Fox project. The second phase will involve the development of underground mining, with an anticipated cost of US $17.3 million for the period from September 2003 through December 2004. We plan to develop an underground ramp from existing structures and will construct a shaft, drill level and drill stations and a ventilation shaft. We currently anticipate commencing the second phase underground drilling in 2004. We also plan to begin the permitting process for the third phase of the Black Fox project in September 2003, and anticipate that this process will require approximately two years, based on a plan for combined open pit and underground mine, with on-site milling, at a capacity of 3,000 tons of ore per day. The third phase will include the development of these capabilities, at an aggregate estimated cost of approximately US $41 million.

PRODUCTION

     During the six months ended June 30, 2003, we produced approximately 64,908 ounces of gold. During the year ended December 31, 2002, Apollo Gold, Inc. produced approximately 148,173 ounces of gold, compared to 192,887 ounces of gold produced during the year ended December 31, 2001, 259,863 ounces produced during the year ended December 31, 2000, and 228,690 ounces produced during the period from February 5, 1999 (commencement) through December 31, 1999. The following table displays the actual gold production by operation for the periods indicated above. All dollars in this table are U.S. dollars.

                                                     Apollo Gold, Inc.

                                                    Production Summary

                      Florida Canyon            Montana Tunnels               Diamond Hill          Apollo Gold Corporate
1999             Production    Revenue($)   Production    Revenue($)     Production    Revenue($)   Production  Revenue($)
                 -----------  ------------  -----------  -------------  -------------  -----------  ----------  ----------
Gold (ounces)        139,590    38,797,000       64,136    17,400,000         24,964     6,641,000           -           -
Silver (ounces)      111,232       584,000      635,667     3,083,000          3,658        18,000           -           -
Lead (pounds)              -             -   14,500,378     3,219,000              -             -           -           -
Zinc (pounds)              -             -   39,826,900    20,173,000              -             -           -           -
Hedging                                                                            -             -           -   1,375,000
Total                          $39,381,000               $ 43,875,000                   $ 6,659,000             $1,375,000

2000             Production    Revenue($)   Production    Revenue($)     Production    Revenue($)   Production  Revenue($)
Gold (ounces)        167,595    46,831,000       55,902    15,039,000         29,799     8,135,000           -


31

Silver (ounces)      124,195       623,000    1,129,103     5,049,000          4,674        21,000           -           -
Lead (pounds)              -             -   12,141,771     2,436,000              -             -           -           -
Zinc (pounds)              -             -   31,689,125    15,913,000              -             -           -           -
Hedging                                                                            -             -           -   2,647,000
Total                         $ 47,454,000                $38,437,000                 $  8,156,000              $2,647,000

2001             Production    Revenue($)   Production    Revenue($)     Production    Revenue($)   Production  Revenue($)
Gold (ounces)        121,206    32,793,000       70,567    18,417,000          1,114       277,000           -           -
Silver (ounces)       98,645       433,000      864,321     3,508,000             84             -           -           -
Lead (pounds)              -             -   13,759,579     2,998,000              -             -           -           -
Zinc (pounds)              -             -   40,158,321    15,047,000              -             -           -           -
Hedging                                                                            -             -           -   3,210,000
Total                          $33,226,000               $ 39,970,000                 $    277,000              $3,210,000

2002             Production    Revenue($)   Production    Revenue($)     Production    Revenue($)   Production  Revenue($)
Gold (ounces)        121,516    37,701,000       26,657     8,076,000              -             -           -           -
Silver (ounces)       72,567       334,000      203,358       889,000              -             -           -           -
Lead (pounds)              -             -    5,481,230     1,135,172              -             -           -           -
Zinc (pounds)              -             -   15,328,392     5,778,000              -             -           -           -
Hedging                                                                            -             -           -($1,726,802)
Total                          $38,035,000               $ 15,878,172                            -            ($1,726,802)

2003 (through    Production   Revenue($)    Production   Revenue($)     Production     Revenue($)   Production  Revenue($)
June 30, 2003)
Gold (ounces)         51,790    17,956,404       13,118     4,606,605              -             -           -           -
Silver (ounces)       27,240       124,000      129,484       561,118              -             -           -           -
Lead (pounds)              -             -    3,407,222       715,052              -             -           -           -
Zinc (pounds)              -             -    5,563,276     1,963,634              -             -           -           -
Hedging                                                             -              -             -           -           -
Total                           18,080,404                  7,846,409                            -

                          Total
1999             Production   Revenue($)
---------------  ----------  -------------
Gold (ounces)       228,690    62,838,000
Silver (ounces)     750,557     3,685,000
Lead (pounds)    14,500,378     3,219,000
Zinc (pounds)    39,826,900    20,173,000
Hedging                   -     1,375,000
                             -------------
Total                        $ 91,290,000
                             =============

2000             Production    Revenue($)
---------------  ----------  -------------

Gold (ounces)       253,296    70,005,000
Silver (ounces)   1,257,972     5,693,000
Lead (pounds)    12,141,771     2,436,000
Zinc (pounds)    31,689,125    15,913,000
Hedging                         2,647,000
                             -------------
Total                        $ 96,694,000
                             =============

2001             Production    Revenue($)
---------------  ----------  -------------

Gold (ounces)       192,887    51,487,000
Silver (ounces)     963,050     3,941,000
Lead (pounds)    13,759,579     2,998,000
Zinc (pounds)    40,158,321    15,047,000
Hedging                         3,210,000
                             -------------
Total                        $ 76,683,000
                             =============

2002             Production     Revenue
---------------  ----------  -------------

Gold (ounces)       148,173    45,777,000
Silver (ounces)     275,925     1,223,000
Lead (pounds)     5,481,230     1,135,172
Zinc (pounds)    15,328,392     5,778,000
Hedging                       ($1,726,802)
                             -------------
Total                        $ 52,186,370
                             =============

2003 (through    Production     Revenue
June 30, 2003)
---------------  ----------  -------------
Gold (ounces)        64,908     22,563,009
Silver (ounces)     156,724        685,118
Lead (pounds)     3,407,222        715,052
Zinc (pounds)     5,563,276      1,963,634
Hedging                                  0
                             ------------3
Total                        $  25,926,813
                             =============

     In some of our prior press releases, we have cited cash cost per ounce figures for our metals. The total cash costs and production costs per ounce data presented in our press releases were meant to provide additional information and were not prepared in accordance with Canadian or US GAAP. The data should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

     The total cash costs and production costs per ounce we use are calculated in accordance with "The Gold Institute Production Cost Standard". We do not change the components of these costs from period to period. Adoption of this standard of reporting is voluntary, and the data may not conform to other similarly titled measures provided by other precious metals companies.

     Total production costs per ounce include the non-cash components of our operating statement but do not include amounts capitalized for capital expenditures, deferred waste stripping, and exploration costs.

APOLLO  GOLD  CORPORATION

     Financial information of the Company for the years ended December 31, 2000 and 2001 and the six months ended June 30, 2002 is the historical financial information of Pursuit and the historical financial information of Nevoro for the period from June 25, 2002 through June 30, 2002. The statement of operations of the Company for the year ended December 31, 2002 includes the results of Pursuit for the year ended December 31, 2002 and Nevoro for the period from June 25, 2002 through December 31, 2002.

RESULTS OF OPERATIONS

Six Months Ended June 30, 2003 Compared to Six Months Ended June 30, 2002

     We realized total revenue of approximately $37.2 million for the six months ended June 30, 2003. We did not realize any revenue for the six months ended June 30, 2002, as Pursuit was primarily engaged in seeking joint venture partners for its existing operations and in negotiating the terms of its acquisition of Nevoro. Sales of minerals from our Florida Canyon Mine accounted for 71% of our revenues for the six months ended June 30, 2003, with the remaining 29% of revenues being derived from sales of minerals from our Montana Tunnels Mine. We received approximately 87% of our revenue in the six months ended June 30, 2003 from sales of gold and the balance from sales of silver, zinc and lead.

     Revenues for the first six months of 2003 were impacted by mixed performances from our mine operations. Our primary goal of bringing the Montana Tunnels Mine back into production was completed during the first quarter of 2003; however, east wall slippage and crusher installation scheduling problems limited our gold production to 13,118 ounces for the first six months of 2003, 10,000 ounces below our initial production expectations. However, production began to accelerate during June 2003, when 5,377 ounces of gold were produced. We completed the installation of our new crusher in August 2003, at a cost of US $1.2 million. As a result, throughput at the Montana Tunnels Mine increased by approximately 1,500 tons of ore per day. Based on this increased throughput, we anticipate an annual 6,000-ounce increase in the gold produced by the Montana Tunnels Mine. We believe that the open pit stripping of the west side of the Montana Tunnels Mine in the second half of 2003 is a very important and integral component of the Montana Tunnels production scheduled for the second quarter of 2004. This stripping was accelerated from our original timetable of late 2004 - early 2005 due to the west wall slippage discussed above.

     We currently plan to process 1.5 million tons of ore per quarter for the remainder of 2003. In 2004, we plan to commence the second phase of production at the Montana Tunnels Mine, which will require the removal of 17 million tons from the west side, at an estimated cost of US $9.2 million. Upon completion of this phase, we anticipate commencing the third phase, which will require additional permits. We currently anticipate that the third phase will begin in late 2005.

     Our Florida Canyon Mine produced a total of 51,790 ounces of gold during the first six months of 2003, approximately 5,000 ounces below our initial production expectations due to lower than expected ore grades. Ore production at Florida Canyon is expected to accelerate during the second half of the year to an estimated total of 118,000 ounces for 2003, as the new Switchback Pit is now in full production and two additional trucks have been added to the fleet to increase volumes and reduce unit costs.

     Assuming that the price of gold remains at approximately US $375 per ounce, we currently anticipate that our Montana Tunnels and Florida Canyon Mines will produce an aggregate of 190,000 ounces in 2004 and 185,000 ounces in each of 2005 and 2006, with heap gold recovery and reclamation occurring through 2009 (depending upon the price of gold).

     Furthermore, we currently anticipate commencing development of our Standard Mine (located south of the Florida Canyon Mine) in the fourth quarter of 2004, which would involve development drilling and permitting at an anticipated cost of US $7 million. We would then begin production at the Standard Mine in the first quarter of 2005. Recent discoveries at our Standard Mine include a new gold ore deposit with reserves of approximately 318,300 ounces and total resources of approximately 500,000 ounces. Based on these discoveries, we currently anticipate that the Standard Mine will produce approximately 75,000 ounces of gold in each of 2005 and 2006, with additional resources after further drilling is conducted.

     Our direct operating costs equaled approximately $29.5 million for the six months ended June 30, 2003, and included mining and processing costs. We are continuing to attempt to reduce our direct operating costs focusing on cost reductions at our mines. These cost reductions include lower payroll costs (due to the elimination of one mining crew) and reduced maintenance costs. As of June 30, 2003, our scheduled commitments include only our operating leases, with minimum lease payments of $111,000 in 2003 and $82,000 in 2004. We incurred depreciation and amortization expenses of approximately $4.0 million for the six months ended June 30, 2003.

     We incurred approximately $3.3 million in general and administrative expenses for the six months ended June 30, 2003, as compared to approximately $417,000 in general and administrative expenses incurred by Pursuit for the comparable period in 2002. General and administrative expenses for the first six months ended June 30, 2003 consisted of increased legal and accounting expenses incurred in the preparation of our Registration Statement on Form 10 to make us a reporting company in the United States, and increased investor relations costs, including exchange listing fees. In 2002, these expenses consisted primarily of salaries and legal and accounting expenses for maintaining Pursuit as a publicly traded company in Canada. In the six months ended June 30, 2003, we also incurred share-based compensation of approximately $507,000, resulting from the issuance of shares in lieu of certain cash compensation. We do not currently intend to continue to use share-based compensation for the foreseeable future, except for the possible issuance of shares pursuant to the balance of the arrangement options granted to certain of our officers and directors in 2002. These shares would be issued in February 2004, based on fiscal 2003 performance, if earned pursuant to the terms of those options.

     In the six months ended June 30, 2003, we accrued accretion expense of approximately $931,000, relating to accrued site closure costs at our Florida Canyon and Montana Tunnels Mines. This expense represents our estimation of the fair value of the increase in our site closure and reclamation costs in the first six months of 2003. We incurred $654,000 in royalty expenses for the six months ended June 30, 2003, attributed to royalties on production from our Florida Canyon Mine. Our expenses for exploration and development, consisting of drilling and related expenses at our exploration properties, totaled approximately $2.9 million for the six months ended June 30, 2003. Given that Pursuit was focused upon the Nevoro acquisition in the first six months of 2002, it did not incur exploration or development costs during that period.

     As a result of these expense components, our operating expenses for the six months ended June 30, 2003 equaled approximately $41.9 million compared to approximately $417,000 of operating expenses for Pursuit in the comparable period in 2002.

     We realized interest income of approximately $59,000 during the six months ended June 30, 2003. We incurred interest expense of approximately $454,000 in the six months ended June 30, 2003, primarily for equipment leases and bridge loans. We did not realize interest income or incur interest expense during the comparable period in 2002.

     We realized foreign exchange gains of approximately $956,000 during the six months ended June 30, 2003, from cash balances not held in United States dollars, and our currency of measurement (i.e. our measurement currency is US dollars but our reporting currency is Canadian dollars). We did not realize any foreign exchange gains during the six months ended June 30, 2002.

     Based on these factors, we incurred a loss of approximately $4.1 million, or $0.09 per share, for the six months ended June 30, 2003, as compared to a loss of approximately $417,000, or $0.22 per share, for the six months ended June 30, 2002.

     Differences Between Canadian and US GAAP

     In accordance with Canadian GAAP, we have not recorded any expense for the six months ended June 30, 2003 with respect to stock options granted to employees. Under US GAAP, we have elected to continue to measure our employee stock-based awards using the intrinsic value method prescribed by Accounting
Principles  Board  Opinion  No.  25,  "Accounting for Stock Issued to Employees"
("APB No. 25"). For the six months ended June 30, 2003, an expense of approximately $1.1 million has been recorded under APB No. 25 with respect to the intrinsic value of stock options granted during that period.

     Under US GAAP, SFAS 133 requires that for hedge accounting to be achieved, a company must provide detailed documentation and must specifically designate the effectiveness of a hedge. Furthermore, US GAAP also requires fair value accounting to be used for all types of derivatives. As we have not met these requirements for the six months ended June 30, 2003, a gain of approximately $2.0 million has been recorded in that period to reflect the fair value gain on our hedge contracts between December 31, 2002 and June 30, 2003. The cumulative gold hedge loss on outstanding hedge contracts amounted to approximately $1.6 million at June 30, 2003.

     Under US GAAP, the convertible debenture issued in June 2002 requires that the beneficial conversion feature and debenture issuance costs be amortized over the term of the debenture. Accordingly, an expense of approximately $32.7 million was recorded in the six month period ended June 30, 2002 representing the amortization of these costs.

     Under US GAAP, the foreign currency component of shareholders' equity is required to be recognized as a component of comprehensive income and reported in the financial statements. Canadian GAAP does not recognize the concept of comprehensive income. The only components of our comprehensive loss are the net loss for the period and the foreign currency translation component of shareholders' equity as reported in our consolidated balance sheet prepared in accordance with Canadian GAAP.

     The net loss per share for the six months ended June 30, 2003 was $0.09 and $0.07 under Canadian GAAP and US GAAP, respectively, and $0.22 and $17.86, respectively for the six months ended June 30, 2002.

Year Ended December 31, 2002 Compared to Year Ended December 31, 2001

     We realized total revenue of approximately $32 million in the year ended December 31, 2002. We did not realize any revenue in the year ended December 31, 2001, as Pursuit was primarily engaged during that period in seeking joint venture partners for its existing operations. All of our revenue for 2002 was derived from sales of minerals. In addition, all of our revenue for 2002 was derived from the operations at our Florida Canyon Mine.

     Our direct operating costs equaled approximately $23.1 million for the year ended December 31, 2002, and included mining and processing costs. We realized depreciation and amortization expenses of approximately $5.5 million for the year ended December 31, 2002. We incurred $796,000 in royalty expenses for the year ended December 31, 2002, attributed to royalties on production from our Florida Canyon Mine. As Pursuit was not actively operating mines during the year ended December 31, 2001, we did not incur any mining or processing costs for that period.

     We incurred approximately $3.5 million in general and administrative expenses for the year ended December 31, 2002, as compared to $680,000 in general and administrative expenses for the year ended December 31, 2001.
General and administrative expenses in 2002 consisted of salaries and benefits for management as well as legal and accounting fees attributed to our June 2002 Plan of Arrangement. As of March 31, 2003, our scheduled commitments include only our operating leases, with minimum lease payments of $111,000 in 2003 and $82,000 in 2004. In 2001, these expenses consisted primarily of salaries and legal and accounting fees for maintaining Pursuit as a publicly traded company in Canada. In the year ended December 31, 2002, we also incurred share-based compensation of $964,000, resulting from the issuance of shares in lieu of certain cash compensation.

     In the year ended December 31, 2002, we accrued accretion expense of approximately $1.2 million, relating to accrued site closure costs of our Florida Canyon and Montana Tunnels mines. Our expenses for exploration and development totaled approximately $706,000 for the year ended December 31, 2002, compared to $145,000 for the year ended December 31, 2001. The 2002 exploration and development expenses consisted of drilling and related expenses. In 2001, these expenses consisted of miscellaneous land holding fees.

     As a result of these expense components, our operating expenses for the year ended December 31, 2002 equaled approximately $35.7 million, compared to operating expenses of $825,000 for 2001.

     We incurred interest expense of approximately $1.2 million during the year ended December 31, 2002 for equipment leases and bridge loan financings. We did not incur interest expense during the year ended December 31, 2001, but realized interest income of $9,000. For the year ended December 31, 2001, we realized $113,000 as a gain on the sale of marketable securities purchased, and sold by Pursuit to fund its exploration activities.

     Based on these factors, we incurred a loss of approximately $4.8 million, or $0.25 per share, for the year ended December 31, 2002 as compared to a loss of $703,000, or $0.84 per share, for the year ended December 31, 2001.

     Differences Between Canadian and US GAAP

     Under US GAAP, we recorded a one time expense of approximately $32.7 million for the year ended December 31, 2002, relating to the beneficial conversion feature and debenture issuance costs, associated with the convertible debenture issued by Pursuit in March 2002. This expense is represented by the excess of the fair value of the shares issuable on conversion of the debenture over the amount of the proceeds to be allocated to the common shares upon conversion. Under U.S. GAAP, this excess results in a discount on the debenture that is recognized as additional interest expense over the term of the debenture. No such expense arose for the year ended December 31, 2001.

     Under US GAAP, marketable securities are marked-to-market, while under Canadian GAAP, marketable securities are carried at the lower of cost and quoted market values. The related securities were sold during the year ended December 31, 2001 and the gain realized under Canadian GAAP was reduced by $83,000 under US GAAP, being the market-to-market adjustment recorded under US GAAP in the previous year.

     In accordance with Canadian GAAP, we have not recorded any expense for the year ended December 31, 2002 with respect to stock options granted to employees. Under US GAAP, we have elected to continue to measure our employee stock-based awards using the intrinsic value method prescribed by APB No. 25. For the year ended December 31, 2002, an expense of approximately $4.1 million has been recorded under APB No. 25 with respect to the intrinsic value of stock options granted during the year.

     Under US GAAP, SFAS 133 requires that for hedge accounting to be achieved, a company must provide detailed documentation and must specifically designate the effectiveness of a hedge. Furthermore, US GAAP also requires fair value accounting to be used for all types of derivatives. As we have not met these requirements, a loss of $3,573,000 has been recorded for the year ended December 31, 2002. The cumulative gold hedge loss on outstanding hedge contracts amounted to approximately $3,573,000 at December 31, 2002.

     Under US GAAP, write-downs for impairment of property, plant and equipment and capitalized deferred stripping costs are determined using current proven and probable reserves. Under Canadian GAAP, these write-downs also take into consideration mineral resources expected to be converted into mineral reserves. In addition, under US GAAP, future cash flows from impaired properties are discounted. Accordingly, for US GAAP purposes, a reduction in property, plant and equipment and capitalized deferred stripping costs of approximately $22.5 million has been recorded as an impairment. This write-down will result in a reduction of depreciation and amortization expense in future periods for US GAAP purposes, upon resumption of the Montana Tunnels mill.

     Under Canadian income tax legislation, a company is permitted to issue shares whereby the company agrees to incur qualifying expenditures and renounce the related income tax deductions to the investors. We have accounted for the issue of flow-through shares using the deferral method in accordance with Canadian GAAP. At the time of issue, the funds received are recorded as share capital. For US GAAP, the premium paid in excess of the market value of $375,000 is credited to other liabilities and included in income as the qualifying expenditures are made. Also, notwithstanding whether there is a specific requirement to segregate the funds, the flow-through funds which are unexpended at the consolidated balance sheet dates are considered to be restricted and are not considered to be cash or cash equivalents under US GAAP. As of December 31, 2002, unexpended flow-through funds were approximately $4.5 million.

     Under US GAAP, the foreign currency translation component of shareholders' equity is required to be recognized as a component of comprehensive income and reported in the financial statements. Canadian GAAP does not recognize the concept of comprehensive income. The only components of our comprehensive loss are the net loss for the period and the foreign currency translation component of shareholders' equity as reported in our consolidated balance sheet prepared in accordance with Canadian GAAP.

     The net loss per share for the year ended December 31, 2002 was $0.25 and $3.50 under Canadian GAAP and US GAAP, respectively, and $0.84 and $0.94 for the year ended December 31, 2001.

     Year Ended December 31, 2001 Compared To Year Ended December 31, 2000

     We did not realize any revenue in either the year ended December 31, 2001 or the year ended December 31, 2000.

     We incurred approximately $680,000 in general and administrative expenses for the year ended December 31, 2001, a decrease from approximately $874,000 in general and administrative expenses for the year ended December 31, 2000. The decrease resulted from a reduction in corporate overhead activities as our activities were significantly reduced in 2001. Reduced corporate activities include a decrease in professional fees of approximately $56,000 and a decrease in public reporting expenses of approximately $84,000, as well as various other incidental expenses. We incurred approximately $145,000 of exploration and development expenses in the year ended December 31, 2001, compared to approximately $172,000 in exploration and development expenses for the year ended December 31, 2000. The decrease in exploration and development expenses for 2001 was due to the overall reduction of Pursuit's exploration and development activities during that year.

     We realized a gain of approximately $113,000 from the sales of marketable securities in the year ended December 31, 2001, compared to a gain on sales of marketable securities of approximately $231,000 for the year ended December 31, 2000. We also realized a gain on the sale of an investment of approximately $324,000 in the year ended December 31, 2000 from our sale of a joint venture interest. Prior to 2002, Pursuit purchased and sold these securities in order to fund its exploration activities. We discontinued these purchases and sales subsequent to the Plan of Arrangement. We also realized interest income of approximately $9,000 in the year ended December 31, 2001, compared to interest income of approximately $12,000 in the year ended December 31, 2000.

     Based on the above factors, we had a net loss of approximately $703,000 or $0.84 per share, for the year ended December 31, 2001, compared to a net loss of approximately $624,000, or 0.75 per share, for the year ended December 31, 2000.

     Under US GAAP, marketable securities are marked-to-market, while under Canadian GAAP, marketable securities are carried at the lower of cost and quoted market values. For the year ended December 31, 2001, the reported loss is increased by $83,000 under US GAAP, and, for the year ended December 31, 2000, the reported loss is decreased by $83,000, being the market-to-market adjustment recorded under US GAAP.

     The net loss per share for the year ended December 31, 2001 was $0.84 and $0.94 under Canadian GAAP and US GAAP, respectively, and, $0.75 and $0.65 for the year ended December 31, 2000.

FINANCIAL  CONDITION  AND  LIQUIDITY

     To date, we have funded our operations primarily through issuances of debt and equity securities and cash flow from operations. At June 30, 2003, we had cash of approximately $2.5 million, compared to cash of approximately $13.3 million at December 31, 2002. The decrease in cash from December 31, 2002 is primarily the result of proceeds of approximately $4.2 million received from the exercise of warrants and $3.1 million of cash inflows from operating activities in the six months ended June 30, 2003, offset by cash being utilized for deferred stripping costs ($8.7 million), property plant and equipment expenditures ($6.1 million) and funds contributed to restricted certificate of deposit ($1.3 million) and cash repayments on notes payable ($0.3 million).

     Approximately $2.0 million of our cash available at June 30, 2003 has been allocated to be spent pursuant to the terms and conditions of a $4.5 million private placement of flow-through common shares (as defined in sub-section 66(15) of the Income Tax Act (Canada)) conducted in November 2002. In June 2003, we entered into a US$5,000,000 Revolving Loan, Guaranty and Security Agreement with Standard Bank London Limited ("Standard Bank"). Although there is a US$5,000,000 commitment, we must satisfy certain requirements in order for Standard Bank to advance the maximum amount of the loan. Until the commitment under the line of credit expires or has been terminated, we have to meet certain covenants. As of September 22, 2003, we have the ability to borrow approximately US$4.0 million under the revolving loan and as of that date, we have borrowed approximately US$1 million from Standard Bank.

     Our Montana Tunnels Mine has experienced pit wall problems over the past year that will require funding of an additional $15 million over the next year.

     We believe our cash requirements for 2003 will be funded through a combination of current cash, future cash flows from operations, and/or future debt or equity security issuances. On September 26, 2003, we closed funding of approximately $50 million from an offering of common shares in each of the provinces in Canada (excluding Quebec) and certain other foreign jurisdictions and a private placement of common shares in the United States. BMO Nesbitt Burns Inc., Canaccord Capital Corporation, Griffiths McBurney & Partners, Orion Securities Inc., and Westwind Partners Inc. were retained as agents in connection with these transactions and received a fee of 6% of the gross proceeds thereof. These agents were also granted a non-transferable warrant to acquire such number of common shares as is equal to 3% of the total number of commons shares purchased in these transactions. These warrants are exercisable at any time prior to September 26, 2005. The offering in Canada and certain other foreign jurisdictions were made by way of an offering prospectus filed in Canada in the province of Ontario. The U.S. private placement was made in the U.S. in reliance upon the exemption from registration provided in Section 4(2) of the United States Securities Act of 1933, as amended, and/or Rule 506 of Regulation D promulgated thereunder. Our ability to raise capital is highly dependent upon the commercial viability of our projects and the associated prices of the metals we produce. Because of the significant impact that changes in the prices of silver, gold, lead and zinc have on our financial condition, declines in these metals prices may negatively impact short-term liquidity and our ability to raise additional funding for long-term projects. In the event that cash balances decline to a level that cannot support our operations, our management will defer certain planned capital expenditures and exploration expenditures as needed to conserve cash for operations. There can be no assurance that we will be successful in generating adequate funding for planned capital expenditures, environmental remediation and reclamation expenditures and for exploration expenditures.

     All of our operations are subject to reclamation and closure requirements. We have obtained bonds to provide coverage for reclamation, severance and closure liabilities at our Florida Canyon and Montana Tunnels Mines. Florida Canyon Mining, Inc. ("Florida, Inc.") is the principal under two reclamation bonds totaling US$17,456,130 issued by Safeco. One of those bonds, in the amount of US$16,936,130, has been cancelled by Safeco; however, as a result of the litigation (See "Legal Proceedings"), it is nonetheless treated as being outstanding for purposes of meeting our Florida Canyon Mine's bonding requirements. We maintain a second Safeco bond, in the amount of US$520,000 having an expiration date of May 1, 2004, through payment of an annual fee of US$6,500. We also have obtained a reclamation bond in the amount of US$14,987,688 from CNA for our Montana Tunnels Mine. That bond is the subject of a Term Bonding Agreement dated as of August 1, 2002. Under that Agreement, (i) CNA is committed to furnish the bond for a 15-year term, ending on July 31, 2017; (ii) Montana Tunnels Mining, Inc. ("Montana, Inc.") will deposit US$75,000 per month into a collateral trust account until the balance in the trust account is equal to the penal sum of the bond; (iii) we have guaranteed Montana, Inc.'s obligations under the Agreement; (iv) payment of premium is deferred until the balance in the collateral trust account is equal to the penal sum of the bond; and (v) Montana, Inc. may terminate the Agreement at any time by obtaining release of the bond through posting a substitute bond.

     Operating Activities. Operating activities provided approximately $3.1 million of cash during the six months ended June 30, 2003. The operating cash flow primarily consisted of revenues in excess of cash costs of $3.6 million less changes in non-cash operating assets and liabilities of approximately $482,000. Operating activities provided approximately $34,000 of cash during the six months ended June 30, 2002. Substantially all of the net cash flow resulted from changes in non-cash operating assets and liabilities of approximately $451,000.

     Investing Activities. Investing activities utilized approximately $16.1 million of cash during the six months ended June 30, 2003. The major uses of cash were for additions to deferred stripping costs (approximately $8.7 million), property, plant and equipment (approximately $6.1 million), and for the investment in a restricted certificate of deposit (approximately $1.3 million). Investing activities used approximately $16.8 million of cash during the six months ended June 30, 2002, all of which was used in a loan to Nevoro to acquire Apollo Gold, Inc.

     Financing Activities. During the six months ended June 30, 2003, financing activities provided approximately $3.9 million in cash, primarily from proceeds of approximately $4.2 million from the exercise of special warrants issued in 2002, and repayment of notes payable of approximately $256,000. Financing activities provided approximately $19.9 million in cash during the six months ended June 30, 2002, from the issuance and sale of convertible debentures.

APOLLO  GOLD,  INC.

     The financial statements of the Company prior to June 25, 2002, as set forth above, do not include the financial condition and results of operations of Apollo Gold, Inc., which was acquired by the Company through its merger with Apollo Gold, Inc.'s parent, Nevoro, on that date. Substantially all of the gold mining and exploration business conducted by the Company subsequent to June 25, 2002 consists of the gold mining and exploration operations of Apollo Gold, Inc.

     Period from January 1, 2002 Through June 24, 2002

     Apollo Gold, Inc. realized sales of approximately US$33.3 million in the period from January 1, 2002 through June 24, 2002. Sales reflected a continuing decline in world gold prices throughout the period. This decline in gold prices also caused Apollo Gold, Inc. to reduce gold production, which led to a decrease in cost of sales to approximately US$26 million in the period from January 1, 2002 through June 24, 2002. Depreciation, depletion and amortization expenses equaled approximately US$2.7 million in the period from January 1, 2002 through June 24, 2002, based on carrying values of Apollo Gold, Inc.'s mining properties and equipment consistent with those in 2001.

     During the period from January 1, 2002 through June 24, 2002, Apollo Gold, Inc. paid royalties of approximately US$438,000. These royalties were consistent, on an annualized basis, with aggregate royalties paid in the year ended December 31, 2001 and reflected the decline in gold production due to depressed world gold prices. Based on these factors, Apollo Gold, Inc. earned a gross profit of approximately US$4.1 million for the period from January 1, 2002 through June 24, 2002.

     Apollo Gold, Inc. incurred general and administrative expenses of approximately US$1.6 million in the period from January 1, 2002 through June 24, 2002. General and administrative expenses increased due to additional legal and accounting expense from the pending acquisition of Apollo Gold, Inc. by Nevoro and the subsequent acquisition of Nevoro by Apollo Gold Corporation. Exploration expenses were approximately US$634,000 during the period from January 1, 2002 through June 24, 2002, reflecting a continued increase in exploration activities on Apollo Gold, Inc.'s properties.

     During the period from January 1, 2002 through June 24, 2002, Apollo Gold, Inc. incurred interest expense of approximately US$413,000, indicating a decrease in borrowings from 2001. It also incurred a gold hedging loss of approximately US$1.5 million, resulting from spot deferred forward sales contracts entered into in 2001.

     Based on these elements, Apollo Gold, Inc. realized a net loss of US$760,000 during the period from January 1, 2002 through June 24, 2002.

     Year Ended December 31, 2001 Compared To Year Ended December 31, 2000

     Apollo Gold, Inc. realized sales of approximately US$76.7 million in the year ended December 31, 2001, compared to sales of approximately US$96.7 million in the year ended December 31, 2000. The decrease in sales from 2000 to 2001 was due primarily to the decline in world gold prices during that period. Apollo Gold, Inc. incurred cost of sales of approximately US$64.6 million in the year ended December 31, 2001, compared to cost of sales of approximately US$76.6 million during the year ended December 31, 2000. The decline in cost of sales from 2000 to 2001 resulted from reduced mining costs as a result of a decrease in our production of gold. Depreciation, depletion and amortization expenses of Apollo Gold, Inc. totaled approximately US$5.5 million in the year ended December 31, 2001, compared to approximately US$20.2 million for the year ended December 31, 2001. The decrease in depreciation, depletion and amortization expenses in 2001 was due to the reduction in carrying values of mining properties and equipment recorded in the fourth quarter of fiscal 2000.

     In the year ended December 31, 2001, Apollo Gold, Inc. paid royalties of approximately US$829,000, compared to royalties of approximately US$1.2 million in the year ended December 31, 2000. The decrease in royalties in 2001 was primarily due to a reduction in our production of gold. Based on these factors, Apollo Gold, Inc. earned a gross profit of approximately US$5.8 million for the year ended December 31, 2001, compared to a loss of approximately US$1.3 million for the year ended December 31, 2000.

     Apollo Gold, Inc. incurred general and administrative expenses of approximately US$1.7 million in the year ended December 31, 2001, compared to general and administrative expenses of approximately US$3.4 million in the year ended December 31, 2000. The decrease was due to a reduction in Apollo Gold's expenses to reflect lower revenues from the declining price of gold. Exploration expenses were approximately US$730,000 in the year ended December 31, 2001, compared to approximately US$533,000 in the year ended December 31, 2000, resulting primarily from increased exploration activities on Apollo Gold Inc.'s properties. In the year ended December 31, 2000, Apollo Gold, Inc. also recorded a reduction of approximately US$19.7 million in the carrying value of its mining properties, plant and equipment as a result of an assessment of the recoverability of the carrying value of those assets based on then-current market conditions. During the same period, Apollo Gold, Inc. wrote down the value of its inventory by approximately US$789,000.

     During the year ended December 31, 2001, Apollo Gold, Inc. incurred interest expense of approximately US$1.3 million, compared to US$2.5 of interest expense incurred during the year ended December 31, 2000. The reduction in interest expense was due primarily to lower borrowings by Apollo Gold, Inc. during 2001.

     Based on these elements, Apollo Gold, Inc. realized net income of approximately US$2.9 million in the year ended December 31, 2001, compared to a net loss of approximately US$28 million in the year ended December 31, 2000.

     Year Ended December 31, 2000, Compared to Period from February 5, 1999 (Commencement) Through December 31, 1999.

     Apollo Gold, Inc. realized sales of approximately US$96.7 million in the year ended December 31, 2000, compared to sales of approximately US$91.3 million for the period from February 5, 1999 through December 31, 1999. The increase in sales reflected increased production at Apollo Gold, Inc.'s mining properties. Cost of sales accordingly increased to approximately US$76.6 million in the year ended December 31, 2000, compared to approximately US$72.8 million in the period from February 5, 1999 through December 31, 1999. Depreciation, depletion and amortization expenses equaled approximately US$20.2 million for the year ended December 31, 2000, an increase from approximately US$18.2 million in the period from February 5, 1999 through December 31, 1999, based on increased carrying values of Apollo Gold, Inc.'s mining properties and equipment in 2000.

     During the year ended December 31, 2000, Apollo Gold, Inc. paid royalties of approximately US$1.2 million, an increase from royalties of approximately US$1.1 million paid in the period from February 5, 1999 through December 31, 1999. The slight increase in royalties for 2000 was due to increased gold sales during that year at Apollo Gold, Inc.'s Florida Canyon Mine.

     Apollo Gold, Inc. incurred general and administrative expenses of approximately US$3.4 million for the year ended December 31, 2000, an increase from the approximately US$2.9 million in general and administrative expenses incurred in the period from February 5, 1999 through December 31, 1999. General and administrative expenses increased in 2000 due to the building of additional infrastructure to handle increased sales, as well as to increased legal and accounting fees.

     During the year ended December 31, 2000, Apollo Gold, Inc. recorded a reduction of approximately US$19.7 million in the carrying values of its mining properties and equipment, compared to a reduction of approximately US$38.5 million recorded in during the period from February 5, 1999 through December 31, 1999. These reductions resulted from Apollo Gold, Inc.'s ongoing assessment of the recoverability of the carrying values of its mining properties, plant and equipment based upon then-current market conditions. Apollo Gold, Inc. also recorded an inventory write-down of approximately US$789,000 for the year ended December 31, 2000, compared to an inventory write-down of approximately US$342,000 in the period from February 5, 1999 through December 31, 1999.

     Apollo Gold, Inc. incurred exploration expenses of approximately US$533,000 in the year ended December 31, 2000, compared to exploration expenses of approximately US$616,000 in the period from February 5, 1999 through December 31, 1999. The decrease in exploration expenses in 2000 reflected a decrease in exploration activities, which continued through 2001.

     During the year ended December 31, 2000, Apollo Gold, Inc. incurred interest expense of approximately US$2.5 million, compared to interest expense of approximately US$4.0 million in the period from February 5, 1999 through December 31, 1999. The decrease in 2000 was due primarily to a decrease in borrowings from 1999.

     Based on these elements, Apollo Gold, Inc. realized a net loss of approximately US$28 million for the year ended December 31, 2000, compared to a net loss of approximately US$46.9 million during the period from February 5, 1999 through December 31, 1999.

APOLLO GOLD CORPORATION - PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

     Pro forma financial information of the Company for the year ended December 31, 2002 reflects the merger of Pursuit with Nevoro on June 25, 2002, and gives effect to the merger as if it had occurred on January 1, 2002. Accordingly, the pro forma consolidated statement of operations of the Company for the year ended December 31, 2002 includes the results of operations of the Company for the year ended December 31, 2002 and the results of operations of Apollo Gold, Inc. for the interim period ended June 24, 2002. For purposes of this discussion the pro forma consolidated statement of operations of the Company for the year ended December 31, 2002 is compared to the result of operations of the Company for the year ended December 31, 2002, which reflect the results of operations of Pursuit for the period from January 1, 2002 through June 24, 2002 and the results of operations of the Company for the period from June 25, 2002 through December 31, 2002.

     Year Ended December 31, 2002 (pro forma) Compared to Year Ended December 31, 2002

     In the year ended December 31, 2002, the Company realized pro forma revenue of approximately $84.5 million compared to revenue of approximately $32 million in the year ended December 31, 2002. All of the revenue in both the pro forma and historical periods was derived from sales of minerals, consisting primarily of gold. The Company incurred pro forma direct operating costs of approximately $63.7 million in the year ended December 31, 2002, compared to direct operating costs of approximately $23.1 million for the year ended December 31, 2002. Apollo Gold, Inc.'s original reclamation expense was eliminated as a pro forma adjustment to these operating costs, as a result of the Company's fair valuation of Apollo Gold, Inc.'s asset retirement obligations upon the June 2002 merger. The net adjustment for the accretion of these reclamation liabilities for the year ended December 31, 2002, approximately $1.1 million, represents accretion expense determined as if the merger had occurred on January 1, 2002.

     The Company also incurred pro forma depreciation and amortization expenses of approximately $11.9 million in the year ended December 31, 2002, compared to depreciation and amortization expenses of approximately $5.5 million in the year ended December 31, 2002. The excess of the aggregate purchase price of Nevoro over the underlying value of Apollo Gold, Inc.'s net assets has been allocated to the book value of the mining property accounts, and the increased amortization expense of approximately $1.3 million for the year ended December 31, 2002 was included as a pro forma adjustment to depreciation and amortization expenses.

     Pro forma general and administrative expenses equaled approximately $5.8 million for the year ended December 31, 2002, compared to general and administration expenses of approximately $3.5 million for the year ended December 31, 2001. The increase in pro forma 2002 was due primarily to the increased salaries and benefits for management as well as legal and accounting fees related to the June 2002 acquisition of Nevoro. The Company incurred pro forma royalty expenses of approximately $1.5 million for the year ended December 31, 2002, compared to royalty expenses of approximately $796,000 for the year ended December 31, 2002. The difference in royalty expenses in pro forma 2002 resulted from an additional six months of gold sales by Apollo Gold, Inc. The Company had pro forma exploration and development expenses of approximately $1.9 million during the year ended December 31, 2002, compared to exploration and development expenses of approximately $706,000 for the year ended December 31, 2002. The increase in 2002 was due primarily to increased exploration activity at Apollo Gold, Inc.'s mines. The Company also had pro forma share-based compensation expense of approximately $964,000 during the year ended December 31, 2002, attributable to its use of shares to compensate management during that period.

     The Company had pro forma interest expense of approximately $1.7 million during the year ended December 31, 2002, compared to interest expense of approximately $1.1 million during the year ended December 31, 2001. It incurred a pro forma gold hedge realized loss of approximately $2.4 million during 2002, due to the closing out of its hedge position in the period from January 1, 2002 to June 24, 2002.

     Based on these factors, the Company incurred a pro forma net loss of approximately $8.8 million in the year ended December 31, 2002 and a net loss of approximately $4.8 million in the year ended December 31, 2002.

     The Company prepares its consolidated financial statements in accordance with accounting principles generally accepted in Canada. Pro-forma results calculated under U.S. GAAP are different from those calculated under Canadian GAAP. The difference stems from the differences in accounting policies used for Canadian and U.S. GAAP, as described in the Company's audited consolidated financial statements for the year ended December 31, 2002.

     Under U.S. GAAP, the pro forma net loss and pro forma net loss per share would be adjusted as follows (in thousands of Canadian dollars):

     Pro-forma net loss for the period based
       on Canadian GAAP                           $ (8,762)
     Convertible debenture                         (32,666)
     Shares-based compensation                      (4,079)
     Gold-hedge loss                                (3,573)
     Impairment of property, plant and equipment
       and capitalized deferred strippingcosts     (22,535)
     -------------------------------------------  ---------
     Pro-forma net loss for the period based
       on U.S.GAAP                                $(71,615)
     ===========================================  =========

     Pro-forma net loss per share basic and
       diluted - U.S.GAAP                         $  (1.55)
     ===========================================  =========

     Under Canadian GAAP, the convertible debenture described in Note 4 of the Pro Forma Consolidated Financial Statements was recorded as an equity instrument on issuance. Under U.S. GAAP, on issuance, the convertible debenture would have been recorded as a liability and reclassified to equity only upon conversion. Further, under U.S. GAAP, the beneficial conversion feature represented by the excess of the fair value of the shares and warrants issuable on conversion of the debenture, measured on the commitment date, over the amount of the proceeds to be allocated to the common shares and warrants upon conversion, would be allocated to contributed surplus. This results in a discount on the debenture that is recognized as additional interest expense over the term of the debenture and any unamortized balance is expensed immediately upon conversion of the debenture. Accordingly, for U.S. GAAP purposes, the Company has recognized a beneficial conversion feature and debenture issuance costs of $32,666,000 over the term of the debenture. Canadian GAAP does not require the recognition of any beneficial conversion feature.

     In accordance with Canadian GAAP, the Company has not recorded any expense with respect to stock options granted to employees. Under U.S. GAAP, the Company has elected to continue to measure its employee stock-based awards using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees" ("APB No. 25").

     In fiscal 2002, an expense of $4,079,000 has been recorded under APB No. 25 with respect to the intrinsic value of stock options granted in the year.

     Under U.S. GAAP, SFAS 133 requires that for hedge accounting to be achieved, a company must provide detailed documentation and must specifically designate the effectiveness of a hedge. Furthermore, U.S. GAAP also requires fair value accounting to be used for all types of derivatives. As the Company has chosen not to meet these requirements for the current year, for U.S. GAAP purposes, a charge of $3,573,000 has been recorded to reflect the fair value loss on the contracts outstanding at December 31, 2002.

     Under Canadian GAAP, write-downs for impairment of property, plant and equipment and capitalized deferred stripping costs are determined using current proven and probable reserves and mineral resources expected to be converted into mineral reserves. Under U.S. GAAP, write-downs are determined using current proven and probable reserves. In addition, under U.S. GAAP, future cash flows from impaired properties are discounted. Accordingly, for U.S. GAAP purposes, a reduction in property, plant and equipment and capitalized deferred stripping costs of $22,535,000 has been recorded as an impairment. This write-down will result in a reduction of depreciation and amortization expense in future periods for U.S. GAAP purposes, upon resumption of the Montana Tunnels mining.


ENVIRONMENTAL

     All of our operations are subject to reclamation and closure requirements. We monitor these costs on a regular basis, and together with third party engineers we prepare internal estimates to evaluate our bonding requirements. These estimates are then reconciled with requirements of state and federal authorities. As of June 30, 2003, we have accrued approximately $28.3 million related to reclamation, severance and other closure requirements. As of June 30, 2003, our total reclamation, severance and other closure requirements are estimated to be US$20,977,000. This liability is covered by a combination of surety bonds, totaling US$31,959,316, and cash bonds totaling US$6,183,479, for a total reclamation surety at June 30, 2003, of US$38,142,795. Our reclamation liability coverage exceeds our estimated requirements because the federal and state authorities estimate reclamation based upon wages in excess of what we would have to pay if we are required to conduct the reclamation and closure requirements on our own; however, the federal and state authorities assume we will not have the capability to complete the reclamation and closure requirements on our own. Therefore, liability coverage is increased to account for the increased overhead and other costs necessary for mobilization and demobilization of workers, time delays and numerous other contingencies if the state or federal authorities were forced to conduct the reclamation project. We have accrued what management believes is the present value of our best estimate of the liability as of June 30, 2003; however, it is possible that our obligation may change in the near or long term depending on a number of factors, including finalization of settlement terms, ruling from the courts and other factors. In addition, any adverse ruling against us regarding any environmental matter could have a material adverse effect on us.

     Each of our mines operate under a permit granted by the state in which each mine is located. Mining operations are usually governed by applicable state environmental policies which are usually regulated by statute. For instance, in Montana, the Montana Department of Environmental Quality administers the majority of permits under which our mine operates.

     We strive to conduct our operations in an environmentally responsible manner by, among other things, implementing sound work methods, completing concurrent reclamation (where practicable), handling materials carefully and monitoring wildlife.

     All aspects of our mining operations are regulated by operating permits. Applications are submitted to appropriate regulating agencies to obtain new authorizations, make changes to the existing plan of operations or to renew permits on a periodic schedule. Applications submitted for operating permits are reviewed by the appropriate regulatory agencies with occasional third party review of complex issues. Regulatory agencies can, and do, request additional explanations or information in the review process before granting a permit. All permits contain compliance measures and require periodic monitoring and reporting to regulating agencies and routine inspections are conducted by permitting agencies.

     Geochemical breakdown of ores or waste rock, water quality and stability of constructed structures are the areas that receive the most attention for environmental concern at mines. The characteristics of our mine ores and waste rock show good chemical stability. We have conducted tests at our mines which support our belief that adverse chemical breakdown should not occur and the potential for acid rock drainage is low. Consequently, water quality issues are minimized as a result of the favorable characteristics of the mine rock. Several studies, models and reports have been provided to the permitting agencies to assess our environmental risks at our mines.

     Our mines use minimal amounts of regulated toxic substances in the mining and milling operations. Most of the chemicals which we use to collect the minerals are not regulated as toxic substances. Standard fuels and oils are used in our mining operations and used oils and coolants are marketed or recycled. There are no regulated cleaning solvents used at our mines. The milling operations use a small amount of sodium cyanide as an inhibitor in the flotation recovery process. We also use a cyanide compound which becomes complexed with metals or is degraded by bacteria and sunlight in the tailings water rendering any residual cyanide harmless. Our milling operations recover and reuse all of the process water from the tailings impoundment recovery system with fresh water makeup added as necessary. There is no water discharge to the environment from the mining or milling operations. All storm water at our mines is captured either in the open pit mine or in the tailings impoundment or in fresh water makeup ponds and is subsequently used for makeup water in the milling process.

     Reclaiming areas that have been disturbed by mining activity to produce original or natural conditions is the focus of our operating permit. Our mines maintain a closure plan with associated costs to complete final reclamation at the property following the cessation of mining operations. Waste rock dumps and some other disturbance areas are reclaimed concurrent with active mining operations. The tailings impoundment open pit mine and mine facilities will be reclaimed after mining and milling operations have been completed.

     Following mining and milling operations, our mines will be closed and reclaimed to former or new beneficial use criteria in accordance with their respective mine operating permit and reclamation plan. Each mine's closure plan details the tasks and schedules that will be required to reclaim the different areas of the mines. We intend that all mine closure plans will be consistent with requirements in our operating permits.

     In the past several years, there have been corporate level environmental audits and third party audits. The audits are comprehensive and include review of the environmental aspects of the mining operations. Individual areas of the operation have also been reviewed by third party consultants. Geotechnical requirements such as construction of the tailings embankment and stability or hydrogeology analyses at the mine are conducted by qualified consultants who do extensive studies, designs, construction oversight and reports on these projects for us and the applicable regulatory agencies.

     We try to conduct our operations in an environmentally responsible manner. Since our merger no notices of violation have been received from any environmental regulatory agency.

     Generally, our mines are a significant part of the tax base of the community and our mines are usually strongly supported by the community's residents and schools. There have been no community protests against our mines during their period of operations.

NEW  ACCOUNTING  PRONOUNCEMENTS

     We report under Canadian GAAP and reconcile the financial statements to US GAAP.

NEW CANADIAN GAAP ACCOUNTING PRONOUNCEMENTS

     The CICA issued Handbook Sections 1581, "Business Combinations", and 3062, "Goodwill and Other Intangible Assets". Effective July 1, 2001, the standards require that all business combinations be accounted for using the purchase method. Additionally, effective January 1, 2002, goodwill and indefinite life intangible assets will no longer be required to be amortized but will be subjected to an annual impairment test. Upon adoption of Section 3062 a transitional impairment test is required to be performed within six months, and a loss is required to be charged to opening retained earnings. This standard has been adopted by the Company.

     In addition, the CICA issued amendments to Handbook Section 1650, "Foreign Currency Translation". Effective January 1, 2002, the standards require that all unrealized translation gains and losses on assets and liabilities denominated in foreign currencies be included in earnings for the year, including gains and losses on long-term monetary assets and liabilities, such as long term debt, which were previously deferred and amortized on a straight-line basis over the remaining lives of the related items. These amendments will be applied retroactively with restatement of prior periods. The adoption of this standard did not have a material effect on the financial statements.

     The CICA also issued Handbook Section 3870, "Stock-based Compensation and Other Stock-based Payments". This Section establishes standards for the recognition, measurement and disclosure of stock-based compensation and other stock-based payments made in exchange for goods and services and applies to transactions, including non-reciprocal transactions, in which an enterprise grants shares of common stock, stock options, or other equity instruments, or incurs liabilities based on the price of common stock or other equity instruments. This Section sets out a fair value based method of accounting and is required for certain stock-based transactions, effective January 1, 2002 and is applied to awards granted on or after that date. This standard has been adopted by the Company.

     The CICA has also issued Accounting Guideline 13, AcG-13, "Hedging Relationships", which requires that in order to apply hedge accounting, all hedging relationships must be identified, designated, documented and effective. Where hedging relationships cannot meet these requirements, hedge accounting must be discontinued. AcG-13 is applicable for fiscal years beginning on or after July 1, 2003. Management is currently evaluating the effect of the adoption of the new guideline on its financial statements.

     The CICA has issued a revised Handbook Section 3475, "Disposal of Long-Lived Assets and Discontinued Operations". The revised standard establishes criteria for the classification of long-lived assets as "held for sale" and requires that long-lived assets that are to be disposed of by sale be measured at the lower of carrying value or fair value less cost to sell. It eliminates the previous recommendation that enterprises include under ''discontinued operations'' in the financial statements amounts for operating losses that have not yet occurred. Additionally, the revised standard expands the scope of discontinued operations to include all components of an enterprise with operations that (1) can be distinguished from the rest of the entity and (2) will be eliminated from the ongoing operations of the entity in a disposal transaction. The new Section 3475 is effective for disposal activities initiated by the enterprise's commitment to a plan on or after May 1, 2003. Management does not expect the adoption of the new standard to have a material impact on its financial statements.

     In 2002, the CICA Handbook Sections 3063 - "Impairment of Long Lived Assets" and 3475 - "Disposal of Long Lived Assets and Discontinued Operations" were amended to harmonize with SFAS 144. The standards will require an impairment loss to be recognized when the carrying amount of an asset held for use exceeds the sum of the undiscounted cash flows. The impairment loss would be measured as the amount by which the carrying amount exceeds the fair value of the asset. An asset held for sale is to be measured at the lower of carrying cost or fair value less cost to sell. In addition, this guidance broadens the concept of a discontinued operation and eliminates the ability to accrue operating losses expected between the measurement date and the disposal date. Section 3063 is effective for fiscal years beginning on or after April 1, 2003 and Section 3475 applies to disposal activities initiated by an enterprise's commitment to a plan on or after May 1, 2003. The sections will be applied prospectively with early adoption encouraged. Management is currently evaluating the effect of the adoption of the new standard on its financial statements.

     The CICA has also issued Accounting Guideline 14, AcG-14, "Disclosure of Guarantees", which requires certain financial statement disclosures to be made by the guarantor about its obligations under guarantees. AcG-14 is applicable for fiscal years beginning after January 1, 2003. Management is currently evaluating the effect of the adoption of the new guideline on its financial statements.

     The CICA has also issued Accounting Guideline 15, AcG-15, "Consolidation of Variable Interest Entities", which clarifies how the consolidation principles in Handbook Section 1590, "Subsidiaries" should be applied to special purpose entities. AcG-14 is applicable to fiscal and interim periods beginning after November 1, 2004, except for certain disclosure requirements that are required for periods beginning on or after January 1, 2004. We do not conduct any transactions through special purpose entities and do not expect AcG-15 to have an impact on our financial statements.

NEW  US  GAAP  ACCOUNTING  PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 (SFAS 133), "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 was amended in June 2000 with the issuance of SFAS 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities." SFAS 133, which we adopted effective January 1, 2001, requires that derivatives be recognized as assets or liabilities and be measured at fair value. Gains or losses resulting from changes in the fair value of derivatives in each period are to be accounted for either in current earnings or other comprehensive income (loss) depending on the use of the derivatives and whether they qualify for hedge accounting. The key criterion for hedge accounting is that the hedging relationship must be highly effective in achieving offsetting changes in the fair value or cash flows of the hedging instruments and the hedged items. We may from time to time enter into metals hedging contracts (principally for gold and zinc). The contracts may involve outright forward sales contracts, spot-deferred sales contracts, the use of options which may involve the sale of call options and the purchase of all these hedging instruments.

     In June 2001, the FASB issued SFAS No. 143 "Accounting for Asset Retirement Obligations," which amends SFAS No. 19. This statement addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. This statement required that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The requirements of this statement must be implemented for fiscal years beginning after June 15, 2002. We adopted these standards on January 1, 2002.

     The FASB also issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." This statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets. It supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," and the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," for the disposal of a segment of a business. It also amends APB No. 51, "Consolidated Financial Statements," to eliminate the exception to consolidation for a subsidiary for which control is likely to be temporary. The provisions of this statement are effective for financial statements issued for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years, with early application encouraged. The provisions of this statement generally are to be applied prospectively. The adoption of this statement did not have a material effect on our statements.

     In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections" ("SFAS No. 145"). SFAS No. 145 updates, clarifies and simplifies existing accounting pronouncements, by rescinding SFAS No. 4, which required all gains and losses from extinguishment of debt to be aggregated and, if material, classified as an extraordinary item, net of related income tax effect. As a result, the criteria in Accounting Principles Board Opinion No. 30 will now be used to classify those gains and losses. Additionally, SFAS No. 145 amends SFAS No. 13 to require that certain lease modifications that have economic effects similar to sale-leaseback transactions be accounted for in the same manner as sale-leaseback transactions. Finally, SFAS No. 145 also makes technical corrections to existing pronouncements. While those corrections are not substantive in nature, in some instances, they may change accounting practice. The provisions of SFAS No. 145 that amend SFAS No. 13 are effective for transactions occurring after May 15, 2002 with all other provisions of SFAS No. 145 being required to be adopted by us in our consolidated financial statements for the first quarter of fiscal 2003. Our management currently believes that the adoption of SFAS No. 145 will not have a material impact on our statements.

     On July 30, 2002, the FASB issued SFAS No. 146 "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No. 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. Examples of costs covered by the standard include lease termination costs and certain employee severance costs that are associated with a restructuring, discontinued operation, plant closing or other exit or disposal activity. SFAS No. 146 replaces the prior guidance that was provided by EITF Issue No. 94-3 "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." SFAS No. 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. Our management currently believes that the adoption of SFAS No. 146 will not have a material impact on our statements.

     In December 2002, the FASB issued SFAS 148, "Accounting for Stock-Based Compensation-Transition and Disclosure." This statement amends SFAS 123, "Accounting for Stock-Based Compensation," to provide for alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this statement amends the disclosure requirements of SFAS 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based compensation and the effect of the method used on reported results. The disclosure requirements of this statement are effective for financial statements of interim or annual periods ending after December 15, 2002. The provisions of this recently issued accounting pronouncement are currently being assessed by management.

     In April 2003, the FASB issued SFAS No. 149, "Amendment of SFAS No. 133 on Derivative Instruments and Hedging Activities" ("SFAS 149"). The Statement amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS 133. In particular, it (1) clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative as discussed in SFAS 133, (2) clarifies when a derivative contains a financing component, (3) amends the definition of an underlying to conform it to the language used in FASB Interpretation No. 45, Guarantor Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others and (4) amends certain other existing pronouncements. SFAS 149 is effective for contracts entered into or modified after June 30, 2003, except as stated below and for hedging relationships designated after June 30, 2003. The provisions of SFAS 149 that relate to SFAS 133 Implementation Issues that have been effective for fiscal quarters that began prior to June 15, 2003, should continue to be applied in accordance with their respective effective dates. In addition, certain provisions relating to forward purchases or sales of when-issued securities or other securities that do not yet exist, should be applied to existing contracts as well as new contracts entered into after June 30, 2003. SFAS 149 should be applied prospectively. SFAS 149 is required to be adopted by us on July 1, 2003. Our management has not yet determined the impact of SFAS 149 on our financial statements.

     In  May  2003,  the  FASB  issued  SFAS  No.  150,  "Accounting for Certain
Financial Instruments with Characteristics of both Liabilities and Equity" ("SFAS 150"). SFAS 150 modifies the accounting for certain financial instruments that, under previous guidance, issuers could account for as equity. The Statement requires that those instruments be classified as liabilities in statements of financial position.

     SFAS 150 affects an issuer's accounting for three types of freestanding financial instruments, namely:

     - mandatory redeemable shares, which the issuing company is obligated to buy back in exchange for cash or other assets.
     - Instruments, other than outstanding shares, that do or may require the issuer to buy back some of its shares in exchange for cash or other assets. These instruments include put options and forward purchase contracts.
     - obligations that can be settled with shares, the monetary value of which is fixed, tied solely or predominantly to a variable such as a market index, or varies inversely with the value of the issuers' shares.

     SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. It is to be implemented by reporting the cumulative effect of a change in an accounting principle for financial instruments created before the issuance date of the Statement and still existing at the beginning of the interim period of adoption. Restatement is not permitted. Our management is currently evaluating the impact of SFAS 150 on our results of operations and financial position.

     In  November  2002,  the  FASB issued FASB Interpretation No. 45 ("FIN45"),
"Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." FIN 45 elaborates on the disclosures that must be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The disclosure requirements of FIN 45 are effective for financial statements of interim or annual periods ending after December 15, 2002 and its recognition requirements are applicable for guarantees issued or modified after December 31, 2002. Our management currently believes that the adoption of FIN45 will not have a material impact on our statements.

     In January 2003, the FASB issued FIN 46 - "Consolidation of Variable Interest Entities" ("FIN 46"). FIN 46 clarifies the application of Accounting Research Bulletin No. 51 - Consolidated Financial Statements to those entities defined as "Variable Interest Entities" (more commonly referred to as special purpose entities) in which equity investors do not have the characteristics of "controlling financial interest" or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 applies immediately to all Variable Interest Entities created after January 31, 2003 and by the beginning of the first interim or annual reporting period commencing after June 15, 2003 for Variable Interest Entities created prior to February 1, 2003. We do not conduct any transactions through special purposes entities and do not expect FIN 46 to have an impact on our financial statements.


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
CRITICAL  ACCOUNTING  POLICIES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make a variety of estimates and assumptions that affect (i) the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and (ii) the reported amounts of revenues and expenses during the reporting periods covered by the financial statements. Our management routinely makes judgments and estimates about the effect of matters that are inherently uncertain. As the number of variables and assumptions affecting the future resolution of the uncertainties increase, these judgments become even more subjective and complex. We have identified certain accounting policies that are most important to the portrayal of our current financial condition and results of operations. Our significant accounting policies are disclosed in Note 4 to the Consolidated Financial Statements beginning on page F-1 of this prospectus.

     Revenue Recognition. Sales of metals products sold directly to smelters are recorded when title and risk of loss transfer to the smelter at current spot metals prices. We must estimate the price at which our metals will be sold in reporting our profitability and cash flow. Recorded values are adjusted monthly until final settlement at month-end metals prices. Sales of metal in products tolled, rather than sold to smelters, are recorded at contractual amounts when title and risk of loss transfer to the buyer.

     Mining Costs. In general, mining costs are charged to cost of sales as incurred. However, certain mining costs associated with open-pit deposits that have diverse grades and waste-to-ore ratios over the mine life are deferred. These mining costs are incurred on mining activities that are normally associated with the removal of waste rock at open-pit mines and which is commonly referred to as "deferred stripping." Amortization, which is calculated using the unit-of-production method based on estimated recoverable ounces of proven and probable gold reserves, is charged to operating costs as gold is produced and sold, using a stripping ratio calculated as the ratio of total tons to be moved to total gold ounces to be recovered over the life of the mine, and result in the recognition of the costs of these mining activities over the life of the mine as gold is produced and sold. The application of the accounting for deferred stripping costs and the resulting differences in timing between costs capitalized and amortization generally results in an asset on the balance sheet (capitalized mining costs), although it is possible that a liability could arise if amortization exceeds costs capitalized.

     The amortization of capitalized costs is reflected in the income statement in a pro-rata manner over the remaining life of the open-pit mine operations so that no unamortized balance remains at mine closure. Cash flows from our individual mining operations are reviewed regularly, and at least annually, for the purpose of assessing whether any write downs to the capitalized mining cost balances are required.

     The life-of-mine weighted average waste-to-ore ratio is calculated based on tons mined during the period and is calculated as the ratio of waste tons mined to total ore tons mined.

     Depreciation and Depletion. Depreciation is based on the estimated useful lives of the assets and is computed using straight-line and unit-of-production methods. Depletion is computed using the unit-of-production method. The units-of-production method is based on proven and probable ore reserves. As discussed above, our estimates of proven and probable ore reserves may change, possibly in the near term, resulting in changes to depreciation, depletion, amortization and reclamation accrual rates in future reporting periods.


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
     Impairment of Long-Lived Assets. We review the net carrying value of all facilities, including idle facilities, on a periodic basis. We estimate the net realizable value of each property based on the estimated undiscounted future cash flows that will be generated from operations at each property, the estimated salvage value of the surface plant and equipment and the value associated with property interests. These estimates of undiscounted future cash flows are dependent upon the estimates of metal to be recovered from proven and probable ore reserves (see discussion above), future production cost estimates and future metals price estimates over the estimated remaining mine life. If undiscounted cash flows are less than the carrying value of a property, an impairment loss is recognized based upon the estimated expected future cash flows from the property discounted at an interest rate commensurate with the risk involved.

     Environmental Matters. When it is probable that such costs will be incurred and they are reasonably estimable, we accrue costs associated with environmental remediation obligations at the most likely estimate. Accruals for estimated losses from environmental remediation obligations generally are recognized no later than completion of the remedial feasibility study for such facility and are charged to provision for closed operations and environmental matters. We periodically review our accrued liabilities for such remediation costs as evidence becomes available indicating that our remediation liability has potentially changed. Costs of future expenditures for environmental remediation are not discounted to their present value unless subject to a contractually obligated fixed payment schedule. Such costs are based on our current estimate of amounts that are expected to be incurred when the remediation work is performed within current laws and regulations. Recoveries of environmental remediation costs from other parties are recorded as assets when their receipt is deemed probable.

     Broken Ore on Leach Pad. Mining, engineering and crushing related costs are charged to the broken ore on leach pad account and matched to the ounces added and removed. The gold ounces are shipped to the refinery and revenues are recorded, in accordance with our revenue recognition policy, and matched in the current period against the costs.

     When the ore is delivered to the leach pad it is sprinkled with a dilute solution containing cyanide and lime. This solution seeps through the leach pile until it reaches the plastic liner at the bottom. This process is aided by drainage systems (pipes and trenches) throughout the leach pad. From the liner, the gold bearing solution is captured in a pond and pumped to a series of tanks containing granular activated carbon, where the gold is absorbed onto the carbon's porous surfaces. Removal of carbon from the tanks facilitates the stripping or removal of gold from the carbon surfaces. The solution used in the stripping process is then passed through an electrical plating (electro-winning) circuit where the gold is deposited on electrodes. The electro-winning process is a method of using positive and negative electricity to extract the metals from the solutions. This process creates a sludge material that is then refined into a dore product at the mine site. Dore is a metal bar that consists of 50-65% gold, 10-20% silver and various levels of other metals that may occur in the ore. An additional refining process occurs offsite in which the bar is converted into marketable or .9999 fine gold and .9000 fine silver.

     Our drawdown calculations for current and long term asset valuation determination suggest that it will take approximately 18 months to deplete the leach pad inventory. For production purposes, because we continually add new production ounces, we use a five-month period in which we determine that 20% of any given production will be taken off of the pad in a month's time.

     The leach pad valuation process is based on management's best estimates. When the leach pad is finally closed and all gold and silver ounces removed are counted, we will be able to determine the actual quantity of metal that was contained in the leach pad. Estimates begin at the start of the process as tons and metal content are estimated. Tonnage is estimated using ground surveys and truck counts. Metal content is calculated using fire assaying techniques that involve averaging the mining areas and comparing to the daily blast hole assays which are done using the Atomic Absorption Hot Cyanide Leach assaying techniques. The gold recovery curve is then estimated using the design of the leach pad, the composition of run of mine and crushed ores, the estimated ore grades and the drawdown timing. All calculations are based on mining rules and processes, however, only the total amounts of metals removed from the pad is truly known at any given time. The ounces removed from the pad are measured and used as a check and balance to the integrity of the calculation to ensure that we are reasonably assured that our estimates are close. The leach pad inventories at the Florida Canyon Mine are built and processed in stages and accordingly at the close of any given portion or stage of the process it is possible to assess the effectiveness of all assumptions by comparing them to what actually occurred. The mine has been in production since 1986 and all historical records are used for comparative purposes.

     Based on this historical information, it is expected that we will recover approximately 73% of all gold ounces crushed and delivered to the pad. Our expected recovery for run of mine or uncrushed ounces delivered to the pad is 58% for the life of the leach pad. However these are estimates based on historical data and the ultimate recovery rate will only be known at the end of the leach pad life cycle.

     With the current mine plan at the Florida Canyon Mine operation, the current leach pad operation is expected to deliver materials through 2006.

     Changes in our assumptions will or could have the effect of changing the value of the broken ore on the leach pad. Circumstances that may lead to changes in our assumptions include but are not limited to the following: as the ore grades fluctuate the recovery assumptions may change, the higher the ore grade the higher the recovery is on those ounces, the weather may affect the leaching of the ores on the pads such as a strong freeze may slow down recoveries and a very wet spring may speed up the recovery of ounces.

     The most critical area that could affect the leach pad process would be the make up of the actual ore bearing material. For example, sulphide or carbonaceous bearing ores are harder to leach than pure oxide ores. Other minerals or chemical compounds may also affect the leachability of the ores on the pad.

     Currently, there is an estimated 61,800 ounces of gold in the broken ore on leach pad with a carrying value of $15,455,000 or $250 per ounce of gold. Each 1% change in the estimated recovery rate is 618 ounces of gold. If the recovery is estimated to be lower than expected this is a permanent loss of gold ounces and if the recovery is estimated to be higher the reverse is true. Each 1% change in this estimate will change the broken ore on leach pad by $154,500.

HEDGING  ACTIVITIES

     In the past, we have not used hedging techniques to reduce our exposure to price volatility; however, on November 15, 2002, we entered into a hedging contract with the Standard Bank London Limited ("Standard Bank") for gold in the aggregate amount of 100,000 ounces involving the use of put and call options. Beginning in April 2003, we are obligated to deliver 4,000 ounces of gold per month, for 25 months, under the following conditions: We purchased put options to cover the floor price of gold at US$295 per ounce. Therefore, if the price of gold decreases to a level below US$295 per ounce, Standard Bank is obligated to purchase the 4,000 ounces for US$295 per ounce. We also sold call options to Standard Bank. Therefore, if the price of gold increases to over US$345 per ounce, then we must sell 4,000 ounces to Standard Bank, thereby leaving any excess of the US$345 ceiling for Standard Bank. As at September 15, 2003, there are 92,000 ounces remaining on these options. We have engaged in hedging activities to minimize the effect of declines in metals prices on our operating results. As a result, we may be prevented from realizing possible revenues in the event that the market price of a metal exceeds the price stated in a forward sale or call option contract.

     Our senior management, with approval of our board of directors, makes all decisions regarding our hedging techniques, and we have no formal corporate policy concerning such techniques. We have no current plans to use hedging techniques in the future.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT RISK

     Market Price of Gold

     The Company's earnings and cash flow are significantly impacted by changes in the market price of gold. Gold prices can fluctuate widely and are affected by numerous factors, such as demand, production levels, economic policies of central banks, producer hedging, and the strength of the U.S. dollar relative to other currencies. During the last five years, the average annual market price has fluctuated between $271 per ounce and $331 per ounce.

     There are certain market risks associated with the hedging contracts utilized by the Company. If the Company's counterparties fail to honor their contractual obligation to purchase gold at agreed-upon prices, the Company may be exposed to market price risk by having to sell gold in the open market at prevailing prices. Similarly, if the Company fails to produce sufficient quantities of gold to meet its forward commitments, the Company would have to purchase the shortfall in the open market at prevailing prices. At June 30, 2003, the fair value of the contracts is a loss of $1,604,000 (December 31, 2002
-  $3,573,000).

     Interest Rate Risk

     At September 15, 2003, we had borrowed US$1 million under our line of credit with Standard Bank. Each loan under the line of credit bears interest during each interest period for such loan at a rate per annum equal to the LIBOR Rate for such Interest Period plus 2.75%.

     Foreign Currency

     While the Company does currently conduct exploration activities in Canada, the price of gold is denominated in U.S. dollars, and the Company's gold production operations are in the United States. Therefore, the Company has minimal, if any foreign currency exposure.

                                    BUSINESS

PRELIMINARY  INFORMATION

     Apollo Gold Corporation was incorporated under the laws of the Province of Ontario in 1936. In May 2003, it reincorporated under the laws of the Yukon Territory. Apollo Gold Corporation maintains its registered office at Suite 300, 204 Black Street, Whitehorse, Yukon Territory, Canada Y1A 2M9, and the telephone number at that office is (416) 668-5252. Apollo Gold Corporation maintains its principal executive office at 4601 DTC Boulevard, Suite 750, Denver, Colorado 80237-2571, and the telephone number at that office is (720) 886-9656.

INTRODUCTION

     We are primarily engaged in the exploration and mining of gold. We have focused our efforts to date on two principal properties: our Montana Tunnels Mine and our Florida Canyon Mine.

     We own and operate the Florida Canyon Mine, a low grade heap leach gold mine located approximately 42 miles southwest of Winnemucca, Nevada. Heap leaching is a process of extracting gold and silver by placing crushed ore on sloping, impermeable pads and applying a dilute cyanide solution that dissolves a portion of the contained gold, which is then recovered. As of September 15, 2003 the Florida Canyon Mine employed approximately 168 full time non-unionized employees. On average, the Florida Canyon Mine produces approximately 125,000 ounces of gold and approximately 80,000 ounces of silver annually.

     We also own and operate the Montana Tunnels Mine, an open pit gold mine located near Helena, Montana. When in full production, over the past five years, the Montana Tunnels Mine has produced approximately 78,000 ounces of gold, 26,000 tons of zinc, 8,700 tons of lead and 1,263,000 ounces of silver annually. The Montana Tunnels Mine produces approximately 15% of its annual gold production in the form of dore, an unrefined material consisting of approximately 90% gold, which is then further refined. The remainder of the mine's production is in the form of concentrates, one a zinc-gold concentrate and the other a lead-gold concentrate. The concentrates are shipped to a smelter, and after smelting charges, we are paid for the metal content. The Montana Tunnels Mine was idle for approximately four months in 2002, while we made preparations to begin the removal of waste rock at the Mine. Limited production resumed in October 2002, and full production on the K-Pit resumed in April 2003. Since that time, the Montana Tunnels Mine has experienced pit wall problems that have resulted in significant changes to the mine plan, including an accelerated stripping schedule to remove 10 million tons of material that sloughed off the southwest pit wall. Additional stripping will be required at the Montana Tunnels Mine for production to continue past March 2004. The changes to our mine plan and the accelerated stripping schedule requires funding of approximately US $15 million over the next year to allow access to all reserves currently included in the mine plan. As of September 15, 2003, the Montana Tunnels Mine employed approximately 162 full-time non-unionized employees.

     We also have several exploration stage assets including the Pirate Gold Prospect ("Pirate Gold") and the Nugget Field Prospect ("Nugget Field"), each located in Nevada and owned by our wholly-owned subsidiary, Apollo Gold Exploration, Inc. We also own Diamond Hill Mine ("Diamond Hill"), an exploration asset which is an unincorporated division of Montana Tunnels Mining, Inc. and located in Montana, and the Standard Mine Area, owned by our wholly-owned subsidiary Standard Gold Mining, Inc. and located in Nevada.

     In September 2002, we completed the acquisition of certain assets known as our Black Fox Property (near the site of the former Glimmer Mine) from two unrelated third parties, Exall Resources Limited and Glimmer Resources, Inc. The Black Fox Property is located east of Timmins, Ontario. We currently anticipate that the development and commercialization of our Black Fox Property will require three phases. The first phase commenced in early 2003, and involved core drilling of approximately 177 core holes. In August 2003, we undertook an exploration review, and currently anticipate confirming open pit ore reserves in October 2003 and open pit/underground estimated resources in December 2003. We believe that the first phase will cost approximately US $3.7 million.

     The table below summarizes our production for gold, silver and other metals, as well as average metals prices, for each period indicated:

                              Six Months
                                 Ended                  Years
                             June 30, 2003    2002       2001        2000
---------------------------  ------------  ----------  ----------  ----------
Gold (ounces)                      64,908     148,173     192,887     259,863


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
Silver (ounces)                   156,724     275,925     963,050   1,257,972
Lead (pounds)                   3,407,222   5,481,230  13,759,579  12,141,771
Zinc (pounds)                   5,563,276  15,328,392  40,158,321  31,689,125

Average metals prices:
Gold - London Bullion        US   $357(1)  US   $310   US  $271    US    $279
Mkt. (US$/ounce)
Silver - London Bullion      US  $4.52(1)  US   $4.59  US  $4.37   US   $5.00
Mkt. (US$/ounce)
Lead - LME Cash (US$/pound)  US  $0.23(2)  US   $0.20  US  $0.216  US  $0.206
Zinc - LME Cash (US$/pound)  US  $0.40(2)  US   $0.35  US  $0.402  US  $0.512

(1)  Reflects  June  average.
(2)  Reflects cash mean June average.

BACKGROUND

     We are the result of a June 2002 Plan of Arrangement ("Plan of Arrangement") that resulted in the merger of International Pursuit Corporation ("Pursuit"), a public company previously trading on the Toronto Stock Exchange under the ticker symbol IPJ, and Nevoro Gold Corporation ("Nevoro"), a privately held corporation. Pursuant to the terms of the Plan of Arrangement, Pursuit acquired Nevoro and continued operations under the name of Apollo Gold Corporation. Through our wholly-owned subsidiary, Apollo Gold, Inc., a Delaware corporation acquired by Nevoro in March 2002, we own the majority of our assets and operate our business. We continued trading on the Toronto Stock Exchange under our new name, Apollo Gold Corporation, and with a new ticker symbol, APG.U, on July 3, 2002. On August 2, 2002, our ticker symbol changed to APG. In February 2003, we filed a Registration Statement on Form 10 with the SEC. The Registration Statement was declared effective on August 13, 2003. On August 26, 2003, we began trading on the American Stock Exchange under the ticker symbol "AGT".

     INTERNATIONAL  PURSUIT  CORPORATION  (PRIOR  TO  THE  PLAN  OF ARRANGEMENT)

     International Pursuit Corporation ("Pursuit") was incorporated under the laws of the Province of Ontario in 1936, under the name Brownlee Mines (1936) Limited. Pursuit was a public company engaged in the business of exploration and development of mineral properties for many years.

     Pursuit was involved in the exploration, evaluation and development of precious and base metal properties, involving primarily copper, for commercial exploitation. Most of Pursuit's business activities took place in the Philippines, Indonesia and Mongolia, through joint ventures and contracts of work to explore and develop mining properties.

     For example, in April 1995, Pursuit entered into a joint venture agreement to explore and develop the Hinoba-an copper deposit, located in the southwest part of the island of Negros in the Republic of the Philippines. Pursuant to this agreement, Pursuit earned a 50% interest in the Hinoba-an property by incurring $9,600,000 of exploration expenditures and by making aggregate option payments of $300,000. In addition, 50% of certain expenditures made by Pursuit in excess of the $9,600,000 minimum were to be repaid to Pursuit with interest. Pursuit also had the right to obtain the remaining 50% interest in Hinoba-an for a purchase price of $15,000,000, payable to the joint venture partner through a net smelter return from anticipated production. Pursuant to this arrangement, Pursuit expended over $14,700,000 on the Hinoba-an


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
property (including option payments and accrued interest) through December 1998 and acquired a 100% interest in the property in 1999 through the bankruptcy of its joint venture partner. However, during this time the world price of copper declined, and Pursuit placed the Hinoba-an project on hold. In December 2001, Pursuit executed an agreement with Hinoba Holdings Limited, granting an option to acquire all of the rights to the Hinoba-an project for 7.5% of Hinoba Holdings Limited shares and US$5 million within 18 months of having achieved commercial production. Hinoba Holdings limited defaulted on this agreement in 2002. Pursuit discontinued efforts to exploit or sell the project, and halted financing to the subsidiary holding the underlying title to the Hinoba-an property.

     Pursuit's Indonesian transactions were in the form of contracts of work ("CoWs"), project-specific agreements granted by the President of Indonesia, with terms of approximately 30 years. After conducting preliminary negotiations for a number of CoWs, in February 1998 Pursuit entered into two CoWs for the Mahakan East and Mahakan West properties in Indonesia, and paid a security deposit of US $100,000 for each property plus a bank guarantee of US $.60 per hectare less the security deposit. Pursuit also obtained temporary exploration licenses for each property. In 1998, Pursuit expended approximately $1,066,000 in 1998 on the exploration of the Indonesian properties.

     As the world price of copper declined significantly in the late 1990s and third world countries experienced recessions and, in the case of Indonesia, political unrest, Pursuit adopted a policy designed to maintain its mineral properties in good standing and to seek out joint venture partners until such time as world copper prices recovered and the political situation in Indonesia stabilized.

     In 1999 and 2000, Pursuit also investigated business opportunities outside the mining industry. In June 1999, Pursuit entered into a joint venture with StockSet Associates to develop and manage a financial Internet site through a newly formed corporation, StockSet.com. Pursuit invested U.S. $61,142 for a 50% interest in StockSet.com. In March 2000, Pursuit sold its interest in StockSet.com to a company controlled by a relative of a then-officer and director of Pursuit for consideration of $500,000.

     In November 2001, Pursuit was notified by the Toronto Stock Exchange ("TSX") that its shares would be delisted if it did not comply with the TSX's continued listing requirements within 120 days. Pursuit then sought out potential acquisition and merger opportunities, which eventually led it to Nevoro Gold Corporation.

     NEVORO GOLD CORPORATION (PRIOR TO THE PLAN OF ARRANGEMENT)

     Nevoro Gold Corporation ("Nevoro") was a private company incorporated under the Canada Business Corporations Act in February 2002. In March 2002, Nevoro acquired all of the outstanding common stock of Apollo Gold, Inc. The acquisition included Apollo Gold Inc.'s wholly-owned subsidiaries, Montana Tunnels Mining, Inc. ("Montana, Inc.") and Florida Canyon Mining, Inc. ("Florida, Inc.").

     Apollo Gold, Inc. was originally incorporated under the General Corporation Law of the State of Delaware on December 16, 1998. Apollo Gold, Inc. commenced business on February 5, 1999, pursuant to a plan of reorganization ("Plan of Reorganization") involving Pegasus Gold International, Inc. ("PGII"), Diamond Hill Mining, Inc. ("Diamond Hill, Inc."), Florida Canyon Mining, Inc. ("Florida, Inc."), and Montana Tunnels Mining, Inc. ("Montana, Inc."), all of whom voluntarily filed for protection under Chapter 11 of the United States Bankruptcy Code on January 16, 1998.

     Under the Plan of Reorganization, PGII was reincorporated in Delaware and renamed Apollo Gold, Inc., and its common stock was distributed to certain former creditors of PGII, Diamond Hill, Inc., Florida, Inc. and Montana, Inc. Apollo Gold, Inc. became the parent holding company for the reorganized Diamond Hill, Inc., Florida, Inc., and Montana, Inc. entities, all of which were also reincorporated in Delaware but retained their former names. In addition, Apollo Gold, Inc. and its three subsidiaries were discharged from all liabilities not asserted prior to the applicable bar dates or otherwise provided for in the Plan of Reorganization to the maximum extent permitted by the United States Bankruptcy Code. Following emergence from bankruptcy protection, Apollo and its subsidiaries carried on mining and exploration activities under new management and with the benefit of the protection afforded by the Plan of Reorganization and the United States Bankruptcy Code against unsatisfied liabilities associated with its former ultimate parent company Pegasus Gold Inc. ("PGI") and other former PGI affiliates.

     On January 1, 2002, Diamond Hill, Inc. was merged into Montana, Inc. and became an unincorporated division of Montana, Inc. On March 26, 2002, Nevoro
Gold USA, Inc. ("Nevoro USA"), a Delaware corporation and wholly-owned subsidiary of Nevoro, acquired 100% of the common stock of Apollo Gold, Inc. from a shareholder group controlled by a syndicate of banks.

     PURSUIT AND NEVORO PLAN OF ARRANGEMENT

     On June 25, 2002, as a result of Pursuit's extensive search for acquisition and merger opportunities and after extensive discussions and negotiations, Pursuit and Nevoro obtained court approval for the Plan of Arrangement that formed Apollo Gold Corporation. On March 24, 2002, Pursuit conducted a private placement of US$23 million principal amount of 0.0% secured convertible debentures and related warrants (the "Debentures") through registered dealers (the "Agents") on a best efforts agency basis. In connection with the private placement of Debentures, Pursuit issued compensation warrants (the "Compensation Warrants") to the Agents to purchase an aggregate of 718,750 shares of our common stock at an exercise price of US$1.60 with such warrants being exercisable for two years from the date of issuance. Approximately US$11 million of the proceeds from the sale of the Debentures were loaned by Pursuit to Nevoro to facilitate the acquisition of Apollo Gold, Inc., and the remaining amount was used to fund our operations, including the Montana Tunnels Mine pre-stripping project.

     The Plan of Arrangement involved the following steps, which were deemed to have occurred in the following order on June 25, 2002 (the "Effective Date"):

     (a) the outstanding shares of Pursuit (the "Pursuit Shares") (excluding any Pursuit Shares issued pursuant to the conversion of the Debentures or issued upon exercise of the Compensation Warrants) were consolidated (the "Pursuit Share Consolidation") on a basis of one Pursuit Share for each 43.57 Pursuit Shares previously held by the Pursuit shareholders;

     (b) the terms of each of Pursuit's outstanding common share options (the "Pursuit Options") were amended to: (i) consolidate the number of Pursuit Shares which the holder of the Pursuit Option was entitled to acquire upon the exercise thereof on the basis of one Pursuit Share for every 43.57 Pursuit Shares which the Pursuit Option previously entitled the holder to acquire; and
(ii) to increase the purchase price of the Pursuit Shares which the Pursuit Option entitled the holder to acquire by the amount stipulated by the terms governing such Pursuit Option in the event of a consolidation in the share capital of Pursuit;

     (c) all of the outstanding Debentures were converted into the underlying Pursuit Shares and common share purchase warrants of Pursuit (the "Pursuit Warrants") in accordance with their terms;

     (d) immediately following the Pursuit Share Consolidation, all of the Pursuit Shares outstanding on the Effective Date were exchanged for shares of our common stock on the basis of one share for each one Pursuit Share held;

     (e) all of the outstanding Pursuit Options (as amended in accordance with paragraph (b) above) were exchanged for options to acquire shares of our common stock on the basis of one option for each Pursuit Option held;

     (f) all Pursuit Warrants outstanding on the Effective Date were exchanged for warrants to purchase shares of our common stock on the basis of one warrant for each one Pursuit Warrant held;

     (g) all Compensation Warrants outstanding on the Effective Date were exchanged for warrants to purchase shares of our common stock on the basis of one warrant for each one Compensation Warrant held;

     (h) all Nevoro common shares outstanding on the Effective Date were exchanged for an aggregate of 1,970,000 shares of our common stock; and

     (i) Pursuit acquired Nevoro and the operations of Pursuit and Nevoro were merged.

APOLLO  GOLD  CORPORATION

     Pursuant to the terms of the Plan of Arrangement, Pursuit acquired Nevoro and continued operations under the name of Apollo Gold Corporation. Through our wholly-owned subsidiary, Apollo Gold, Inc. we own the majority of our assets and operate our business. We continued trading on the Toronto Stock Exchange under our new name, Apollo Gold Corporation, and with a new ticker symbol, APG.U, on July 3, 2002. On August 2, 2002, our ticker symbol changed to "APG". In May 2003, we were reincorporated under the laws of the Yukon Territory. In February 2003, we filed a Registration Statement on Form 10 with the SEC. The Registration Statement was declared effective on August 13, 2003. On August 26, 2003, we began trading on the American Stock Exchange under the ticker symbol "AGT".

     The following chart illustrates our operations and principal operating subsidiaries, their jurisdictions of incorporation and the percentages of their voting securities beneficially held by us as of September 15, 2003.

                                          Apollo  Gold  Corporation
                                              (Yukon Territory)
                                                      |
                                                    100%
                                                      |
                                              Apollo Gold, Inc.
                                                 (Delaware)
                                                      |
                                                      |
           100%                            100%                     100%                  100%
            |                               |                        |                     |
            --------------------------------------------------------------------------------
            |                               |                        |                     |
Montana Tunnels Mining, Inc.   Florida Canyon Mining, Inc.      Apollo Gold      Standard Gold Mining, Inc.
   ("Montana, Inc.")               ("Florida, Inc.")         Exploration, Inc.      ("Standard, Inc.")
       (Delaware)                      (Delaware)               (Delaware)              (Delaware)

NOTES:

APOLLO GOLD CORPORATION: Toronto Stock Exchange listed Canadian holding company employing Canadian-resident employees; owns and operates Black Fox Property.

APOLLO GOLD, INC.: United States holding company employing United States corporate officers and furnishes corporate services.

MONTANA, INC.: Owns and operates the Montana Tunnels Mine and Diamond Hill Mine, an exploration property.

FLORIDA, INC.: Owns and operates the Florida Canyon Mine.

APOLLO GOLD EXPLORATION, INC.: Holds United States exploration land positions not tied to any existing operating subsidiary.

STANDARD GOLD MINING, INC.: Owns and operates the Standard Mine.


PRODUCTS

     Our mines primarily produce gold but also yield quantities of silver, zinc and lead. We sell gold and these other metals principally to custom smelters and metals traders. The percentage of sales contributed by each class of product is reflected in the following table:

                                       Periods
                        2003 (through
     Product            June 30, 2003)       2002        2001        2000
     -------            --------------       ----        ----        ----

     Gold                    87%             85%         67%         72%
     Zinc                     8%             11%         20%         17%
     Other metals             5%             04%         13%         11%

     Although we sell metals other than gold, as set forth above, the funds received from sales of such metals are treated as operating cost credits rather than revenues in our consolidated financial statements.

GOLD

     GOLD  PRODUCTION

     We produced 64,909 ounces of gold during the six-month period ended June 30, 2003. We produced 148,173 ounces of gold in the year ended December 31, 2002, and 192,887 ounces and 259,863 ounces in the year ended December 31, 2001 and 2000, respectively. For the six-month period ended June 30, 2003, 80% of our gold production came from our Florida Canyon Mine, and 20% from our Montana Tunnels Mine. In 2002, 82% of our gold production came from our Florida Canyon Mine, and 18% from our Montana Tunnels Mine. Approximately 63% of our gold production in 2001 came from our Florida Canyon Mine and the remaining 37% from our Montana Tunnels Mine. In 2000, 65% of our gold production came from our Florida Canyon Mine, and 35% from our Montana Tunnels Mine.

     GOLD  USES

     Gold is used for two primary purposes: product fabrication and bullion investment. Fabricated gold has a variety of end uses, including jewelry, electronics, dentistry, industrial and decorative uses, medals, medallions and official coins. Gold investors purchase gold bullion, official coins and high-carat jewelry.

     Most of our revenue is derived from the sale of refined gold in the international market. However, our end product is dore bars. Because dore is an alloy consisting primarily of gold but also containing silver and other metals, dore bars are sent to refiners to produce bullion that meets the required market standard of 99.95% pure gold. Under the terms of our refining contracts, the dore bars are refined for a fee, and our share of the refined gold and the separately recovered silver are paid to us.

     GOLD  SUPPLY

     The worldwide supply of gold consists of a combination of new production from mining and existing stocks of bullion and fabricated gold held by governments, financial institutions, industrial organizations and private individuals. In recent years, new production from mines has accounted for 60% to 65% of the total annual gold supply.

     GOLD  PRICES

     The price of gold is affected by numerous factors that are beyond our control. See "Risk Factors - Risks Relating to the Metals Mining Industry".

     The following table presents the annual high, low and average afternoon fixing prices over the past three years, expressed in US dollars, for gold per ounce on the London Bullion Market:

     Year            High     Low    Average
     ----            ------  ------  -------
     2000            US$313  US$264  US$279
     2001            US$293  US$256  US$271
     2002            US$348  US$278  US$310

SILVER  AND  OTHER  METALS

     SILVER. We produced 156,723 ounces of silver during the six-month period ended June 30, 2003. We produced 275,925 ounces of silver in the year ended December 31, 2002, and 963,050 ounces and 1,257,972 ounces in the years ended
December 31, 2001 and 2000, respectively. Our silver production is obtained from mining operations in which silver is not our principal or primary product, but is produced as a by-product of mining gold deposits. For the six-month period ended June 30, 2003, 17% of our silver production came from our Florida
Canyon Mine, and 83% from our Montana Tunnels Mine. Approximately 74% of our silver production came from our Montana Tunnels Mine and the remaining 26% from our Florida Canyon Mine in the year ended December 31, 2002. Silver has traditionally served as a medium of exchange, much like gold. While silver continues to be used for currency, the principal uses of silver are for industrial uses, primarily for electrical and electronic components, photography, jewelry and silverware. Silver's strength, malleability, ductility, thermal and electrical conductivity, sensitivity to light and ability to endure extreme changes in temperature combine to make silver a widely used industrial metal. Specifically, it is used in photography, batteries, computer chips, electrical contacts, and high technology printing. Silver's anti-bacterial properties also make it valuable for use in medicine and in water purification.

     OTHER METALS. Production from the Montana Tunnels Mine also includes the extraction, processing and sale of zinc and lead contained in sulfide concentrates. Due to its corrosion resisting property, zinc is used primarily as the coating in galvanized steel. Galvanized steel is widely used in construction of infrastructure, housing and office buildings. In the automotive industry, zinc is used for galvanizing and die-casting, and in the vulcanization of tires. Smaller quantities of various forms of zinc are used in the chemical and pharmaceutical industries, including fertilizers, food supplements and cosmetics, and in specialty electronic applications such as satellite receivers.

     The primary use of lead is in motor vehicle batteries, but it is also used in cable sheathing, shot for ammunition and alloying. Lead in chemical form is used in alloys, glass and plastics. Western world industrial consumption of lead in 1999 was estimated by The International Lead and Zinc Study Group ("ILZSG") and Brook Hunt at 5.46 million tons. Lead is widely recycled, with secondary production accounting in recent years for approximately 55% to 60% of total supply. According to the ILZSG, 5.55 million tons of lead were produced in 1999.

     The price of silver, lead and zinc is affected by numerous factors that are beyond our control. See "Risk Factors - Risks Relating to the Metals Mining Industry".

     REFINING  PROCESS

     We have agreements with Johnson Matthey to refine our gold dore' to a final finished product. Johnson Matthey receives $0.50 for each ounce of gold it refines, in addition to receiving a fee of 0.50% of the payable metal for silver and 0.10% of the payable metal for gold.

     Our lead and zinc concentrates are shipped to Teck Cominco Metals Ltd. ("Teck Cominco") in British Columbia, Canada. Teck Cominco's smelter is located in Trail, British Columbia, and is approximately 5 hours, via train, from the Montana Tunnels Mine. In order to alleviate as much risk as possible regarding the smelting process, we have chosen to enter into a long term contract with Teck Cominco until March 2005. For further information see "Florida Canyon Mine and Montana Tunnels Mine."

MINING  PROPERTIES  AND  OPERATIONS

     Through our two wholly-owned subsidiaries, Florida, Inc. and Montana, Inc., we have two currently operating mines: the Florida Canyon Mine, a low grade heap leach gold mine, and the Montana Tunnels Mine, a polymetallic mine.

     The following table presents certain information regarding our metal mining properties, including the relative percentage each contributed to our sales for the year ended December 31, 2002:

         Name of           Ownership  Percentage of
         Property          Interest   2002 Sales (1)
         ----------------  ---------  --------------
     Montana Tunnels Mine       100%             29%
     Florida Canyon Mine        100%             71%

     (1)  Includes operations of Nevoro from January 2002 through June 24, 2002.

     Florida, Inc. and Montana, Inc. land holdings are primarily divided into two categories, unpatented mining claims and fee acreage/patented mining claims.

     Our unpatented mining claims require annual filings with the United States Bureau of Land Management and the county where the claims are held. A US$100 per claim maintenance fee is paid to the United States Bureau of Land Management on or before September 1 of each year. An affidavit of notice of intent to hold unpatented mining claims and notice of maintenance fee payment in lieu of assessment work is filed with the county recorder on or before November 1 of each year. The notices and fees are filed and paid on a yearly basis and currently all claims are in good standing.

     Fee acreage/patented mining claims are lands owned by us. To the best of our knowledge, our owned patented claims have been legally located, documented, recorded and maintained in compliance with applicable state and federal laws, and there are no violations of, or default under, any obligation of such lands.

     We also have various leases and agreements for small parcels of land. To our knowledge, each lease is in full force and effect and valid and enforceable in accordance with its terms.

GLOSSARY  OF  TERMS

     The following are definitions of certain abbreviations used in this Business section:

"AG" means silver.

"AU" means gold.

"AUEQ" means gold equivalent.

"FE" means iron.

"FLOTATION" means a concentration process selectively attaching valuable minerals to air bubbles in a chemical solution.

"GPM" means gallons per minute.

"ISO" means International Standards Organization.

"MA" means million years before present.

"NPI" means net profit interest, a royalty based on the market value of the gold produced less the cost of refining and transportation.

"NSR" means net smelter return.

"ORE" means material that can be economically mined and processed.

"OZ AG/TON" means ounces silver per short ton (oz/ton).

"OZ AU/TON" means ounces gold per short ton (oz/ton).

"PB"  means  lead.

"ROM" means run of mine (leaching of uncrushed materials).

"RQD" means rock quality designation.

"RC OR RVC" means reverse circulation drilling method.

"STRIP (OR STRIPPING) RATIO" means the tonnage of waste material removed to allow the mining of one ton of ore in an open pit.

"SULFIDE ORE" means mineralization contained in the form of a sulfide.

"T" or "TON" means short ton.

"TPD" means short tons per day.

"ZN" means zinc.

FLORIDA CANYON MINE

     The Florida Canyon Mine is owned and operated by Florida, Inc. Florida Canyon Mine is an open pit, heap leach operation located near Winnemucca, Nevada. Daily production totals approximately 30,000 tons of crusher ore (ore that is crushed to specified grades) and run of mine ore (uncrushed ore) that is placed on a permanent leach pad for heap leaching to recover gold and silver. The Florida Canyon Mine has operated since 1986. For the six-month period ended June 30, 2003, a total of 4,804,203 tons containing 73,903 ounces of gold had been placed on the leach pad. By the end of 2002, a total of 143,928,000 tons containing 2,636,000 ounces of gold had been placed on the leach pad. Gold recovered from heap leaching through the end of 2002 totaled 1,816,000 ounces. Slightly lower amounts of silver have also been recovered.

     Standard Mine Area is an exploration project located south of the Florida Canyon Mine and is currently owned by Standard Gold Mining, Inc. Historically, the Standard Mine Area assets have been part of the Florida Canyon Mine; however, we recently transferred the Standard Mine Area assets into one of our wholly-owned subsidiaries, Standard Gold Mining, Inc. We are presently conducting exploration activities at the Standard Mine Area. In March 2003, we applied to the Nevada Environmental Protection Bureau of Mining Regulation and Reclamation Division for two permits for the Standard Mine Area. The permits would allow us to mine up to 25 million tons of ore and will allow mining, mineral processing, reclamation and related activities. In addition, we anticipate filing applications for additional permits. Until such permits are approved, we may not conduct such operations at the Standard Mine Area.

     Location. The Florida Canyon Mine is located about 42 miles south of Winnemucca, Nevada, just off Interstate 80 at the Humboldt exit. Exhibit 99.1 illustrates the location of the Florida Canyon Mine. The pits, waste dumps, and facilities are located in sections 1, 2, 3, 10, 11,and 12 of T31N, R33E and sections 34, 35 of T32N, R33E Mount Diablo Base & Meridian, Pershing County, Nevada. The approximate location of the deposit is longitude 118 14' and latitude 40 35'. The Standard Mine Area is located approximately five miles south of the Florida Canyon Mine.

     Land Area. The land that we own or lease at the Florida Canyon Mine covers a total of 15,456 acres. Fee lands total 4,075.81 acres, while 19 patented claims total 359.9 acres. We also maintain 551 unpatented claims that total 11,020 acres. The fee lands and patented claims and most of the unpatented claims have been surveyed. Land lease and option payments and unpatented claim maintenance fees total US$865,600 for 2002 and 2003, after which the total land cost drops to US$92,300 annually. The Florida Canyon Mine operating permit area contains 5,521 acres. We have disturbed approximately 1,898 acres of land, consisting of 1,013 acres of public lands and 885 acres of fee (private) lands. Mining the remaining reserves will add 59 acres of disturbance, of which 19 acres are public lands and 40 acres are private lands. We have received approval to proceed with the expanded operation pending adjustment to the final reclamation bonding requirements.

     Production. We typically process approximately 10 million tons of ore annually at the Florida Canyon Mine. Approximately 35% of the ore is crushed to 80% passing 0.75 inch and 65% of the ore is run of mine leach heap. Production from the Florida Canyon Mine operation is summarized in Table 1.

     This table presents data from the Florida Canyon Mine property. All production from the Florida Canyon Mine is subject to a 2.5% net smelter return
(NSR)  royalty.

TABLE 1 FLORIDA CANYON PRODUCTION HISTORY

MINE  REPORT              CRUSHER  REPORT               RUN  OF  MINE                TOTAL ORE (FROM CRUSHER REPORT)WASTE
YEAR      MINE     GRADE    GOLD   CRUSHER   GRADE    GOLD   RUN OF MINE   GRADE    GOLD   TOTAL ORE   GRADE    GOLD    TONS
        ORE TONS  OZ AU/T  OUNCES  ORE TONS  OZ AU/  OUNCES   ORE TONS    OZ AU/T  OUNCES    TONS     OZ AU/T  OUNCES  WASTE
         000'S               000'S   000'S     TONS    000'S   000'S      TONS       000'S   000'S     TONS    000'S   000'S
        --------  -------  ------  --------  ------  ------  -----------  -------  ------  ---------  -------  ------  ------
1998       8,840   0.0203     179     8,657  0.0204     177        4,803   0.0118      57     13,460   0.0173     233  23,476
1999       5,584   0.0262     146     5,441  0.0261     142        7,394   0.0123      91     12,835   0.0182     233   4,545
2000       4,596   0.0297     137     4,815  0.0299     144        5,702   0.0123      70     10,516   0.0203     214  12,676
2001       3,593   0.0208      75     3,719  0.0207      77        6,035   0.0116      70      9,754   0.0151     147  15,808
2002       4,368   0.0228     100     4,221  0.0229      97        4,098   0.0119      49      8,319   0.0175     146  13,566
        --------  -------  ------  --------  ------  ------  -----------  -------  ------  ---------  -------  ------  ------
TOTALS    26,981   0.0240     637    26,853  0.0237     637       28,031   0.0120     337     54,884   0.0177     973  70,071
        --------  -------  ------  --------  ------  ------  -----------  -------  ------  ---------  -------  ------  ------

     Mining Claim Description. Mining operations and facilities are on Sections 1, 2, 3, 10, 11, and 12 of T31N, R33E, Mount Diablo Base and Meridian. The mineralization and facilities extend to the north in Sections 34 and 35 of T32N, R33E, Mount Diablo Base and Meridian. Usually only 36 sections are in each township, however, in T31N, R33E, Sections 37, 38, and 39 are included due to old government surveying problems leaving gaps between the normal sections.

     Agreements and Encumbrances. All current reserves at the Florida Canyon Mine deposit are subject to a 2.5% net smelter return royalty. Other Florida Canyon Mine property is subject to royalties shown in Table 2.

TABLE  2  ROYALTY  AGREEMENTS

Ranleigh International Corp.  2.5% NSR  +8 Square Mile Area Centered on Florida Canyon Mine
Asarco, McCullough            2.0% NPI  NE1/4 of NE1/4 Section 11 T31N R33E
Hall                          2.5% NSR  Madre & Calaveras Patented Claims, Sections 2 &12 T31N, R33E
Muller Investments            1.0% NSR  NE1/4 of NW1.4; S1/2 of NW1/4, Section 1 T30N R33E

     We have paid royalties of US$946,121, US$827,284 and US$1,199,498, respectively, in the years ended December 31, 2002, 2001 and 2000,

     The annual holding costs of Florida Canyon Mine, exclusive of property taxes, are shown in Table 3.

TABLE  3  FLORIDA,  INC.  LAND  HOLDING  COSTS

PROPERTY                 2002      2003    ANNUAL AFTER 2003    ROYALTY
----------------------  -------  --------  ------------------  ---------
Hanna Hall             $  7,200  $  7,200  $            7,200   2.5% NSR
Asarco                 $  10,000 $ 10,000  $           10,000   1.0% NPI
Herbert McCullough                                              1.0% NPI
Ranleigh International                                          2.5% NSR
Campbell               $ 40,000  $471,000
Campbell               $ 54,000  $ 99,000
Rex Resources          $  6,000  $ 11,000
Muller Investments     $ 20,000  $ 20,000  $           20,000     1% NSR
Unpatented Claims      $ 55,100  $ 55,100  $           55,100
TOTALS                 $192,300  $673,300  $           92,300

     Mine equipment at our Florida Canyon Mine is on an installment purchase with CAT Financial and, as of January 2003, a finance lease with ATEL Equipment Leasing. The total initial purchase price of mine equipment was approximately US$34.72 million. As of June 30, 2003, the balance owed was approximately US$6.8 million.

     At June 30, 2003, the net book value of the Florida Canyon Mine and its associated plant and equipment was approximately $11.5 million.

     Environmental Liabilities. The Florida Canyon Mine has been in continuous operation since 1986. The original permit to operate was granted by the U.S.
Bureau of Land Management ("BLM") and the Nevada Department of Environmental Protection ("NDEP") Reclamation Permit 126. The remaining reserves are the subject of the 17th amendment to the Florida Canyon Mine operating plan. The permit area currently contains 5,521 acres of Florida Canyon Mine lands, within which a disturbance of 1,951.3 acres is currently permitted. To date, we have disturbed approximately 1,794.8 acres of land, consisting of 926.7 acres on public lands and 846.1 acres of disturbance on fee (private) lands. The 15th amendment to the plan of operation ("APO 15") added 59.1 acres of disturbance, of which 19.2 acres are on public lands and 39.9 acres are on private lands. APO 15 was applied for in the spring of 2001 and approved on June 13, 2002. In November 2002, we filed a 16th amendment to the plan of operations ("APO 16") to propose, among other things, raising the height of a portion of our leach pad and to modify our plan for reclamation of the leach pad. By determination letter dated June 18, 2003, APO 16 was approved. In June 2003, we filed a 17th amendment to the plan of operation ("APO 17") to propose, among other things, minor pit expansions and haul road adjustments. By BLM determination letter dated August 26, 2003, APO 17 was approved.

     Florida, Inc. is the principal under two reclamation bonds totaling US$17,456,130 issued by Safeco Insurance Company of America ("Safeco"). Safeco cancelled one of the bonds in the amount of US$16,936,130; however, the U.S. District Court for the District of Nevada has entered a judgment that Safeco's cancellation does not affect the BLM's right to treat the bond as remaining "outstanding" as part of the required bonding for the Florida Canyon Mine and that ongoing mining under our plan of operation does not affect Safeco's obligations under the bond upon eventual completion of mining. In reliance on that judgment, BLM has counted the cancelled Safeco bond towards satisfaction of our bonding requirements and has permitted us to continue to mine both inside and outside the area covered by the cancelled Safeco bond. On May 29, 2003, a not for publication memorandum decision was delivered by a three-judge panel of the Ninth Circuit Court of Appeals affirming the U.S. District Court judgment in our favor. Safeco did not file notice of any further appeal within the period permitted, and the District Court judgment has become final. A more complete description of the litigation among Safeco, the United States, the State of Nevada, and us with respect to the cancelled Safeco bond is included below under "Legal Proceedings". In view of Safeco's cancellation of the bond and posture in the litigation, Safeco has not invoiced us for, and we have not paid, any premium on, the cancelled Safeco bond since August 15, 1999. Safeco's future intention with respect to the cancelled bond is not known.

     The unsecured Safeco-issued bond in the amount of US$16,936,130 covers only disturbances within the area disturbed as of August 15, 1999. We maintain a second Safeco bond in the amount of US$520,000 and pay an annual fee of US$6,500. Safeco issued that bond in 2001 under a settlement agreement preventing cancellation until May 1, 2003. Safeco has extended the US$520,000 bond to May 1, 2004. That bond was furnished by Safeco as part of its obligations under the settlement agreement resolving related litigation involving Safeco, Diamond Hill, Inc., the United States, and the State of Montana as more completely described below under "Legal Proceedings". The US$520,000 Safeco bond covers all disturbances within the Florida Canyon Mine site's area of operations.

     In addition, we have issued personal reclamation bonds for the benefit of the BLM in the amount of US$3,620,323 for the Florida Canyon Mine site plan of operations and in the amount of US$105,021 for the Standard Mine Area exploration plan of operations at December 31, 2002. We increased the amount of our bond for the Florida Canyon Mine site by an additional US$132,017 in February of 2003. These bonds are secured by irrevocable standby letters of credit maintained at a cost of 1.5% of penal sum per annum (for the Florida Canyon Mine bond) and 2.0% of penal sum per annum (for the Standard Mine Area site bond). As of March 1, 2003, total bonding required for the Florida Canyon Mine site was US$21,159,279. By BLM determination letter dated August 26, 2003, the total bonding requirement for the Florida Canyon mine plan of operation was reduced to US$20,983,400. Our bonds cover all disturbances within the Florida Canyon Mine site's area of operations, whether inside or outside the area covered by the US$16,936,130 Safeco bond.


     Like all mine operators, we always face the risk of redetermination of bonding requirements as a result of changes in regulatory agency assumptions and methodology used to establish bonding requirements, and there can be no assurance that our bond requirements will remain the same.

     We currently estimate closure costs at the Florida Canyon Mine to be an aggregate of US$12.6 million, including the costs associated with our employees' severance packages.

     Florida Canyon Mine and Standard Mine Area Geology. The Florida Canyon Mine and Standard Mine Area deposits are situated in the Basin and Range physiographic province of northwestern Nevada, typified by a series of northward-trending elongate mountain ranges separated by alluvial valleys. The deposits are located in the Humboldt Range, which is formed by north-trending folding and faulting.

     The Florida Canyon and Standard Mine Area are dominated by a major regional structural zone, termed the Humboldt Structural Zone, which is a 200 km wide northeasterly-trending structural zone with left-lateral strike slip movement. Permo-Triassic rocks of the Rochester Rhyolite, Prida Formation, Natchez Pass Formation, and Grass Valley Formation are all exposed in the Florida Canyon area. The Humboldt City Thrust separates the Natchez Pass and Grass Valley formations from the underlying Prida Formation. There is a strong N30 degrees E to N50 degrees E structural fabric prevalent in and adjacent to the Florida Canyon Mine and Standard Mine are deposits, as evidenced by the alignment of quartz veining, shear zones, and well-developed joint sets.

     Mineralization at the Florida Canyon Mine consists of native gold and electrum, an alloy of gold and silver associated with quartz, iron oxides, pyrite, marcasite, and arsenopyrite. Quartz is the major gangue mineral. Secondary minerals identified in the Florida Canyon Mine deposits include gypsum (likely remobilized from the Grass Valley Formation), alunite, barite, native sulfur, calcite, dolomite, anhydrite, pyrargyrite, pyrrhotite, and stibnite.

     Gold mineralization at the Standard Mine Area deposits also consists of native gold and electrum generally associated with silicification and argillization at the contact between Grass Valley argillite and the underlying Natchez Pass limestone.

     Florida Canyon Mine and Standard Mine Area Drilling and Sampling. The Florida Canyon Mine property is situated in the Imlay Mining District in Pershing County, Nevada. Historically, the only significant gold production in the area came from the Standard Mine between 1939 to 1942 and 1946 to 1949. Modern exploration at Florida Canyon Mine began in 1969 and has been explored by five different mining and exploration companies Table 4 summarizes the drilling on the Florida Canyon Mine property since 1969 to December 31, 2002, which totals over 1.75 million feet in 4,198 drill holes; this also includes 760 holes totaling 212,437 feet that were drilled in the Standard Mine Area. With the exception of 48 drill holes drilled by Florida, Inc., the drill hole type was not identified by Florida, Inc.; however, we have assumed that the pre-1983 holes were drilled with conventional rotary tools.

TABLE 4 FLORIDA CANYON MINE AND STANDARD MINE DRILL HOLE DATABASE SUMMARY

(Florida Canyon Mine Area Drilling)

DRILL TYPE                    NUMBER OF HOLES   FOOTAGE
                              ---------------  ---------
Core                                       48     31,383
Reverse Circulation & Rotary            3,390  1,596,355
TOTAL                                   3,438  1,627,738
Number of Samples  286,660

(Standard Mine Area Drilling)

DRILL TYPE                    NUMBER OF HOLES  FOOTAGE
                              ---------------  -------
Core                                        7      832
Reverse Circulation & Rotary              753  211,605
TOTAL                                     760  212,437
Number of Samples  38,352

     The reverse circulation drilling we have completed is done wet from the surface, with a 10-15 lb sample collected from a wet rotary splitter. American Assay Labs of Sparks, Nevada completed most of the analyses of Florida Canyon drill hole samples. Gold analysis is by standard fire assay with either atomic absorption or gravimetric finish.

     About 10% of the drill samples we have completed were analyzed in duplicate. Mine Development Associates, an independent mining testing firm, examined the check assay data which showed good correlation between the original and duplicate data. In addition to internal checks, American Assay continually monitors the laboratory performance of our independent consultants.

     Drill Hole Spacing. Measured oxide resources for the Florida Canyon Mine are classified as those model blocks with at least three composites within one-half the distance of the variogram range; indicated resources are model blocks with at least two composites within the distance of the variogram range.

     The drill hole spacing at Florida Canyon Mine and Standard Mine Area approximates a 100 foot grid. The variogram range varies between 40 feet and 170 feet. About 26% of the oxide resources at the mines are measured, indicating the drill spacing is within of the variogram range, and 74% are defined as indicated, indicating spacing more than of the variogram range, but less than the full range. The variogram ranges at the Standard Mine Area are between 30 feet and 210 feet and are generally slightly longer than the ranges at the Florida Canyon Mine. At the Standard Mine Area approximately 54% of the resources are defined as measured. Kriging variance was used to define measured and indicated materials at the Standard Mine Area.

     Florida Canyon Mine Reserves. The Florida Canyon Mine reserves include the remaining material from several pits with prior mining and some new areas that have not been mined. The pits for the new areas were designed using Whittle pit optimization at US$325/ounce gold price to complete the design, and cut off grades based on US$280/ounce gold price to determine reserves. Additional drilling was conducted in 2002 and 2003 in some of the new pit areas. The areas with prior mining include the Brown Derby, Central, Jasperoid Hill and Main Extension, while new areas include Headwaters, Northeast Extension, and Radio Towers West. The new areas are generally further up the slope of the Humboldt
Range. Table 5 summarizes Florida Canyon Mine and Standard Mine Project reserves as of December 31, 2002, which conform to August 20, 2000 Canadian Institute of Mining, Metallurgical and Petroleum Engineers and the United States Securities Exchange Commission Industry Guide 7 and the Petroleum Engineers definitions.

TABLE  5  FLORIDA  CANYON  MINE  RESERVES

                                      Tons     Grade   Ounces   Grade   Ounces
Area                                 000's    oz Au/t    Au    oz Ag/t    Ag
Florida Canyon Mine
  Proven Reserves                    5,116.6    0.015    75.1       NA       NA
  Probable Reserves                 14,863.6    0.017   255.7       NA       NA
  SUBTOTAL FLORIDA CANYON MINE      19,980.2    0.017   330.9       NA       NA

Standard Mine
  Proven Reserves                   11,672.6    0.019   216.6     0.17  2,032.9
  Probable Reserves                  5,541.3    0.018   101.7     0.14    768.6
  SUBTOTAL STANDARD MINE            17,213.9    0.018   318.3     0.16  2,801.5

TOTAL PROVEN AND PROBABLE RESERVES  37,194.1    0.017   649.2       NA       NA

Note: Mine Development Associates located at 210 South Rock Blvd., Reno Nevada 89052 is an independent mining engineering company, and completed its review of our reserve estimates in March 2003.

     Florida Canyon Mine and Standard Mine Area Resources. The Florida Canyon Mine resources were modeled by our manager of exploration, with supporting work and input from our engineering and geology staff. In addition to a gold grade model, a geologic/mineralogic model was made to represent the extent of each alteration/lithologic group recognized at the Florida Canyon Mine.

     Grade population domains were used to restrict high-grade assays from smearing into lower grade domains. Domain boundaries that corresponded to each of the four gold composite populations were drawn on 20 feet spaced bench maps; these hard boundary polygons were used to code the drill composites and model blocks to each particular domain and constrain the estimate. We used a multi-pass technique to estimate block grades starting with measured resources and ending with inferred material. Block grades were estimated by a combination of ordinary kriging and inverse distance techniques.

     All of our mine pits have been developed from optimized pits based only on measured and indicated resources. All of the pits are based on designed pit slopes with ramps, with the exception of the Star pit at our Standard Mine. Most of our Standard Mine Area pits are side hill access, are not deep, and do not require an in-pit ramp system.

     The resources stated for Florida Canyon Mine and the Standard Mine Area conform to the definitions adopted by the Canadian Institute of Mining, Metallurgical, and Petroleum Engineers in August 2000, and meet the criteria for Measured, Indicated, and Inferred Resources. The Florida Canyon Mine Measured and Indicated Oxide Resources and Inferred Oxide Resources as of year-end 2002, as calculated by us, are reported in Tables 6 and 7, respectively. Florida Canyon Mine resources are subdivided into two categories, each with a cut off grade that corresponds to operational cut off grades of 0.018 ounces and 0.007 ounces of gold per short ton (oz/ton) for crusher and run of mine, respectively. Our Standard Mine Project resources use a cut off grade that corresponds to operational cut off grades of 0.005 ounces of gold per ton (oz/ton). Measured and Indicated sulfide resources are shown in Table 8, while Inferred sulfide resources are shown in Table 9. Standard Mine Area resources are reported using a 0.007 ounces of gold per short ton (oz/ton) cut off grade. Resources reported for Florida Canyon include proven and probable reserves.

     CAUTIONARY NOTE TO U.S. INVESTORS CONCERNING ESTIMATE OF MEASURED AND INDICATED RESOURCES

     This section uses the terms "measured" and "indicated resources." We advise United States investors that while those terms are recognized and required by Canadian regulations, the U.S. Securities and Exchange Commission does not recognize them. UNITED STATES INVESTORS ARE CAUTIONED NOT TO ASSUME THAT ALL OR ANY PART OF MINERAL DEPOSITS IN THESE CATEGORIES WILL EVER BE CONVERTED.

TABLE  6  FLORIDA  CANYON  MINE  MEASURED  &  INDICATED  OXIDE  RESOURCES

                                          Tons       Grade      Grade
     Item                                 000's      OZ AU/Ton  OZ/AG/Ton
     Florida Canyon Measured & Indicated
     Measured                              34,726.9      0.011
     Indicated                             99,207.7      0.013

     Florida Canyon
     Measured and Indicated               133,934.6      0.013


71

     Standard Mine Area
     Measured                              18,498.7      0.017      0.159
     Indicated                             15,639.2      0.015      0.108

     Standard Mine Area
     Measured and Indicated                34,137.9      0.016      0.136

               Totals                     168,072.5      0.013

Note: Mine Development Associates located at 210 South Rock Blvd., Reno Nevada 89052 is an independent mining engineering company, and completed its review of our reserve estimates in March 2003.

TABLE 7 FLORIDA CANYON MINE MEASURED & INDICATED SULFIDE RESOURCES

                                   Cutoff   Mineralized    Grade
Classification                     OZ AU/T  Tons         OZ/AU/Ton
     Measured                        0.018    3,232,910     0.0500
     Indicated                       0.018   12,529,018     0.0320
     Total Measured and Indicated    0.018   15,761,928     0.0355

Note: Mine Development Associates located at 210 South Rock Blvd., Reno Nevada 89052 is an independent mining engineering company, and completed its review of our reserve estimates in March 2003.

     CAUTIONARY NOTE TO U.S. INVESTORS CONCERNING ESTIMATE OF INFERRED RESOURCES

     This section uses the term "inferred resources." We advise United States investors that while this term is recognized and required by Canadian regulations, the U.S. Securities and Exchange Commission does not recognize it. "Inferred resources" have a great amount of uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian rules estimates of inferred mineral resources may not form the basis of feasibility or other economic studies. UNITED STATES INVESTORS ARE CAUTIONED
NOT TO ASSUME THAT ALL OR ANY PART OF AN INFERRED RESOURCE EXISTS, OR IS ECONOMICALLY OR LEGALLY MINABLE.

TABLE 8 FLORIDA CANYON AND STANDARD MINE INFERRED OXIDE RESOURCES

                                      Tons       Grade
     Area                            (000S)    OZ AU/TON
Florida Canyon (+0.007 OZ AU/T)      55,449.2      0.011
Standard Mine Area (+.005 OZ AU/T)    7,870.5      0.012
Total Inferred Materials             63,319.7      0.011

TABLE 9 FLORIDA CANYON MINE INFERRED SULFIDE RESOURCES

                 Cutoff    Mineralized    Grade
Classification  OZ AU/Ton     Tons      OZ/AU/Ton
Inferred            0.018   16,403,040     0.0290


72

Notes:  1.     No sulfide resource was reported for  the  Standard Mine Area.
        2. Mine Development Associates located at 210 South Rock Blvd., Reno Nevada 89052 is an independent mining engineering company, and completed its review of our reserve estimates in March 2003.

     Florida Canyon Mine Operations. The Florida Canyon Mine generally operates two 10-hour shifts per day, six days per week. Generally, several pits are mined at the same time. All equipment utilized at the Florida Canyon Mine is leased or owned, and is in good working condition. Ore grade material is transported to the run of mine heap or the crusher stockpile. The run of mine material generally grades between 0.006 and 0.018 ounces of gold per short ton (oz/ton), however, the actual cut off grade is dependent on rock and alteration type. This material is dumped on the pad by 85 to 150 ton trucks, then bulldozed prior to leaching. The higher-grade material is crushed to 80% passing 0.75 inch and transported to the pad by a radial stacking conveyor.

     Material is leached in three stages by drip systems, each applying 4,000 gallons per minute of leach solution to the heap. The first stage continues to leach older ore. The second stage may leach younger ore or run of mine materials. The third stage leaches the most recently crushed material on the pad. In this fashion, the grade of the leach solution builds as it travels through each stage. After the leach solution has traveled through all three stages, the solution is stored in the pregnant solution pond.

     The pregnant leach solution is processed by absorbing the gold in the leach solution onto activated carbon. This is completed in one of the four carbon absorption plants on the property, each with five leach tanks. After the carbon has absorbed sufficient gold, the carbon is transported to the stripping, regeneration, and refinery plant. The carbon is stripped and the concentrated gold solution is pumped through electrowinning cells, where the gold is plated onto cathodes and then refined into gold/silver dore bars. Most of the makeup water used for leaching comes from a geothermal source located near the plant site.

     The operation uses a five year recovery cycle to model gold recovery for both run of mill and crushed materials. Table 10 shows the expected recovery for gold over the five-year period.

TABLE 10 FLORIDA CANYON MINE HEAP LEACH RECOVERY MODEL

                      CUMULATIVE
            CRUSHED     CRUSHED       ROM      CUMULATIVE
     YEAR  RECOVERY    RECOVERY    RECOVERY   ROM RECOVERY
     ----  ---------  -----------  ---------  -------------
     1         46.5%        46.5%      36.0%          36.0%
     2         13.5%        60.0%      10.4%          46.4%
     3          9.0%        69.0%       7.0%          53.4%
     4          4.5%        73.5%       4.5%          57.9%
     5          1.5%        75.0%       1.2%          59.1%

     Cutoff Grade Calculation. The internal cutoff grade calculation assumes the material is already inside an optimum pit and must be mined. The decision is where to send the material. If a profit can be made by processing the material rather than sending it to the waste dump then the material should be processed. The internal cutoff grade calculation removes the mining cost from the cutoff calculation. A US$325 ounce gold price is used for the cutoff grade calculation. Set forth below are the cutoff grades used for the respective mines.

     For our Florida Canyon Mine two types of ore are processed. Higher grade material is sent to the crusher and after crushing is placed on the heap. The cutoff grade for this material ranges from 0.010 to

0.022 depending on location and type of rock. Material that is below this cutoff grade, but above a grade of 0.006 to 0.008 is sent to the heap without crushing, and termed run of mine (ROM).

     For our Standard Mine a crusher has not been included in the Standard Mine so all material is run of mine (ROM). The cutoff grade for this material ranges from 0.005 to 0.006.

MONTANA  TUNNELS  MINE

     Our Montana Tunnels Mine, owned and operated by Montana, Inc., our wholly-owned subsidiary, is an open pit mine located approximately five miles west of Jefferson City, Montana, with gravity and flotation processing facilities. Operations at the Montana Tunnels Mine commenced in 1987.

     Location. The Montana Tunnels Mine is located about five miles west of Jefferson City, Montana. Exhibit 99.2 illustrates the location of the Montana Tunnels Mine. We are currently operating a 16,000-ton per day flotation plant and open pit mine at the deposit. The Montana Tunnels Mine operation is located in the historic "Wickes-Corbin" mining district. Our plan involves mining inside the current open pit to extract the remaining reserves. We have also studied alternates for future expansion including underground mining and rerouting a creek to allow the pit to expand to the northwest.

     Land Area. We own or lease an aggregate of 5,017.17 acres in fee and patented lands at the Montana Tunnels Mine. The property consists of 136 wholly or partially owned patented claims (2,339.11 acres), three patented lease claims (45.19 acres) expiring on March 19, 2004, and 2632.87 acres of owned fee lands. All patented claims and fee lands have been surveyed. In addition, 213 unpatented claims are maintained (4,260 acres). We estimate that 90% of the unpatented claims have been surveyed. A number of claims outside the contiguous mining claims and fee land are isolated. We have listed 27 patented claims outside the contiguous claim area for sale, and have contracted timber harvesting on some of the land.

     Production. Over the past five years, the Montana Tunnels Mine has produced approximately 78,000 ounces of gold, 26,000 tons of zinc, 8,700 tons of lead and 1,263,000 ounces of silver annually. Approximately 15% of its annual gold production in the form of dore, an unrefined material consisting of approximately 90% gold, which is then further refined. The remainder of the Montana Tunnels Mine's production is in the form of zinc-gold concentrate and a lead-gold concentrate. The concentrates are shipped to a smelter, and after smelting charges, we are paid for the metal content. The Montana Tunnels Mine was idle for approximately four months in 2002, while we made preparations to begin the removal of waste rock at the Mine. Limited production resumed in October 2002, and full production on the K-Pit resumed in April 2003. Since that time, the Montana Tunnels Mine has experienced pit wall problems that have resulted in significant changes to the mine plan, including an accelerated stripping schedule to remove 10 million tons of material that sloughed off the southwest pit wall. Additional stripping will be required at the Montana Tunnels Mine for production to continue past March 2004. The changes to our mine plan and the accelerated stripping schedule requires funding of approximately US $15 million over the next year to allow access to all reserves currently included in the mine plan. As of September 15, 2003, the Montana Tunnels Mine employed approximately 162 full-time non-unionized employees.

     The following table sets forth annual production levels for gold, silver, lead and zinc from the 1998 commencement of operations at the Montana Tunnels
Mine:

TABLE 11 MONTANA TUNNELS MINE PRODUCTION HISTORY

YEAR               MILLION    AU      OZ AU     AG       OZ AG     PB    TONS PB    ZN    TONS
                    TONS    OZ AU/T           OZ AG/T    000'S      %     000'S      %     ZN
------------       -------  -------  ------   -------  --------   -----  -------   -----  -----
     1998            4,833   0.0186     89.8     0.21      995.4   0.19       9.2   0.68   33.0


74

     1999            5,076   0.0173     88.0     0.22    1,120.2   0.20      10.2   0.62   31.3
     2000            5,384   0.0143     77.0     0.37    2,003.7   0.17       9.4   0.47   25.5
     2001            5,424   0.0168     91.2     0.28    1,510.9   0.18       9.9   0.55   30.1
     2002            2,881   0.0156     44.9     0.24      685.6   0.17       4.9   0.47   13.5
     ------------  -------  -------   ------  -------   --------  -----   -------  -----  -----
     Totals         23,598   0.0166    390.9     0.27    6,315.8   0.18      43.6   0.57  133.4

     Mining Claim Description. The Montana Tunnels Mine is located in Section 8 of Township 7 North, Range 4 West, while the permit boundary covers portions of
Section 4, 5, 8, 9, 15, 16, 17, and 20. Mining claims that cover the pit are listed in Table 12. About half of Section 8 lands are our owned fee lands.

TABLE  12  CLAIMS  COVERING  MONTANA  TUNNELS  MINE

     PATENTED CLAIMS          MINERAL SURVEY  UNPATENTED CLAIMS
     -----------------------  --------------  -----------------
     Geraldine C                      9184         MF 1
     P.Q.C.                           9184         F 14
     Montana                          9184         F 15
     General Harris                   2038
     Black Rock No. 2                 9184
     Black Rock No. 3                 8940
     D.E.D.                           9184
     Placer                            258
     Anna                             8940

     Agreements and Encumbrances. None of the Montana Tunnels Mine reserves are subject to royalties, but we do have three leased claims that contain mineralization which will be subject to a 4.5% net smelter return royalty if they are mined. The annual holding costs of Montana Tunnels Mine lands, exclusive of property taxes, total US$47,150, as shown in Table 13.

TABLE  13  MONTANA,  INC.  LAND  HOLDING  COSTS

     MONTH DUE     LESSOR                                   TYPE                   US $AMOUNT
     ------------  ---------------------------------------  ---------------------  ----------
     January       James Madison                            Easement               US $5,000
     March         MT Rail Link                             Lease Rental           US $5,000
                   Louis F. Hill/Fremont River Development  Advance Royalty        US $10,300
     August        U.S. Bureau of Land Management           Unpatented Claim Fees  US $21,300
     September     MT Department of Highway                 Lease Rental           US $250
     October       Fred L. Bell                             Water Use Agreement    US $300
     November      Virginia & Pamela Bompart                Water Rights           US $5,000
                                                              Agreement
     ANNUAL TOTAL                                                                  US $47,150

     Mine equipment at the Montana Tunnels Mine is financed on an installment note purchase with CAT Financial. The total initial purchase price of mine equipment was US$15,265,256. As of June 30, 2003, the balance owed to CAT
Financial  was  approximately  US$9.8  million.

     At June 30, 2003, the net book value of the Montana Tunnels Mine, determined in accordance with US GAAP, and its associated plant, equipment and capitalized pre-stripping costs was approximately $9.8 million.

     Environmental Liabilities. In 1998 the citizens of Montana passed Initiative I-137 which banned cyanide leach mining of gold and silver. We believe Initiative I-137 will have minimal, if any, impact on our mine located in Montana. Although we use cyanide in our leaching processes, the cyanide is not used in a manner prohibited by Initiative I-137. In addition, we, through our Diamond Hill Mine, have a permit to utilize cyanide in our leaching process. As of the date hereof, we are not aware of any other state or local regulation that would have a material impact on our operations.

     In March 2002, the Montana Department of Environmental Quality approved a minor amendment to the operating permit that will allow expansion of the present pit to mine about 20 million tons of ore in our K14 pit, process and dispose of 20 million tons of tailings (waste materials removed from a mining circuit after separation of the valuable minerals), and mine and dispose of 30 million tons of waste rock. The permit allows raising the tailings embankment by about 40 feet, and mining the K14B pit. The permit boundary contains 2,124 acres with permitted disturbance totaling 1,162.1 acres. Our current tailings dam is permitted to accommodate tailings from the 19.6 million ton combined ore reserved from pits K and L, which are currently scheduled to be completed in the second quarter of 2006. Further, if we receive approval from the Montana Department of Environmental Quality of our expansion plans, we will renew a phased lifting of our tailing dam to accommodate processing of an additional
28.7  million  ore  tones  which  would  result  from  such  expansion  plans.

     National Fire Insurance Company of Hartford, a unit of Continental Casualty Company ("CNA"), provides US$14,987,688 of the total reclamation bonding for the Montana Tunnels Mine plan of operations at a deferred bond premium cost of US$14 per US$1,000 of bonding under a Term Bonding Agreement dated as of August 1, 2002. Under that agreement: (i) CNA is committed to furnish US$14,987,688 in bonding for a 15-year term ending July 31, 2017; (ii) Montana, Inc. has agreed to deposit US$75,000 each month into a collateral trust account established for CNA's benefit to secure Montana Tunnel Mine's reimbursement obligations to CAN until the value of the collateral trust account is equal to the outstanding penal sum of the CNA bond; (iii) Apollo Gold Corporation and Apollo Gold, Inc., have guaranteed Montana, Inc.'s obligations to CNA under the agreement; (iv) payment of premium is deferred without interest until the value of the collateral trust account equals the then-outstanding penal sum of the CNA bond; and (v) Montana, Inc. may terminate the agreement at any time by obtaining release of the CNA bond either through posting a substitute bond with the State of Montana or otherwise, at which time all property held in the collateral trust account will revert to Montana, Inc.'s sole ownership.

     In December 2002, the Montana Department of Environmental Quality released a bond decision for public comment, indicating a proposed bonding of approximately US$15,200,000, and in May 2003, we agreed on a new bonding requirement of US$15,328,811. A permit to mine and increase the tailings storage has been received but may be subject to a reclamation bond adjustment.

     The Environmental Management Bureau of the Montana Department of Environmental Quality is required to inspect the site twice each year for compliance, with a written report required for each visit. The Montana Department of Environmental Quality Air Quality Bureau is required to inspect the site a minimum of once per year to review emissions. Other environmental inspections completed by regulatory agencies over the past several years include hazardous waste compliance, Water Quality Bureau permit inspections, Nuclear Regulatory Commission inspection for nuclear gauges and the U.S. Bureau of Alcohol, Tobacco, and Firearms inspections for mining explosives. No material notices of violation or non-compliance have been received from any agency as the result of a site inspection.

     We have developed closure plans for the Montana Tunnels Mine and currently estimate the present value of the cost of closure, as of June 30, 2003, to total approximately US$8.8 million, including severance costs of approximately US$1.5 million. We currently believe that cleanup of this site will commence during 2010.

     Montana Tunnels Mine Geology. The Montana Tunnels Mine deposit is hosted in the central part of the Montana Tunnels Mine diatreme, an upward-sloping passage forced through sedimentary rock by volcanic activity. The Montana Tunnels Mine diatreme is a heterolithic breccia, a conglomerate rock with sharp fragments, that is matrix-rich, characterized by a sand-size fragmented matrix of quartz latitic composition surrounding subangular to well-rounded fragments of Cretaceous Elkhorn Mountains Volcanics, Tertiary Lowland Creek Volcanics, and clasts derived from the Cretaceous Butte Quartz Monzonite pluton.

     There are two main zones of mineralization in the Montana Tunnels Mine: a central, pipe-like core of contiguous mineralization, and discontinuous zones of mineralization peripheral to the core deposit, termed fringe mineralization. The core of the deposit in plain view is oblong in shape and ranges from about
200 feet to 1000 feet in width, and from 1400 to 2000 feet in length, with a vertical extent of at least 2000 feet. The core zone strikes approximately N30 E and dips steeply (60 degrees to 80 degrees) to the northwest.

     Montana Tunnels Mine Drilling And Sampling. As of March 31, 2003, the Montana Tunnels Mine database contains 889 reverse circulation, rotary, core and blasthole drill holes, totaling 464,471 feet, that were drilled from the mid 1970s to the present by numerous mining and exploration companies. There are 48,279 drill sample intervals in the Montana Tunnels Mine database, each with gold, silver, lead, zinc, and calculated gold-equivalent values. The Montana Tunnels Mine drill hole database is summarized in Table 14:

TABLE 14 MONTANA TUNNELS MINE DRILL HOLE DATABASE SUMMARY

     DRILL TYPE                NUMBER OF HOLES       FOOTAGE
     -------------------       ---------------       -------
     CORE                                   93        61,046
     REVERSE CIRCULATION                   644       351,333
     ROTARY                                140        51,372


77

     BLASTHOLE                              12           720
     -------------------       ---------------       -------
     TOTAL                                 889       464,471

     Gold is analyzed by fire assay methods with a duplicate assay for each sample. Silver, lead, and zinc are analyzed by atomic absorption spectroscopy with a duplicate analysis once every 24 samples and are standard analyzed once every 12 samples. The majority of drill samples are analyzed at our onsite laboratory. Comparison of gold fire assay check samples indicate high sample variance, though the average grade of the check sample datasets, as a whole, agreed closely. There is good correlation between silver, lead, and zinc duplicate samples.

     The Montana Tunnels Mine was idle for approximately four months in 2002, while we made preparations to begin the removal of waste rock at the Mine. Limited production resumed in October 2002, and full production on the K-Pit resumed in April 2003. Since that time, the Montana Tunnels Mine has experienced pit wall problems that have resulted in significant changes to the mine plan, including an accelerated stripping schedule to remove 10 million tons of material that sloughed off the southwest pit wall. Additional stripping will be required at the Montana Tunnels Mine for production to continue past March 2004. The changes to our mine plan and the accelerated stripping schedule requires funding of approximately US $15 million over the next year to allow access to all reserves currently included in the mine plan.

     Montana Tunnels Mine Drill Hole Spacing. The Montana Tunnels Mine drill hole spacing is generally within the gold variogram range of 30 feet to 140 feet in the core. The core diatreme contains about 80% of the Montana Tunnels Mine Measured and Indicated Resources. The drill hole spacing in the fringe is generally wider than the variogram range of 50 feet to 170 feet. Measured mineralization is defined by those model blocks within one-half the variogram range from the nearest composite. About 57% of the model blocks above the 0.016 ounces AU EQ/T cutoff grade have the closest composite within one half of the variogram range. Indicated resources are model blocks with the closest composite within the average variogram range, which are about 43% of the model blocks above the 0.016 ounces AU EQ/T cutoff grade. Montana, Inc. considers material beyond the variogram range and within three times the variogram range to be inferred. We use an estimate of three times the variogram range because the core of the diatreme is generally known to almost always be mineralized.

     Montana Tunnels Mine Reserves. The reserves reported for the Montana Tunnels Mine deposit conform to the Canadian Institute of Mining, Metallurgical and Petroleum Engineers August 2000 and the United States Securities Exchange Commission Industry Guide 7 definitions of Proven and Probable Reserves. The Montana Tunnels Mine reserves as of December 31, 2002 are made up of three components. The first component is the material remaining in the current pit expansion ("R4C"). The R4C expansion project has been substantially completed, with a small amount of unmined reserves left in place for safety reasons due to pre-stripping for a new pit expansion ("K14B") overhead. The remaining R4C reserves will be incorporated into the K14B expansion project.

     The second component of the Montana Tunnels Mine reserves is the K14B new pit expansion, resulting from a redesign of the current pit ramp system and steeper pit slopes below the 5,000 feet elevation. We have received a permit to mine and increase tailing storage, and have met the interim requirement to increase bonding by US$531,288 prior to operating under that permit amendment. The Montana Tunnels Mine was idle for approximately four months in 2002, while we made preparations to begin the removal of waste rock at the mine. Limited production resumed in October 2002 and full production of the K-Pit resumed in April 2003. Additional stripping will be required of the Montana Tunnels Mine for production to continue past March 2004.

     The third component is a portion of the material contained in the low-grade stockpile. Montana Tunnels Mine reserves as of December 31, 2002 are summarized in Table 15. Reserve gold grades are increased by 8% over modeled estimates to correspond to the life of mine gold grade that averages about 10% higher than modeled estimates. The reserves were calculated using metal prices of US$300/ounce gold, US$4.25/ounce silver, US$0.38/lb zinc, and US$0.22/lb lead.

TABLE  15  MONTANA  TUNNELS  MINE  RESERVES

                 RESERVES                                          CONTAINED  MATERIALS
                            Grade   Grade
                 Tons        OZ      OZ    Grade  Grade  Ounces    Ounces     Tons    Tons      Grade
Classification   000's     AU/TON  AG/TON  % PB   % ZN    Gold     Silver      PB      ZN     OZ AU EQ/T
Proven-In-place  17,756.9   0.015    0.18   0.20   0.58  271,500  3,271,200  36,129  103,003       0.028
Probable-In-      1,080.7   0.016    0.24   0.19   0.52   17,600    262,600   2,043    5,598       0.028
Place
Subtotal In-     18,837.6   0.015    0.19   0.20   0.58  289,100  3,533,800  38,172  108,601       0.028
place
Stockpile           180.0   0.013    0.46   0.24   0.22    2,300     82,800     432      396       0.023
Total Reserves   19,017.6   0.015    0.19   0.20   0.57  291,400  3,616,600  38,604  108,997       0.027

Note:  1.  Mine  Development  Associates  located  at  210  South  Rock  Blvd., Reno  Nevada 89052 is an
independent mining engineering company, and completed its review of our reserve estimates in March 2003.

       2.  AuEq = Au + (Ag/96.105) + (Pb/194.707) + (Zn/63.23)/Tons

     Montana Tunnels Mine Recovery Factors. The reserves stated for the Montana Tunnels Mine are an estimate of what can be economically and legally recovered from the Mine, and as such, incorporate losses for dilution and mining recovery. Reconciliation with actual production indicates the reserve estimates have been accurately predicting the material mined. Some of the recovery factors for the Montana Tunnels Mine are the following:

                                Ending
Item               Units        Value
               -------------   --------
Gold  Price    US$/oz  Au      US$300
Silver  Price  US$/oz  Ag      US$4.25
Lead  Price    US$/lb  Pb      US$0.22
Zinc  Price    US$/lb  Zn      US$0.38
Recovery-Au            83.0%
Recovery-Ag            75.3%
Recovery-Pb            87.4%
Recovery-Zn            85.4%

     Montana Tunnels Mine Resources. The Montana Tunnels Mine resources are modeled and estimated by Jeff Levell, our senior geologist, and Ron Krusemark, our senior mine engineer, under the guidance and review of John Taylor, our manager of exploration. The Montana Tunnels Mine resources meet the Canadian Institute of Mining, Metallurgical, and Petroleum Engineers definitions of Measured, Indicated and Inferred Resources adopted on August 20, 2000.

     The grade model was estimated using multiple indicator kriging, a method of interpolation using inverse distance algorithms, for gold and silver, and ordinary kriging for lead and zinc. The Montana Tunnels Mine Measured and Indicated Resources and Inferred Resources as of December 31, 2002 are reported in Tables 16 and 17, respectively. Our cutoff grade used for our resources for the Montana Tunnels Mine is 0.016 ounces of equivalent gold per ton. The resources reported are in addition to the proven and probable reserves.

     CAUTIONARY NOTE TO U.S. INVESTORS CONCERNING ESTIMATE OF MEASURED AND INDICATED RESOURCES

     This section uses the terms "measured" and "indicated resources." We advise United States investors that while those terms are recognized and required by Canadian regulations, the U.S. Securities and Exchange Commission does not recognize them. UNITED STATES INVESTORS ARE CAUTIONED NOT TO ASSUME
THAT ALL OR ANY PART OF MINERAL DEPOSITS IN THESE CATEGORIES WILL EVER BE CONVERTED.

TABLE 16 MONTANA TUNNELS MINE MEASURED & INDICATED RESOURCES

TOTAL  MEASURED  &  INDICATED  RESOURCES

             TONS         AU EQ         AU         AG       PB     ZN
            (000S)    OZ AU EQ./TON  OZ AU/TON  0Z AG/TON    %      %
-----------------------------------------------------------------------
Measured    37,087.1          0.029      0.016       0.21   0.16   0.60
Indicated   40,161.6          0.028      0.015       0.21   0.14   0.63
-----------------------------------------------------------------------
TOTAL       77,248.7          0.028      0.016       0.21   0.15   0.62

Notes:  1.     0.016 oz AuEq/ton cut-off
        2. Mine Development Associates located at 210 South Rock Blvd., Reno Nevada 89052 is an independent mining engineering company, and completed its review of our reserve estimates in March 2003.

     CAUTIONARY NOTE TO U.S. INVESTORS CONCERNING ESTIMATE OF INFERRED RESOURCES

     This section uses the term "inferred resources." We advise United States investors that while this term is recognized and required by Canadian regulations, the U.S. Securities and Exchange Commission does not recognize it. "Inferred resources" have a great amount of uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian rules estimates of inferred mineral resources may not form the basis of feasibility or other economic studies. UNITED STATES INVESTORS ARE CAUTIONED
NOT TO ASSUME THAT ALL OR ANY PART OF AN INFERRED RESOURCE EXISTS, OR IS ECONOMICALLY OR LEGALLY MINABLE.

TABLE 17 MONTANA TUNNELS INFERRED RESOURCES

                            TONS        GRADE        GRADE      GRADE    GRADE
                            GRADE
                           (000S)    OZ AU EQ/TON  OZ AU/TON  OZ/AG/TON   %PB    %ZN
-------------------------------------------------------------------------------------
Total Inferred Resources   23,568.7        0.0254     0.0138      0.224  0.118  0.551

Notes:  1.     AuEq = Au + (Ag/96.105) + (Pb/194.707) + (Zn/63.23)
        2.     Mine Development Associates located at 210 South Rock Blvd., Reno Nevada
89052  is  an independent mining engineering company, and completed its review of our reserve  estimates  in  March  2003.

     Montana Tunnels Mine Operations. Open pit mining at Montana Tunnels Mine is conducted with an equipment fleet either leased, owned or being purchased under installment notes. The equipment is in good working condition. The Montana Tunnels Mine operates two 12-hour shifts, seven days per week. Currently, mine production averages approximately 60,000 tons per day of ore and waste, of which 15,000 tons per day of ore is shipped to the crusher stockpile where it is loaded into the crusher hopper for size reduction before entering the plant. The plant uses a conventional flotation process to produce lead and zinc concentrates. Gold and silver are also recovered using a gravity circuit and refined at the plant to produce a dore. Flotation is a process used to concentrate the grade of the sulfide ore material to allow the economic shipment of higher grade material to a smelter. The flotation process uses chemicals that are added to the crushed and milled ore and waste slurry. The concentrate that is created rises to the surface and overflows while the waste material sinks to the bottom of a tank. The concentrate is collected and dried and then shipped to a smelter. The waste material is collected and becomes the tailing material usually deposited in the tailing impoundment at the mine site. Gravity concentration is a process used to separate materials that have significantly different densities. Gravity separation is especially useful with gold ore recovery since it is a very dense material. Several types of equipment and systems are used to separate material with different densities. Table 18 shows the plant recovery through December 31, 2002:

TABLE 18 PLANT RECOVERY - INCEPTION THROUGH YEAR END 2002
     METAL     GOLD    SILVER   LEAD    ZINC
     RECOVERY  83.07%   72.98%  85.75%  83.27%

     Table 19 shows the distribution and grades of metals in the concentrates and tailings for 2001 and 2002 at the Montana Tunnels Mine:

TABLE 19 MONTANA TUNNELS MINE PLANT PRODUCTION SUMMARY

                      GOLD          SILVER          LEAD           ZINC         TONS      GRADE     GRADE   GRADE  GRADE
                  DISTRIBUTION   DISTRIBUTION   DISTRIBUTION   DISTRIBUTION    PRODUCT    OZ AU/    OZ AG/  % PB   % ZN
                                                                                           TON       TON
-------------------------------------------------------------------------------------------------------------------------
2001
Gravity                   13.2%           0.4%                                            19,922.8  9,206.2
Lead Concentrate          57.0%          44.7%          74.4%           4.9%    545,804*     3.385    44.12  47.44    9.4
Zinc Concentrate          12.0%          28.1%           9.7%          80.8%     15,456      0.242     9.51   2.12  53.65
Tailings                  17.4%          26.8%          15.9%          14.3%  5,363,647     0.0029    0.076  0.029  0.080
2002
Gravity                   10.9%           0.2%                                  363,761*  21,159.8  9,998.3
Lead Concentrate          54.1%          45.3%          70.2%           5.0%     13,777      3.057    66.50   48.7   9.46
Zinc Concentrate          12.4%          22.1%           9.6%          73.5%     36,550     0.0264    12.21   2.49  52.07
Tailings                  22.6%          32.4%          20.2%          21.5%  5,333,683     0.0032    0.120  0.035  0.102

* grams of gravity concentrate

     Gold and silver dore is shipped to Johnson Matthey in Salt Lake City, Utah for further refining, and our lead and zinc concentrates are shipped to Teck Cominco Metals LTD in British Columbia, Canada. The smelters that we use are in reasonable proximity to our mines; however, if we had to change smelters we could incur substantial additional transportation costs.

     Montana Tunnels Mine Cutoff Grade Calculation. Three products are made from the ore mined from our Montana Tunnels Mine: dore containing gold and silver recovered from a gravity circuit, a lead concentrate and a zinc concentrate. The concentrates are shipped to a smelter in Canada for smelting and refining. There is a transportation charge for shipping the concentrate to the smelter. The smelter charges a treatment charge per ton of concentrate for smelting, and a refining charge per unit of metal. In addition, the smelter does not recover all the metal in the concentrate and pays only for a portion of the contained metals. The metal prices, recovery, concentrate ratio and offsite costs are used to calculate ratios for each payable metal compared to an ounce of gold. For the Montana Tunnels Mine we use a historic formula to calculate equivalent gold values: Au Eq = Au + Ag/96.105 + Pb/194.707 + Zn/63.230.

EXPLORATION  PROPERTIES  AND  PROJECTS


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     We  conduct  exploration  activities.  Our  exploration projects located in
Canada are owned and operated by Apollo Gold Corporation, while our exploration projects located in the United States are generally owned and operated by Apollo Gold Exploration, Inc. We own or control patented and unpatented mining claims, fee land, mineral concessions and state and private leases in the United States and Canada. Our strategy regarding reserve replacement is to concentrate our efforts on: (1) existing operations where an infrastructure already exists; (2) other properties presently being developed; and (3) advanced-stage exploration properties that have been identified as having potential for additional discoveries. We are currently concentrating our exploration activities at our Black Fox Mining Project (near the site of the former Glimmer Mine), the Pirate Gold Prospect, Nugget Field Prospect, Diamond Hill and the Standard Mine Area. For the first six month period ended June 30, 2003, we spent approximately
$633,000 US$440,000 on the exploration and development of the Standard Mine (which amount has been capitalized for accounting purposes) and we expensed $2,905,000 (US$1,949,000) in general exploration expenses; therefore, we have spent approximately $3,538,000 (US$2,389,000) on exploration expenditures for the six month period ended June 30, 2003. Exploration expenditures for the years ended December 31, 2002, 2001 and 2000 were approximately $1,701,000 (US$1,084,000), $1,130,000 (US$730,000), and $791,000 (US$533,000),respectively.
The following discussion regarding our exploration activities contain estimates, attributes and other information regarding our properties; however, no assurance can be given that the estimate of the amount of metal or the indicated level of recovery of these metals or other attributes of the properties will be realized.

BLACK  FOX  PROPERTY

     On September 9, 2002, we completed the acquisition of certain real estate and related assets of the Glimmer Mine from Exall Resources Limited ("Exall"), and Glimmer Resources Inc. ("Glimmer") (now known as our Black Fox Exploration Project or Black Fox). The Glimmer Mine was a former gold producer which ceased operations in May 2001 due to the low price of gold. We paid to Exall and Glimmer an aggregate purchase price consisting of $3,159,200 in cash and 2,080,000 our common shares. Pursuant to the terms of the acquisition, an additional $3,000,000 is payable to Exall and Glimmer at the time the Glimmer Mine reaches commercial production (defined to mean a minimum of 30 consecutive days of production with an average of 500 tons, or more, of output from the Glimmer Mine).

     Location. The Black Fox Exploration Project is located in the Kirkland Lake Mining District, approximately five miles east of Matheson and 40 miles east of Timmins, Ontario. Lake Abitibi is six miles northwest of the project site. The property encompasses over 1,200 acres within the Hislop and Beatty Townships. The majority of the property is private fee land.

     Geology. The Black Fox Exploration Project sits astride the Dester-Porcupine (DF) Fault System, which is a deep break in the Precambrian rocks of the Abitibi Greenstone Belt. This fault system hosts many of the deposits in the Timmins area. The system regionally strikes east-west and dips variably to the south. Black Fox lies on the southern limb of a large scale fold on a flexure in the DF Fault where the strike changes from east-west to southeast. Folded and altered basalts are the host rocks for mineralization. Gold occurs as free gold in quartz veining and stockworks and in gold associated with pyrite.

     Targets. We purchased Black Fox as an advanced exploration project. We believe the potential for the property lies in new ore zones at depth and along strike of the Dester-Porcupine Trend. We propose to test the exploration potential of this property in several stages.

     We currently anticipate that the development and commercialization of our Black Fox Property will require three phases. The first phase commenced in early 2003, and involved core drilling of approximately 177 core holes. In August
2003, we undertook an exploration review, and currently anticipate confirming open pit ore reserves in October 2003 and open pit/underground estimated resources in December 2003. We believe that the first phase will cost approximately US $3.7 million.


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
     Upon completion of the first phase, we will then begin the second phase of our Black Fox project. The second phase will involve the development of underground mining, with an anticipated cost of US $17.3 million for the period from September 2003 through December 2004. We plan to develop an underground ramp from existing structures and will construct a shaft, drill level and drill stations and a ventilation shaft. We currently anticipate commencing the second phase underground drilling in 2004. We also plan to begin the permitting process for the third phase of the Black Fox project in September 2003, and anticipate that this process will require approximately two years, based on a plan for combined open pit and underground mine, with on-site milling, at a capacity of 3,000 tons of ore per day. The third phase will include the development of these capabilities, at an aggregate estimated cost of approximately US $41 million.

     Substantial expenditures are required to establish acceptable ore reserves through drilling, to determine metallurgical processes to extract the metals from the ore and, in the case of new properties, to construct mining and processing facilities. At June 30, 2003, we did not have any ore reserves for the Black Fox Property.

PIRATE  GOLD  PROSPECT

     The Pirate Gold prospect is owned and operated by Apollo Gold Exploration, Inc., and is another one of our mineral exploration properties located in Nevada approximately 30 miles south of the Florida Canyon Mine. The Pirate Gold prospect is located on the northern end of the Eugene Mountain range and the Mill City Mining District, Humbolt County, Nevada. It consists of 43 mining claims staked on U.S. Bureau of Land Management land. Both Pirate Gold and Florida Canyon Mine share a similar geologic setting. While no determination has been made, we believe that the Pirate Gold prospect may have the potential to contain many positive attributes. It shares many similar attributes with the most prominent being amounts of visible gold. Intersecting faults and dikes have allowed the formation of very high-grade ore shoots.

     Pursuant to an assignment agreement made as of March 1, 2002 between Pirate Gold LLC, Winnemucca, Nevada ("Pirate Gold") and Nevoro, Nevoro was assigned all of Pirate Gold's right, title and interest in a mining lease (the "Mining Lease"), effective June 22, 2001, between Pronto Prospects LLC, Winnemucca, Nevada, as lessor and Pirate Gold as lessee. The Mining Lease has an initial term of 15 years, subject to renewal on a year-to-year basis so long as the lessee is engaged in commercial production. Commercial production is defined to mean that amount of production which, during the calendar year in which the initial term expires and each calendar year thereafter, results in payment to the lessor of production royalties at least equal to the advance minimum royalties payable in the year in question. We are required to pay advance minimum royalty payments of US$10,000 on or before the Mining Lease's anniversary date in years 2 and 3, increasing to minimum advance royalty payments of US$15,000 in years 4 through 15. Such minimum royalty payments are to be made in lieu of net smelter return royalties to guarantee minimum payment until commercial production commences. We are required to pay a net smelter return royalty based on the price of gold, from a low of 2.5% if the price of gold is less than or equal to US$299 per ounce, increasing in increments of 0.5% for each US$25 increase in the price of gold, up to a maximum net smelter return royalty of 5% (applicable when the price of gold exceeds US$400 per ounce). In addition, we will be required to spend a minimum of US$50,000 on exploration expenses in year 1; increasing to a minimum of US$100,000 in years 2 through 4 and a minimum of US$250,000 in years 5 through 15. Any expenditures of work in excess of the amount in any calendar year will be credited against the amount required to be performed in any subsequent year or years. Either party, without the consent of the other party, may assign the Mining Lease. In the event that we are in default in the performance of our obligations under the Mining Lease, the lessor has the option of forfeiting the Mining Lease, subject to our right to make corrective measures within 30 calendar days from the date we receive written notice.


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
     Location. The Pirate Gold Prospect is located on the northern end of the Eugene Mountain range and the Mill City Mining District, Humboldt Co., Nevada. It is located in T35N, R34E, Section 2l and T35N, R35E, Section 18. The prospect consists of 43 mining claims staked on U.S. Bureau of Land Management land.

     Geology. The claim block is made up of inerbedded phyllite, limestone and sandstone of the Triassic to Jurassic age Auld Lang Syne group. Bedding generally strikes northeast, with dips being variable. Quaternary alluvium covers most of the flat areas and the valley. High angle northeast and northwest trending faults transect the project area. In the southern part of the Eugene Mountains, near the Stank Mine, the Stank Fault occurs. It strikes northwest and is reported to dip at approximately 45 degrees to the southwest in underground exposures. It has been interpreted as being a thrust fault.

     Cretaceous age granodiorite intrudes the area. Stocks are visible in the southern portions of the Eugene Mountains, while further north in the project area dacite dikes are common. Diorite dikes of an unknown age are also present. Both types of dikes intruded along active faults, which have seen post intrusion movement. Silicification in the sediments adjacent to the dikes helped to heal the fault zone and make the sediments quite brittle. During subsequent fault movement, the silicification allowed the faults to stay open and form pathways for fluid migration. It appears that ore shoots occurred where northeast or northwest trending fault zones intersected the dikes.

     Gold occurs in veins that range in width from one to 20 feet. The gangue, or base rock in which the gold is found, is quartz and calcite, with multiple stages of mineralization being visible.

     This property has seen production in the past. Four tunnels access several small ore shoots. A small amount of development waste rock is all that exists in the dump of the lower adit. It appears that nearly all of the material mined in the upper three adits was direct shipping ore, as virtually no waste dump material exists. The upper adits access a stope which daylights to the surface. This stope is estimated to have an average width of 15 feet and to be 50 feet in both height and length. This would indicate that approximately 2,700 tons of high-grade material was removed. Abundant visible gold can still be panned from ore material remaining on the stope wall. This material would grade multiple ounces of gold per ton. There are a series of other similar stopes which have been mined but are not currently accessible. Recently, a second high-grade vein was exposed in a bulldozer cut, located approximately 500 feet east of the adits. This second vein indicates the likelihood of a series of subparallel mineralized veins in this area. Substantial specimens of free gold (gold nuggets found on the ground) from this site have been recovered by predecessor owners. Visible gold was also present in the upper portions of some of the larger mines near this property.

     Targets. We believe that the high-grade veins seen on the surface may be an indication of a much larger system at depth. The rocks exposed on the surface are phyllites. The phyllites could form bulk tonnage gold deposits if they were first silicified and then shattered. A low-angle intrusive would make an effective cap to the mineralizing fluids. Over-pressuring of the system and subsequent breakage of the cap would cause wide spread silicification and gold mineralization of the phyllites. Repeated brecciation, boiling and rehealing of the cap would form a large high-grade deposit. The high-grade veins at the surface would only be indications of the feeding structures at depth.

     An additional target would be where the faults that host the high-grade veins intersect other favorable rock types at depth. Massive sandy limestone units can be seen in the southern parts of the Eugene Mountains. These would be good host rocks for a replacement style ore body, if they can be traced to the project area. The strike and dip of these units indicate that they could be present at depth. As was noted previously, large, low angle thrust faults have been documented to occur in the southern part of the Eugene

Mountains. These low-angle shears could very well be present below the surface in the project area. These faults were apparently open during the emplacement of the granodiorite dikes and could also have been intruded. Low-angle, sill-like, intrusions, have formed conduits and caps to mineralizing fluid migration in many of the larger gold districts in Nevada. Their presence would be a positive attribute to the property.

     We believe that the Pirate Gold Prospect either contains or has the potential to contain many favorable attributes. The presence of an abundance of visible gold may be indicative of a very active mineralized system at depth. The exposed phyllite host rocks are conducive to the formation of bonanza-type vein deposits. The proper traps and host rocks for large tonnage deposits also occur nearby. They could be projected to intersections with the high-grade feeder structures visible on the surface and possibly form large deposits at depth.

     An estimate of the ultimate values of these deposits can, at present, only be derived by considering known deposits in the area, such as the Sleeper Mine. There can be no assurance, however, that we will be able to locate or extract any material quantity of gold or other metals at the Pirate Gold Prospect, or that any mining activities at that site will be profitable. In 2002, we conducted 10,200 feet of reverse circulation drilling on the Pirate Gold Prospect, and we currently anticipate another 10,000 feet of exploration drilling in 2003.

     Substantial expenditures are required to establish ore reserves through drilling, to determine metallurgical processes to extract the metals from the ore and, in the case of new properties, to construct mining and processing facilities. At June 30, 2003, we did not have any ore reserves for the Pirate Gold Prospect.

     NUGGET  FIELD  PROSPECT

     The Nuggett Field Prospect is owned and operated by Apollo Gold Exploration, Inc. While no determination has been made, we believe that the Nugget Field prospect could have the potential to contain many positive attributes.

     Location. Nugget Field is located approximately 30 miles southwest of the Pirate Gold Prospect, on the east side of the Majuba Mountains, within the Antelope mining district. Thirty-two lode mining claims have been located in T32N, R32E, Section 18.

     Geology. The rocks surrounding the Nugget Field are principally Triassic age slates and phyllites. Faults trending northeast and northwest have been documented to offset the sediments. Pre-tertiary age dacite and diorite dikes and sills have intruded the area. The project area is mostly covered by quaternary alluvium. The alluvium has been the host for abundant placer gold. The gold that has been historically recovered often still shows crystals and other delicate textures. It is apparent that the gold has traveled very little, if at all. The claim block lies on a paleo-shoreline of ancient Lake Lahontan, which was once a large body of water but is now nearly dried up. The gold was probably weathered from portions of the underlying rocks and deposited nearby. Large, massive, northeast trending quartz veins protrude through the alluvium and may be related to the gold. There is no way of estimating the total amount of placer gold taken from this area, due to its having been prospected on and off for the last 70 years.

     Targets. The source of the placer gold has never been found. The delicate nature of the gold indicates that it has not traveled far. We believe that the source is probably beneath the alluvium. The massive quartz veins may be related to nearby quartz, calcite and gold veins. These veins would have eroded faster than the bull quartz due to the carbonate content. The source of the placer gold could be found by projecting the intersections of the northeast and northwest trending faults with the dikes and sills that can be seen in the surrounding hillsides. Various types of electromagnetic geophysical methods could be used to further refine the potential targets.

     A second target would be the projection of the high-grade structural intersections deeper to more favourable host rocks. The phyllites tend to produce tighter more restricted ore bodies. The Triassic sediment package in this area generally contains a large amount of sandy limestone that can host large tonnage gold deposits. Higher grade, structurally controlled deposits are also possible.

     An estimate of the ultimate values of these deposits can, at present, only be derived by considering known deposits in the area. There can be no assurance, however, that we will be able to locate or extract any material quantity of gold or other metals at the Nugget Field Prospect, or that any mining activities at that site will be profitable. As of June 30, 2003, we did not complete any exploratory drilling on the Nugget Field Prospect. A decision when and if we drill will be made after further investigation, which includes sampling, of the property.

     Substantial expenditures are required to establish ore reserves through drilling, to determine metallurgical processes to extract the metals from the ore and, in the case of new properties, to construct mining and processing facilities. At June 30, 2003, we did not have any ore reserves for the Nugget Field Prospect.

DIAMOND  HILL

     Diamond Hill, an underground gold mine, is owned and operated by Montana, Inc.

     Since production commenced in 1996, Diamond Hill has mined over 775,000 tons of ore at an average grade of 0.233 ounces per ton gold. During 1998, Diamond Hill achieved an annual production of over 240,000 tons.

     Location. Diamond Hill is located approximately 28 miles southeast of Helena, Montana, in Broadwater County and on the east flank of the Elkhorn Mountains, within the Hassel Mining District. Although some exploration activity is being conducted at Diamond Hill, Diamond Hill is currently on standby-care and maintenance basis.

     Geology. Diamond Hill covers over 3400 acres of patented and unpatented claims. We have 100% ownership of the main patented claims that contain the current deposits, subject to a 0.5 to 1% net smelter return and a 10% net profits royalty. At this time, we hold 115 unpatented claims and lease 59 unpatented claims. The current mine permit covers 270 acres with most of the disturbance within a 27-acre area.

     The Diamond Hill ore bodies and mine workings are in solid unfractured rock and accordingly are amenable to low cost sublevel open stoping methods. Ore is transported to the Montana Tunnels mill facility by truck. There it is processed in a separate circuit designed for Diamond Hill ore. Most gold is recovered into a high grade pyrite concentrate and sold to Japanese smelters.

     The mine is located in volcanic rocks adjacent to the Boulder Batholith, a dominant igneous intrusion which also hosts the famous Butte Copper mining district. The deposit is classed as a skarn hosted sulfide deposit where the predominant ore mineralogy is gold associated with pyrite and lesser other metal sulfides.

     Target. While Diamond Hill is currently on a standby care-and-maintenance basis and is fully permitted to allow resumption of production, return of the mine to production will depend upon the success in finding additional ore through the current exploration effort.


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
     An estimate of the ultimate values of these deposits can, at present, only be derived by considering known deposits in the area. There can be no assurance, however, that we will be able to locate or extract any material quantity of gold or other metals at the Diamond Hill Mine, or that any mining activities at that site will be profitable. In 2002, we conducted 5,903 feet of core drilling on Diamond Hill. An evaluation of the property is underway to determine future exploration work.

     Substantial expenditures are required to establish ore reserves through drilling and to determine metallurgical processes to extract the metals from the ore. At June 30, 2003, we did not have any ore reserves for Diamond Hill.

STANDARD  MINE  AREA

     The Standard Mine Area is discussed above in the Florida Canyon Mine section. Historically, the Standard Mine Area has been operated in conjunction with the Florida Canyon Mine. In view of the relatively advanced stage of exploration and the geographical separation for the Florida Canyon Mine, we transferred the Standard Mine Area into one of our wholly-owned subsidiaries, Standard Gold Mining, Inc. so that we may maintain it as a separate operation. In addition, we anticipate transferring other Florida, Inc. assets which need additional exploration to our exploration subsidiary, Apollo Gold Exploration, Inc. In March 2003, we applied to the Nevada Environmental Protection Bureau of Mining Regulation and Reclamation Division for two permits for the Standard Mine Area. The permits would allow us to mine up to 25 million tons of ore and will allow mining, mineral processing, reclamation and related activities. In addition, we anticipate filing applications for additional permits. Until such permits are approved, we may not conduct such operations at the Standard Mine Area.

REGULATION  OF  MINING  ACTIVITY

     Our U.S. mining operations are subject to inspection and regulation by the Mine Safety and Health Administration of the Department of Labor ("MSHA") under provisions of the Federal Mine Safety and Health Act of 1977. MSHA directives have had no material adverse impact on our results of operations or financial condition and we believe that we are substantially in compliance with the regulations promulgated by MSHA.

     All of our exploration, development and production activities in the United States and Canada are subject to regulation by governmental agencies under one or more of the various environmental laws including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA" or "Superfund"), which regulates and establishes liability for the release of hazardous substances, and the Endangered Species Act ("ESA"), which identifies endangered species of plants and animals and regulates activities to protect these species and their habitats. These laws address emissions to the air, discharges to water, management of wastes, management of hazardous substances, protection of natural resources, protection of antiquities and reclamation of lands which are disturbed. We believe that we are in substantial compliance with applicable environmental regulations. Many of the regulations also require permits to be obtained for our activities. These permits normally are subject to public review processes resulting in public approval of the activity. While these laws and regulations govern how we conduct many aspects of our business, our management does not believe that they have a material adverse effect on our results of operations or financial condition at this time. Our projects are evaluated considering the cost and impact of environmental regulation on the proposed activity. New laws and regulations are evaluated as they develop to determine the impact on, and changes necessary to, our operations. It is possible that future changes in these laws or regulations could have a significant impact on some portion of our business, causing those activities to be economically reevaluated at that time. We believe that adequate provision has been made for disposal of mine waste and mill tailings at all of our


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operating  and  non  operating properties in a manner that complies with current federal,  state  and  provincial  environmental  requirements.

     Environmental laws and regulations may also have an indirect impact on us, such as increased cost for electricity. Charges by smelters to which we sell our metallic concentrates and products have substantially increased over the past several years because of requirements that smelters meet revised environmental quality standards. We have no control over the smelters' operations or their compliance with environmental laws and regulations. If the smelting capacity available to us was significantly reduced because of environmental requirements or otherwise, it is possible that our operations could be adversely affected. See "Risk Factors - We Face Substantial Government Regulation and Environmental Risks."

LEGISLATION

     From time to time, the U.S. Congress considers proposed amendments to the General Mining Law of 1872, as amended, which governs mining claims and related activities on federal lands. Legislation previously introduced in Congress would have changed the current patent procedures, imposed certain royalties on production and enacted new reclamation, environmental controls and restoration requirements with respect to mining activities on federal lands. Although a majority of our existing mining operations occur on private or patented property, changes to the General Mining Law, if adopted, could adversely affect our ability to economically develop mineral resources on federal lands. See "Risk Factors - We Face Substantial Government Regulation."

     Our Canadian mining operations and exploration activities are subject to extensive federal, provincial, state and local laws and regulations governing prospecting, development, production, exports, taxes, labor standards, occupational health and safety, mine safety and other matters. Compliance with such laws and regulations increases the costs of planning, designing, drilling, developing, constructing, operating and closing mines and other facilities. Such laws and regulations are subject to change and any amendments to current laws and regulations governing operations and activities of mining companies or more stringent implementation or interpretation thereof could have a material adverse impact on us, cause a reduction in levels of production and delay or prevent the development of new mining properties.

LEGAL  PROCEEDINGS

SAFECO  LITIGATION

     We have successfully defended an appeal following litigation involving a mining reclamation bond in the amount of US$16,936,130 (the "Bond") issued by Safeco Insurance Company of America ("Safeco"). The appeal was recently concluded in our favor. The purpose of the bond is to provide financial guarantees to the United States to ensure that our Florida Canyon Mine in Pershing County, Nevada, will be reclaimed in the event we fail to do so. The provision of such financial guarantee is a condition of our operating permit. Loss of the litigation would require us to find replacement bonding in a material amount.

     During the bankruptcy proceedings of Pegasus Gold Corporation, Safeco stated that it intended to cancel our bond at its first opportunity and suggested that its obligations for post-cancellation coverage would be exonerated if we continued to mine after cancellation. By letter dated May 12, 1999, Safeco cancelled the bond. On May 13, 1999, Safeco filed an action in the United States District Court for the Western District of Washington, Safeco Insurance Company of America v. Florida Canyon Mining, Inc., Case No. C99 0766Z, seeking a declaration that it was entitled to cancel the bond and that its post-cancellation coverage obligations do not extend to post-cancellation disturbances.


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     On  June  21,  1999,  we  answered  Safeco's  complaint  and  asserted  a counterclaim against Safeco for declaratory judgment, anticipatory breach of contract, and breach of the surety's duty of good faith, based on Safeco's wrongful disclaimer of its post-cancellation obligations. On July 6, 1999, we moved to transfer the action from the Western District of Washington to the District of Nevada and for an expedited, partial summary judgment that the Bond remains in full force and effect after cancellation as to all areas disturbed prior to the effective date of cancellation. Our motion to transfer the action to the District of Nevada was granted on August 2, 1999.

     On August 10, 1999, the United States District Court for the District of Nevada granted partial summary judgment in favor of us on Count I of our counterclaim, holding that the Bond "shall remain in full force and effect as to all areas disturbed within the plan of operations prior to the effective date of cancellation," that the Bond's language "encompasses further disturbances to previously disturbed areas within the plan of operations which may occur after the effective date of cancellation," and that "SAFECO's liability shall continue irrespective of continued mining activities, after the effective date of cancellation, within the areas of the plan of operations disturbed prior to the effective date of cancellation." The Court denied our prayers for damages and attorney's fees against Safeco. The Court also consolidated the transferred action with a related case that had been filed against Safeco on July 2, 1999, by the United States and the State of Nevada, United States et al. v. Safeco Insurance Company of America, CV-N-99-00361-DWH (PHA). On August 30, 1999, Safeco moved for reconsideration of the order granting our partial motion for summary judgment. On August 14, 2000, the court denied Safeco's motion.

     By stipulation entered by the Court on February 15, 2002, we agreed with the United States, State of Nevada and Safeco as to the area of the Florida
Canyon Mine disturbed as of August 15, 1999. That stipulation resolved the last substantive issue in dispute in the litigation.

     Following the stipulation, the parties negotiated the form of final judgment implementing the August 10, 1999, summary judgment order, the August 14, 2000, reconsideration denial order, and the February 15, 2002, area-disturbed stipulation, which included a statement that final judgment was entered "at the request and consent of all parties." The form of judgment omitted any reservation of any right to appeal by any party. The Court entered final judgment in the form requested by the parties on March 8, 2002.

     Notwithstanding that the final judgment was entered "at the request and consent of all parties," on April 5, 2002, Safeco filed a notice of appeal from the final judgment and all underlying orders. On May 12, 2003 the Ninth Circuit Court of Appeals heard oral arguments of Safeco's appeal and underlying orders, and on May 29, 2003, a not for publication memorandum decision was delivered by a three-judge panel affirming the U.S. District Court judgment in our favor. Safeco did not file any notice of appeal, and the period within which further appeal was permitted has lapsed. Accordingly, the judgment of the District Court has become final.

     We did not appeal the court's denial of our prayers for damages and attorneys' fees against Safeco, and we do not expect otherwise to recover any damages, litigation costs, or attorneys' fees from Safeco. Safeco's future intentions with respect to the cancelled Safeco bond are not known. If we would ever be required to find a substitute bond, the cost of such bond would be approximately US$260,000 for annual premium payments only and the substantial collateral necessary to secure such bond.

     At the time Safeco cancelled the Bond, Safeco also cancelled a similar reclamation surety bond in the amount of US$520,000 issued by Safeco, as surety, on behalf of the former Diamond Hill, Inc., (a wholly-owned subsidiary of Apollo Gold, Inc.), as principal, payable to the State of Montana, as beneficiary, to secure Diamond Hill, Inc.'s reclamation obligations at Diamond Hill, Inc.'s mine located in Broadwater County, Montana (the "Diamond Hill, Inc. Bond"). During 2001, following a protracted series of litigation


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proceedings  brought,  variously,  by  Safeco,  Diamond  Hill,  Inc., the United
States, and the State of Montana, before, variously, four different courts located in the States of Washington and Montana, all issues were resolved by settlement agreement and all legal proceedings were dismissed with prejudice. The settlement did not result in any net loss of Safeco-furnished bonding for our subsidiaries as a whole nor any other material loss or expense. Diamond Hill, Inc. waived recovery of any damages, litigation costs, or attorneys' fees from Safeco in connection with the Diamond Hill, Inc. Bond.

STATE OF MONTANA, DEPARTMENT OF ENVIRONMENTAL QUALITY CLAIMS PROCEEDINGS RELATED TO ENVIRONMENTAL MATTERS.

     On or about August 3, 1998, during the course of Montana, Inc.'s Bankruptcy Proceedings, the State of Montana, Department of Environmental Quality ("MDEQ") filed several Proofs of Claim alleging that Montana, Inc. owed compliance obligations to the State of Montana relating to several mining sites and claiming alleging, among other things, that Montana, Inc. had a general obligation to continue to pay permit and license fees as they become due post-petition and to continue to comply with all federal and state environmental statutes and regulations governing operations. Montana, Inc. filed timely objections to the MDEQ Proofs of Claim, and hearings on the MDEQ Proofs of Claim were held under the Bankruptcy Courts Local Rule 3007, during which MDEQ and the Debtors stipulated on the record of the hearing that determination of the merits of the MDEQ Proofs of Claim should be determined after the confirmation hearing and further negotiations and that the claims proceedings on all MDEQ Proofs of Claim were to be taken off calendar without prejudice to be reset for hearing at a date to be determined after confirmation proceedings on the Continuing Companies Plan. Montana, Inc. and MDEQ have been in negotiations aimed at resolving the MDEQ Proofs of Claim since November 23, 1998, and no further claims proceedings in the Bankruptcy Court have been initiated by either party with respect to MDEQs Proofs of Claim or Montana, Inc.'s objections. Montana, Inc.'s Plan of Reorganization was confirmed and became effective on February 5, 1999. On September 28, 2000, the Bankruptcy Court entered a Final Decree closing the Montana, Inc. Bankruptcy Case but expressly reserving the Bankruptcy Courts jurisdiction over the pending MDEQ Proofs of Claim.

     Montana, Inc. believes that MDEQ's recovery of remediation costs as an Allowed Administrative Claim payable in cash (or as a post effective-date claim not impacted by the plan of reorganization or bankruptcy laws at all), if any, would be limited under applicable laws to remediation expenses involving property owned by Montana, Inc. on or after January 16, 1998. Montana, Inc. is not aware of any insurance polices that would respond to the MDEQ's environmental claims and has not tendered its defense to any insurer at this time. Montana, Inc. and MDEQ have made progress in negotiating resolutions of MDEQ's environmental claims outside of judicial proceedings.

FACILITIES

     Our mineral properties are described above. Our executive corporate office is located at 4601 DTC Boulevard, Suite 750, Denver, Colorado 80237-2571. Our registered office is located at Suite 300, 204 Black Street, Whitehorse, Yukon
Territory, Canada Y1A 2M9. We lease a portion of the building used for our executive corporate offices. We believe that our existing facilities are sufficient for our intended purposes.

EMPLOYEES

     As of September 15, 2003, we employed approximately 344 full time permanent employees at our operations in the United States and Canada. None of our employees are members of a labor union. Of these employees, approximately 304 are employed in mining operations, 10 in management and 30 in administrative functions. We believe that relations with our employees are good.


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ENFORCEABILITY OF CIVIL LIABILITIES AGAINST FOREIGN PERSONS

     We have been advised by Fogler, Rubinoff LLP, Barristers & Solicitors, our Canadian counsel, that it may be difficult to bring and enforce suits against us in the United States. We are a corporation incorporated in the Yukon Territory. Several of our directors reside in Canada, and all or a substantial portion of their assets are located outside of the United States. In addition, a portion of our assets are located in Canada. As a result, it may be difficult for U.S. holders of our common shares to effect service of process on these persons within the United States or to realize in the United States upon judgments rendered against them. In addition, a shareholder should not assume that the courts of Canada (i) would enforce judgments of U.S. courts obtained in actions against us or such persons predicated upon the civil liability provisions of the U.S. federal securities laws or other laws of the United States, or (ii) would enforce, in original actions, liabilities against us or such persons predicated upon the U.S. federal securities laws or other laws of the United States. However, we may be served with process in the United States with respect to actions against us arising out of or in connection with violations of U.S. federal securities laws relating to offers and sales of common shares made hereby by serving the corporate secretary at our executive office located at 4601 DTC Boulevard, Suite 750, Denver, Colorado, 80237-2571.

     However, U.S. laws would generally be enforced by a Canadian court provided that those laws are not contrary to Canadian public policy, are not foreign penal laws or laws that deal with taxation or the taking of property by a foreign government and provided that they are in compliance with applicable Canadian legislation regarding the limitation of actions. Also, a judgment obtained in a U.S. court would generally be recognized by a Canadian court except, for example where:

     a) The U.S. court where the judgment was rendered had no jurisdiction according to applicable Canadian law;

     b) the judgment was subject to ordinary remedy (appeal, judicial review and any other judicial proceeding which renders the judgment not final, conclusive or enforceable under the laws of the applicable state) or not final, conclusive or enforceable under the laws of the applicable state;

     c) the judgment was obtained by fraud or in any manner contrary to natural justice or rendered in contravention of fundamental principles of procedure;

     d) a dispute between the same parties, based on the same subject matter has given rise to a judgment rendered in a Canadian court or has been decided in a third country and the judgment meets the necessary conditions for recognition in a Canadian court;

     e) the outcome of the judgment of the U.S. court was inconsistent with Canadian public policy;

     f) the judgment enforces obligations arising from foreign penal laws or laws that deal with taxation or the taking of property by a foreign government; or

     g) there has not been compliance with applicable Canadian law dealing with the limitation of actions.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES OF THE COMPANY


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     The  following  table  sets forth certain information regarding Apollo Gold
Corporation's directors, executive officers and certain key employees as of September 30, 2003:

                               Age                     Position(s) Held
                               ---  -------------------------------------------------------
G. W. (Bill) Thompson (1) (3)   61  Chairman of the Board of Directors and a Director

R. David Russell (2)            47  President, Chief Executive Officer and a Director

R. Llee Chapman                 46  Vice President, Finance and Administration,
                                    Chief Financial Officer, Treasurer and Controller

David K. Young                  50  Vice President, Business Development

Richard F. Nanna                54  Vice President, Exploration

Donald W. Vagstad               51  Vice President, Legal and General Counsel and Secretary

Wade Bristol                    45  Vice President, U.S. Operations

G. Michael Hobart (3)           44  Assistant Secretary and a Director

Charles E. Stott (2) (3)        70  Director

Neil Woodyer (1)                49  Director

Robert A. Watts (1)             67  Director

W. S. (Steve) Vaughan (3)       65  Director

Gerald Schissler (1) (3)        59  Chairman of the Compensation Committee and a Director

(1)  Member of Audit Committee
(2)  Member  of  Technical  Committee
(3)  Member  of  Compensation  Committee

     G. W. (BILL) THOMPSON has served as the Chairman of our Board of Directors since June 2002. From 1997 to 1999 Mr. Thompson served as President, Chief Executive Officer and a Director of Getchell Gold Corporation, and from 1999 to 2000, he served as a member of the Board of Directors of Placer-Dome, Inc. He also serves as a director of Kenor, ASA a Norwegian company.

     R. DAVID RUSSELL has served as our President and Chief Executive Officer and Director since our Plan of Arrangement in June 2002. From April 2002 to June 2002, he served as President and Chief Executive Officer of Nevoro. Mr. Russell was an independent mining consultant from December 1999 to April 2002. From January 1995 to December 1999, he was Vice President and Chief Operating Officer for Getchell Gold, a Nevada gold producer. At Getchell, Mr. Russell oversaw the Getchell open pit as well as the development of two underground mechanized mines and a complex pressure oxidation mill for ore processing. Mr. Russell was also involved in Getchell's initial public offering and secondary offerings as well as the evaluation and negotiations associated with Placer Dome's US$1.1 billion acquisition of Getchell in May 1999. Prior to Getchell, Mr. Russell was General Manager of U.S. operations for LAC


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Minerals  and  after  its  acquisition  by  Barrick  Gold, he served in the same capacities for Barrick. His responsibilities included operations at various mines in the western U.S. including the Bullfrog mine in Nevada; the Richmond Hill Mine located near Lead, South Dakota; the Ortiz Project near Santa Fe, New Mexico; and the Coliseum reclamation project in California. Prior to LAC/Barrick, Mr. Russell was Manager Underground Mining for Independence Mining in Nevada, Project Manager for Hecla Mining in Idaho, Manager of the Lincoln Project in California for FMC/Meridian Gold and Mine Manager for ASARCO in Idaho and Colorado. Mr. Russell is a mining engineer from Montana Tech. Mr. Russell also serves as a director of Idaho General Mines.

     R. LLEE CHAPMAN has been our Chief Financial Officer, Vice President, Finance and Administration, Treasurer and Controller since September 2002. From June 2002 to September 2002, Mr. Chapman served as our Vice-President, Administration and Controller, and from April 2002 to June 2002 he was the Vice President, Administration and Controller for Apollo Gold, Inc. Mr. Chapman was the Chief Financial Officer for Knight Piesold & Company, an specialty engineering company, from January 2001 to April 2002, and served as the Administrative Manager of the Goldstrike Mine for Barrick Gold Corporation from June 1989 to October 2000. Mr. Chapman has been in the natural resources business for 21 years. He has worked with some of the world's largest and most successful natural resource and engineering companies. He has been involved in all aspects of financial management as well as safety, human resources and political/community affairs. Mr. Chapman is a former Elko County Commissioner, has CPA designations in two states (Idaho and Montana), and is a current foundation board member of Great Basin Community College and The Desert Research Institute in Nevada. He is also a trustee for the Northwest Mining Association.

     DAVID K. YOUNG is our Vice President of Business Development since May 2003. From June 2002 to May 2003, Mr. Young was our Vice President of Mining and Engineering. From March 2002 to June 2002, Mr. Young served as Vice President, Operations of Apollo Gold, Inc. From March 2000 to March 2002, he was an independent consultant to U.S. mining companies and consulting firms on precious and base metal projects in the western U.S. and South America. From 1984 to April 2000, Mr. Young worked for ASARCO, Inc. in senior operating roles at the Troy mine and its other underground silver projects in Montana. Mr. Young has also worked as a research and development chemist. Mr. Young is a mining engineer, P.E., from the Colorado School of Mines.

     RICHARD F. NANNA has been our Vice President of Exploration since our Plan of Arrangement in June of 2002. From 1999 to June 2002, Mr. Nanna was the Vice President of Exploration for Nevoro Gold. From 1983 to 1999, Mr. Nanna served as Vice President of Getchell Gold, where he was involved with the Getchell property from its initial development in 1983 to the property's sale to Placer Dome in 1999. Mr. Nanna is credited with leading the team that discovered 18.5 million ounces on the property, 2.5 of which was mined, 6.5 in reserves and 9.5 in resources. Prior to Getchell, Mr. Nanna worked as a geologist for precious and base metals, industrial minerals and uranium. Mr. Nanna has also worked as an engineer and instructor. He received a MS in Geology from Akron University in Ohio.

     DONALD W. VAGSTAD has served as our Vice President, Legal, General Counsel and Secretary since our Plan of Arrangement in June 2002. From February 1999 to June 2002, Mr. Vagstad was the Vice President, Legal General Counsel and Secretary of Apollo Gold, Inc., prior to its becoming Apollo Gold Corporation's subsidiary. From 1996 to February 1999, he served as the Associate General Counsel and Assistant Secretary for Pegasus Gold Inc. From 1993 to 1996, Mr. Vagstad operated a private law practice. From 1987 to 1993, Mr. Vagstad served in several positions, ending as General Counsel-Corporate Division, for Collin & Aikman Co. and its predecessor companies in Santa Monica, California. He began his career by serving as an attorney with Sheppard, Mullin, Richter & Hampton, a California, law firm, from 1980 to 1987. From 1982 to 1983, Mr. Vagstad served on detached assignment with Anderson, Mori & Rabinowitz in Tokyo, Japan, under that law firm's foreign attorney exchange program. Mr. Vagstad has been admitted to


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practice  law  in the States of California, Oregon and Washington.  He graduated summa cum laude from the University of Minnesota School of Liberal Arts with a BA in Geography in 1977 and from the University of Minnesota School of Law, cum laude, with a Juris Doctor degree in 1980.

     WADE BRISTOL has been our Vice President of U.S. Operations since May 2003. From December 2002 to May 2003 Mr. Bristol served as our Vice President of Investor Relations and Corporate Development. From May 2000 to November 2002, Mr. Bristol was a financial advisor for Prudential Securities, and from 1997 to 1999 Mr. Bristol was the general manager of Getchell Gold's Nevada mining operations. He received a B.S. in mining engineering from Montana Tech in Montana.

     G. MICHAEL HOBART has served as a Director since our Plan of Arrangement in June 2002. Since September 2002 he has been a partner with Fogler, Rubinoff, LLP, a law firm located in Toronto, Ontario. Mr. Hobart was an attorney with Aylesworth Thompson Phelan O'Brien LLP in Toronto, Ontario from December 1998 to August 2002. From November 1995 to December 1998, he was a partner with Boyle, Hobart Barristers & Solicitors in Toronto, Ontario. Mr. Hobart is an attorney who received his B.A. in Economics from the McGill University and his law degree from the University of New Brunswick.

     CHARLES E. STOTT has served as a Director since our Plan of Arrangement in June 2002. Since 1995 Mr. Stott has been an independent mining consultant with T.P. McNulty Associates which provides consulting services to the mineral, metal and chemical industries. Since 2002 he has also served as a member of the Board of Directors of Hazen Research, Inc.

     NEIL WOODYER has served as a Director since our Plan of Arrangement in June 2002. He is a founding partner and the Managing Director of Endeavor Financial Corporation in Vancouver, British Columbia, where he has served in that capacity since 1989. Mr. Woodyer also serves on the Board of Directors of Endeavour Mining Capital Corp., Bema Gold Corporation, Wheaton River Minerals Corp., and Dunsmuir Ventures Ltd. and is a Fellow of the Institute of Chartered Accountants of England and Wales.

     ROBERT A. WATTS has served on our Board of Directors since August 19, 2003. Mr. Watts is a Chartered Accountant and has operated as an independent financial and business consultant to the mining industry since 1993. He has acted as a Director of Orvana Minerals Corp. since 1987 and First Quantum Minerals Ltd. since 1998, both of which are listed on the TSX Toronto Exchange. In addition, he has acted as a Director of First Point Minerals Corp. since 1996 and Dynasty Gold Corp. since 1998, both of which are listed on the TSX Venture Exchange. Mr. Watts also acted as Chief Financial Officer of First Point Minerals Corp. from 1996 until July of 2003 when he retired. He is a member of the Audit Committee for each of the above companies.

     W. S. (STEVE) VAUGHAN has served as a Director since our Plan of Arrangement. He is a partner at McMillan Binch, Barristers & Solicitors in Toronto, Ontario since February 2002. From 1974 until February 2002, he was a partner at Aird & Berlis LLP, Barristers & Solicitors, in Toronto, Ontario.

     GERALD SCHISSLER was elected to our Board of Directors at the May 21, 2003 annual meeting of shareholders. He is a retired natural resources executive. Since 1998, Mr. Schissler has been an independent consultant on natural resources exploration, development and production matters. From December 1993 until his retirement in July 1998, he held various executive positions at Burlington Resources Inc. At his retirement, Mr. Schissler held the position of Executive Vice President, Law & Administration, and had responsibility for the law, human resources, environment and safety, corporate secretary and governmental affairs functions of Burlington Resources. Mr. Schissler also served as Senior Vice President and General Counsel of Meridian Minerals Company, a Burlington subsidiary. Prior to joining the Burlington family of entities in 1987, he was a partner in the Denver law firm of Holland & Hart, where he served as Chairman of the Natural Resources, Environment and Real Estate Department and on the firm's Management Committee.

     Our executive officers are elected by the Board of Directors on an annual basis and serve at the discretion of the Board of Directors, subject to the terms of any employment agreements with us, until their successors have been duly elected and qualified or until their earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

DIRECTORS'  COMPENSATION

     We compensate our Directors who are not employees for their services as follows: (i) a retainer fee of US$7,500 per calendar year; (ii) US$1,000 for each Director's meeting attended; (iii) US$750 for attending any meeting of any committee of the Board of Directors and (iv) a travel fee of US$250 per day. The Chairman of the Board is paid an additional retainer fee of US$5,000 per year. Our Directors who are also employees may participate in other incentive plans described under "Executive Compensation."

BOARD  COMMITTEES

     The Compensation Committee of the Board of Directors determines the salaries and incentive compensation of our officers and provides recommendations for the salaries and incentive compensation of our other employees. The compensation committee also administers our stock option plans. There are currently three members of the Compensation Committee, Messrs. Hobart, Schissler, Vaughan, Stott and Thompson.

     The Audit Committee of the board of directors reviews, acts on and reports to the Board of Directors with respect to various auditing and accounting matters, including the selection of our independent auditors, the monitoring of the rotation of the partners of the independent auditors, the review of our financial statements, the scope of the annual audits, fees to be paid to the auditors, the performance of our independent auditors and our accounting practices. There are currently three members of the Audit Committee, Messrs. Thompson, Woodyer, Watts and Schissler.

     The Technical Committee of the Board of Directors, among other things, reviews and approves of the resource and ore reserve estimates, reviews and reports on our environmental compliance program; and reviews and reports on our safety program and its effectiveness. There are currently two members of the Technical Committee, Messrs. Stott and Russell.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 2003 Messrs. Hobart, Schissler, Vaughan, Stott and Thompson served as members of our Compensation Committee. None of the members of the Compensation Committee were executive officers of Apollo Gold Corporation.

                             EXECUTIVE COMPENSATION

COMPENSATION  OF  EXECUTIVE  OFFICERS

     The following table sets forth all compensation paid in respect of the individuals who were, at December 31, 2002, the Chief Executive Officer and the next four mostly highly compensated executive officers of the Corporation (collectively the ''NAMED EXECUTIVE OFFICERS'') whose total salary and bonus was in excess of $100,000 per annum. In addition, information has also been provided for Donald S. Robson, the former Vice-President and Chief Financial Officer of the Corporation and G. E. Creber.

                                                 SUMMARY COMPENSATION TABLE

                                                                                        LONG-TERM
                                                       ANNUAL  COMPENSATION           COMPENSATION(1)
                                                       --------------------           ---------------
                                                                    OTHER  ANNUAL     SECURITIES  UNDER       ALL  OTHER
                                         SALARY         BONUS(2)    COMPENSATION(3)   OPTIONS GRANTED(4)     COMPENSATION
   NAME AND PRINCIPAL        YEAR         ($)             ($)             ($)                 (#)                ($)
------------------------   -------    ------------    -----------   ---------------   ------------------    --------------
       POSITION
------------------------
R. DAVID RUSSELL(5)           2002       US$202,702      US$50,000        US$15,000              472,670   $       360,000 (6)
President and Chief
Executive Officer

G. E. CREBER, Q.C.          2002(7)               0              0                0                    0                 0
President and Chief           2001       US$158,333              0                0                    0                 0
Executive Officer             2000   $      299,628  $      75,000                0                    0                 0
Of International
Pursuit Corporation

R. LLEE CHAPMAN(8)            2002        US$88,112      US$40,000        US$10,000              239,811                 0
Vice-President
and Chief Financial
Officer

RICHARD F. NANNA(9)           2002       US$157,973      US$30,000        US$15,000              444,868   $       297,000 (10)
Vice-President,
Exploration

DONALD W. VAGSTAD(11)         2002       US$155,613      US$15,000        US$10,000              157,788   $        78,472 (12)
Vice-President, Legal,
General Counsel and
Secretary

DAVID YOUNG(13)               2002        US$93,701      US$30,000        US$10,000              186,288                 0
Vice-President,
Business Development

DONALD S. ROBSON(14)          2002       US$175,000              0        US$15,000              444,868   $       473,500 (15)
Former Vice President                                                                                      $       297,000 (16)
and
Chief Financial Officer

Notes:
(1)     We  have  not  granted  any  share  appreciation  rights  (SAR)  or  other  long  term  incentive  plan  (LTIP).
(2)     Includes  bonuses  earned  for  the  fiscal  year  whether  or  not  paid  in  the  fiscal  year.
(3)     Unless  otherwise  stated,  the  figures disclosed in this column represent an annual automobile allowance for each individual.
(4)     Options  granted  pursuant  to  the  Plan  of Arrangement Stock Option Plan to purchase Common Shares at a price of
US$0.80  per  share,  exercisable  as  to 50% on December 31, 2002, and the remaining 50% exercisable on December 31, 2003, subject  to  reduction  if  certain  goals  and  objectives  are  not  met.
(5)     Mr. Russell served as President and Chief Executive Officer of Nevoro Gold Corporation from January 1, 2002 and has served  in  a  similar  capacity  with  us  since  June  25,  2002.
(6)     This  figure  is  expressed  in  Canadian  dollars  and represents the value of 100,000 Common Shares issued to Mr.
Russell  pursuant  to  the  terms  of the Plan of Arrangement, which vested on December 31, 2002.  The closing price of the
Common  Shares  on  the  TSX  on  December  31,  2002  was  Cdn.  $3.60.
(7)     Until  June  25,  2002.
(8)     Mr.  Chapman  served  as  Vice President, Accounting and Administration with Nevoro Gold Corporation from April 15,
2002  and was appointed to serve in a similar capacity with us effective June 25, 2002. Mr. Chapman was appointed our Chief
Financial  Officer on August 28, 2002.  Accordingly, Mr. Chapman's compensation reflects approximately 9 months employment.
(9)     Mr. Nanna served as Vice President, Exploration of Nevoro Gold Corporation from January 1, 2002 and has served in a similar  capacity  with  us  since  June  25,  2002.
(10)     This  figure is expressed in Canadian dollars and represents the value of 82,500 Common Shares issued to Mr. Nanna pursuant  to  the  terms  of  the  Plan of Arrangement, which vested on December 31, 2002.  The closing price of the Common
Shares  on  the  TSX  on  December  31,  2002  was  Cdn.  $3.60.
(11)     Mr.  Vagstad  served  as Vice President, Legal, General Counsel and Secretary of Apollo Gold, Inc. from January 1,
2002  and  has  served  in  a  similar  capacity  with  us  since  June  25,  2002.
(12)     This  figure  represents  direct payments and reimbursements of relocation costs associated with Mr. Vagstad's and his  family's  relocation to our new executive offices in Denver, Colorado, including gross-up of United States Federal and
Colorado  State  income  tax  obligations  incurred  as  a  result  of actual or constructive receipt of those payments and reimbursements.


97

(13)     Mr.  Young served as Vice President, Mine Operations of Nevoro Gold Corporation from March 17, 2002 and has served in  a  similar  capacity  with  us  since June 25, 2002 to May 2003.  Since May 2003 Mr. Young has been our Vice President,
Business Development. Accordingly, Mr. Young's compensation reflects approximately 9 months employment.
(14)     Mr.  Robson  served  as  Chief  Financial  Officer of Nevoro Gold Corporation from January 1, 2002 and served in a similar  capacity  with  us  following  completion  of the Plan of Arrangement.  Mr. Robson resigned as our Chief Financial
Officer  effective  August  28,  2002.
(15)     This  figure  was  paid  in  Canadian  dollars and includes $458,500 paid to Mr. Robson pursuant to the terms of a separation  of  employment  agreement  entered  into  upon his resignation from employment with us on August 28, 2002.  See
"Management  Agreements  with  Executive  Officers".
(16)     This figure is expressed in Canadian dollars and represents the value of 82,500 Common Shares issued to Mr. Robson pursuant  to  the  terms  of  the  Plan of Arrangement, which vested on December 31, 2002.  The closing price of the Common
Shares  on  the  TSX  on  December  31,  2002,  was  Cdn.  $3.60.
(17)     Amounts  were  paid  in  U.S.  dollars  unless  otherwise  indicated.

EMPLOYMENT  AGREEMENTS

     We have employment agreements with Messrs. Russell, Vagstad, Chapman, Young, and Nanna (excludes Mr. Bristol who was an officer as of May 21, 2003) (the "Executives"). The Agreements were recommended to the board of directors by the Compensation Committee and were approved by the board of directors on the basis of such recommendation. The Agreements, which are substantially identical except for the compensation and benefits section, provide that each of the Executives shall serve in such executive position unless terminated pursuant to the Agreement.

     R. DAVID RUSSELL, PRESIDENT AND CHIEF EXECUTIVE OFFICER. David Russell was President and Chief Executive Officer of Nevoro Gold Corporation from January 1, 2002, until the effective date of the merger whereupon he was appointed our President and Chief Executive Officer. We assumed the terms and conditions of his employment agreement dated as of the 1st day of April, 2002, between Mr. Russell and Nevoro Gold Corporation. Pursuant to such employment agreement, as amended, Mr. Russell receives a minimum annual base salary of US$205,000 and a discretionary annual cash bonus based on the our performance. Mr. Russell is entitled to receive an automobile allowance of US$15,000 per annum and an allowance for social/sports club membership of US$5,000 per annum. Mr. Russell is also entitled, pursuant to the terms of the Plan of Arrangement and his employment agreement, to be issued up to 200,000 shares of our common shares, vesting as to 50% on December 31, 2002 and the remaining 50% on December 31, 2003 based on the same performance criteria as set out in the Plan of Arrangement Stock Option Plan. The employment agreement also provides for the issuance of additional stock options under our stock option plan on such terms and conditions as our Board in its discretion may determine.

Mr. Russell's employment agreement provides that in the event of the termination of his employment without cause or upon a change of control of us, he will be entitled to receive 36 months salary, together with a payment equal to 50% of the bonus entitlement for each year and any other compensation to which he would otherwise have been entitled during such 36-month period, such payments to be calculated on a grossed-up basis. Pursuant to the terms of Mr. Russell's employment agreement, any options granted to Mr. Russell shall immediately vest if his employment is terminated without cause or upon a change of control. Change of control is defined as a change in the beneficial ownership of 20% or more of our issued and outstanding common shares.

     R. LLEE CHAPMAN, VICE PRESIDENT AND CHIEF FINANCIAL OFFICER. Llee Chapman was Vice President, Accounting and Administration, Treasurer and Controller of Nevoro Gold Corporation from May 24, 2002, until the effective date of the merger whereupon he was appointed to similar positions with us. On August 28, 2002, he was promoted to the position of Vice President and Chief Financial Officer. We assumed the terms and conditions of his employment agreement dated as of the 24th day of May, 2002, between Mr. Chapman and Nevoro Gold
Corporation. Pursuant to such employment agreement, as amended, Mr. Chapman receives a minimum annual base salary of US$165,000 and a discretionary


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
annual cash bonus based on our performance. Mr. Chapman is entitled to receive an automobile allowance of US$10,000 per annum. Mr. Chapman is also entitled, pursuant to the terms of the Plan of Arrangement and his employment agreement, to be issued up to 239,811 shares of our common shares, vesting as to 50% on December 31, 2002 and the remaining 50% on December 31, 2003 based on the same performance criteria as set out in the Plan of Arrangement Stock Option Plan. The employment agreement also provides for the issuance of additional stock options under our stock option plan on such terms and conditions as our Board in its discretion may determine.

Mr. Chapman's employment agreement provides that in the event of the termination of his employment without cause or upon a change of control of us, he will be entitled to receive 24 months salary, together with a payment equal to 50% of the bonus entitlement for each year and any other compensation to which he would otherwise have been entitled during such 24-month period, such payments to be calculated on a grossed-up basis. Pursuant to the terms of Mr. Chapman's employment agreement, any options granted to Mr. Chapman shall immediately vest if his employment is terminated without cause or upon a change of control. Change of control is defined as a change in the beneficial ownership of 20% or more of our issued and outstanding common shares.

     RICHARD F. NANNA, VICE-PRESIDENT, EXPLORATION. Richard Nanna was Vice President, Exploration of Nevoro Gold Corporation from January 1, 2002, until the effective date of the merger whereupon he was appointed our Vice President of Exploration. We assumed the terms and conditions of his employment agreement dated as of the 1st day of April, 2002, between Mr. Nanna and Nevoro Gold Corporation. Pursuant to such employment agreement, as amended, Mr. Nanna receives a minimum annual base salary of US$160,000 and a discretionary annual cash bonus based on our performance. Mr. Nanna is entitled to receive an automobile allowance of US$15,000 per annum and an allowance for social/sports club membership of US$5,000 per annum. Mr. Nanna is also entitled, pursuant to the terms of the Plan of Arrangement and his employment agreement, to be issued up to 165,000 of our common shares vesting as to 50% on December 31, 2002 and the remaining 50% on December 31, 2003 based on the same performance criteria as set out in the Plan of Arrangement Stock Option Plan. The employment agreement also provides for the issuance of additional stock options under our stock option plan on such terms and conditions as our Board in its discretion may determine.

Mr. Nanna's employment agreement provides that in the event of the termination of his employment without cause or upon a change of control of us, his employment will be deemed to have been terminated and he will be entitled to receive 36 months salary, together with a payment equal to 50% of the bonus entitlement for each year and any other compensation to which he would otherwise have been entitled during such 36-month period, such payments to be calculated on a grossed-up basis. Pursuant to the terms of Mr. Nanna's employment agreement, any options granted to Mr. Nanna shall immediately vest if his employment is terminated without cause or upon a change of control. Change of control is defined as a change in the beneficial ownership of 20% or more of our issued and outstanding common shares.

     DONALD W. VAGSTAD, VICE-PRESIDENT, LEGAL, SECRETARY AND GENERAL COUNSEL. Donald Vagstad was Vice President, Legal, Secretary and General Counsel of
Apollo Gold, Inc., a subsidiary of Nevoro Gold Corporation prior to the effective date of the merger whereupon he was appointed to similar positions with us. We assumed the terms and conditions of his employment agreement dated as of the 24th day of May, 2002 between Mr. Vagstad and Nevoro Gold Corporation and Apollo Gold, Inc. Pursuant to such employment agreement, as amended, Mr. Vagstad receives a minimum annual base salary of US$151,600 and a discretionary annual cash bonus based on the our performance. Mr. Vagstad is entitled to receive an automobile allowance of US$10,000 per annum. Mr. Vagstad is also entitled, pursuant to the terms of the Plan of Arrangement and his employment agreement, to be issued up to 157,788 shares of our common shares, vesting as to 50% on December 31, 2002 and the remaining 50% on December 31, 2003 based on the same performance criteria as set out in the Plan of Arrangement Stock Option Plan. The


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
employment agreement also provides for the issuance of additional stock options under our stock option plan on such terms and conditions as our Board in its discretion may determine.

Mr. Vagstad's employment agreement provides that in the event of the termination of his employment without cause or upon a change of control of us, his employment will be deemed to have been terminated and he will be entitled to receive 24 months salary, together with a payment equal to 50% of the bonus entitlement for each year and any other compensation to which he would otherwise have been entitled during such 24-month period, such payments to be calculated on a grossed-up basis. Pursuant to the terms of Mr. Vagstad's employment agreement, any options granted to Mr. Vagstad shall immediately vest if his employment is terminated without cause or upon a change of control. Change of control is defined as a change in the beneficial ownership of 20% or more of our issued and outstanding common shares.

     DAVID  YOUNG,  VICE-PRESIDENT,  BUSINESS DEVELOPMENT.  David Young was Vice
President, Mining Operations of Nevoro Gold Corporation from May 24, 2002, to the effective date of the merger whereupon he was appointed our Vice President, Mining Operations. In May 2003, Mr. Young became our Vice President, Business Development. We assumed the terms and conditions of an employment agreement dated as of the 24th day of May, 2002, between Mr. Young and Nevoro Gold Corporation. Pursuant to such employment agreement, as amended, Mr. Young receives a minimum annual base salary of US$125,000 and a discretionary annual cash bonus based on our performance. Mr. Young is entitled to receive an automobile allowance of US$10,000 per annum. Mr. Young is also entitled, pursuant to the terms of the Plan of Arrangement and his employment agreement, to be issued up to 186,288 shares of our common shares, vesting as to 50% on December 31, 2002 and the remaining 50% on December 31, 2003 based on the same performance criteria as set out in the Plan of Arrangement Stock Option Plan. The employment agreement also provides for the issuance of additional stock options under our stock option plan on such terms and conditions as our Board in its discretion may determine.

Mr. Young's employment agreement provides that in the event of the termination of his employment without cause or upon a change of control of us, his employment will be deemed to have been terminated and he will be entitled to receive 24 months salary, together with a payment equal to 50% of the bonus entitlement for each year and any other compensation to which he would otherwise have been entitled during such 24-month period, such payments to be calculated on a grossed-up basis. Pursuant to the terms of Mr. Young's employment agreement, any options granted to Mr. Young shall immediately vest if his employment is terminated without cause or upon a change of control. Change of control is defined as a change in the beneficial ownership of 20% or more of our issued and outstanding common shares.

     DONALD S. ROBSON, FORMER VICE-PRESIDENT AND CHIEF FINANCIAL OFFICER. Effective as of August 28, 2002, Mr. Robson resigned as our Vice President and Chief Financial Officer and exercised his rights under his employment agreement. Pursuant to the terms of a separation agreement made as of the 15th day of January, 2003, we agreed to pay Mr. Robson the sum of $458,000 representing 20 months salary together with an automobile purchase credit equal to US$15,000. In addition, we agreed to issue to Mr. Robson up to 165,000 of our common shares pursuant to the terms of the Plan of Arrangement and allow all of Mr. Robson's unvested options under the Plan of Arrangement Stock Option Plan to continue to vest in accordance with their original vesting terms. All other terms of such options, including the expiry terms, shall continue in accordance with the original grant and shall continue to be governed by the Plan of Arrangement Stock Option Plan.

STOCK  OPTIONS

     The following table sets forth information regarding options we granted to the executive officers named in the Summary Compensation Table during the year ended December 31, 2002.


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

                                         OPTION GRANTS IN LAST FISCAL YEAR

                                                                                Market value of
                                         % of total options                        securities
                                            -------------                    ---------------------
                        Number of            Granted to         Exercise       Underlying options
                     securities under       Employees in          Price       on the date of grant    Expiration
Name                Options granted(1)       Fiscal 2002      ($/security)      ($/security)(2)          Date
-----------------  -------------------      -------------     ------------   ---------------------    -----------
R. DAVID RUSSELL         472,670                17.0%            US$0.80           Cdn.$0.21         June 25, 2007
R. LLEE CHAPMAN          239,811                8.6%             US$0.80           Cdn.$0.21         June 25, 2007
RICHARD F. NANNA         444,868                 16%             US$0.80           Cdn.$0.21         June 25, 2007
DONALD W. VAGSTAD        157,788                5.6%             US$0.80           Cdn.$0.21         June 25, 2007
DAVID YOUNG              186,288                6.7%             US$0.80           Cdn.$0.21         June 25, 2007
DONALD S. ROBSON         444,868                 16%             US$0.80           Cdn.$0.21         June 25, 2007

Notes:

(1)     Stock  options  granted  pursuant  to  the  Plan  of  Arrangement  Stock Option Plan.  Options vest in 50%
increments  on  December  31, 2002 and December 31, 2003, subject to deduction if certain goals and objectives are not  met.

(2)     Prior  to  the  consolidation  of our shares, on the basis of one new common share for every 43.57 our old common  shares.

     Stock  Option  Plan

     Prior to the Plan of Arrangement, we created a stock option incentive plan for our senior officers, directors and key employees (the "Plan"). Pursuant to a Plan of Arrangement effective June 25, 2002, we reconfirmed and adopted the Plan for our senior officers, directors and key employees and our subsidiaries and affiliates, as well as any other person or company engaged to provide ongoing management or consulting services to us or to our subsidiaries and affiliates. All of our officers, employees and directors are eligible to be granted awards under our Plan.

     Stock options, including incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock and performance units are available for grant under the Plan by our compensation committee in its discretion. The Plan authorizes the issuance of up to 4,800,000 shares of our common shares pursuant to the grant or exercise of awards under the plan. The compensation committee that administers the Plan has broad authority to fix the terms and conditions of individual agreements with participants, including the duration of the award and any vesting requirements.

     The number of common shares reserved for issuance to any one person pursuant to the grant of options under the Plan may not exceed 5% of our issued and outstanding common shares. In addition, the issuance of common shares to any insider and his or her associates under the Plan, within a one-year period, shall not exceed 5% of our issued and outstanding common shares.

     On February 18, 2003, our board of directors approved grants of options to all of our officers, directors and employees. In addition, our board of directors approved amending the Plan to, among other things, allow for our stock options to qualify for incentive stock option treatment.

     Plan of Arrangement Option Plan

     Pursuant  to  the  Plan of Arrangement, we established the Apollo Incentive
Option Plan, and we granted to the key employees, officers and directors of Apollo (as determined by our board of directors) options (the "Arrangement Options") to acquire an aggregate of 2,780,412 shares of our common shares, subject to meeting specific performance criterion, at an exercise price of US$0.80 per share. As of September 15, 2003, the key employees, officers and directors had the right to acquire 2,660,160 shares of


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
our common shares pursuant to the Plan of Arrangement Incentive Option Plan. On February 18, 2003, our board of directors approved revised performance criterion and vesting for the options. Fifty percent of our merger options vested as of December 31, 2002 and the remaining fifty percent shall vest as of December 31, 2003 if the revised performance criterion is achieved.

BONUS  PLAN

     Pursuant to the Plan of Arrangement, we established the Apollo Bonus Plan pursuant to which R. David Russell, Donald S. Robson and Richard F. Nanna (the "Eligible Persons") are entitled to receive 530,000 shares of our common shares (the "Bonus Shares"), subject to meeting specific performance criterion, in consideration for their services as senior executives. The Bonus Shares are to be issued to the Eligible Persons in conformity with their respective severance or employment agreement. On February 18, 2003, our board of directors approved revised performance criterion and vesting for the options for the Bonus Shares. Fifty percent of the Bonus Shares vested as of December 31, 2002 and the remaining fifty percent shall vest as of December 31, 2003 if the revised performance criterion is achieved.


                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR END OPTION VALUES

The following table shows information concerning the exercise of stock options during the year ended December 31, 2002 by each of the named executive officers and the fiscal year-end value of unexercised options.

                                                   Securities
                         Aggregate                                         Value of unexercised in-the-
                    acquired on value          Unexercised options at           Money  options  at
                    exercise  realized          December  31,  2002               December  31,
                                         ---------------------------------       2002  ($)(1)(2)
Name                  #          $          Exercisable     Unexercisable   Exercisable  Unexercisable
-----------------  --------  ---------   -----------------  --------------  -----------  -------------
R. DAVID RUSSELL          0           0            236,335         236,335      552,532        552,532
R. LLEE CHAPMAN           0           0            119,905         119,905      280,328        280,328
RICHARD F. NANNA          0           0            222,433         222,433      520,030        520,030
DONALD W. VAGSTAD         0           0             78,894          78,894      184,447        184,447
DAVID YOUNG               0           0             93,144          93,144      217,763        217,763
DONALD S. ROBSON          0           0            222,433         222,433      520,030        520,030

Notes:

(1)     All  dollar  amounts are expressed in Canadian dollars at an exchange rate of Cdn.$1.00 equals
US$0.6338.
(2)     On December 31, 2002, the last trading day of the year, the closing price of our common shares on  the  TSX  was Cdn$3.60.  The value of unexercised in the money options was calculated based on the difference between the market value of our common shares underlying the options  at December 31, 2002, being  Cdn.$3.60  and  the  exercise  price  of  the  options,  being  US$0.80.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     For the six-month period ended June 30, 2003 and during the year ended December 31, 2002, we paid US$32,117.50, and US$62,296.53 to Robert L. Russell,
R. David Russell's father, for mining engineering consulting services provided to us. Mr. Russell, among other things, helped design our long term mine plan for the Montana Tunnels Mine.

     Legal Services. For the six-month period ended June 30, 2003, we paid Fogler, Rubinoff LLP, Barristers & Solicitors, McMillan Binch LLP, and Silicon Valley Law Group, US$131,145.20, and

US$267,861.21 and US$179,656 respectively, for legal services provided to us. In 2002, we paid Fogler, Rubinoff LLP, Barristers & Solicitors, McMillan Binch LLP, and Silicon Valley Law Group, US$77,470, US$153,692 and US$11,728 respectively, for legal services provided to us. Mr. Hobart, one of our directors, is a partner at Fogler, Rubinoff LLP, Barristers & Solicitors, and Mr. Vaughan, one of our directors, is a partner at McMillan Binch LLP. In addition, in November of 2002, we hired Silicon Valley Law Group to assist us with our Form 10 and other United States legal matters. James C. Chapman, a shareholder of Silicon Valley Law Group, is the brother of Mr. R. Llee Chapman, our Chief Financial Officer.

     On December 23, 2002, certain of our officers, directors and employees purchased an aggregate of 100,000 shares of our common shares, at the price of $2.00 per share, in a private placement. The shares were purchased from Exall Resources Limited and Glimmer Resources, Inc., the former owners of the Black Fox Exploration Project.

     In 2002, we entered into certain agency agreements with Dundee Securities Corporation, a subsidiary of Dundee Wealth Management, Inc. which is the beneficial owner of over 17% of our securities as of August 1, 2003, to act as our agents for purposes of soliciting offers to purchase our securities.

     We believe that all of the transactions set forth above were made on terms no less favorable to us than could have been obtained from unaffiliated third parties. We intend that all future transactions with affiliated partners be approved by a majority of the Board of Directors, including a majority of the independent and disinterested outside directors on the Board of Directors, and be on terms no less favorable to us than could be obtained from unaffiliated third parties.

                              SELLING SHAREHOLDERS

     We have prepared this prospectus to allow the selling shareholders or their pledgees, donees, transferees or other successors in interest, to sell up to 7,311,975 shares of our common shares which they have acquired in the Placement. All of the common shares offered by this prospectus are being offered by the selling shareholders for their own accounts. We will receive no proceeds from the sale of these shares by the selling shareholders.

2003 PRIVATE PLACEMENT. In September of 2003, in connection with a public offering of 14,988,025 common shares of the Company in Canada and other foreign jurisdictions by a syndicate of agents, we completed a brokered private placement (the "Placement") in the United States of 7,311,975 common shares as described elsewhere in this prospectus. We raised $16,451,944 in the Placement. Each investor in the Placement completed a subscription agreement, a form of which is filed as an exhibit to the Registration Statement of which this prospectus is a part, and represented to us that they were accredited investors purchasing the shares for their own account. Investors participating in the Placement received registration rights with respect to the shares issued, and this prospectus is part of the Registration Statement filed in satisfaction of our obligations.

     The syndicate of agents (the "Agents") who participated in the public offering in Canada and other foreign jurisdictions also have the sole option (the "Over-Allotment Option") to purchase up to an additional 3,345,000 common shares of the Company based upon the Company's public offering in Canada and other foreign jurisdictions and the private placement in the United States. The Over-Allotment Option is exercisable by the Agents at any time up to October 26, 2003 by delivering written notice to the Company prior to the expiry of the Over-Allotment Option, after which time the Over-Allotment Option shall be void and of no further force and effect. Any shares purchased pursuant to this Over-Allotment Option are not included in this Registration Statement.

     The Company has paid to the Agents an agency fee comprised of 6% of the total proceeds raised in Canada, the United States and certain other foreign jurisdictions, and non-transferable warrants to purchase common shares of the Company equal to 3% of the total number of common shares sold in these transactions at the offering price (the "Agent Warrants"). The Agents may exercise the Agent Warrants any time before September 26, 2005.

     The following table sets forth information with respect to the common shares beneficially owned by the selling shareholders as of the date of this prospectus, including shares obtainable under warrants convertible or exercisable within 60 days of such date. The selling shareholders provided us the information included in the table below. To our knowledge, each of the selling shareholders has sole voting and investment power over the common shares listed in the table below. Except as described above, no selling shareholder, to our knowledge, has had a material relationship with us during the last three years, other than as an owner of our common shares or other securities.

-------------------------------------------------------------------------------------------------------
                                             BENEFICIAL OWNERSHIP    NUMBER OF         BENEFICIAL
                                               OF COMMON SHARES      SHARES TO        OWNERSHIP OF
                                            PRIOR TO THE OFFERING     BE SOLD        COMMON SHARES
-----------------------------------------------------------------               -----------------------
                                                                    UNDER THIS   AFTER THE    OFFERING
SELLING SHAREHOLDER                        NUMBER OF      PERCENT   PROSPECTUS   NUMBER        PERCENT
                                            SHARES       OF CLASS               OF SHARES     OF CLASS
-------------------------------------------------------------------------------------------------------
American Century Quantitative Equity Funds 2,391,500(1)      3.35%     650,000  1,741,500(1)      2.44%
-------------------------------------------------------------------------------------------------------
Apogee Gold Fund LLC                          30,000            *       30,000          0         0.00%
-------------------------------------------------------------------------------------------------------
Garret & Carol Thunen                        500,000            *      500,000          0         0.00%
-------------------------------------------------------------------------------------------------------
Douglas Thunen                                10,000            *       10,000          0         0.00%
-------------------------------------------------------------------------------------------------------
Conus Fund L.P.                              684,200            *       35,000    649,200            *
-------------------------------------------------------------------------------------------------------
Conus Fund (QP) L.P.                          95,300            *        4,800     90,500            *
-------------------------------------------------------------------------------------------------------
The Scudder Gold & Precious Metals Fund    3,125,000         4.40%     400,000  2,725,000         3.83%
-------------------------------------------------------------------------------------------------------
Fidelity Select Portfolios: Gold Portfolio   709,900            *      209,900    500,000            *
-------------------------------------------------------------------------------------------------------
Dreyfus Founders Passport Fund               203,550            *      203,550          0         0.00%
-------------------------------------------------------------------------------------------------------
Dreyfus Investment Portfolios-Founders        26,450            *       26,450          0         0.00%
 Passport Portfolio
-------------------------------------------------------------------------------------------------------
Franklin Gold and Precious Metals Fund     1,850,000         2.60%     700,000  1,150,000         1.62%
-------------------------------------------------------------------------------------------------------
Gabelli Gold Fund, Inc.                    1,931,800(2)      2.71%     150,000  1,781,800(2)      2.50%
-------------------------------------------------------------------------------------------------------
ING Precious Metals Fund                     350,000            *      350,000          0         0.00%
-------------------------------------------------------------------------------------------------------
LaGrange Capital Partners, L.P.               47,500            *       28,500     19,000            *
-------------------------------------------------------------------------------------------------------
Liberty Square Partners, LP                   93,975            *       93,975          0         0.00%
-------------------------------------------------------------------------------------------------------
John D. & Catherine T. MacArthur             500,000            *      175,000    325,000            *
Foundation
-------------------------------------------------------------------------------------------------------
Libra Fund LP                              3,268,800(3)      4.60%     260,000  3,008,800(3)      4.23%
-------------------------------------------------------------------------------------------------------
Marathon Resource Partners I, L.P.            60,000            *       60,000          0         0.00%
-------------------------------------------------------------------------------------------------------
Mutual Discovery Fund                      1,178,800         1.66%   1,178,800          0         0.00%
-------------------------------------------------------------------------------------------------------
Mutual Discovery Securities Fund              68,500            *       68,500          0         0.00%
-------------------------------------------------------------------------------------------------------
Osiris Investment Partners L.P.              455,900(4)         *      112,500    343,400(4)         *
-------------------------------------------------------------------------------------------------------
Raffles Associates, L.P.                     375,000            *      250,000    125,000            *
-------------------------------------------------------------------------------------------------------
Ring Partners L.P.                           264,650(5)         *       65,000    199,650(5)         *
-------------------------------------------------------------------------------------------------------
George R. Ireland                            378,450(6)         *       35,000    278,450(6)         *
-------------------------------------------------------------------------------------------------------


104

-------------------------------------------------------------------------------------------------------
Tocqueville Gold Fund                      1,846,250         2.60%     300,000  1,546,250         2.18%
-------------------------------------------------------------------------------------------------------
USAA Precious Metals & Minerals Fund         900,000         1.27%     600,000    300,000            *
-------------------------------------------------------------------------------------------------------
Lockheed Martin Retirement Trust             600,000            *      300,000    300,000            *
-------------------------------------------------------------------------------------------------------
International Investors Gold               1,397,500(7)      1.96%     460,000    937,500(7)      1.32%
-------------------------------------------------------------------------------------------------------
Cedar Point Associates                        55,000            *       55,000          0         0.00%
-------------------------------------------------------------------------------------------------------
TOTAL                                     23,133,375                 7,311,975
-------------------------------------------------------------------------------------------------------

*Less than one percent.

     (1) Shares beneficially owned by American Century Quantitative Equity Funds include options and/or warrants to purchase up to 312,500 of our common shares which may be exercised in whole or in part within 60 days of September 22, 2003.

     (2) Shares beneficially owned by Gabelli Gold Fund, Inc. include options and/or warrants to purchase up to 145,500 of our common shares which may be exercised in whole or in part within 60 days of September 22, 2003.

     (3) Based upon the Schedule 13G filed by Libra Fund, L.P. on September 18, 2003.

     (4) Shares beneficially owned by Osiris Investment Partners L.P. include options and/or warrants to purchase up to 75,000 of our common shares which may be exercised in whole or in part within 60 days of September 22, 2003.

     (5) Mr. Ireland holds directly 113,800 common shares. Ring Partners L.P. holds 170,900 common shares and options and/or warrants to purchase up to 93,750 of our common shares which may be exercised in whole or in part within 60 days of September 22, 2003. Mr. Ireland is a General Partner of Ring Partners L.P. and may be deemed to share beneficial ownership of the common shares and options and/or warrants beneficially owned by Ring Partners L.P.

     (6) Assuming the sale of the common shares offered hereby, Mr. Ireland will hold directly 78,800 common shares and Ring Partners L.P. will hold 105,900 common shares and options and/or warrants to purchase up to 93,750 of our common shares which may be exercised in whole or in part within 60 days of September 22, 2003. Mr. Ireland is a General Partner of Ring Partners L.P. and may be deemed to share beneficial ownership of the common shares and options and/or warrants beneficially owned by Ring Partners L.P.

     (7) Shares beneficially owned by International Investors Gold include options and/or warrants to purchase up to 187,500 of our common shares which may be exercised in whole or in part within 60 days of September 22, 2003.

     The number of shares set forth in the table represents an estimate of the number of common shares to be offered by the selling shareholders. We have assumed the sale of all of the common shares offered under this prospectus will be sold. However, as the selling shareholders can offer all, some or none of their common shares, no definitive estimate can be given as to the number of shares that the selling shareholders will offer or sell under this prospectus.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information known to us with respect to the beneficial ownership of our common shares as of September 15, 2003 and as adjusted to reflect the sale of of our common shares offered by this prospectus, by (i) all persons who are known to us to be beneficial owners of five percent or more of the common shares, (ii) each of our directors, (iii) the executive officers named in the Summary Compensation Table of the Executive Compensation section (excluding G. E. Creber, a former Pursuit executive) of this prospectus and (iv) all current directors and executive officers as a group.

-----------------------------------------------------------------------------------------------------
                                                                Percentage of
                                                                   Shares           Percentage of
                                                                Beneficially      Shares Beneficially
                                        Shares Beneficially     Owned before          Owned after
Beneficial Owner                               Owned              Offering             Offering
-----------------------------------------------------------------------------------------------------
G.W. (Bill) Thompson (1)                             41,706                    *                   *
-----------------------------------------------------------------------------------------------------
W.S. (Steve) Vaughan                                      0                    *                   *
-----------------------------------------------------------------------------------------------------
R. David Russell (2)                              1,160,860                 2.36%               1.63%
-----------------------------------------------------------------------------------------------------
G. Michael Hobart (3)                                41,706                    *                   *
-----------------------------------------------------------------------------------------------------
Charles E. Stott (4)                                 43,706                    *                   *
-----------------------------------------------------------------------------------------------------
Neil Woodyer(5)                                           0                    *                   *
-----------------------------------------------------------------------------------------------------
R. Llee Chapman(6)                                  134,005                    *                   *
-----------------------------------------------------------------------------------------------------
Richard F. Nanna (7)                                941,233                 1.92%               1.32%
-----------------------------------------------------------------------------------------------------
Donald W. Vagstad (8)                                78,894                    *                   *
-----------------------------------------------------------------------------------------------------
David Young (9)                                      94,144                    *                   *
-----------------------------------------------------------------------------------------------------
Neil Woodyer                                              0                    *                   *
-----------------------------------------------------------------------------------------------------
Gerald Schissler                                          0                    *                   *
-----------------------------------------------------------------------------------------------------
Wade Bristol                                          4,000                    *                   *
-----------------------------------------------------------------------------------------------------
Robert A. Watts                                           0                    *                   *
-----------------------------------------------------------------------------------------------------
All officers and directors as a group             2,540,254                 5.10%               3.53%
(13 persons) (10)
-----------------------------------------------------------------------------------------------------
World Precious Metals Fund                        2,812,500                 5.76%               3.96%
-----------------------------------------------------------------------------------------------------
Dundee Wealth Management, Inc. (11)               8,239,975                16.88%              11.59%
-----------------------------------------------------------------------------------------------------

*  Represents less than 1% of our outstanding common shares.

     Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the securities. Common shares subject to options or warrants that are currently exercisable or exercisable within 60 days of September 15, 2003 are deemed to be outstanding and to be beneficially owned by the person or group holding such options or warrants for the purpose of computing the percentage ownership of such person or group but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group. Unless otherwise indicated, the address for each of the individuals listed in the table is care of Apollo Gold Corporation, 4601 DTC Boulevard, Suite 750, Denver, Colorado 80237-2571. Unless otherwise indicated by footnote, the persons named in the table have sole voting and sole investment power with respect to all common shares shown as beneficially owned by them, subject to applicable community property laws. Percentage of beneficial ownership is based on 48,807,288 of our common outstanding as of September 15, 2003.

     (1) Shares beneficially owned by Mr. Thompson include options and/or warrants to purchase up to 41,706 of our common shares which may be exercised in whole or in part within 60 days of September 15, 2003.

     (2) Shares beneficially owned by Mr. Russell include options and/or warrants to purchase up to 283,210 of our common shares which may be exercised in whole or in part within 60 days of September 15, 2003. Shares beneficially owned by Mr. Russell also include 100 of our common shares owned by a member of Mr. Russell's immediate family.

     (3) Shares beneficially owned by Mr. Hobart include options and/or warrants to purchase up to 41,706 of our common shares which may be exercised in whole or in part within 60 days of September 15, 2003.

     (4) Shares beneficially owned by Mr. Stott include options and/or warrants to purchase up to 41,706 of our common shares which may be exercised in whole or in part within 60 days of September 15, 2003.

     (5) Shares beneficially owned by Mr. Woodyer include options and/or warrants to purchase up to 0 of our common shares which may be exercised in whole or in part within 60 days of September 15, 2003.

     (6) Shares beneficially owned by Mr. Chapman include options and/or warrants to purchase up to 119,905 of our common shares which may be exercised in whole or in part within 60 days of September 15, 2003.

     (7) Shares beneficially owned by Mr. Nanna include options and/or warrants to purchase up to 253,683 of our common shares which may be exercised in whole or in part within 60 days of September 15, 2003.

     (8) Shares beneficially owned by Mr. Vagstad include options and/or warrants to purchase up to 78,894 of our common shares which may be exercised in whole or in part within 60 days of September 15, 2003.

     (9) Shares beneficially owned by Mr. Young include options and/or warrants to purchase up to 93,144 of our common shares which may be exercised in whole or in part within 60 days of September 15, 2003.

     (10) Shares beneficially owned by all officers and directors as a group include options and/or warrants to purchase up to 953,954 of our common shares which may be exercised in whole or in part within 60 days of September 15, 2003.

     (11) Based upon the Schedule 13G filed by Dundee Wealth Management's, Inc. on February 20, 2003.

                          DESCRIPTION OF CAPITAL SHARES

     The following statements are brief summaries of provisions of our capital shares. The summaries are qualified in their entirety by reference to the full text of our certificate of incorporation, as amended and bylaws.

COMMON  SHARES

     We are authorized to issue an unlimited number of our common shares, no par value per share, of which 48,807,288 of our common shares were issued and outstanding as of September 22, 2003.

     Our common shares are entitled to one vote on all matters presented to the shareholders, with no cumulative voting rights; to receive such dividends as may be declared by the board of directors out of funds legally available for that purpose (we have no present intention of paying dividends on our common shares in the foreseeable future); and in the event of our liquidation, dissolution or winding up, to share ratably in any distribution of our assets remaining after payment of liabilities.

     Holders of of our common shares do not have preemptive rights or other rights to subscribe for unissued or treasury shares or securities convertible into such shares, and no redemption or sinking fund provisions are applicable. All outstanding common shares are fully paid and nonassessable.

PREFERRED  SHARES

     We are not currently authorized to issue preferred shares.

WARRANTS

     As of September 22, 2003, warrants to purchase 5,749,750 shares of our common shares with an exercise price of $2.16 (US$1.60) were outstanding. These warrants expire on March 26, 2004, and do not confer upon its holders any voting or any other rights of our shareholders.

     As of September 22, 2003, warrants to purchase 3,000,000 shares of our common shares with an exercise price of $3.25 were outstanding. These warrants expire on December 26, 2006, and do not confer upon its holders any voting or any other rights of our shareholders.

     As of September 22, 2003, warrants to purchase 100,000 shares of our common shares with an exercise price of $3.41 were outstanding. These warrants expire on February 10, 2004, and do not confer upon its holders any voting or any other rights of our shareholders.

REGISTRATION  RIGHTS

     The holders of an aggregate number of 7,311,975 of our common shares acquired pursuant to a private placement are entitled to certain registration rights pursuant to a registration rights agreement dated September 26, 2003 between us and BMO Nesbitt Burns Inc., acting on behalf of and for the benefit of holders of our common shares (excluding those shares sold in Canada and certain other foreign jurisdictions). The agreement provides for certain demand registration rights to the holders of all such registrable securities.
Accordingly, we have prepared this prospectus covering shares issued in connection with the Placement. Registration of the common shares pursuant to the rights granted in this agreement will result in such shares becoming freely tradable without restriction under the Securities Act. We will bear all expenses incurred with the above registrations.

ANTI  TAKEOVER  PROVISIONS

     The Company is organized under the Business Corporations Act (Yukon) pursuant to Articles of Continuance filed in the Yukon Territory, Canada. Principles of law relating to matters affecting the validity of corporate procedures, the fiduciary duties of the Company's management, Directors and controlling shareholders and the rights of the Company's shareholders differ from, and may not be as protective of shareholders as those that would apply if the Company were incorporated in a jurisdiction within the United States. Among other matters, the Company's Articles of Continuance provide that the Board may increase the number of Directors by up to one-third of the then existing number of Directors without shareholder approval. In addition, the courts of the Yukon Territory, Canada may not enforce liabilities predicated upon United States federal securities laws.

LIMITATION  OF  LIABILITY  AND  INDEMNIFICATION

     The Business Corporations Act (Yukon Territory) imposes liability on officers and directors for breach of fiduciary duty except in certain specified circumstances, and also empowers corporations organized under Yukon Territory law to indemnify officers, directors, employees and others from liability in certain circumstances such as where the person successfully defended himself on the merits or acted in good faith in a manner reasonably believed to be in the best interests of the corporation.

     Our By-laws, with certain exceptions, eliminate any personal liability of our directors and officers to us or our shareholders for monetary damages arising from such person's performance as a director or officer, provided such person has acted in accordance with the requirements of the governing statute. Our By-laws also provide for indemnification of directors and officers, with certain exceptions, to the full extent permitted under law which includes all liability, damages and costs or expenses arising from or in connection with service for, employment by, or other affiliation with us to the maximum extent and under all circumstances permitted by law.

     In addition, we maintain officers' and directors' liability insurance with Liberty Mutual. The policy is effective through May, 2004.


TRANSFER  AGENT  AND  REGISTRAR

     CIBC Mellon Trust Company is the transfer agent and registrar for our capital stock.

LISTING

     We are listed on the American Stock Exchange under the symbol "AGT", and we are listed on the Toronto Stock Exchange under the symbol "APG."

                              PLAN OF DISTRIBUTION

     We previously issued 7,311,975 common shares to the selling shareholders in the Placement. This prospectus relates to the offer and sale of common shares held by the selling shareholders. We are registering the common shares to fulfill our obligations under various agreements with the selling shareholders. The registration of the common shares does not necessarily mean that any of the shares will be offered or sold by the selling shareholders under this prospectus.

     The selling shareholders and their pledgees, donees, transferees or other successors in interest may offer their shares at various times in one or more of the following transactions:

     (a) a block trade on the American Stock Exchange or other market on which the shares may be traded in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

     (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers;

     (d) privately negotiated, face-to-face transactions between the selling shareholders and purchasers without a broker-dealer;

     (e)  through  the  writing  of  options  or  short  sales;

     (f)  any  combination  of  the  above;  and

     (g)  through  any  other  method  permitted  pursuant  to  applicable  law.

     The sale price to the public may be the market price prevailing at the time of sale, a price relating to such prevailing market price or such other price as the selling shareholders determine from time to time.

     The selling shareholders may also sell the shares directly to market makers acting as principals or broker-dealers acting as agents for themselves or their customers. Brokers acting as agents for the selling shareholders will receive usual and customary commissions for brokerage transactions, and market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that the selling shareholders will attempt to sell the shares in block transactions to market makers or other purchasers at a price per share which may be below the then market price. There can be no assurance that all or any of the shares offered hereby will be issued to or sold by the selling shareholders. The selling shareholders and any brokers, dealers or agents affecting the sale of any of the shares may be deemed to be "underwriters" under the Securities Act. In addition, any securities covered by this prospectus may also be sold under Rule 144 promulgated under the Securities Act, rather than pursuant to this prospectus, provided they meet the criteria and conform to the requirements of Rule 144. The selling shareholders have the sole discretion not to accept any offer to purchase shares or make any sale of shares if they conclude the purchase price is inadequate.

     The selling shareholders, alternatively, may sell the shares offered under this prospectus through an underwriter. We cannot guarantee that this type of agreement will not be entered into. If the selling shareholders enter into this type of agreement, we will supplement or revise this prospectus.

     Upon being notified by the selling shareholders that any material arrangement has been entered into with a broker or dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplemental prospectus, if required, pursuant to Rule 424 of the Securities Act, disclosing:

     (a)  the  name  of  each  broker  or  dealer;

     (b)  the  number  of  shares  involved;

     (c)  the  price  at  which  the  shares  were  sold;

     (d) the commissions paid or discounts or concessions allowed to the broker(s) or dealer(s), where applicable;

     (e) that the broker(s) or dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented; and

     (f)  other  facts  material  to  the  transaction.

     To comply with the securities laws of various jurisdictions, the shares offered by this prospectus may need to be offered or sold in such jurisdictions only through registered or licensed brokers or dealers.

     The selling shareholders and any other persons participating in the sale or distribution of the common shares will be subject to the relevant provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the shares by the selling shareholders or any other person. The foregoing may affect the marketability of such shares and the ability of any person or entity to engage in market-making activities with respect to such shares.

     We are bearing all costs relating to the registration of the shares. The selling shareholders will pay any commissions, discounts or other fees payable to broker-dealers in connection with any sale of the shares.

     The selling shareholders have agreed to suspend sales for limited periods upon notification that actions, such as amending or supplementing this prospectus, are required in order to comply with federal or state securities laws.

                                  LEGAL MATTERS

     The validity of the issuance of the common shares offered hereby has been passed upon for us by Silicon Valley Law Group, San Jose, California.

                                     EXPERTS

     The financial statements of Apollo Gold Corporation as of December 31, 2002 and 2001, and for each of the three years in the period ended December 31, 2002, included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and elsewhere in the registration statement, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The financial statements of Apollo Gold, Inc. for the period from January 1, 2002 through June 24, 2002, included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and elsewhere in the registration statement, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The financial statements of Apollo Gold, Inc. as of December 31, 2001 and 2000, and for each of years then ended and for the period from February 5, 1999 (commencement) through December 31, 1999, included in this prospectus have been audited by LeMaster & Daniels PLLC, independent auditors, as stated in their report appearing herein and elsewhere in the registration statement, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act, in connection with the offering of the common shares by the selling shareholders. This prospectus, which is part of the Registration Statement, does not contain all of the information included in the Registration Statement. Some information is omitted and you should refer to the Registration Statement and its exhibits. With respect to references made in this prospectus to any contract, agreement or other document of Apollo Gold Corporation, such references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document. You may review a copy of the Registration Statement, including exhibits, at the Securities and Exchange Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549.

     The public may obtain information on the operation of the public reference room by calling the Securities and Exchange Commission at 1-800-SEC-0330.

     We also file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information on file at the public reference rooms. You can also request copies of these documents, for a copying fee, by writing to the Securities and Exchange Commission.

     Our  Securities  and  Exchange  Commission  filings  and  the  Registration
Statement can also be reviewed by accessing the Securities and Exchange Commission's Internet site at http://www.sec.gov, which contains reports, and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission.

         CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
                              FINANCIAL DISCLOSURE.

     Arthur Andersen LLP was Pursuit's independent auditor; however, effective June 3, 2002, Arthur Andersen LLP, ceased practicing public accounting. Apollo Gold Corporation engaged Deloitte & Touche LLP as our new independent certified public accountants effective June 17, 2002. Deloitte & Touche LLP independently reaudited our historical financial statements and did not rely on any of Arthur Andersen LLP's work product.

     Our Board of Directors, with the recommendation of the Audit Committee of the Board of Directors and with the approval of our shareholders, authorized and approved the engagement of Deloitte & Touche LLP.

During our two most recent fiscal years and the subsequent period prior to such appointment, we did not consult Deloitte & Touche LLP regarding the application of accounting principles to a specific completed or contemplated transaction, or the type of audit opinion that might be rendered on our financial statements, nor on any matter that was either the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to
Item  304  of  Regulation S-B, or a reportable event, as that term is defined in
Item  304(a)(1)(v)  of  Regulation  S-B.

                             INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                      Apollo Gold Corporation


Apollo Gold Corporation
Consolidated Balance Sheets at June 30, 2003 and December 31, 2002 (unaudited)  . . . . . . .  F-2

Consolidated Statements of Operations for six months ended June 30, 2003 and 2002
(unaudited) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-3

Consolidated Statements of Deficit for six months ended June 30, 2003 and 2002
(unaudited) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-4

Consolidated Statements of Cash Flows for six months ended June 30, 2003 and 2002
(unaudited) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-5

Notes to the Unaudited Consolidated Financial Statement . . . . . . . . . . . . . . . . . . .  F-6

Independent Auditors Reports. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-22

Consolidated Balance Sheets at December 31, 2002 and 2001
(formerly International Pursuit). . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-23

Consolidated Statements of Operations for years ended December 31, 2002, 2001 and 2000 (formerly International Pursuit) . . . . . . . . . . . . . . . . . . . . . . . . . .  F-24

Consolidated Statements of Deficit for years ended December 31, 2002, 2001 and 2000 (formerly International Pursuit) . . . . . . . . . . . . . . . . . . . . . . . . . .  F-25

Consolidated Statements of Cash Flows for years ended December 31, 2002, 2001 and 2000 (formerly International Pursuit) . . . . . . . . . . . . . . . . . . . . . . . . . .  F-26

Notes to the Consolidated Financial Statements (formerly International Pursuit) . . . . . . .  F-27

Apollo Gold, Inc. and Subsidiaries
Independent Auditors' Report Deloitte & Touche LLP. . . . . . . . . . . . . . . . . . . . . .  F-53

Independent Auditors Report LeMaster & Daniels PLLC . . . . . . . . . . . . . . . . . . . . .  F-54

Consolidated Balance Sheets at December 31, 2001 and December 31, 2000
(Apollo Gold, Inc. and subsidiaries). . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-55

Consolidated Statements of Income for the period from January 1, 2002 through
June 24, 2002 and the years ended December 31, 2001, 2000
and 1999 (Apollo Gold, Inc. and subsidiaries) . . . . . . . . . . . . . . . . . . . . . . . .  F-56

Consolidated Statements of Stockholders' Equity (Deficit) for years ended December 31, 2001,
2000 and 1999 (Apollo Gold, Inc. and subsidiaries). . . . . . . . . . . . . . . . . . . . . .  F-57

Consolidated Statements of Cash Flows for the period from January 1, 2002 through

June 24, 2002 and the years ended December 31, 2001, 2000 and 1999
(Apollo Gold, Inc. and subsidiaries). . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-58

Notes to the Consolidated Financial Statements (Apollo Gold, Inc. and subsidiaries) . . . . .  F-60

Apollo Gold Corporation
Pro forma Consolidated Statement of Operations for the year ended
December 31, 2002 (unaudited) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-75

Notes to the Unaudited Pro forma Consolidated Statement of Operations . . . . . . . . . . . .  F-76

APOLLO GOLD CORPORATION
CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS OF CANADIAN DOLLARS)
---------------------------------------------------------------------------------------

                                                               JUNE 30,    December 31,
                                                                 2003          2002
                                                            --------------  ---------
ASSETS                                                        (UNAUDITED)   (Audited)

CURRENT
  Cash and cash equivalents                                 $       2,482   $ 13,293
  Accounts receivable                                               4,800      5,093
  Prepaids                                                            321        840
  Broken ore on leach pad - current                                12,982     14,352
  Materials and supplies                                            3,856      4,615
-------------------------------------------------------------------------------------
Total current assets                                               24,441     38,193
BROKEN ORE ON LEACH PAD - LONG TERM                                 2,473      2,533
PROPERTY, PLANT AND EQUIPMENT (Note 4)                             42,805     47,920
DEFERRED STRIPPING COSTS                                           28,829     26,815
RESTRICTED CERTIFICATE OF DEPOSIT                                   8,332      8,365
-------------------------------------------------------------------------------------
TOTAL ASSETS                                                $     106,880   $123,826
=====================================================================================

LIABILITIES

CURRENT
  Accounts payable and accrued liabilities                  $      10,004   $ 10,755
  Notes payable                                                     5,149      4,912
  Property and mining taxes payable                                   750      1,562
-------------------------------------------------------------------------------------
Total current liabilities                                          15,903     17,229
NOTES PAYABLE                                                       5,796      8,277
ACCRUED SITE CLOSURE COSTS                                         28,268     32,354
-------------------------------------------------------------------------------------
TOTAL LIABILITIES                                                  49,967     57,860
-------------------------------------------------------------------------------------

COMMITMENTS AND CONTINGENCIES (Notes 2 and 9)

SHAREHOLDERS' EQUITY (DEFICIT)

Share capital (Note 5)                                            125,596    110,252
Issuable common shares                                                350        350
Special warrants (Note 5)                                               -      9,768
Contributed surplus (Note 5)                                       10,278     10,998
Cumulative translation adjustment                                  (8,453)     1,393
Accumulated deficit                                               (70,858)   (66,795)
-------------------------------------------------------------------------------------
Total shareholders' equity                                         56,913     65,966
-------------------------------------------------------------------------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                  $     106,880   $123,826
=====================================================================================

      The accompanying notes are an integral part of these interim financial statements.

APOLLO GOLD CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(IN THOUSANDS OF CANADIAN DOLLARS, EXCEPT PER SHARE AMOUNTS)
(UNAUDITED)
--------------------------------------------------------------------------------------

                                 Three months ended June 30,  Six months ended June 30,
                                  -------------------------  -------------------------
                                      2003         2002          2003         2002
                                  ------------  -----------  ------------  -----------

REVENUE
  Revenue from sale of minerals   $    24,298   $        -   $    37,238   $        -
--------------------------------------------------------------------------------------

OPERATING EXPENSES
  Direct operating costs               20,509            -        29,537            -
  Depreciation and amortization         2,125            -         4,035            -
  General and administrative            1,449          278         3,293          417
  Share-based compensation                109            -           507            -
  Accrued site closure costs -
    accretion expense                     461            -           931            -
  Royalties                               332            -           654            -
  Exploration and development           1,508            -         2,905            -
--------------------------------------------------------------------------------------
                                       26,493          278        41,862          417
--------------------------------------------------------------------------------------
OPERATING LOSS                         (2,195)        (278)       (4,624)        (417)
OTHER INCOME (EXPENSES)
  Interest income                           7            -            59            -
  Interest expense                       (224)           -          (454)           -
  Foreign exchange gain                   210            -           956            -
--------------------------------------------------------------------------------------
NET LOSS FOR THE PERIOD           $    (2,202)  $     (278)  $    (4,063)  $     (417)
======================================================================================


NET LOSS PER SHARE,
  BASIC AND DILUTED               $     (0.05)  $    (0.10)  $     (0.09)  $    (0.22)
======================================================================================

WEIGHTED AVERAGE NUMBER
  OF SHARES OUTSTANDING            48,268,690    2,859,619    47,322,353    1,852,466
======================================================================================

      The accompanying notes are an integral part of these interim financial statements.

APOLLO  GOLD  CORPORATION
CONSOLIDATED  STATEMENTS  OF  DEFICIT
(IN  THOUSANDS  OF  CANADIAN  DOLLARS)
(UNAUDITED)
----------------------------------------------------------------------------------------

                                   Three months ended June 30,  Six months ended June 30,
                                  ----------------------------  ------------------------
                                       2003           2002           2003         2002
                                  -------------  -------------  -------------  ---------


Deficit, beginning of period      $(68,656)      $(62,154)      $(66,795)      $(62,015)
Net loss for the period             (2,202)          (278)        (4,063)          (417)
----------------------------------------------------------------------------------------
Deficit, end of period            $(70,858)      $(62,432)      $(70,858)      $(62,432)
========================================================================================


      The accompanying notes are an integral part of these interim financial statements.

APOLLO  GOLD  CORPORATION
CONSOLIDATED  STATEMENTS  OF  CASH  FLOWS
(IN  THOUSANDS  OF  CANADIAN  DOLLARS)
(UNAUDITED)
--------------------------------------------------------------------------------------------

                                        Three months ended June 30, Six months ended June 30,
                                         -------------------------  ------------------------
                                             2003         2002          2003          2002
                                         ------------  -----------  -------------  ---------

OPERATING ACTIVITIES
  Net loss for the period                $(2,202)      $ (278)      $ (4,063)      $   (417)
  Items not affecting cash
    Depreciation and amortization          2,125            -          4,035              -
    Amortization of deferred stripping     2,182            -          2,182              -
    Share-based compensation                 109            -            507              -
    Accrued site closure costs -
      accretion expense                      461            -            931              -
    Changes in non-cash operating
      assets and liabilities              (2,902)         373           (482)           451
--------------------------------------------------------------------------------------------
Net cash flows (used in) from
  operating activities                      (227)          95          3,110             34
--------------------------------------------------------------------------------------------

INVESTING ACTIVITIES
  Deferred stripping costs                (3,421)           -         (8,721)             -
  Property, plant and equipment
    expenditures                          (1,528)           -         (6,098)             -
  Notes receivable - Nevoro                    -        3,074              -        (16,756)
  Restricted Certificate of Deposit         (263)           -         (1,309)             -
--------------------------------------------------------------------------------------------
Net cash flows (used in) from
  investing activities                    (5,212)       3,074        (16,128)       (16,756)
--------------------------------------------------------------------------------------------

FINANCING ACTIVITIES
  Proceeds from exercise of warrants         476            -          4,163              -
  Notes payable                           (1,292)           -           (256)             -
  Proceeds on issuance of convertible
    debentures,  net                           -           83              -         19,913
--------------------------------------------------------------------------------------------
Net cash flows (from) used by
  financing activities                      (816)          83          3,907         19,913
--------------------------------------------------------------------------------------------
Effect of exchange rate changes on cash   (1,498)           -         (1,700)             -
--------------------------------------------------------------------------------------------
NET (DECREASE) INCREASE
  IN CASH                                 (7,753)       3,252        (10,811)         3,191
CASH AND CASH EQUIVALENTS,
  BEGINNING OF PERIOD                     10,235           69         13,293            130
--------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS,
  END OF PERIOD                          $ 2,482       $3,321       $  2,482       $  3,321
============================================================================================

SUPPLEMENTAL CASH FLOW INFORMATION:

Cash paid for:
  Interest                               $   216       $    -       $    445       $      -
============================================================================================
  Income taxes                           $     -       $    -       $      -       $      -
============================================================================================

During the quarter ended June 30, 2003, the Company issued 61,500 shares to acquire certain parcels of land located in Nevada. Share capital and property, plant and equipment both increased by $187 as a result of these transactions.

      The accompanying notes are an integral part of these interim financial statements.

                             Apollo Gold Corporation
                     Notes to Unaudited Financial Statements
                             June 30, 2003 and 2002
          (in thousands of Canadian Dollars, Except for Share Amounts)


1.   NATURE  OF  OPERATIONS

     On June 25, 2002, pursuant to a statutory Plan of Arrangement, Apollo Gold Corporation ("Apollo" or the "Company") acquired the business of Nevoro Gold Corporation ("Nevoro"). This acquisition has been accounted for using the purchase method of accounting. Prior to the acquisition of Nevoro, the Company had interests in exploration projects in Indonesia and the Philippines.

     Apollo, through its acquisition of Nevoro, is engaged in gold mining including extraction, processing and refining and the production of other by-product metals, as well as related activities including exploration and development. The Company currently owns and has rights to operate the following facilities: the Florida Canyon Mine through Florida Canyon Mining, Inc. ("FCMI") located in the State of Nevada, the Montana Tunnels Mine through Montana Tunnels Mining, Inc. ("MTMI") located in the State of Montana and the Diamond Hill Mine also located in the State of Montana.

     Apollo Gold also purchased the Black Fox Project (former Glimmer Mine) which is located in the Province of Ontario near the Township of Mattheson in September of 2002. This project is an exploration property.

     Currently the Company is operating the Florida Canyon Mine at its designed capacity (approximately 120,000 gold ounces per year). The Montana Tunnels Mine began commercial production in April 2003 and has experienced operational problems (Note 2).


2.   MONTANA  TUNNELS  MINE

     The Montana Tunnels Mine has experienced pit wall problems over the past year that has resulted in significant changes to the mine plan, including an accelerated stripping schedule to remove 10 million tons of material that sloughed off the south-west pit wall. The changes to the mine plan and the accelerated stripping schedule require funding of an additional $15,000 over the next year to allow access to all reserves currently included in the mine plan.

     The Company does not currently have the funds to complete the revised mine plan. The continuation of operations at the Montana Tunnels Mine is dependent on the Company's ability to arrange additional financing.

     If additional financing is not obtained, the Company would have to cease operating at the Montana Tunnels Mine and write-off its investment. Information regarding the carrying value of the Montana Tunnels Mine is contained in Note 7.

3.   ACCOUNTING  POLICIES

     These consolidated interim financial statements have been prepared in accordance with Canadian generally accepted accounting principles. The accounting policies followed in preparing these financial statements are those used by the Company as set out in the audited financial statements for the year ended December 31, 2002. Certain information and note disclosure normally included in consolidated financial statements prepared in accordance with generally accepted accounting principles have been omitted. These interim financial statements should be read together with the Company's audited financial statements for the year ended December 31, 2002.

     In April 2003 the Company began commercial production at the Montana Tunnels Mine and now amortizes the deferred stripping costs in accordance with the following accounting policy:

     Deferred  stripping  costs

     Mining costs incurred on development activities comprised of waste rock removal at open pit operations commonly referred to as "deferred stripping costs" are capitalized and amortized over the ore reserve that benefits from the pre-stripping activity. This amortization is calculated based on the units-of-production, based on estimated recoverable ounces of gold, using a stripping ratio calculated as the ratio of total tons to be moved to total gold ounces to be recovered over the life of mine, and results in the recognition of the cost of these mining activities evenly over the life of mine as gold is produced or sold. This amortization is charged to operating expenses over the remaining life of the ore body. Deferred stripping costs are included in the carrying amount of the Company's mining properties for purposes of determining whether any impairment has occurred.

     In the opinion of management, all adjustments considered necessary for fair presentation have been included in these financial statements. Interim results are not necessarily indicative of the results expected for the fiscal year.

     Certain of the comparative figures have been reclassified to conform with the current period presentation.

4.   PROPERTY,  PLANT  AND  EQUIPMENT

     The  components  of  property,  plant  and  equipment  are  as  follows:

                                                     JUNE 30,              December 31,
                                                      2003                    2002
                                     --------------------------------------  -------
                                                   Accumulated     Net Book  Net Book
                                         Cost      Depreciation     Value     Value
                                     ------------  -------------  ---------  -------
Mine assets
  Building, plant and equipment      $     14,164  $       2,432  $  11,732  $11,506
  Mining properties and
    development costs                      27,421          6,131     21,290   25,207
------------------------------------------------------------------------------------
                                           41,585          8,563     33,022   36,713
  Mineral rights                            9,783              -      9,783   11,207
------------------------------------------------------------------------------------
Total property, plant and equipment  $     51,368  $       8,563  $  42,805  $47,920
====================================================================================


5.   SHARE  CAPITAL

     (a)  Authorized

          Unlimited  number  of  common  shares  with  no  par  value.

     (b)  Issued  and  outstanding

                                                 Contributed
                              Shares     Amount    Surplus    Total
                            ----------  --------  ---------  --------
Balance, December 31, 2002  40,190,874  $110,252  $ 10,998   $121,250
Conversion of units          6,000,000     9,768         -      9,768
Warrants exercised           1,755,725     4,163         -      4,163
Nevoro acquisition, senior
  executive share
  compensation                       -         -       244        244
Shares issued to supplier       50,000       262         -        262
Shares issued for land          61,500       187         -        187
Fiscal 2002 stock-based
  compensation issued
  in 2003                      265,000       964      (964)         -
---------------------------------------------------------------------
Balance, June 30, 2003      48,323,099  $125,596  $ 10,278   $135,874
=====================================================================

     (c)  Warrants

          The  following  summarizes  outstanding  warrants as at June 30, 2003:

           Number of     Exercise            Expiry
Warrants    Shares         Price              Date
---------  ---------  ---------------  ------------------
6,150,525  6,150,525  $2.16 (US$1.60)   March 24, 2004
3,000,000  3,000,000             3.25   December 23, 2006
---------------------------------------------------------
9,150,525  9,150,525
=========================================================


     (d)  Share  purchase  options

          (i)  Fixed  stock  option  plan

               The Company has a stock option plan that provides for the granting of options to directors, officers, employees and service providers of the Company.

               At June 30, 2003, there were 1,785,000 options outstanding with a weighted-average price of $3.28 and expiry date of February 18, 2013.

          (ii) Performance-based  stock  option  plan

               As part of the Nevoro acquisition, 2,780,412 options were granted to certain directors, officers and employees, and are subject to a reduction if certain performance criteria are not met. Furthermore, certain senior executives are entitled to receive 530,000 common shares subject to a reduction if certain performance criteria are not met.

               In fiscal 2002, one-half of the options and common shares vested based upon the established performance criteria. The balance of the options vest based upon the established fiscal 2003 performance criteria. Furthermore, one half of the related common shares were approved for issuance in 2003 based upon the fiscal 2002 performance and the balance of the shares vest based upon the established fiscal 2003 performance criteria. An expense of $244 has been recorded in the statement of operations relating to the fair value expense of the common shares vesting in fiscal 2003 and credited to contributed surplus.

               As at June 30, 2003, there were 2,780,412 performance-based options outstanding with a weighted-average price of $1.08 (U.S.$0.80) and an expiry date of June 25, 2007. In addition, there is an entitlement to 265,000 performance-based common shares outstanding.

     (e)  Stock-based  compensation

          The following pro forma financial information presents the net loss for the period and the basic and diluted loss per common share had the Company adopted the fair value method of accounting for stock options as set out in CICA Handbook Section 3870, Stock-Based Compensation and Other Stock-Based Payments:

                                        THREE MONTHS       Six months
                                       ENDED JUNE 30,    ended June 30,
                                            2003              2003
                                      ----------------  ----------------
Net loss
  As reported                         $        (2,202)  $        (4,063)
  Compensatory fair value of options            1,181             2,581
------------------------------------------------------------------------
  Pro forma                           $        (3,383)  $        (6,644)
========================================================================

Basic and diluted loss per share
  As reported                         $         (0.05)  $         (0.09)
  Pro forma                                     (0.07)            (0.14)
========================================================================

          Using the fair value based method for stock-based compensation, additional costs of approximately $1,181 and $2,581 would have been recorded for the three and six month periods ended June 30, 2003, respectively. This amount was determined using an option pricing model assuming no dividends were paid, a weighted-average volatility of the Company's share price of 52%, a weighted-average expected life of the options of 2 to 4 years, and weighted-average annual risk free rate of 3.52%.

          No stock options were granted during the six month period ended June 30, 2002.

(f)  Loss  per  share

     Loss per share has been calculated using the weighted monthly average number of common shares outstanding during the period. Had the Company not been in a loss position, 4,565,412 dilutive outstanding stock options and 9,150,525 dilutive outstanding warrants and 265,000 issuable common shares for the period ended June 30, 2003 would have been added to compute diluted earnings per share.

6.   INCOME  TAXES

     The Company did not record a recovery for income taxes for the period ended June 30, 2003 due to the availability of net operating loss carry forwards and the uncertainty of their future realization.


7.   SEGMENTED  INFORMATION

     Apollo operates the Montana Tunnels and Florida Canyon Mines in the United States and the Black Fox exploration project in Canada. As the products and services of the Company's largest segments, Montana Tunnels and Florida Canyon, are essentially the same, the reportable segments have been determined at the level where decisions are made on the allocation of resources and capital and where performance is measured. The accounting policies for these segments are the same as those followed by the Company as a whole.

     Amounts  as  at  June  30,  2003  are  as  follows:

                                   Montana   Florida   Black   Corporate
                                   Tunnels    Canyon    Fox    and Other    Total
                                   --------  --------  ------  ----------  --------
Cash and cash equivalents          $     21  $     26  $2,026  $      409  $  2,482
Broken ore on leach pad -
  current                                 -    12,982       -           -    12,982
Other non-cash current assets         5,298     3,200     113         366     8,977
-----------------------------------------------------------------------------------
                                      5,319    16,208   2,139         775    24,441
Broken ore on leach pad -
  long-term                               -     2,473       -           -     2,473
Property, plant and equipment        14,027    18,246   6,895       3,637    42,805
Deferred stripping costs             28,829         -       -           -    28,829
Restricted certificate of deposit     2,905     4,990     437           -     8,332
-----------------------------------------------------------------------------------
Total assets                       $ 51,080  $ 41,917  $9,471  $    4,412  $106,880
===================================================================================

Current liabilities                $  5,988  $  9,074  $    -  $      841  $ 15,903
Notes payable                           856     4,940       -           -     5,796
Accrued site closure costs           11,866    16,402       -           -    28,268
-----------------------------------------------------------------------------------
Total liabilities                  $ 18,710  $ 30,416  $    -  $      841  $ 49,967
===================================================================================

     Amounts for the three and six month periods ended June 30, 2003, respectively, are as follows:

                                              THREE MONTHS ENDED JUNE 30, 2003
                                   -----------------------------------------------------
                                    Montana    Florida    Black     Corporate
                                    Tunnels    Canyon      Fox      and Other    Total
                                   ---------  ---------  --------  -----------  --------
Revenue from sale of minerals      $ 10,972   $ 13,326   $     -   $        -   $24,298
----------------------------------------------------------------------------------------

Direct operating costs               10,665      9,844         -            -    20,509
Depreciation and amortization           740      1,273         -          112     2,125
General and administrative                -          -         -        1,449     1,449
Share-based compensation                  -          -         -          109       109
Accrued site closure costs
  - accretion expense                     -        461         -            -       461
Royalties                                 -        332         -            -       332
Exploration and development               -          -     1,206          302     1,508
----------------------------------------------------------------------------------------
                                     11,405     11,910     1,206        1,972    26,493
----------------------------------------------------------------------------------------
Operating (loss) income                (433)     1,416    (1,206)      (1,972)   (2,195)
Interest income                           -          -         -            7         7
Interest expense                        (38)      (125)        -          (61)     (224)
Foreign exchange gain                     -          -       210            -       210
----------------------------------------------------------------------------------------
Net (loss) income                  $   (471)  $  1,291   $  (996)  $   (2,026)  $(2,202)
========================================================================================

Investing activities
  Property, plant and equipment
    expenditures                   $    866   $    656   $     -   $      193   $ 1,715
  Deferred stripping expenditures     3,421          -         -            -     3,421

                                               SIX MONTHS ENDED JUNE 30, 2003
                                   -----------------------------------------------------
                                    Montana    Florida    Black     Corporate
                                    Tunnels    Canyon      Fox      and Other    Total
                                   ---------  ---------  --------  -----------  --------
Revenue from sale of minerals      $ 10,972   $ 26,266   $     -   $        -   $37,238
----------------------------------------------------------------------------------------

Direct operating costs               10,338     19,199         -            -    29,537
Depreciation and amortization         1,388      2,578         -           69     4,035
General and administrative                -          -         -        3,293     3,293
Share-based compensation                  -          -         -          507       507
Accrued site closure costs
  - accretion expense                     -        931         -            -       931
Royalties                                 -        654         -            -       654
Exploration and development               -          -     2,324          581     2,905
----------------------------------------------------------------------------------------
                                     11,726     23,362     2,324        4,450    41,862
----------------------------------------------------------------------------------------
Operating (loss) income                (754)     2,904    (2,324)      (4,450)   (4,624)
Interest income                           -          -         -           59        59
Interest expense                       (117)      (269)        -          (68)     (454)
Foreign exchange gain                     -          -       535          421       956
----------------------------------------------------------------------------------------
Net (loss) income                  $   (871)  $  2,635   $(1,789)  $   (4,038)  $(4,063)
========================================================================================

Investing activities
  Property, plant and equipment
    expenditures                   $  1,286   $  3,905   $   211   $      883   $ 6,285
  Deferred stripping expenditures     8,721          -         -            -     8,721


8.   FINANCIAL  INSTRUMENTS  AND  RISK  MANAGEMENT

     Gold  hedges

     The Company has entered into hedging contracts, with Standard Bank London Limited, for gold in the aggregate amount of 100,000 ounces involving the use of combinations of put and call options. As of July 1, 2003 there are 88,000 ounces remaining on these options. The contracts give the holder the right to buy, and the Company the right to sell, stipulated amounts of gold at the upper and lower exercise prices, respectively. The contracts continue through April 25, 2005 with a put option strike price of two hundred and ninety-five U.S. dollars per ounce and a call option strike price of three hundred and forty-five U.S. dollars per ounce. As at June 30, 2003, the fair value of the contracts is a loss of $1,604 (December 31, 2002 - $3,573).

8.   FINANCIAL  INSTRUMENTS  AND  RISK  MANAGEMENT  (CONTINUED)

     The  contracts  mature  as  follows:

                     Ounces
                     of Gold
                     -------
2003 (as of July 1)   24,000
2004                  48,000
2005                  16,000
----------------------------
                      88,000
============================


9.   COMMITMENTS  AND  CONTINGENCIES

     (a)  Environmental

     The Company's mining and exploration activities are subject to various federal, provincial and state laws and regulations governing the protection of the environment. These laws and regulations are continually changing and generally becoming more restrictive. The Company conducts its operations so as to protect public health and the environment and believes its operations are materially in compliance with all applicable laws and regulations. The Company has made, and expects to make in the future, expenditures to comply with such laws and regulations.

     (b)  Litigation  and  claims

     The Company is from time to time involved in various claims, legal proceedings and complaints arising in the ordinary course of business. The Company does not believe that adverse decisions in any pending or threatened proceedings related to any matter, or any amount which it may be required to pay by reason thereof, will have a material effect on the financial conditions or future results of operations of the Company.

10.  BANK  INDEBTEDNESS

     In June 2003, the Company entered into a $6,700 (US$5,000) Revolving Loan, Guaranty and Security Agreement with Standard Bank London Limited ("Standard Bank"). The Company must satisfy certain requirements in order for Standard Bank to advance the maximum amount of the loan. Until the commitment under the line of credit expires or has been terminated, the Company must meet certain covenants. As of June 30, 2003, the Company has made no borrowings under the revolving loan. As of June 30, 2003, the Company was not in compliance with the net worth and current ratio covenants, and, therefore, could be subject to an event of default. The Company is currently negotiating with the lender to have this condition waived.


11. DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES ("GAAP")

     The Company prepares its consolidated financial statements in accordance with accounting principles generally accepted in Canada. The following adjustments and/or additional disclosures would be required in order to present the financial statements in accordance with U.S. GAAP and with practices prescribed by the United States Securities and Exchange Commission for the three and six month periods ended June 30, 2003 and 2002.

     Material variances between financial statement items under Canadian GAAP and the amounts determined under U.S. GAAP are as follows:

CONSOLIDATED  BALANCE  SHEET
JUNE  30,  2003

                                                                Property,  Deferred
                                                  Restricted   Plant and   Stripping     Other         Share       Contributed
                                        Cash         Cash      Equipment     Costs    Liabilities      Capital       Surplus
                                    ------------  ----------  -----------  ---------  ------------  -------------  -----------
As at June 30, 2003 Canadian
  GAAP                              $     2,482   $        -  $   42,805   $ 28,829   $          -  $    125,596   $    10,278
Convertible debenture (a)                     -            -           -          -              -             -        32,666
Share-based compensation (b)                  -            -           -          -              -             -         5,202
Gold hedge loss (c)                           -            -           -          -          1,604             -             -
Impairment of property, plant and
  equipment and capitalized
  deferred stripping costs (d)                -            -      (8,608)   (13,927)             -             -             -
Flow-through common
  shares (e)                             (2,047)       2,047           -          -            375          (375)            -
------------------------------------------------------------------------------------------------------------------------------
As at June 30, 2003 U.S.
  GAAP                              $       435   $    2,047  $   34,197   $ 14,902   $      1,979  $    125,221   $    48,146
==============================================================================================================================


                                     Deficit
                                    ----------
As at June 30, 2003 Canadian
  GAAP                              $ (70,858)
Convertible debenture (a)             (32,666)
Share-based compensation (b)           (5,202)
Gold hedge loss (c)                    (1,604)
Impairment of property, plant and
  equipment and capitalized
  deferred stripping costs (d)        (22,535)
Flow-through common
  shares (e)                                -
----------------------------------------------
As at June 30, 2003 U.S.
  GAAP                              $(132,865)
==============================================

11. DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES ("GAAP") (CONTINUED)

CONSOLIDATED  BALANCE  SHEET
DECEMBER  31,  2002

                                                               Property,   Deferred
                                                  Restricted   Plant and   Stripping     Other         Share       Contributed
                                        Cash         Cash      Equipment     Costs    Liabilities      Capital        Surplus
                                    ------------  ----------  -----------  ---------  ------------  -------------  -----------
As at December 31, 2002
  Canadian GAAP                     $    13,293   $        -  $   47,920   $ 26,815   $          -  $    110,252   $    10,998
Convertible debenture (a)                     -            -           -          -              -             -        32,666
Share-based compensation (b)                  -            -           -          -              -             -         4,079
Gold hedge loss (c)                           -            -           -          -          3,573             -             -
Impairment of property, plant and
  equipment and capitalized
  deferred stripping costs (d)                -            -      (8,608)   (13,927)             -             -             -
Flow-through common
  shares (e)                             (4,488)       4,488           -          -            375          (375)            -
------------------------------------------------------------------------------------------------------------------------------
As at December 31, 2002 U.S.
  GAAP                              $     8,805   $    4,488  $   39,312   $ 12,888   $      3,948  $    109,877   $    47,743
==============================================================================================================================


                                     Deficit
                                    ----------
As at December 31, 2002
  Canadian GAAP                     $ (66,795)
Convertible debenture (a)             (32,666)
Share-based compensation (b)           (4,079)
Gold hedge loss (c)                    (3,573)
Impairment of property, plant and
  equipment and capitalized
  deferred stripping costs (d)        (22,535)
Flow-through common
  shares (e)                                -
----------------------------------------------
As at December 31, 2002 U.S.
  GAAP                              $(129,648)
==============================================

     Under U.S. GAAP, the net loss and net loss per share would be adjusted as follows:

                                                       2003      2002
                                                     --------  ---------
Net loss for the three month period ended June 30,
  based on Canadian GAAP                             $(2,202)  $   (278)
Convertible debenture (a)                                  -    (32,446)
Share-based compensation (b)                            (443)         -
Gold hedge gain (c)                                      423          -
------------------------------------------------------------------------
Net loss for the period based on U.S. GAAP           $(2,222)  $(32,724)
========================================================================
Other comprehensive income:
  Currency translation adjustment                    $(5,895)  $      -
------------------------------------------------------------------------
Comprehensive loss                                   $(8,117)  $(32,724)
========================================================================
Net loss per share - U.S. GAAP basic                 $ (0.05)  $ (11.44)
========================================================================

11. DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES ("GAAP") (CONTINUED)

                                                     2003       2002
                                                   ---------  ---------
Net loss for the six month period ended June 30,
  based on Canadian GAAP                           $ (4,063)  $   (417)
Convertible debenture (a)                                 -    (32,666)
Share-based compensation (b)                         (1,123)         -
Gold hedge gain (c)                                   1,969          -
-----------------------------------------------------------------------
Net loss for the period based on U.S. GAAP         $ (3,217)  $(33,083)
=======================================================================
Other comprehensive income:
  Currency translation adjustment                  $ (9,846)  $      -
-----------------------------------------------------------------------
Comprehensive loss                                 $(13,063)  $(33,083)
=======================================================================
Net loss per share - U.S. GAAP basic               $  (0.07)  $ (17.86)
=======================================================================

     (a)  Convertible  debenture

          Under Canadian GAAP, the convertible debenture was recorded as an equity instrument on issuance in March 2002. Under U.S. GAAP, on issuance, the convertible debenture would have been recorded as a liability and reclassified to equity only upon conversion. Further, under U.S. GAAP, the beneficial conversion feature represented by the excess of the fair value of the shares and warrants issuable on conversion of the debenture, measured on the commitment date, over the amount of the proceeds to be allocated to the common shares and warrants upon conversion, would be allocated to contributed surplus. This results in a discount on the debenture that is recognized as additional interest expense over the term of the debenture and any unamortized balance is expensed immediately upon conversion of the debenture. Accordingly, for U.S. GAAP purposes, the Company has recognized a beneficial conversion feature and debenture issuance costs of $32,666 for the year ended December 31, 2002 ($32,446 for the three months ended June 30, 2002). Canadian GAAP does not require the recognition of any beneficial conversion feature.

     (b)  Share-based  compensation

          In accordance with Canadian GAAP, the Company has not recorded any expense with respect to stock options granted to employees. Under U.S. GAAP, the Company has elected to continue to measure its employee stock-based awards using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB No. 25").

11. DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES ("GAAP") (CONTINUED)

     (b)  Share-based  compensation  (continued)

          In the fourth quarter of fiscal 2002, an expense of $4,079 has been recorded under APB No. 25 with respect to the intrinsic value of stock options granted in the year and for the three and six month periods ended June 30, 2003, an expense of $443 and $1,123, respectively, has been recorded under APB No. 25. In addition, under APB No. 25, the performance shares granted during 2002 are accounted for as variable awards until the performance targets are met.

     (c)  Gold  hedge  gain  (loss)

          Under U.S. GAAP, SFAS 133 requires that for hedge accounting to be achieved, a company must provide detailed documentation and must specifically designate the effectiveness of a hedge. Furthermore, U.S. GAAP also requires fair value accounting to be used for all types of derivatives. As the Company has chosen not to meet these requirements for U.S. GAAP purposes, a charge of $3,573 has been recorded in the fourth quarter of fiscal 2002 to reflect the fair value loss on the contracts outstanding at December 31, 2002, and a gain of $423 and $1,969 has been recorded in the three and six month periods ended June 30, 2003, respectively, to reflect the fair value gain on the contracts between December 31, 2002 and June 30, 2003. The gold hedge loss on outstanding hedge contracts amounted to $1,604 at June 30, 2003.

     (d) Impairment of property, plant and equipment and capitalized deferred stripping costs

          Under Canadian GAAP, write-downs for impairment of property, plant and equipment and capitalized deferred stripping costs are determined using current proven and probable reserves and mineral resources expected to be converted into mineral reserves. Under U.S. GAAP, write-downs are determined using current proven and probable reserves. In addition, under U.S. GAAP, future cash flows from impaired properties are discounted. Accordingly, for U.S. GAAP purposes, a reduction in property, plant and equipment and capitalized deferred stripping costs of $22,535 has been recorded as an impairment in the fourth quarter of fiscal 2002.

11. DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES ("GAAP") (CONTINUED)

     (e)  Flow-through  common  shares

          Under Canadian income tax legislation, a company is permitted to issue shares whereby the company agrees to incur qualifying expenditures and renounce the related income tax deductions to the investors. The Company has accounted for the issue of flow-through shares using the deferral method in accordance with Canadian GAAP. At the time of issue, the funds received are recorded as share capital. For U.S. GAAP, the premium paid in excess of the market value of $375 is credited to other liabilities and included in income as the qualifying expenditures are made.

          Also, notwithstanding whether there is a specific requirement to segregate the funds, the flow-through funds which are unexpended at the consolidated balance sheet dates are considered to be restricted and are not considered to be cash or cash equivalents under U.S. GAAP.

          As at June 30, 2003, unexpended flow-through funds were $2,047 (December 31, 2002 - $4,488).

     STATEMENT  OF  CASH  FLOWS

     Under Canadian GAAP, expenditures incurred for deferred stripping costs are included in cash flows from investing activities in the consolidated statement of cash flows. Under U.S. GAAP, these expenditures are included in cash flows from operating activities. Accordingly, under U.S. GAAP, the consolidated statement of cash flows for the period ended June 30, 2003 would reflect a reduction in cash utilized in investing activities of $3,421 and $8,721 for the three and six month periods ended June 30, 2003, respectively, and a corresponding increase in cash utilized in operating activities.

     COMPREHENSIVE  INCOME

     Statement of Financial Accounting Standards ("SFAS") No. 130, Reporting Comprehensive Income ("SFAS 130") establishes standards for the reporting and display of comprehensive income and its components in a full set of general purpose financial statements. SFAS 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement. For the Company, the only components of comprehensive loss are the net loss for the period and the changes in the foreign currency translation component of shareholders' equity as reported in the consolidated balance sheet prepared in accordance with Canadian GAAP.

11. DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES ("GAAP") (CONTINUED)

     SUPPLEMENTAL INFORMATION FOR U.S. GAAP PURPOSES ON STOCK-BASED COMPENSATION

     Pro forma information regarding net loss and net loss per share is required by SFAS No. 123, Accounting for Stock-Based Compensation and has been determined as if the Company had accounted for its employees stock options under the fair value method. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions for 2003 and 2002: risk-free interest rate of 3.55%, dividend yield of 0%, volatility factor of 90% and a weighted-average expected life of the options of 2 to 4 years. The weighted average fair value per share of options granted during 2003 and 2002 was $2.19 and $1.92, respectively, and the expense is amortized over the vesting period.

     The following table presents the net loss and net loss per share, under U.S. GAAP, as if the Company had recorded compensation expense under SFAS No. 123 with the estimated fair value of the options being amortized to expense over the options' vesting period.

                                                          2003      2002
                                                        --------  ---------
Net loss for the three month period ended June 30,
  2003, as reported                                     $(2,222)  $(32,724)
Stock option expense as reported                            443          -
Pro forma stock option expense                           (1,181)         -
---------------------------------------------------------------------------
Net loss - pro forma                                    $(2,960)  $(32,724)
===========================================================================

Net loss per share, basic - for the three month period
  ended June 30, 2003                                   $ (0.05)  $ (11.44)
Stock option expense as reported                           0.01          -
Pro forma stock option expense                            (0.02)         -
---------------------------------------------------------------------------
Net loss per share, basic - pro forma                   $ (0.06)  $ (11.44)
===========================================================================

11. DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES ("GAAP") (CONTINUED)

                                                        2003      2002
                                                      --------  ---------
Net loss for the six month period ended June 30,
  2003, as reported                                   $(3,217)  $(33,083)
Stock option expense as reported                        1,123          -
Pro forma stock option expense                         (2,581)         -
-------------------------------------------------------------------------
Net loss - pro forma                                  $(4,675)  $(33,083)
=========================================================================

Net loss per share, basic - for the six month period
  ended June 30, 2003                                 $ (0.07)  $ (17.86)
Stock option expense as reported                         0.02          -
Pro forma stock option expense                          (0.05)         -
-------------------------------------------------------------------------
Net loss per share, basic - pro forma                 $ (0.10)  $ (17.86)
=========================================================================

INDEPENDENT AUDITORS' REPORT

To the Shareholders of
Apollo Gold Corporation
(formerly International Pursuit Corporation)

We have audited the consolidated balance sheets of Apollo Gold Corporation (formerly International Pursuit Corporation) as at December 31, 2002 and 2001 and the consolidated statements of operations, deficit and cash flows for each of the years in the three-year period ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards and auditing standards generally accepted in the United States of America. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2002 and 2001 and the results of its operations and cash flows for each of the years in the three-year period ended December 31, 2002 in accordance with Canadian generally accepted accounting principles.

(SIGNED) DELOITTE & TOUCHE LLP

Chartered  Accountants
Toronto,  Canada
January 27, 2003 (except as to Note 18
which is as of August 11, 2003)


COMMENTS  BY  AUDITOR  ON  CANADA-UNITED  STATES OF AMERICA REPORTING DIFFERENCE

In the United States of America, reporting standards for auditors require the addition of an explanatory paragraph when there is a change in accounting principles that has a material effect on the comparability of the Company's financial statements, such as the change described in Note 2 to the consolidated financial statements. Our report to the shareholders dated January 27, 2003 is expressed in accordance with Canadian reporting standards which does not require a reference to such a change in accounting principles in the auditors' report when the change is properly accounted for and adequately disclosed in the financial statements.

(SIGNED) DELOITTE & TOUCHE LLP

Chartered  Accountants
Toronto,  Canada
January  27,  2003

APOLLO  GOLD  CORPORATION
(FORMERLY  INTERNATIONAL  PURSUIT  CORPORATION)
CONSOLIDATED  BALANCE  SHEETS
(IN  THOUSANDS  OF  CANADIAN  DOLLARS)
----------------------------------------------------------------

                                                December 31,
                                            --------------------
                                               2002       2001
                                            ---------  ---------
ASSETS

CURRENT ASSETS
  Cash and cash equivalents                 $ 13,293   $    130
  Accounts receivable                          5,093          -
  Prepaids                                       840         49
  Broken ore on leach pad                     14,352          -
  Materials and supplies (Note 5)              4,615          -
  Total current assets                        38,193        179
----------------------------------------------------------------

BROKEN ORE ON LEACH PAD - LONG-TERM            2,533          -
PROPERTY, PLANT AND EQUIPMENT (Note 6)        47,920          -
DEFERRED STRIPPING COSTS                      26,815          -
RESTRICTED CERTIFICATE OF DEPOSIT (Note 7)     8,365          -
----------------------------------------------------------------
TOTAL ASSETS                                $123,826   $    179
================================================================

LIABILITIES

CURRENT LIABILITIES
  Accounts payable                          $ 10,755   $    223
  Notes payable (Note 8)                       4,912          -
  Property and mining taxes payable            1,562          -
----------------------------------------------------------------
  Total current liabilities                   17,229        223
----------------------------------------------------------------

LONG-TERM LIABILITIES
  Notes payable (Note 8)                       8,277          -
  Accrued site closure costs (Note 12)        32,354          -
----------------------------------------------------------------
  Total long-term liabilities                 40,631          -
----------------------------------------------------------------
TOTAL LIABILITIES                             57,860        223
----------------------------------------------------------------

COMMITMENTS AND CONTINGENCIES (Note 15)

SHAREHOLDERS' EQUITY (DEFICIT)
  Share capital (Note 10)                    110,252     61,368
  Issuable common shares (Note 10)               350        350
  Special warrants (Note 10)                   9,768          -
  Contributed surplus (Note 10)               10,998        253
  Currency translation adjustment              1,393          -
  Deficit                                    (66,795)   (62,015)
----------------------------------------------------------------
  Total shareholders' equity (deficit)        65,966        (44)
----------------------------------------------------------------
TOTAL LIABILITIES AND SHAREHOLDERS'
   EQUITY (DEFICIT)                         $123,826   $    179
----------------------------------------------------------------

     The accompanying notes are an integral part of these audited consolidated financial statements.

APOLLO  GOLD  CORPORATION
(FORMERLY  INTERNATIONAL  PURSUIT  CORPORATION)
CONSOLIDATED  STATEMENTS  OF  DEFICIT
(IN  THOUSANDS  OF  CANADIAN  DOLLARS)
----------------------------------------------------------------

                                    Year ended December 31,
                                 -------------------------------
                                   2002       2001       2000
                                 ---------  ---------  ---------
Deficit, beginning of year
  as previously reported         $(62,015)  $(49,823)  $(49,199)

Change in accounting policy:
  Exploration expenses (Note 2)         -    (11,489)   (11,489)
----------------------------------------------------------------

Deficit, beginning of year
  as restated                     (62,015)   (61,312)   (60,688)
Net loss for the year              (4,780)      (703)      (624)
----------------------------------------------------------------
Deficit, end of year             $(66,795)  $(62,015)  $(61,312)
================================================================

     The accompanying notes are an integral part of these audited consolidated financial statements.

APOLLO  GOLD  CORPORATION
(FORMERLY  INTERNATIONAL  PURSUIT  CORPORATION)
CONSOLIDATED  STATEMENTS  OF  OPERATIONS
(IN  THOUSANDS  OF  CANADIAN  DOLLARS,  EXCEPT  FOR  SHARE  AMOUNTS)
---------------------------------------------------------------------------------------

                                                          Year ended December 31,
                                                     ----------------------------------
                                                         2002        2001       2000
                                                     ------------  ---------  ---------
REVENUE
   Revenue from sale of minerals                     $    31,976   $      -   $      -
---------------------------------------------------------------------------------------

OPERATING EXPENSES
    Direct operating costs                                23,066          -          -
   Depreciation and amortization                           5,503          -         56
    General and administrative expenses                    3,450        680        874
    Share-based compensation                                 964          -          -
    Accrued site closure costs - accretion expense         1,209          -          -
    Royalty expenses                                         796          -          -
    Exploration and business development                     706        145        172
    Write-down of prepaid deposits                             -          -         89
---------------------------------------------------------------------------------------
                                                          35,694        825      1,191
---------------------------------------------------------------------------------------

OPERATING LOSS                                            (3,718)      (825)    (1,191)

OTHER INCOME (EXPENSES)
   Gain on sale of marketable
    securities                                                 -        113        231
    Gain on sale of investment                                 -          -        324
    Interest income                                          119          9         12
    Interest expense and other                            (1,181)         -          -
---------------------------------------------------------------------------------------

NET LOSS FOR THE YEAR                                $    (4,780)  $   (703)  $   (624)
=======================================================================================

Net loss per share, basic and diluted                $     (0.25)  $  (0.84)  $  (0.75)
=======================================================================================

Weighted average number of shares outstanding         19,297,668    834,124    832,253
=======================================================================================

     The accompanying notes are an integral part of these audited consolidated financial statements.

APOLLO  GOLD  CORPORATION
(FORMERLY  INTERNATIONAL  PURSUIT  CORPORATION)
CONSOLIDATED  STATEMENTS  OF  CASH  FLOWS
(IN  THOUSANDS  OF  CANADIAN  DOLLARS)
-------------------------------------------------------------------------------

                                                      Year ended December 31,
                                                     --------------------------
                                                       2002      2001    2000
                                                     ---------  ------  -------
OPERATING ACTIVITIES
  Net loss for the year                              $ (4,780)  $(703)  $ (624)
  Items not affecting cash:
    Depreciation and amortization                       5,503       -       56
    Share-based compensation                              964       -        -
    Accrued site closure costs - accretion expense      1,209       -        -
    Gain on sale of marketable securities                   -    (113)    (231)
    Gain on sale of investment                              -       -     (324)
    Write-down of prepaid deposits                          -       -       89
  Changes in non-cash operating
    assets and liabilities                             (2,153)    (38)      37
-------------------------------------------------------------------------------
                                                          743    (854)    (997)
-------------------------------------------------------------------------------

INVESTING ACTIVITIES
  Property, plant and equipment expenditures          (27,852)      -        -
  Acquisition of Nevoro (Note 3(a))                   (16,756)      -        -
  Black Fox acquisition (Note 3(b))                    (3,159)      -        -
  Restricted Certificate of Deposit                    (2,476)      -        -
  Proceeds on repayment of promissory note                  -     367        -
  Proceeds on sale of marketable securities                 -     309      689
  Proceeds on sale of investment                            -       -      367
-------------------------------------------------------------------------------
                                                      (50,243)    676    1,056
-------------------------------------------------------------------------------

FINANCING ACTIVITIES
  Notes payable                                         1,824       -        -
  Issuance of special warrants                         22,858       -      125
  Issuance of flow through common shares                4,500       -        -
  Proceeds on issuance of convertible
    debentures, net                                    32,820       -        -
-------------------------------------------------------------------------------
                                                       62,002       -      125
-------------------------------------------------------------------------------

EFFECT OF EXCHANGE RATE
  CHANGE ON CASH                                          661       -        -
-------------------------------------------------------------------------------

NET INCREASE (DECREASE) IN CASH                        13,163    (178)     184

CASH AND CASH EQUIVALENTS,
  BEGINNING OF YEAR                                       130     308      124
===============================================================================

CASH AND CASH EQUIVALENTS,
  END OF YEAR                                        $ 13,293   $ 130   $  308

SUPPLEMENTAL CASH FLOW INFORMATION
  Cash paid for:
    Interest                                         $3 1,553   $   -   $    -
    Income taxes                                     $      -   $   -   $    -

     The accompanying notes are an integral part of these audited consolidated financial statements.

                             APOLLO GOLD CORPORATION
                  (FORMERLY INTERNATIONAL PURSUIT CORPORATION)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 2002, 2001 AND 2000
          (IN THOUSANDS OF CANADIAN DOLLARS, EXCEPT FOR SHARE AMOUNTS)

1.   NATURE OF OPERATIONS

     On June 25, 2002, pursuant to a statutory Plan of Arrangement, Apollo Gold Corporation ("Apollo" or the "Company") (formerly known as International Pursuit Corporation), acquired the business of Nevoro Gold Corporation ("Nevoro"). This acquisition has been accounted for using the purchase method of accounting, as more fully described in Note 3.

     Apollo, through its acquisition of Nevoro, is engaged in gold mining including extraction, processing and refining and the production of other by-product metals, as well as related activities including exploration and development. The Company currently owns and has rights to operate the following facilities: Florida Canyon Mining, Inc. ("FCMI") located in the State of Nevada, Montana Tunnels Mining, Inc. ("MTMI") located in the State of Montana and Diamond Hill Mine also located in the State of Montana. The Black Fox property was recently purchased by the Company (Note 3).

     FCMI operates the Florida Canyon Mine, an open pit, heap leach operation located near Winnemucca, Nevada, producing gold and silver. FCMI has three exploration properties, Standard Mine, Pirate Gold and Nugget Field each located near the mine. MTMI operates the Montana Tunnels Mine, an open pit mine and mill, located near Helena, Montana, producing ore and lead-gold and zinc-gold concentrates. Diamond Hill Mine, also located near Helena, Montana, is currently under care and maintenance. The Black Fox property is considered a late stage development project. Currently, a drilling program has been designed, flow-through funding arranged and a plan is in place to bring the Black Fox property into development within the next 12 - 18 months.

     MTMI ceased operations in June of this year. A stripping program was initiated to move over 20 million tons of overburden by November 2002 of this year. An update to the mine plan currently indicates that approximately 30 million tons of overburden must be moved. However, in October of 2002, the mill was re-started on transition materials and is expected to return to full production by March of 2003.

     Prior to the acquisition of Nevoro, the Company had interests in exploration projects in Indonesia and the Philippines. In December 2001, the Company executed an agreement with Hinoba Holdings Limited ("HL") whereby HL was granted an option to acquire all of the rights to the Company's Philippines project. HL defaulted on this agreement and the Company has discontinued pursing its interest in the Philippines and Indonesia projects and is no longer financing the subsidiaries that own the underlying title to the properties.

2.   CHANGE  IN  ACCOUNTING  POLICY

     Effective January 1, 2002, the Company changed its policy with respect to the capitalization of exploration expenditures and now expenses these expenditures in the reporting period that they occur. This change was made in order for the Company's accounting practices to be consistent with CICA Accounting Guideline No. 11 "Enterprises in the Development Stage", and other similar mining companies. Previously, the Company's policy was to capitalize all expenditures on specific properties with mineral potential until the commencement of production pending a decision as to the commercial profitability of the respective projects. However, in 1999, the Company had ceased capitalizing development and exploration activities on its Philippines - Hinoba-an Project. This change has been applied retroactively as follows:

     DECEMBER 31, 2001 - The previously reported write-down of $11,489 recorded in fiscal 2001, relating to the Hinoba-an mineral property, has been applied to fiscal 1998 and prior. The loss for the year has been reduced by this restatement and the deficit at the beginning of the year has been increased by this amount. This change reduced the reported loss for the year by $13.77 per share.

     DECEMBER 31, 2000 - The previously reported mineral property assets as at December 31, 2000 of $11,489 has been reduced to nil. The deficit at the beginning and end of year has been increased by this adjustment. There is no effect on the loss per share for the year as a result of this change.

3.   ACQUISITION

     (a)  PLAN OF ARRANGEMENT

          Apollo entered into a Plan of Arrangement with Nevoro for purposes of acquiring Nevoro. The Plan of Arrangement was subject to court approval and registration. Court approval was obtained on June 20, 2002 and pursuant to the requirements of the Business Corporations Act (Ontario), the Plan of Arrangement was filed under section 183 of the Act on June 25, 2002. Accordingly, the effective date of the acquisition of Nevoro is June 25, 2002.

          In order to finance the acquisition and continuing operations of Nevoro, the Company completed a private placement financing of $32,820, net. The private placement was in the form of non-interest bearing convertible secured debentures. The debentures were converted into common shares and warrants of the Company upon completion of the Plan of Arrangement as described in Note 10.

          A summary of the preliminary allocation of the purchase price to the Nevoro assets acquired, less liabilities assumed, at fair value on June 25, 2002 is as follows:


ASSETS, AT FAIR VALUE
Accounts receivable                   $ 2,293
Prepaid expenses                          235
Broken ore on leach pad                16,052
Materials and supplies                  4,044
---------------------------------------------
                                       22,624
---------------------------------------------

Broken ore on leach paid - long-term    2,832
Property, plant and equipment          44,382
Restricted certificate of deposit       5,660
---------------------------------------------
                                       52,874
---------------------------------------------
                                       75,498
---------------------------------------------

LIABILITIES, AT FAIR VALUE
Accounts payable and accruals          11,112
Notes payable                           2,679
Property and mining taxes payable       1,479
---------------------------------------------
                                       15,270
---------------------------------------------

Notes payable                           8,244
Accrued site closure costs             31,651
---------------------------------------------
                                       39,895
---------------------------------------------
                                       55,165
---------------------------------------------
NET ASSETS OF NEVORO ACQUIRED         $20,333
=============================================

Consideration
  Cash                                $16,756
  Shares                                3,577
---------------------------------------------
Total consideration paid              $20,333
=============================================

          This preliminary allocation is subject to adjustment when additional information concerning asset and liability valuations are finalized and accordingly, the fair value of assets acquired and liabilities assumed could differ from the amount presented in these financial statements.

          Apollo issued 1,970,000 post-consolidation shares (Note 10) valued at $3,577 to the former shareholders of Nevoro as part consideration for the acquisition of all of the outstanding shares of Nevoro. The value of the shares issued was determined based on the average market price of International Pursuit Corporation's common shares over the two-day period before and after the terms of the acquisition were agreed to and announced, less imputed share issuance costs of $200.

          In addition, certain key employees, officers and directors are eligible to receive up to an aggregate of 2,780,412 options of the Company. Each option will be exercisable for a period of five years from the effective date and entitle the holder to acquire one share at an exercise price of US $0.80 per share. In fiscal 2002, following the completion of the Plan of Arrangement, one-half of the options vested based upon satisfying the established performance criteria. The balance of the options vest based upon satisfying the established fiscal 2003 performance criteria. These new unvested options are not included as part of the purchase consideration but will be accounted for in accordance with the Company's accounting policy for employee stock options as outlined in Note 4.

          The statement of earnings of Apollo for the year ended December 31, 2002 include the earnings of Nevoro for the period from June 25, 2002.

     (b)  PURCHASE OF BLACK FOX PROPERTY

          In  September  of  2002,  Apollo  completed  a  transaction  ("Glimmer
          Transaction") to purchase the Glimmer property near the city of Timmins in the Province of Ontario. The Glimmer Transaction includes purchase price consideration of $3,159 cash and 2,080,000 Apollo shares valued at $4,678. The total cost of the property is included in property, plant and equipment. If the old Glimmer mine is developed and reaches commercial production, an additional $3,000 is due to the vendors to purchase the property free and clear of all encumbrances. The additional consideration will be recorded when it is more likely than not that it will be payable.

          Subsequent to the acquisition, management commenced a new exploration project on adjacent targets under the name "Black Fox".

4.   SIGNIFICANT ACCOUNTING POLICIES

     The consolidated financial statements of Apollo are prepared by management in accordance with accounting principles generally accepted in Canada, and except as described in Note 17, conform in all material respects with accounting principles generally accepted in the United States. The principal accounting policies followed by the Company, which have been consistently applied, are summarized as follows:

     Principles  of  consolidation

     The consolidated financial statements include the accounts of Apollo and its wholly-owned subsidiaries. All intercompany transactions and balances have been eliminated upon consolidation.

     Foreign  currency  translation

     With the acquisition of Nevoro, virtually all of the Company's assets and liabilities, and revenues and expenses, are denominated in United States (U.S.) dollars. Accordingly, effective June 25, 2002, the Company changed its measurement currency to U.S. dollars from Canadian dollars. For purposes of financial reporting, the Company's financial statements are converted from U.S. dollars, the functional currency, to the Canadian dollar, the reporting currency, using the current rate method. Accordingly, all assets and liabilities are translated at the period-end rate of exchange and all revenue and expense items are translated at the average rate of exchange prevailing during the period. Exchange gains and losses arising from this translation are included in the currency translation adjustment component of shareholders' equity.

     Prior to June 25, 2002, foreign currency denominated monetary assets and liabilities had been translated into Canadian dollars at the rate of exchange prevailing at the balance sheet date with any corresponding gains or losses being recognized in the statement of loss. Foreign currency revenues and expenses had been translated at the rates prevailing on the transaction date.

     Transactions occurring in the Company's subsidiary International Pursuit Philippines Inc. ("IPPI") were denominated primarily in Philippine Pesos. Transactions occurring in the Company's operations in the Republic of Indonesia ("Indonesia") were denominated in the Indonesian Rupiah and United States dollar. Management is of the opinion that these operations were integrated foreign operations for purposes of foreign currency translation and, accordingly, the accounts have been translated into Canadian dollars using the temporal method. Gains and losses on translation were included in general and administrative expenses.

     Cash  and  cash  equivalents

     Cash and cash equivalents are comprised of cash, term deposits and treasury bills. The original maturity dates of term deposits and treasury bills is not in excess of 90 days.

     Broken  ore  on  leach  pad  and  materials  and  supplies

     Broken ore on leach pad comprises gold in process in heap leach pads and in stockpiles that are valued at the lower of average production cost and net realizable value. Based on current production estimates, the gold contained within the heap leach pad is recoverable over a period in excess of twelve months. Materials and supplies at the mine sites are valued at the lower of cost and replacement cost. The cost of gold in process and final products is comprised of costs of mining the ore and hauling it to the mill, costs of processing the ore and an attributable amount of mining and production overheads relating to deferred mineral property and development costs. The cost of mine materials and supplies represents the direct cost of acquisition. Units of gold on the leach pad are based on the amount of ore introduced into production, expected recovery and assay results.

     Direct production costs associated with ore on the heap leach pads are deferred and amortized as the contained gold is recovered. Based upon actual metal recoveries, the Company periodically evaluates and refines estimates used in determining the amortization and carrying value of deferred mining costs associated with ore under leach.

     Property,  plant  and  equipment

     Mine development costs are capitalized after proven and probable reserves have been identified. Amortization is calculated using the units-of-production method over the expected life of the operation based on the estimated recoverable gold equivalent ounces, calculated in accordance with Industry Guide number 7.

     Buildings and equipment are recorded at acquisition cost and amortized over the remaining reserves of the mine site on a units-of-production basis. Equipment that is mobile is amortized on a straight-line basis over the estimated useful life of the equipment of five to ten years. Costs relating to repair and maintenance costs are expensed as incurred.

     Financing and acquisition costs including interest and fees are capitalized on the basis of expenditures incurred for the acquisition of assets and mineralized properties and related development activities. Capitalization ceases when the asset or property is substantially complete and ready to produce at commercial rates.

     Significant payments related to the acquisition of land and mineral rights are capitalized. If a mineable ore body is discovered, such costs are amortized when production begins using the units-of-production method based on proven and probable reserves. If no mineable ore body is discovered or such rights are otherwise determined to have no value, such costs are expensed in the period in which it is determined the property has no future economic value.

     Mineral  rights

     Mineral rights include the cost of obtaining patented US mining claims and the cost of acquisition of properties.

4.   SIGNIFICANT  ACCOUNTING  POLICIES  (CONTINUED)

     Deferred  stripping  costs

     Mining costs incurred on development activities comprised of waste rock removal at open pit operations commonly referred to as "deferred stripping costs" are capitalized and will be amortized over the ore reserve that benefits from the pre-stripping activity. This amortization is calculated based on the units-of-production, based on estimated recoverable ounces of gold, using a stripping ratio calculated as the ratio of total tons to be moved to total gold ounces to be recovered over the life of mine, and results in the recognition of the cost of these mining activities evenly over the life of mine as gold is produced or sold. This amortization is charged to operating expenses over the remaining life of the ore body. Deferred stripping costs are included in the carrying amount of the Company's mining properties for purposes of determining whether any impairment has occurred.

     Exploration  expenditures

     Exploration expenditures are expensed as incurred during the reporting period.

     Property  evaluations

     The Company evaluates the carrying amounts of its mineral properties and related buildings, plant and equipment when events or changes in circumstances indicate that the carrying amount may not be recoverable. If the Company has reason to believe that an impairment may exist, estimated future undiscounted cash flows are prepared using estimated recoverable ounces of gold (considering current proven and probable reserves and mineral resources expected to be converted into mineral reserves) and corresponding by-product credits along with estimated future metals prices and estimated operating and capital costs. The inclusion of mineral resources is based on various circumstances, including but not limited to the existence and nature of known mineralization, location of the property, results of recent drilling and analysis to demonstrate the ore is commercially recoverable. The future cash flows cover the known ore reserve at the time. If the future undiscounted cash flows are less than the carrying value of the assets, the assets will be written down and the write-off charged to earnings in the current period.

     Revenue  recognition

     Revenue from the sale of gold and by-products is recognized when the following conditions are met: persuasive evidence of an arrangement exists; delivery has occurred in accordance with the terms of the arrangement; the price is fixed or determinable and collectability is reasonably assured. Revenue for gold bullion is recognized at the time of delivery and transfer of title to counter-parties. Revenue for lead and zinc concentrates are determined by contract as legal title to the concentrate transfers and include provisional pricing arrangements accounted for as an embedded derivative instrument under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("FASB133") as amended.

     Income  taxes

     The Company uses the liability method of accounting for income taxes whereby future income taxes are recognized for the tax consequences of temporary differences by applying statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of certain assets and liabilities. The Company provides a valuation allowance to reduce future income tax assets when it appears more likely than not that some or all of the future income tax asset will not be realized.

     Reclamation  and  closure  costs

     As part of the purchase accounting for the acquisition of Nevoro, the Company has fair valued its asset retirement obligation. The fair value determination of this obligation requires that the estimated future cost of the reclamation activities be determined and that this cost be discounted using the credit-adjusted risk free interest rate.

     The Company has retroactively adopted CICA Handbook Section 3110 "Asset Retirement Obligations" to June 25, 2002, the date of the acquisition of Nevoro. Prior to its acquisition of Nevoro, the Company did not have any asset retirement obligation. Under the new accounting standard, the accretion of the obligation is recorded as an operating expense. The fair value of additional reclamation costs, relating to reclamation obligations arising subsequent to the acquisition of Nevoro, are recorded in the period in which the liability is incurred and a reasonable estimate of the fair value can be made.

     Commodity  contracts

     The Company enters into hedging contracts for gold involving the use of combinations of put and call options. These options have common notional amounts and maturity dates and are designated in combination as hedges of future gold sales on the basis that they generate offsetting cash flows. No premium has been received with respect to these options.

     Providing that the criteria for an effective hedge are met, gains and losses on the contracts are deferred and recognized in revenue at the time of the sale of the designated future gold production.

     Earnings/loss  per  share

     Earnings/loss per share calculations are based on the weighted monthly average number of common shares issued and outstanding during the year. Earnings/loss per share have been presented in accordance with the pronouncements of the Canadian Institute of Chartered Accountants which were effective January 1, 2001 requiring the treasury method to calculate diluted earnings per share. The application has been applied on a retroactive basis.

     Stock  incentive  plans

     Effective January 1, 2002, the Company adopted CICA Handbook Section 3870 "Stock-Based Compensation and Other Stock-Based Payments", which establishes standards for the recognition, measurement and disclosure of stock-based compensation and other stock-based payments made in exchange for goods and services. Section 3870 sets out a fair value based method of accounting that is required for certain, but not all, stock-based transactions.

     The new standard permits the Company to continue its existing policy whereby no compensation cost is recorded on the grant of stock options to employees.

     Handbook Section 3870, however, does require additional disclosures for options granted to employees, including disclosure of pro forma earnings and pro forma earnings per share as if the fair value based accounting method had been used to account for employee stock options.

     Under the new standards, direct awards of stock granted to employees are recorded at fair value on the date of grant and the associated expense is amortized over the vesting period.

     Use  of  estimates

     The preparation of financial statements in conformity with accounting principles generally accepted in Canada requires the Company's management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements. Significant estimates used herein include those relating to gold and other metal prices, recoverable proven and probable reserves, available resources, available operating capital and required reclamation costs. These estimates each affect management's evaluation of asset impairment and the recorded balances of inventories, reclamation, site closure and remediation obligations, and the future tax asset valuation allowance. It is reasonably possible that actual results could differ in the near term from those and other estimates used in preparing these financial statements and such differences could be material.

5.   MATERIALS  AND  SUPPLIES

     Materials and supplies are valued at the lower of cost and replacement cost.

6.   PROPERTY,  PLANT  AND  EQUIPMENT

     The components of property, plant and equipment at December 31, 2002, are as follows:

                                                          Accumulated   Net Book
                                               Cost      Depreciation    Value
                                           ------------  -------------  -------
Mine assets
  Building, plant and equipment            $     13,087  $       1,581  $11,506
  Mining properties and development costs        29,129          3,922   25,207
-------------------------------------------------------------------------------
                                                 42,216          5,503   36,713
Minerals rights                                  11,207              -   11,207
-------------------------------------------------------------------------------
                                           $     53,423  $       5,503  $47,920
===============================================================================


7.   RESTRICTED  CERTIFICATE  OF  DEPOSIT

     The restricted certificate of deposit represents cash that has been placed in trust as security to the State of Montana and the State of Nevada relating to the Company's site closure obligations (see Note 12).

     The Company has entered into an agreement with CNA, an insurer, to complete the bonding requirements at MTMI. CNA committed to an approximate $24,000 (U.S. $15,000) 15-year term bonding facility which is not cancelable, unless MTMI fails to meet its requirements under the arrangement. The agreement obligates MTMI to make payments of $120 (U.S. $75) monthly until the balance in the trust account is equal to the penal sum of the CNA bond.

8.   NOTES  PAYABLE

     The notes payable are secured by a fixed charge on certain machinery and equipment and bear interest at various rates between 3.615% and 7.5%, and are repayable as follows:

Periods ending December 31,   Amount

  2003                       $ 4,912
  2004                         4,601
  2005                         3,279
  2006                           397
-------------------------------------
Total notes payable           13,189
Less current portion          (4,912)
-------------------------------------
Total long-term obligations  $ 8,277
=====================================


9.   EMPLOYEE  BENEFIT  PLAN

     The Company maintains a defined contribution 401(K) plan for all US employees. Employees have the right to invest up to 25% of their respective earnings up to the statutory limits. The Company will match 75% of the first 6% invested. The vesting schedule is two years. All US employees are eligible to participate on the first of the following month after their date of hire.

     The Company maintains medical and life insurance benefits only for all active employees.

10.  SHARE  CAPITAL

     The authorized share capital of the Company is an unlimited number of common shares. On June 25, 2002 a share consolidation was approved, whereby one new Apollo share was exchanged for every 43.57 of the former International Pursuit Corporation common shares. Accordingly, all information related to common shares for the current and prior periods has been restated to give effect to the share consolidation.

     On September 13, 2002 the Company issued 4,963,000 special warrants convertible to common shares to raise an additional $9,864, net of share issue expenses of $1,055. The warrants were subsequently converted into common shares.

     On November 21, 2002, under a private placement financing, the Company issued 1,500,000 flow-through common shares as defined in subsection 66(15) of the Income Tax Act (Canada). The aggregate proceeds amounted to $4,500. The Company issued 93,750 additional common shares from treasury, with an assigned value of $258, as consideration to the underwriter in connection with this transaction.

     On December 23, 2002, the Company issued 6,000,000 stock-warrant units under a private placement financing. Each unit consists of one common share, and one-half of one common share purchase warrant. Each full common share purchase warrant entitles the holder to acquire from the Company, for a period of four years, at a price of $3.25 per warrant, one additional common share. Each unit was issued at a price of $2.40 for aggregate net proceeds of $12,994, net of issuance expenses of $1,479. Of the original proceeds, $3,226 was allocated to the related warrants and was presented as contributed surplus.

                                                               Contributed
                                            Shares      Amount   Surplus    Total
                                          -----------  --------  --------  --------
Balance, January 1, 2000                      827,238  $ 61,243  $    253  $ 61,496
Share options exercised                         1,148        12         -        12
Subscription rights exercised                   5,738       113         -       113
Balance, December 31, 2000 and 2001           834,124    61,368       253    61,621
-----------------------------------------------------------------------------------
Conversion of debentures (Note 3(a))       28,750,000    26,265     6,555    32,820
Issuance of shares on Nevoro
  acquisition (Note 3(a))                   1,970,000     3,577         -     3,577
Black Fox purchase (Note 3(b))              2,080,000     4,678         -     4,678
Share compensation                                  -         -       964       964
Flow-through common shares                  1,593,750     4,500         -     4,500
Conversion of special warrants
  private placement issued
  September 13, 2002                        4,963,000     9,864         -     9,864
-----------------------------------------------------------------------------------
Balance, December 31, 2002                 40,190,874  $110,252  $  7,772  $118,024
===================================================================================

Units
  Private placement - December 23, 2002     6,000,000  $  9,768     3,226  $ 12,994
===================================================================================

     The previously issued convertible debenture (Note 3(a)) entitled the holders to receive 7,187,500 warrants. In addition, the underwriters were granted 718,750 warrants as additional compensation in connection with the issuance of the convertible debentures. Each warrant entitles the holder to acquire one post consolidation share at a price of U.S. $1.60 per share until March 24, 2004. An amount of $6,555 was allocated to these warrants and was presented as contributed surplus. As at December 31, 2002, no warrants have been exercised.

     A summary of outstanding common share purchase warrants at December 31, 2002 is as follows:

Previously issued debenture             7,906,250
December 23, 2002 - private placement   3,000,000
-------------------------------------------------
                                       10,906,250
=================================================

10.   SHARE  CAPITAL  (CONTINUED)

     Stock-based  compensation  plan

     The Company has a stock option plan that provides for the granting of options to directors, officers, employees and service providers of the Company. In addition, as part of the Nevoro acquisition, 2,780,412 options were granted to certain directors, officers and employees, and are subject to a reduction if certain performance criteria are not met. Furthermore, certain senior executives are entitled to receive 530,000 common shares subject to a reduction if certain performance criteria are not met.

     In fiscal 2002, one-half of the options vested based upon the established performance criteria. The balance of the options vest based upon the established fiscal 2003 performance criteria. Furthermore, one half of the related common shares were approved for issuance based upon the fiscal 2002 performance of the Company and an expense of $964 has been recorded in the statement of operations relating to the fair value expense of the common shares issued.

     The following table summarizes the Company's fixed stock options outstanding at December 31, 2002:

                                             Shares    Exercise Price
                                           ----------  ---------------
Balance, December 31, 2001                    68,855   $         66.30
Granted as part of the Nevoro acquisition  2,780,412   $          1.26  ($0.80 USD)
Expired and cancelled                        (68,855)  $         66.30
-----------------------------------------------------------------------------------
Balance, December 31, 2002                 2,780,412   $          1.22  ($0.80 USD)
===================================================================================

     At  December  31,  2002,  none of the above stock options were exercisable.

     Loss  per  share

     Loss per share has been calculated using the weighted monthly average number of common shares outstanding during the year. Had the Company not been in a loss position, 2,780,412, 68,855 and 68,396 dilutive outstanding stock options and 11,533,472, 395,915 and 136,386 dilutive outstanding warrants and issuable common shares for the years ended December 31, 2002, 2001 and 2000, respectively, would have been added to compute diluted earnings per share.

     Supplemental  information  for  stock-based  compensation

     Effective January 1, 2002, pro forma information regarding net loss and net loss per share is to be determined as if the Company had accounted for its employees' stock options under the fair value method. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions: risk-free interest rate of 3.55%, dividend yield of 0%, volatility factor of 92%, and a weighted-average expected life of the options of 2 years. The weighted average fair value per share of options granted during 2002 was $2.49.

     The following table presents the net loss and net loss per share for the year ended December 31, 2002 had the Company recorded stock options as compensation expense assuming amortization of the estimated fair value of the options over the options' vesting period.

Net loss                                $(7,883)
Net loss per share - Basic and diluted  $ (0.41)

     Issuable  common  shares

     The Company is committed under a previous agreement to issue such number of fully paid common shares as shall have a market value of $350. To date, none of these shares have been issued.

     At December 31, 2001, the Company had reserved for issuance 6,828 (297,506 pre-consolidation shares) common shares of the Company pursuant to a Royalty Agreement, relating to its Philippines property described in Note
     1. The Company no longer has an obligation under this royalty agreement as the Company ceased pursuing its interest in such properties.

11.  INCOME  TAXES

     The Company did not record a provision or benefit for income taxes for the periods ended December 31, 2002, 2001 and 2000, due to the availability of net operating loss carryforwards and the uncertainty of their future realization.

     The tax effects of temporary differences that would give rise to significant portions of the future tax assets and future tax liabilities at December 31, were as follows:

                                                   2002      2001      2000
                                                 --------  --------  --------
Future income tax assets
   Net operating losses carried forward          $ 7,303   $ 6,159   $ 5,794
   Foreign exploration and development expenses    2,146     2,146     2,098
   Other                                              83        83        93
-----------------------------------------------------------------------------
                                                   9,532     8,388     7,985
Less valuation allowance                          (9,532)   (8,388)   (7,985)
-----------------------------------------------------------------------------
Net future income tax asset                      $     -   $     -   $     -
=============================================================================

     Utilization of the net operating losses carried forward and the foreign exploration and development expenses are subject to limitations.

12.  SITE  CLOSURE  COSTS

     All of the Company's operations are subject to reclamation and closure requirements. Although the ultimate amount of site restoration costs is uncertain, on a regular basis, the Company monitors these costs and together with third party engineers prepares internal estimates to evaluate their bonding requirements. The estimates prepared by management are then reconciled with the requirements of the State and Federal officials.

     At December 31, 2002, the accrued site closure liability amounted to $32,354. This liability is based on the most recently prepared third party engineer reports, together with management's estimate of the Company's severance obligation upon closure of the related facility. The liability is covered by a combination of both surety bonds as well as a restricted certificate of deposit which in aggregate are valued at approximately $58,065.

     In view of the uncertainties concerning future removal and site restoration costs, as well as the applicable laws and legislations, the ultimate costs to Apollo could differ materially from the amounts estimated by management. Future changes, if any, due to their nature and unpredictability, could have a material impact and would be reflected prospectively, as a change in accounting estimate.

     One of the Company's sureties, SAFECO Insurance Company of America ("SAFECO") has sent notice to the regulatory authorities to cancel one of the bonds currently valued at $25,700. Through litigation, the surety instrument is still in place under full force and effect. This legal decision has been challenged by SAFECO and is currently under appeal.

     Management believes that the ultimate outcome of this litigation will not have significantly adverse affect on the financial position, and results of operations of the Company.

13.  SEGMENTED  INFORMATION

     The reportable segments have been determined at the level where decisions are made on the allocation of resources and capital and where performance is measured. The segments are FCMI, MTMI, and the Black Fox project.

     The accounting policies for these segments are the same as those followed by the Company as a whole.

     As  at  and  for  the  year  ended  December  31,  2002:

                                                                                              Black     Corporate
                                                                    MTMI           FCMI        Fox      and Others     Total
                                                               ---------------  -----------  --------  ------------  ---------
Country                                                              USA            USA       Canada       USA
Mining revenue                                                 $            -   $   31,976   $     -   $         -   $ 31,976
Interest income                                                             -            -         -           119        119
Interest expense                                                         (408)        (726)        -          (419)    (1,553)
Depreciation, depletion
  and amortization                                                          -       (5,503)        -             -     (5,503)
Segment loss                                                             (641)         635      (155)       (4,619)    (4,780)

Segment assets                                                         59,412       48,439     4,690        11,285    123,826
Capital expenditures                                                   22,163        4,348         -         1,341     27,852

     The  following  presents  the  geographic  information  for  Apollo:

     As  at  and  for  the  year  ended  December  31:

                                                                                              Property, Plant
                                                                       Mining Revenues         and Equipment
                                                               ----------------------------  ----------------------
                                                                      2002         2001       2002         2001
                                                               ---------------  -----------  --------  ------------

Canada                                                         $            -   $        -   $ 7,852   $         -
United States                                                          31,976            -    40,068             -
-------------------------------------------------------------------------------------------------------------------
Total                                                          $       31,976   $        -   $47,920   $         -
===================================================================================================================

14.  FINANCIAL  INSTRUMENTS  AND  RISK  MANAGEMENT

     Market risk - Due to the nature of the precious metals market, the Company is not dependent on a significant customer to provide a market for its refined gold and silver. However, if the Company had to change the smelters to which zinc, lead, and pyrite concentrates are shipped, the additional transportation costs could be considerable. Although it is possible that the Company could be directly affected by weaknesses in the metals processing business, the Company periodically monitors the financial condition of its customers.

     Accounts  receivable  at  December  31,  2002  are  due from two customers.

     Gold  hedges

     The Company has entered into hedging contracts for gold in the aggregate amount of 100,000 ounces involving the use of combinations of put and call options. The contracts give the holder the right to buy, and the Company the right to sell, stipulated amounts of gold at the upper and lower exercise prices, respectively. The contracts continue through April 25, 2005 with a put option strike price of two hundred and ninety-five U.S. dollars per ounce and a call option strike price of three hundred and forty-five U.S. dollars per ounce. As at December 31, 2002, the fair value of the contracts is a loss of $3,573.

     The  contracts  mature  as  follows:

         Ounces
         of gold
         -------
2003      36,000
2004      48,000
2005      16,000
----------------
         100,000
================

15.  COMMITMENTS  AND  CONTINGENCIES

     (a)  Royalties

          The Company's properties are subject to royalty obligations based on minerals produced from the properties. The current reserves at the FCMI are subject to a 2.5% net smelter return royalty. The MTMI reserves are not subject to a royalty obligation. Royalty obligations for other properties arise upon mine production.

     (b)  Commitments

          The Company has commitments under operating leases for office premises. Future minimum lease payments under the operating leases are as follows:



2003   $111
2004     82
-----------
        193
===========

15.  COMMITMENTS  AND  CONTINGENCIES  (CONTINUED)

     (c)  Environmental

          The Company's mining and exploration activities are subject to various federal, provincial and state laws and regulations governing the protection of the environment. These laws and regulations are continually changing and generally becoming more restrictive. The Company conducts its operations so as to protect public health and the environment and believes its operations are materially in compliance with all applicable laws and regulations. The Company has made, and expects to make in the future, expenditures to comply with such laws and regulations.

     (d)  Litigation and claims

          The Company is from time to time involved in various claims, legal proceedings and complaints arising in the ordinary course of business. The Company does not believe that adverse decisions in any pending or threatened proceedings related to any matter, or any amount which it may be required to pay by reason thereof, will have a material effect on the financial conditions or future results of operations of the Company.

16.  RELATED  PARTY  TRANSACTIONS

     The Company had the following related party transactions during each of the years in the three-year period ended December 31, 2002:

                                                 2002   2001   2000
                                                 -----  -----  -----
Legal fees paid to two law firms, a partner of
  each firm is a director of the Company         $ 240  $   -  $   -

Legal fees paid to law firm, a partner of which
  is related to an officer of the Company          121      -      -

Consulting services paid to a relative of an
  officer and director of the Company               98      -      -

Reimbursement of shared accommodation costs
  from a company controlled by an officer and
  director of the Company                            -      -     53

     These transactions are in the normal course of business and are measured at the exchange amount which is the consideration established and agreed to by the related parties.

17. DIFFERENCES BETWEEN CANADIAN AND U.S. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (GAAP)

     U.S.  GAAP  FINANCIAL  STATEMENTS

     The Company prepares its consolidated financial statements in accordance with accounting principles generally accepted in Canada. The following adjustments and/or additional disclosures would be required in order to present the financial statements in accordance with U.S. GAAP and with practices prescribed by the United States Securities and Exchange Commission for the years ended December 31, 2002, 2001 and 2000.

     Material variances between financial statement items under Canadian GAAP and the amounts determined under U.S. GAAP are as follows:

Consolidated  Balance  Sheet


                               Property,     Deferred
                                            Restricted   Plant and   Stripping     Other         Share      Contributed
                                  Cash         Cash      Equipment     Costs    Liabilities      Capital       Surplus    Deficit
                              ------------  ----------  -----------  ---------  ------------  -------------  ----------  ----------
As at December 31, 2002,
  Canadian GAAP               $    13,293   $        -  $   47,920   $ 26,815   $          -  $    110,252   $   10,998  $ (66,795)

Convertible debenture (b)               -            -           -          -              -             -       32,666    (32,666)
Share-based compensation (c)            -            -           -          -              -             -        4,079     (4,079)
Gold hedge loss (d)                     -            -           -          -          3,573             -            -     (3,573)
Impairment of property,
  plant and equipment and
  capitalized deferred
  stripping costs (e)                   -            -      (8,608)   (13,927)             -             -            -    (22,535)
Flow-through common
  shares (f)                       (4,488)       4,488           -          -            375          (375)                      -
-----------------------------------------------------------------------------------------------------------------------------------
As at December 31, 2002,
  U.S. GAAP                   $     8,805   $    4,488  $   39,312   $ 12,888   $      3,948  $    109,877   $   47,743  $(129,648)
===================================================================================================================================

17. DIFFERENCES BETWEEN CANADIAN AND U.S. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (GAAP) (CONTINUED)

     Under U.S. GAAP, the net loss and net loss per share would be adjusted as follows:

                                                     2002      2001     2000
                                                   ---------  -------  -------
Net loss for the year ended December 31,
based on Canadian GAAP                             $ (4,780)  $ (703)  $ (624)
Marketable securities (a)                                 -      (83)      83
Convertible debenture (b)                           (32,666)       -        -
Share-based compensation (c)                         (4,079)       -        -
Gold hedge loss (d)                                  (3,573)       -        -
Impairment of property, plant and equipment
  and capitalized deferred stripping costs (e)      (22,535)       -        -
------------------------------------------------------------------------------
Net loss for the year based on U.S. GAAP           $(67,633)  $ (786)  $ (541)
==============================================================================
Other comprehensive income:
   Currency translation adjustment                    1,393        -        -
Comprehensive loss                                 $(66,240)  $ (786)  $ (541)
------------------------------------------------------------------------------
Net loss per share - U.S. GAAP Basic and diluted   $  (3.50)  $(0.94)  $(0.65)
------------------------------------------------------------------------------


     (a)  Marketable  Securities

          In accordance with Canadian GAAP, the Company's marketable securities are carried at the lower of cost and quoted market values. Under U.S. GAAP, these investments would be considered as trading securities and marked to market, with unrealized gains and losses included in the Consolidated Statement of Operations. The related securities were sold in fiscal 2001.

     (b)  Convertible Debenture

          Under Canadian GAAP, the convertible debenture was recorded as an equity instrument on issuance. Under U.S. GAAP, on issuance, the convertible debenture would have been recorded as a liability and reclassified to equity only upon conversion. Further, under U.S. GAAP, the beneficial conversion feature represented by the excess of the fair value of the shares and warrants issuable on conversion of the debenture, measured on the commitment date, over the amount of the proceeds to be allocated to the common shares and warrants upon conversion, would be allocated to contributed surplus. This results in a discount on the debenture that is recognized as additional interest expense over the term of the debenture and any unamortized balance is expensed immediately upon conversion of the debenture. Accordingly, for U.S. GAAP purposes, the Company has recognized a beneficial conversion feature and debenture issuance costs of $32,666 over the term of the debenture. Canadian GAAP does not require the recognition of any beneficial conversion feature.

17. DIFFERENCES BETWEEN CANADIAN AND U.S. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (GAAP) (CONTINUED)

     (c)  Share-based Compensation

          In accordance with Canadian GAAP, the Company has not recorded any expense with respect to stock options granted to employees. Under U.S. GAAP, the Company has elected to continue to measure its employee stock-based awards using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25 "Accounting for Stock
          Issued  to  Employees"  ("APB  No.  25").

          During the year ended December 31, 1998, the Company repriced certain outstanding options. Such options, to the extent they were still outstanding, are required to be accounted for as variable plan options as prescribed by APB No. 25. Under variable plan accounting, compensation expense is recorded to the extent that the market price of the Company's shares exceeds the price at the measurement date until such options are exercised, cancelled or forfeited. There is no expense recorded in these financial statements relating to the options repriced in 1998 upon the application of APB No. 25, since the repriced options were exercisable at prices in excess of the market price of the Company's shares throughout the reporting periods, and were cancelled unexercised as the related employees ended their employment.

          In fiscal 2002, an expense of $4,079 has been recorded under APB No. 25 with respect to the intrinsic value of stock options granted in the year. In addition, under APB No. 25, the performance shares granted during 2002 are accounted for as variable awards until the performance targets are met.

     (d)  Gold  Hedge  Loss

          Under U.S. GAAP, SFAS 133 requires that for hedge accounting to be achieved, a company must provide detailed documentation and must specifically designate the effectiveness of a hedge. Furthermore, U.S. GAAP also requires fair value accounting. As the Company has chosen not to meet these requirements for the current year, for U.S. GAAP purposes, a charge of $3,573 has been recorded to reflect the fair value loss on the contracts outstanding at December 31, 2002.

17. DIFFERENCES BETWEEN CANADIAN AND U.S. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (GAAP) (CONTINUED)

     (e) Impairment of Property, Plant and Equipment and Capitalized Deferred Stripping Costs

          Under Canadian GAAP, write-downs for impairment of property, plant and equipment and capitalized deferred stripping costs are determined using current proven and probable reserves and mineral resources expected to be converted into mineral reserves. Under U.S. GAAP, in accordance with SFAS 144, write-downs are determined using current proven and probable reserves. In addition, under U.S. GAAP, future cash flows from impaired properties are discounted. Accordingly, for U.S. GAAP purposes, a reduction in property, plant and equipment and capitalized deferred stripping costs of $22,535 has been recorded as an impairment. This write-down will result in a reduction of depreciation and amortization expense in future periods for U.S. GAAP purposes, upon resumption of the Montana Tunnels mill.

     (f)  Flow-through  Common  Shares

          Under Canadian income tax legislation, a company is permitted to issue shares whereby the company agrees to incur qualifying expenditures and renounce the related income tax deductions to the investors. The Company has accounted for the issue of flow-through shares using the deferral method in accordance with Canadian GAAP. At the time of issue, the funds received are recorded as share capital. For U.S. GAAP, the premium paid in excess of the market value of $375 is credited to other liabilities and included in income as the qualifying expenditures are made.

          Also, notwithstanding whether there is a specific requirement to segregate the funds, the flow-through funds which are unexpended at the consolidated balance sheet dates are considered to be restricted and are not considered to be cash or cash equivalents under U.S. GAAP.

          As  at  December  31, 2002, unexpended flow-through funds were $4,488.

     STATEMENT  OF  CASH  FLOWS

     Under Canadian GAAP, expenditures incurred for deferred stripping costs are included in cash flows from investing activities in the consolidated statement of cash flows. Under U.S. GAAP, these expenditures are included in cash flows from operating activities. Accordingly, under U.S. GAAP, the consolidated statement of cash flows for the year ended December 31, 2002 would reflect a reduction in cash utilized in investing activities of $22,535, and a corresponding increase in cash utilized in operating activities.

17. DIFFERENCES BETWEEN CANADIAN AND U.S. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (GAAP) (CONTINUED)

     COMPREHENSIVE  INCOME

     Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income" ("SFAS 130") establishes standards for the reporting and display of comprehensive income and its components in a full set of general purpose financial statements. SFAS 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement. For the Company, the only components of comprehensive loss are the net loss for the period and the foreign currency translation component of shareholders' equity as reported in the consolidated balance sheet prepared in accordance with Canadian GAAP.

     SUPPLEMENTAL INFORMATION FOR U.S. GAAP PURPOSES ON STOCK-BASED COMPENSATION

     Pro forma information regarding net loss and net loss per share is required by SFAS No. 123 "Accounting for Stock-Based Compensation" and has been determined as if the Company had accounted for its employees stock options under the fair value method. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions for 2002, 2001 and 2000: risk-free interest rate of 3.55%, 4.25% and 5.9% respectively, dividend yield of 0%, volatility factor of 92%, 59% and 135% respectively and a weighted-average expected life of the options of 2 years. The weighted average fair value per share of options granted during 2002, 2001 and 2000 was $2.49, $1.92 and $7.99, respectively, and the expense is amortized over the vesting period.

     The following table presents the net loss and net loss per share, under U.S. GAAP, as if the Company had recorded compensation expense under SFAS No. 123 with the estimated fair value of the options being amortized to expense over the options' vesting period.

                                                     2002      2001     2000
                                                   ---------  -------  -------
Net loss for the year based on U.S. GAAP           $(67,633)  $ (786)  $ (541)
Stock option expense as reported                      5,043        -        -
Pro forma stock option expense                       (4,067)      (1)     (63)
------------------------------------------------------------------------------
Net loss - pro forma                               $(66,657)  $ (787)  $ (604)
==============================================================================

Net loss per share, basic and diluted -
  based on U.S.GAAP                                $  (3.50)  $(0.94)  $(0.65)
Stock option expense as reported                       0.26        -        -
Pro forma stock option expense                        (0.21)       -    (0.08)
------------------------------------------------------------------------------
Net loss per share, basic and diluted - pro forma  $  (3.45)  $(0.94)  $(0.73)
==============================================================================

17. DIFFERENCES BETWEEN CANADIAN AND U.S. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (GAAP) (CONTINUED)

     RECENTLY  ISSUED  ACCOUNTING  PRONOUNCEMENTS

     In June 2001, the FASB issued Statement No. 142, "Goodwill and other Intangible Assets", which supersedes APB Opinion No. 17, "Intangible Assets". Concurrently, the ASB in Canada issued CICA Handbook Section 3062, "Goodwill and Other Intangible Assets", which is consistent with SFAS No.
     142. These statements require that goodwill no longer be amortized to earnings, but instead be reviewed for impairment. The Statements are effective for fiscal years beginning after December 15, 2001, and are required to be applied at the beginning of an entity's fiscal year and to be applied to all goodwill and other intangible assets recognized in its financial statements at that date. Impairment losses for goodwill and indefinite-lived intangible assets that arise due to the initial application of these Statements (resulting from a transitional impairment test) are to be reported as resulting from a change in accounting principle. Under an exception to the date at which these Statements become effective, goodwill and intangible assets acquired after June 30, 2001, will be subject immediately to the non-amortization and amortization provisions of these Statements.

     In June 2002, the FASB issued Statement No. 146, ''Accounting for Costs Associated with Exit or Disposal Activities.'' This pronouncement is effective for exit or disposal activities that are initiated after December 31, 2002 and requires these costs to be recognized when the liability is incurred and not at project initiation. This standard has been adopted by the Company and reflected in these financial statements.

     In November 2002, the FASB issued Interpretation No. 45, "Guarantor's accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others," ("FIN 45") which elaborates on the disclosures to be made by a guarantor about its obligations under certain guarantees issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The Company does not expect FIN 45 to have a significant impact on its financial statements.

     In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure" ("SFAS 148"), which is effective for years ending after December 15, 2002. SFAS 148 amended the transitional provisions of SFAS 123 for entities choosing to recognize stock-based compensation under the fair value based method of SFAS 123, rather than electing to continue to follow the intrinsic value method of APB 25. Under SFAS 148, the Company may adopt the recommendations of SFAS 123 either (1) prospectively to awards granted or modified after the beginning of the year of adoption, (2) retroactively with restatement for awards granted or modified since January 1, 1995, or (3) prospectively to awards granted or modified since January 1, 1995. The provisions of this recently issued accounting pronouncement are currently being assessed by management.

17. DIFFERENCES BETWEEN CANADIAN AND U.S. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (GAAP) (CONTINUED)

     In April 2003, the FASB issued SFAS No. 149, "Amendment of SFAS No. 133 on Derivative Instruments and Hedging Activities" ("SFAS 149"). The Statement amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS 133. In particular, it (1) clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative as discussed in SFAS 133, (2) clarifies when a derivative contains a financing component, (3) amends the definition of an underlying to conform it to the language used in FASB Interpretation No. 45, Guarantor Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others and (4) amends certain other existing pronouncements. SFAS 149 is effective for contracts entered into or modified after June 30, 2003, except as stated below and for hedging relationships designated after June 30, 2003. The provisions of SFAS 149 that relate to SFAS 133 Implementation Issues that have been effective for fiscal quarters that began prior to June 15, 2003, should continue to be applied in accordance with their respective effective dates. In addition, certain provisions relating to forward purchases or sales of when-issued securities or other securities that do not yet exist, should be applied to existing contracts as well as new contracts entered into after June 30, 2003. SFAS 149 should be applied prospectively. SFAS 149 is required to be adopted by the Company on July 1, 2003. The Company has not yet determined the impact of SFAS 149 on its financial statements.

     In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity" ("SFAS 150"). SFAS 150 modifies the accounting for certain financial instruments that, under previous guidance, issuers could account for as equity. The Statement requires that those instruments be classified as liabilities in statements of financial position. SFAS 150 affects an issuer's accounting for three types of freestanding financial instruments, namely:

     - mandatory redeemable shares, which the issuing company is obligated to buy back in exchange for cash or other assets.
     - Instruments, other than outstanding shares, that do or may require the issuer to buy back some of its shares in exchange for cash or other assets. These instruments include put options and forward purchase contracts.
     - obligations that can be settled with shares, the monetary value of which is fixed, tied solely or predominantly to a variable such as a market index, or varies inversely with the value of the issuers' shares.

     SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. It is to be implemented by reporting the cumulative effect of a change in an accounting principle for financial instruments created before the issuance date of the Statement and still existing at the beginning of the interim period of adoption. Restatement is not permitted. The Company is currently evaluating the impact of SFAS 150 on its results of operations and financial position.

17. DIFFERENCES BETWEEN CANADIAN AND U.S. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (GAAP) (CONTINUED)

     In January 2003, the FASB issued FIN 46, "Consolidation of Variable Interest Entities" ("FIN 46"). FIN 46 clarifies the application of Accounting Research Bulletin No. 51, "Consolidated Financial Statements" to those entities defined as "Variable Interest Entities" (more commonly referred to as special purpose entities) in which equity investors do not have the characteristics of a "controlling financial interest" or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 applies immediately to all Variable Interest Entities created after January 31, 2003, and by the beginning of the first interim or annual reporting period commencing after June 15, 2003 for Variable Interest Entities created prior to February 1, 2003. The Company does not conduct any transaction through special purpose entities and does not expect FIN 46 to have an impact on its financial statements.

     The CICA issued Accounting Guideline 13, AcG-13, "Hedging Relationships", which requires that in order to apply hedge accounting, all hedging relationships must be identified, designated, documented and effective. Where hedging relationships cannot meet these requirements, hedge accounting must be discontinued. AcG-13 is applicable for fiscal years beginning on or after July 1, 2003. The provisions of this recently issued accounting pronouncement are current being assessed by management.

     The CICA issued Accounting Guideline 14, AcG-14, "Disclosures of Guarantees" which elaborates on the disclosures to be made by a guarantor about its obligations under certain guarantees issued. Management does not expect the adoption of the new guideline to have a material impact on its financial statements.

     In 2002, the CICA Handbook Sections 3063 - "Impairment of Long Lived Assets" and 3475 - "Disposal of Long Lived Assets and Discontinued Operations" were amended to harmonize with SFAS 144. The standards will require an impairment loss to be recognized when the carrying amount of an asset held for use exceeds the sum of the undiscounted cash flows. The impairment loss would be measured as the amount by which the carrying amount exceeds the fair value of the asset. An asset held for sale is to be measured at the lower of carrying cost or fair value less cost to sell. In addition, this guidance broadens the concept of a discontinued operation and eliminates the ability to accrue operating losses expected between the measurement date and the disposal date. Section 3063 is effective for fiscal years beginning on or after April 1, 2003 and Section 3475 applies to disposal activities initiated by an enterprise's commitment to a plan on or after May 1, 2003. The sections will be applied prospectively with early adoption encouraged.

18.  RECLASSIFICATION

     Subsequent to year end, the Company reallocated $2,533 of its broken ore on leach pad to a long-term asset from current assets, as a result of a recent engineering report that analyzed the recoverability period of this asset.

--------------------------------------------------------------------------------
INDEPENDENT AUDITORS' REPORT


Board of Directors
Apollo Gold, Inc and Subsidiaries


We have audited the consolidated statements of income (loss) and shareholders' equity (deficit) and of cash flows for the period from January 1, 2002 through June 24, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with Canadian generally accepted auditing standards and auditing standards generally accepted in the United States of America. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, these consolidated financial statements present fairly, in all material respects, the results of operations and cash flows of the Company for the period from January 1, 2002 through June 24, 2002 in accordance with accounting principles generally accepted in the United States of America.


(SIGNED) DELOITTE & TOUCHE LLP


Deloitte & Touche LLP
Toronto, Canada
January 27, 2003

                          INDEPENDENT AUDITORS' REPORT




Board of Directors
Apollo Gold, Inc. and Subsidiaries
Spokane, Washington


We have audited the accompanying consolidated balance sheets of Apollo Gold, Inc. and Subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, stockholders' equity (deficit), and cash flows for the years then ended and for the period from February 5, 1999 (commencement) through December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Apollo Gold, Inc. and Subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for the years ended December 31, 2001 and 2000, and the period from February 5, 1999 through December 31, 1999, in conformity with accounting principles generally accepted in the United States of America.

As required by Statement of Financial Accounting Standards No. 133, the Company changed its method of accounting for derivative financial instruments in 2001 (see note 1). Also, as discussed in note 12, the accompanying 1999 financial statements have been restated for the application of fresh-start reporting at February 5, 1999.


(SIGNED) LEMASTER & DANIELS PLLC



Spokane, Washington
August 16, 2002

APOLLO GOLD, INC. AND SUBSIDIARIES
---------------------------------------------------------------------------------------

CONSOLIDATED BALANCE SHEETS
(U.S. Dollars in Thousands)
---------------------------------------------------------------------------------------

                                                                       December 31,
                                                                   --------------------
                                                                     2001       2000
                                                                   ---------  ---------
ASSETS

CURRENT ASSETS:
  Cash                                                             $    255   $    602
  Due from sales of products, net                                     2,733      7,889
  Inventories                                                        17,320     18,020
  Other current assets                                                  834        533
                                                                   ---------  ---------
      Total current assets                                           21,142     27,044
PROPERTY, PLANT, AND EQUIPMENT, net                                  12,517     13,956
RESTRICTED CERTIFICATE OF DEPOSIT                                       632        632
OTHER ASSETS                                                            422         45
                                                                   ---------  ---------
      Total assets                                                 $ 34,713   $ 41,677
                                                                   =========  =========

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES:
  Accounts payable and other                                       $  3,637   $  4,143
  Accrued salaries, wages, and benefits                               1,824      2,656
  Mining taxes payable                                                1,265      1,769
  Accrued maintenance                                                 1,335      2,479
  Obligations under capital lease, current maturities                 4,905      4,566

  Notes payable                                                       2,490      3,784
  Payable to stockholder                                                  -          -
                                                                   ---------  ---------
      Total current liabilities                                      15,456     19,397

OBLIGATIONS UNDER CAPITAL LEASE, noncurrent maturities                  430      5,023
ACCRUED SITE CLOSURE AND RECLAMATION COSTS                           25,415     26,757

                                                                   ---------  ---------
      Total liabilities                                              41,301     51,177
                                                                   ---------  ---------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY (DEFICIT):
  Common stock - $0.001 par value; 10,000,000 shares authorized;
    6,474,880 shares issued and outstanding                               6          6
  Additional paid-in capital                                         65,373     65,373
  Accumulated deficit                                               (71,967)   (74,879)
                                                                   ---------  ---------
      Total stockholders' equity (deficit)                           (6,588)    (9,500)
                                                                   ---------  ---------
      Total liabilities and stockholders' equity (deficit)         $ 34,713   $ 41,677
                                                                   =========  =========


See accompanying notes to consolidated financial statements.
--------------------------------------------------------------------------------

APOLLO GOLD, INC. AND SUBSIDIARIES
----------------------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF INCOME
----------------------------------------------------------------------------------------------
(U.S. Dollars in Thousands)
                                                                                    Period From
                                                     Period From                    February 5,
                                                      January 1,                       1999
                                                        2002                       (Commencement)
                                                       through     Years Ended        through
                                                       June 24,     December 31,    December 31,
                                                                -------------------
                                                        2002      2001      2000       1999
                                                      --------  --------  ---------  ---------

SALES                                                 $33,339   $76,683   $ 96,694   $ 91,290
                                                      --------  --------  ---------  ---------

COST OF SALES                                          26,056    64,613     76,621     72,847
DEPRECIATION, DEPLETION, AND
  AMORTIZATION                                          2,739     5,477     20,185     18,224
ROYALTIES                                                 438       829      1,230      1,103
                                                      --------  --------  ---------  ---------
                                                       29,233    70,919     98,036     92,174
                                                      --------  --------  ---------  ---------

GROSS PROFIT (LOSS)                                     4,106     5,764     (1,342)      (884)
                                                      --------  --------  ---------  ---------
OPERATING EXPENSES:
  General and administrative                            1,573     1,742      3,355      2,937
  Reduction in carrying values of mining properties
  and equipment                                             -         -     19,742     38,477
  Inventory write-down                                      -         -        789        342
  Exploration                                             634       730        533        616
                                                      --------  --------  ---------  ---------
                                                        2,208     2,472     24,419     42,372
                                                      --------  --------  ---------  ---------

INCOME (LOSS) FROM OPERATIONS                           1,898     3,292    (25,761)   (43,256)
                                                      --------  --------  ---------  ---------
OTHER INCOME (EXPENSE):
  Interest expense                                       (413)   (1,309)    (2,527)    (3,960)
  Gain (loss) on disposal of assets                       (17)       80         80         (8)
  Gold Hedging Loss                                    (1,514)        -          -          -
  Other                                                  (714)      849        188        365
                                                      --------  --------  ---------  ---------
                                                       (2,658)     (380)    (2,259)    (3,603)
                                                      --------  --------  ---------  ---------
NET INCOME (LOSS)                                     $  (760)  $ 2,912   $(28,020)  $(46,859)
                                                      ========  ========  =========  =========

See accompanying notes to consolidated financial statements.
--------------------------------------------------------------------------------

APOLLO GOLD, INC. AND SUBSIDIARIES
----------------------------------------------------------------------------------------------
                                                    YEARS ENDED DECEMBER 31, 2001 AND 2000 AND
CONSOLIDATED STATEMENTS OF                                        PERIOD FROM FEBRUARY 5, 1999
STOCKHOLDERS' EQUITY (DEFICIT)                        (COMMENCEMENT) THROUGH DECEMBER 31, 2001
----------------------------------------------------------------------------------------------

(U.S. Dollars in Thousands)                                         Accumulated
                               Common Stock  Additional                Other
                             ---------------  Paid-in  Accumulated Comprehensive
                             Shares  Amount   Capital    Deficit   Income (Loss)     Total
                             ------  -------  --------  ---------  --------------  ---------

BALANCES, FEBRUARY 5, 1999        -  $     -  $      -  $      -   $           -   $      -

ADD (DEDUCT):
  Common shares issued for
    subsidiaries              6,475        6    65,373         -               -     65,379
  Net loss                        -        -         -   (46,859)              -    (46,859)
                             ------  -------  --------  ---------  --------------  ---------

BALANCES, DECEMBER 31, 1999   6,475        6    65,373   (46,859)              -     18,520

  Net loss                        -        -         -   (28,020)              -    (28,020)
                             ------  -------  --------  ---------  --------------  ---------

BALANCES, DECEMBER 31, 2000   6,475        6    65,373   (74,879)              -     (9,500)
                                                                                   ---------

ADD (DEDUCT):
  Comprehensive income:
  Cumulative effect of change
    in accounting                 -        -         -         -           2,000      2,000
  Realized gains on forward
    contracts reclassified to
    earnings                      -        -         -         -          (2,000)    (2,000)
  Net income                      -        -         -     2,912               -      2,912
                                                                                   ---------
  Comprehensive income                                                                 2,912
                             ------  -------  --------  ---------  --------------  ---------

BALANCES, DECEMBER 31, 2001   6,475  $     6  $ 65,373  $(71,967)  $           -   $ (6,588)

  Net Loss                        -        -         -  $   (760)              -          -

                             ------  -------  --------  ---------  --------------  ---------
BALANCES, JUNE 24, 2002       6,475        6    65,373   (72,727)              -   $ (7,348)
                             ======  =======  ========  =========  ==============  =========



See accompanying notes to consolidated financial statements.
--------------------------------------------------------------------------------

APOLLO GOLD, INC. AND SUBSIDIARIES
-----------------------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF CASH FLOWS

(U.S. Dollars in Thousands)

                                                                                     Period From
                                                      Period From                    February 5,
                                                       January 1,                        1999
                                                         2002                       (Commencement)
                                                       through      Years Ended        through
                                                       June 24,     December 31,     December 31,
                                                                 -------------------
                                                        2002       2001      2000       1999
                                                      ---------  --------  ---------  ---------
INCREASE (DECREASE) IN CASH

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)                                   $   (760)  $ 2,912   $(28,020)  $(46,859)
  Adjustments to reconcile net income (loss) to net
    cash provided by operating activities:
      Depreciation, depletion, and amortization          2,739     5,477     20,185     18,224
      Interest and fees converted to principal on
        note payable                                         -         -      1,099      1,281
      Amortization of debt issuance costs                    -         -        261        750
      Reduction in carrying values of mining
        properties and equipment                             -         -     19,742     38,477
      Inventory write down                                   -         -        789        342
      (Gain) loss on disposal of assets                     17       (80)       (80)         8
      Payments for closure, environmental,
        and legal                                            -         -          -        (70)
      Other                                                  -      (518)      (419)         -
      Change in assets and liabilities:
        Due from sales of products                       1,221     5,156      3,366    (11,054)
        Inventories                                      2,198       700      2,208      4,017
        Other assets                                    (1,847)        -        694       (853)
        Accounts payable and accrued liabilities          (132)   (4,951)    (1,702)    (3,282)
                                                      ---------  --------  ---------  ---------
          Net cash provided by operating activities      3,436     8,696     18,123        981
                                                      ---------  --------  ---------  ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to property, plant, and equipment          (11,394)   (3,581)    (4,937)    (5,376)
  Proceeds from sale of assets                               -        87        287        113
  Cash received from acquired subsidiaries                   -         -          -        169
  Other                                                      -         -       (138)         -
                                                      ---------  --------  ---------  ---------
          Net cash used in investing activities        (11,394)   (3,494)    (4,788)    (5,094)
                                                      ---------  --------  ---------  ---------


See accompanying notes to consolidated financial statements.
--------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

                                                          CONSOLIDATED STATEMENTS OF CASH FLOWS
-----------------------------------------------------------------------------------------------

(U.S. Dollars in Thousands)

                                                                                Period From
                                                 Period From                    February 5,
                                                  January 1,                       1999
                                                    2002                      (Commencement)
                                                  through      Years Ended       through
                                                  June 24,     December 31,    December 31,
                                                            -------------------
                                                    2002      2001      2000       1999
                                                  --------  --------  ---------  ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Payments on obligations under capital leases    $(5,335)  $(4,255)  $ (4,283)  $ (3,817)
  Proceeds from issuance of notes payable          16,535     2,195     85,340     78,191
  Additions to deferred financing costs                 -         -       (210)      (818)
  Advances from stockholder                             -         -          -          -
  Payments of notes payable                        (1,302)   (3,489)   (93,872)   (69,151)
                                                  --------  --------  ---------  ---------
     Net cash provided by (used in)                 9,898    (5,549)   (13,025)     4,405
                                                  --------  --------  ---------  ---------
        financing activities

NET INCREASE (DECREASE) IN CASH                     1,940      (347)       310        292

CASH, BEGINNING OF PERIOD                             255       602        292          -
                                                  --------  --------  ---------  ---------

CASH, END OF PERIOD                               $ 2,195   $   255   $    602   $    292
                                                  ========  ========  =========  =========

SUPPLEMENTAL DISCLOSURE:

  Cash paid for interest                          $   413   $ 1,309   $  1,753   $      7
                                                  ========  ========  =========  =========

NONCASH INVESTING AND FINANCING ACTIVITIES:

  Stock issued for contribution of subsidiaries   $     -   $     -   $      -   $ 28,275
                                                  ========  ========  =========  =========

  Increase in assets from fresh-start reporting   $     -   $     -   $      -   $ 37,105
                                                  ========  ========  =========  =========

                       Apollo Gold, Inc. and Subsidiaries
                   Notes to Consolidated Financial Statements
                        December 31, 2001, 2000, and 1999
                           (U.S. Dollars in thousands)

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:
--------------------------------------------------------------------------------

Organization:

On January 16, 1998, Pegasus Gold Inc. (PGI) and substantially all of its direct and indirect domestic subsidiaries, including Pegasus Gold Corporation (PGC), Pegasus Gold International, Inc. (PGII), Diamond Hill Mining, Inc. (DHMI), Florida Canyon Mining, Inc. (FCMI), and Montana Tunnels Mining, Inc. (MTMI) voluntarily filed for protection under Chapter 11 of the United States Bankruptcy Code. On or about September 9, 1998, two separate joint plans of reorganization were filed with the United States Bankruptcy Court. The plans, as amended and modified, were subsequently approved by major creditors and confirmed by order of the United States Bankruptcy Court.

Under the plan of reorganization covering PGII, DHMI, FCMI, and MTMI (the Newco
Plan), PGII was reincorporated in Delaware and renamed Apollo Gold, Inc. (Apollo, or the Company). Apollo became the parent holding company for the reorganized DHMI, FCMI, and MTMI entities, all of which were also reincorporated in Delaware but retained their former names. The four newly reorganized entities emerged from bankruptcy protection on February 5, 1999 (the effective date) and are proceeding with mining and exploration activities under new management and with the benefit of the protection afforded by the Newco Plan and the United States Bankruptcy Code against unsatisfied liabilities associated with PGI, PGC, and other former PGI affiliates.

Under the Newco Plan, Apollo and its three subsidiaries were discharged from all liabilities not asserted prior to the applicable bar dates or otherwise provided for in the Newco Plan to the maximum extent permitted by the United States Bankruptcy Code.

Under the other plan of reorganization covering only PGI and PGC (the Liquidating Plan), PGI and its principal subsidiary, PGC, were placed under the control of an independent liquidating trustee for purposes of marshalling and liquidating assets. Substantially all of their assets were immediately transferred to liquidating trusts established for the benefit of their respective creditors. The independent liquidating trustee is proceeding with liquidation of those trust assets and otherwise winding up PGI's and PGC's affairs in implementation of the Liquidating Plan.

The remainder of the former PGI affiliates, including the owners and operators of all United States mine sites undergoing reclamation after mine closure, were placed under the control of a separate, independent Chapter 11 trustee. Shortly after appointment, the independent Chapter 11 trustee converted all of their Chapter 11 reorganization cases into Chapter 7 liquidation cases. The Bankruptcy Court retained the independent trustee as the Chapter 7 trustee. The Chapter 7 trustee is proceeding with liquidation of those former PGI affiliates under the protection of Chapter 7 of the United States Bankruptcy Code. See
note 12 regarding the application of fresh-start reporting.

Effective January 1, 2002, DHMI was merged into MTMI. DHMI's business will be operated as an unincorporated division of MTMI.

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
--------------------------------------------------------------------
(CONTINUED):
------------

Ownership:

Under the Newco Plan, Apollo capital stock was distributed to former creditors. The bank group that provided pre-petition financing received approximately 69% of Apollo's common stock. Small creditors were paid in cash. Those non-bank creditors holding more than $10 in allowed claims were paid 75 cents for each dollar of allowed claim in cash and the remainder in Apollo common stock, calculated at a rate of one share of common stock for each $10 in allowed claim not paid in cash. Less than 1% of Apollo's outstanding shares were distributed to those non-bank creditors. Apollo's remaining common stock, comprising approximately 30% of the outstanding shares, was distributed under the Newco Plan to the PGC liquidating trustee to be held for sale or for distribution in kind to PGC liquidating trust beneficiaries as provided in the Liquidating Plan. As of December 31, 2001, the PGC liquidating trustee continued to hold approximately 30% of Apollo's shares.

Following is a summary of the fair values assets acquired and liabilities assumed by Apollo upon emergence from bankruptcy at February 5, 1999:

  Assets acquired:
    Cash                                                          $    169
    Trade receivables                                                    2
    Inventories                                                     25,375
    Property, plant, and equipment (including mining properties)    95,055
    Other assets                                                       813
                                                                  --------
      Total assets acquired                                        121,414

  Liabilities assumed:
    Accounts payable and accrued liabilities            $ 15,839
    Notes payable                                            896
    Capital lease obligations                             18,176
    Accrued site closure and reclamation costs            21,503
                                                        --------
      Total liabilities assumed                                     56,414
                                                                  --------

      Net assets acquired                                         $ 65,000

                                                                  ========

As a result of the subsequent merger of Nevoro Gold USA Inc. (Nevoro USA) into Apollo on March 26, 2002, as described at note 11: (a) all of Apollo's outstanding common stock was canceled; (b) the 100 shares of $0.01 par value common stock of Nevoro USA owned by Nevoro Gold Corporation (Nevoro) became the issued and outstanding capital stock of the surviving corporation; and (c) Apollo thereby became a wholly-owned subsidiary of Nevoro. On June 25, 2002, Nevoro and International Pursuit Corporation completed an amalgamation forming Apollo Gold Corporation, an Ontario, Canada, corporation. Subsequent to the amalgamation, Apollo became a wholly owned subsidiary of Apollo Gold Corporation.

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
--------------------------------------------------------------------
(CONTINUED):
------------

Summary of Significant Accounting Policies:

Basis of accounting - The Company prepares its financial statements in accordance with accounting principles generally accepted in the United States of America.

Nature of operations - The Company is engaged in gold mining and related activities, including extraction, processing, refining, and reclamation at three mine sites, two of which are located in Montana and the third in Nevada. One of the Montana sites is currently inactive. The Company's principal products are metals, primarily gold, zinc, silver, and lead.

Principles of consolidation - The consolidated financial statements include the accounts of Apollo and its wholly owned subsidiaries. Intercompany transactions and accounts are eliminated upon consolidation.

Inventories - Inventories are recorded at the lower of average cost or estimated net realizable value. The cost of gold in process and final products is comprised of costs of mining the ore and hauling it to the mill, costs of processing the ore and an attributable amount of mining and production overheads relating to deferred mineral property and development costs. The cost of mine materials and supplies represents the direct cost of acquisition. Units of inventory on the leach pad are based on the amount of ore introduced into production, expected recovery and assay results.

Property, plant, and equipment - Property, plant, and equipment are stated at the lower of predecessors' historical cost and evaluated for impairment utilizing the guidance of SFAS 144 as noted herewith. Mining properties and development costs and certain plant and equipment are depreciated using the units-of-production method based upon proven and probable reserves. Other assets are depreciated using the straight-line method over estimated useful lives of five to ten years. Depreciation and amortization expense includes the amortization of assets acquired under capital leases. Replacements and major improvements are capitalized. Maintenance and repairs are charged to expense based on average estimated equipment usage. Interest costs incurred in the construction or acquisition of property, plant, and equipment are capitalized and amortized over the useful lives of the related assets.

Mineral exploration and development costs - Significant property acquisition payments for active exploration properties are capitalized. If no mineable ore body is discovered, previously capitalized costs are expensed in the period the property is abandoned. Expenditures for the development of new mines, to define further mineralization at and adjacent to existing ore bodies, and to expand the capacity of operating mines, are capitalized and amortized on a units-of-production basis over proven and probable reserves. All other exploration expenditures are expensed as incurred.

Asset impairment - Management of the Company reviews the net carrying value of each mine and development property at least annually, or more frequently, if changing circumstances indicate that a potential impairment may exist in accordance with the guidelines established under SFAS 144. Estimated future net cash flows from each mine are calculated using estimated future prices, operating capital, and reclamation costs on an undiscounted basis. If impairment is determined on an undiscounted basis, reductions in the carrying values of each mine are recorded to the extent the net book value of the asset exceeds the estimate of future discounted net cash flows.

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
--------------------------------------------------------------------
(CONTINUED):
------------

Summary of Significant Accounting Policies (continued):

Management's estimates of gold and other metal prices, recoverable proven and probable reserves, operating capital, and reclamation costs are subject to certain risks and uncertainties that may affect the recoverability of the Company's investment in property, plant, and equipment. Although management has made its best estimate of these factors based on current conditions, it is reasonably possible that changes could occur in the near term that could adversely affect management's estimate of the net cash flows expected to be generated from its operating properties.

Debt issuance costs - The costs related to the issuance of debt are deferred and amortized to interest expense using the effective interest method over the terms of the related debt.

Revenue recognition - Revenue from the sale of gold and byproducts is recognized when the following conditions are met: persuasive evidence of an arrangement exists; delivery has occurred in accordance with the terms of the arrangements; the price is fixed or determinable and collectibility is reasonably assured. Revenue for gold bullion is recognized at the time of delivery and transfer of title to counter-parties. Revenue for lead and zinc concentrates are determined by contract as title changes hands at the railhead.

Derivative financial instruments - In the normal course of business, the Company uses derivative financial instruments (primarily spot deferred forward sales contracts) to reduce its commodity price risks. The spot deferred contracts are not linked to specific assets or liabilities on the balance sheet or to a forecasted transaction and, therefore, do not qualify for hedge accounting.

The Company adopted Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities, on January 1, 2001. SFAS No. 133 requires that derivatives be recognized as assets and liabilities and be measured at their fair value. Gains or losses resulting from changes in the fair value of derivatives in each period are to be accounted for either in current earnings or other comprehensive income depending on the use of the derivatives and whether they qualify for hedge accounting. The key criterion for hedge accounting is that the hedge relationship must be highly effective in achieving offsetting changes in the fair value or cash flows of the hedging instruments and the hedged items. In accordance with the transition provisions of SFAS No. 133, the Company recorded a cumulative-effect-type adjustment of $2,000 (gain) in accumulated other comprehensive income to recognize the fair value of derivatives designated as cash flow hedges that met the hedge accounting requirements at January 1, 2001.

Reclamation, site closures, and remediation costs - Minimum standards for mine reclamation have been established by various governmental agencies. Estimated reclamation, site restoration and closure costs for each producing mine are charged to operations over the expected life of the mine using the units-of-production method. Ongoing reclamation activities are expensed in the period incurred. Remediation liabilities are expensed upon determination that a liability has been incurred and where a minimum cost or reasonable estimate of the cost can be determined.

Income taxes - The Company accounts for income taxes using the liability method, which requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred tax assets and liabilities are determined based on the difference between the financial statements and tax bases of assets and liabilities using the enacted tax rates in effect for the year in which the differences are expected to reverse. A valuation allowance is provided when necessary to reduce deferred tax assets to estimated net realizable amounts.

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
--------------------------------------------------------------------
(CONTINUED):
------------

Summary of Significant Accounting Policies (continued):

Stock-based compensation - SFAS No. 123, Accounting for Stock-Based Compensation, encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of grant over the amount an employee must pay to acquire the stock.

Use of estimates - The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires the Company's management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements. Significant estimates used herein include those relating to management's evaluation of asset impairment and the recorded balances of inventories, reclamation, site closure and remediation obligations, and the deferred tax asset valuation allowance. It is reasonably possible that actual results could differ in the near term from those and other estimates used in preparing these financial statements and such differences could be material.


NOTE 2 - INVENTORIES:
--------------------------------------------------------------------------------

The components of inventories are as follows:

                                                              December 31,
                                                            ----------------
                                                             2001     2000

  Deferred costs of ore on leach pad                        $14,312  $13,796
  Materials and supplies                                      2,739    3,011
  Stockpiled ore                                                123      737
  Processed metal                                               146      476
                                                            -------  -------

                                                            $17,320  $18,020

                                                            =======  =======


Direct production costs associated with ore on the heap leach pads are deferred and amortized as the contained gold is recovered. Gold is recovered over a five-year period. Based upon actual metal recoveries, the Company periodically evaluates and refines estimates used in determining the amortization and carrying value of deferred mining costs associated with ore under leach. Approximately 54% of the unrecovered gold on all leach pads at both December 31, 2001 and 2000, was expected to be recovered in the next year. As a result of changing conditions, it is reasonably possible that the estimated amount of gold to be recovered could change in the near term.

NOTE 3 - PROPERTY, PLANT, AND EQUIPMENT:
--------------------------------------------------------------------------------

The components of property, plant, and equipment are as follows:

                                                                 December 31,
                                                              ------------------
                                                                2001      2000
                                                              --------  --------

  Mining properties and development costs                     $130,874  $120,222
  Plant and equipment                                          115,031   123,219
                                                              --------  --------
                                                               245,905   243,441
  Less accumulated depreciation, depletion, and amortization   233,388   229,485
                                                              --------  --------

                                                              $ 12,517  $ 13,956

                                                              ========  ========


The following is a summary of the net book value of mining properties and development costs and plant and equipment by property:

                                             Mining
                                         Properties and
                                           Development    Plant and
                                              Costs       Equipment    Total
                                         ---------------  ----------  -------

December 31, 2001:
  Montana Tunnels Mine                   $         1,951  $    3,612  $ 5,563
  Florida Canyon Mine                              2,361       4,265    6,626
  Diamond Hill Mine                                  142         106      248
  Corporate and other                                  -          80       80
                                         ---------------  ----------  -------

                                         $         4,454  $    8,063  $12,517

                                         ===============  ==========  =======
December 31, 2000:
  Montana Tunnels Mine                   $         1,564  $    2,252  $ 3,816
  Florida Canyon Mine                                  -       9,773    9,773
  Diamond Hill Mine                                  180         113      293
  Corporate and other                                  -          74       74
                                         ---------------  ----------  -------

                                         $         1,744  $   12,212  $13,956

                                         ===============  ==========  =======

--------------------------------------------------------------------------------

At December 31, 2001, 2000, and 1999, the Company assessed the recoverability of the carrying value of its mining properties, plant, and equipment, based upon current market conditions. As a result, the Company recorded reductions of $19,742 in 2000 and $38,477 in 1999 to the carrying values of such assets to the extent the net book value of the assets exceeded management's estimate of future discounted net cash flows.


NOTE 4 - NOTES PAYABLE:
--------------------------------------------------------------------------------

In February 2001, the Company renewed its revolving credit facility from General Electric Credit Corporation (GECC) for $10,000 with an effective interest rate of the commercial paper rate plus 3.5% (5.52% at December 31, 2001), which matures in February 2003. At December 31, 2001, approximately $1,217 was outstanding under the credit facility. As of December 31, 2001, standby letters of credit issued by First Union National Bank under arrangements with GECC in the aggregate face amount of approximately $1,500, securing surety bonding (the First Union LOCs), were also outstanding for Apollo's account under the GECC credit facility. The credit facility required the Company to maintain certain restrictive covenants with respect to EBITDA (earnings before interest, taxes, depreciation, and amortization), debt service, and capital expenditures.

The renewed credit facility was collateralized by all of the Company's assets and a $2,000 letter of credit (LOC) issued by the members of the Pegasus bank lending group, represented by Citibank, as agent, with a maturity date of February 2002. Subsequently, the Citibank LOC was renewed for $2,000 through February 2003. The Citibank LOC is collateralized by all of the Company's assets; however, the secured interest is subordinate to GECC's claim. The Citibank LOC required fees of 12% annually on the unused portion of the LOC. At December 31, 2001, there had been no drawings against the Citibank LOC.

As a result of the subsequent events of March 26, 2002, described at note 11:
(a) the Citibank LOC was cancelled and returned undrawn to Citibank; (b) Apollo posted cash collateral furnished by Nevoro with GECC to secure GECC's obligations with respect to the First Union LOCs; (c) Apollo repaid from funds furnished by Nevoro all indebtedness then outstanding under the GECC credit facility; and (d) GECC assigned all of its rights, titles, and interests in connection with the GECC credit facility to Apollo.

During 2001, the Company entered into four installment sales contracts to purchase equipment previously under capital lease. The installment notes bear interest at 8% and 10.25%, respectively, and mature in 2002. The balances of these notes totaled approximately $1,273 at December 31, 2001.

In January 2002, the Company entered into two installment sales contracts to purchase equipment previously under capital lease (see note 5). The contracts are collateralized by the equipment, bear interest at 7.5%, and mature in January 2006.

NOTE 5 - OBLIGATIONS UNDER CAPITAL LEASES:
--------------------------------------------------------------------------------

The Company has entered into capital leases for certain equipment. Leased equipment included in plant and equipment at December 31, 2001 and 2000, totaled approximately $28,554 at each date. Accumulated amortization of assets under capital leases was approximately $24,407 and $20,542 at December 31, 2001 and 2000, respectively.

Future minimum lease payments due under capital leases consisted of the following at December 31, 2001:

          Years Ending
           December 31,                                             Amount
          -------------                                         -------------

              2002                                              $       5,487
              2003                                                        147
                                                                -------------
              Total minimum lease payments                              5,634
              Less amount representing interest (at 6.6%)                 299
                                                                -------------
              Total present value of minimum payments                   5,335
              Less current portion                                      4,905
                                                                -------------

              Total long-term capital lease obligations         $         430

                                                                =============

In January 2002, the Company borrowed approximately $6,624 under notes payable to Caterpillar Financial Services Corporation for the purchase of equipment that had been previously leased by the Company. See note 4.


NOTE 6 - INCOME TAXES:
--------------------------------------------------------------------------------

The Company did not record a provision or benefit for income taxes for the years ended December 31, 2001 and 2000 and for the period from February 5, 1999 through December 31, 1999, due to the availability of net operating loss carryforwards and the uncertainty of their future realization.

The consolidated income tax provision for the periods presented differs from the amount computed at the statutory income tax rate for the reasons set forth below:

                                             Period From                            Period From
                                              January 1,                            February 5,
                                                 2002                                  1999
                                                Through            Years Ended        Through
                                             June 24, 2002         December 31,     December 31,
                                           ----------------------------------------  ---------
                                                2002            2001         2000      1999
                                           --------------  --------------  --------  ---------

  Expected income tax provision (benefit)  $        (266)  $         990   $(9,527)  $(15,932)
  Nondeductible items                                  -               2         4          4
  Change in deferred tax asset valuation
       allowance                                     266            (992)    9,523     15,928
                                           --------------  --------------  --------  ---------
                                           $           -   $           -   $     -   $      -

                                           ==============  ==============  ========  =========

--------------------------------------------------------------------------------

The components of the net deferred taxes at the balance-sheet dates are as follows:

                                                        December 31,
                                                    --------------------
                                                      2001       2000

  Deferred tax assets:
    Net operating loss carryforwards                $ 22,643   $ 21,332
    Property, plant, equipment, and mineral rights     2,033      1,105
    Development costs                                  1,672      2,999
    Deferred stripping                                 1,436      1,436
    Deferred site closures and reclamation costs       7,594      9,097
    Deferred maintenance                                 842        843
    Other                                              1,591      1,558
                                                    ---------  ---------
                                                      37,811     38,370
  Valuation allowance                                (37,325)   (37,872)
  Deferred tax liability:
    Property and mineral rights                         (486)      (498)
                                                    ---------  ---------

      Net deferred taxes                            $      -   $      -

                                                    =========  =========

At December 31, 2001 and 2000, a valuation allowance of approximately $37,325 and $37,872, respectively, has been recognized to offset net deferred tax assets due to the uncertainty of future realization.

As of December 31, 2001, the Company's subsidiaries had regular tax basis net operating loss carryforwards (NOL) totaling approximately $66,596 that expire in 2002 and through 2022.

Utilization of these NOLs may be limited pursuant to Section 382 of the Internal Revenue Code (IRC) of 1986, as amended. The annual usage limitation is based on 4.71% of the estimated fair value of the Company immediately after the consummation of the reorganization on February 5, 1999.

As a result of the subsequent events described at note 11, utilization of NOLs following March 26, 2002, will be further reduced pursuant to IRC Sec. 382.


NOTE 7 - STOCK OPTIONS AND WARRANTS:
--------------------------------------------------------------------------------

On February 5, 1999, the stockholders approved the 1999 Stock Option Plan (the
Plan). Under the Plan, a maximum of 650,000 common shares may be granted to directors and employees at not less than 110% of the fair market value at the date of grant. The term of the options will be determined at date of grant and will be no longer than 10 years. At December 31, 2001, no stock options were outstanding under the Plan.

--------------------------------------------------------------------------------

Also on February 5, 1999, the Company entered into warrant agreements with certain creditors for the purchase of up to 650,000 shares of common stock. The warrants were issued in three series and were exercisable through February 5, 2004, at exercise prices ranging from $11.25 through $13.75 per share. No warrants had been exercised through December 31, 2001. In connection with the subsequent events described at note 11, the warrants were extinguished in exchange for aggregate consideration of $6, calculated at a rate of $0.01
(1 cent) per share subject to warrant, regardless of exercise price.


NOTE 8 - EMPLOYEE BENEFIT PLANS:
--------------------------------------------------------------------------------

The Company has a savings plan (which qualifies under Section 401(k) of the U.S. Internal Revenue Code) covering all full-time United States employees. Under the plan, employees may elect to contribute up to 25% of their annual gross compensation, subject to ERISA limitations. The Company is required to make a matching cash contribution equal to 75% of the employee's contribution up to 4.5% of the employee's annual gross compensation. The Company's contributions vest over a four-year period. The Company may, at its discretion, make additional contributions to the plan. During the years ended December 31, 2001 and 2000, and the period from February 5, 1999 through December 31, 1999, the Company made matching contributions of approximately $519, $562, and $485, respectively, to the plan.


NOTE 9 - FINANCIAL INSTRUMENTS AND RISK MANAGEMENT:
--------------------------------------------------------------------------------

Risk management - The Company reduces its exposure to fluctuations in commodity prices by creating offsetting positions through the use of derivative financial instruments and has established a control environment that includes policies and procedures for risk assessment and the approval, reporting, and monitoring of derivative instrument activities. The Company does not use derivative financial instruments for trading purposes, although its derivative instruments did not qualify for hedge accounting at December 31, 2001.

During 2001 the Company entered into various spot deferred forward sales contracts, which are intended to provide an economic hedge of the effect of price changes on the underlying value of the Company's reserves and the price risk associated with its gold and zinc sales. Contracts in place at December 31, 2001, consisted of the following:

                                                            Average
                                                             Price
                                         Notional Amount    Per Unit   Delivery Period
                                        ------------------  ---------  ---------------
   December 31, 2001:
      Gold spot deferred forward sales       44,136 ounces  $     289  January 2002

The Company has credit risk exposure under the forward sales contracts to the extent the counterparty is unable to perform under the agreements.

--------------------------------------------------------------------------------

Market risk - Due to the nature of the precious metals market, the Company is not dependent on a significant customer to provide a market for its refined gold and silver. However, if the Company had to replace the smelters to which zinc, lead, and pyrite concentrates are shipped, the additional transportation costs could be considerable. Although it is possible that the Company could be directly affected by weaknesses in the metals processing business, the Company periodically monitors the financial condition of its customers.

Sales by country as a percentage of total sales consisted of the following:

                                              Period from
                                              January 1, 2002
                                              Through
                                              June 24, 2002
                                              --------------      Years Ended
                                                                  December 31,
                                                              --------------------
                                                   2002         2001       2000
                                              --------------  ---------  ---------

  United States                                          79%        62%        75%
  Canada                                                 21%        36%        11%
  Japan                                                 nil          2%       nil

Sales to significant customers as a percentage of total sales consisted of the following:

                                              Period from
                                              January 1, 2002
                                              Through
                                              June 24, 2002
                                              --------------      Years Ended
                                                                  December 31,
                                                              --------------------
                                                   2002         2001       2000
                                              --------------  ---------  ---------

  Customer A                                             79%        59%        40%
  Customer B                                             21%        36%        20%
  Customer C                                              -          -         11%
  Customer D                                              -          -         10%

Significant accounts receivable balances as a percentage of total accounts receivable consisted of the following:

                                                        December 31,
                                                    --------------------
                                                      2001       2000

  Customer A                                              74%        76%
  Customer B                                              24%        14%

Fair value of financial instruments - The carrying amounts reflected in the accompanying consolidated balance sheets for cash, certificate of deposit, and notes payable approximate the respective fair values of the instruments due to the short maturities of those instruments. Derivative instruments (spot deferred contracts) at December 31, 2001, are stated at fair value in the consolidated financial statements.

NOTE 10 - COMMITMENTS AND CONTINGENCIES:
--------------------------------------------------------------------------------

Reclamation, site closures, and remediation costs - All of the Company's operations are subject to reclamation and closure requirements. The Company monitors these requirements and evaluates its accruals for reclamation and closure regularly.

Although the ultimate amount of reclamation and closure costs to be incurred in the future is uncertain, the Company has estimated and fully accrued the aggregate amount of these future costs to be approximately $25,415 and $26,757 at December 31, 2001 and 2000, respectively. The Company recorded provisions for closure and reclamation costs totaling approximately $624 during 2001 and $3,187 during 2000.

The Company is required to provide surety for its reclamation program, which is primarily done through a bonding program. As of December 31, 2001, the Company had outstanding bonds and other financial surety totaling approximately $34,000. To the extent the Company is unable to provide bonding or other financial surety, its ability to maintain its permits at operating sites may be jeopardized. Because of the Company's financial condition, there can be no assurance that bonding will continue to be available at a reasonable cost. At December 31, 2001 and 2000, the Company had outstanding standby LOCs with First Union National Bank, securing surety bonds totaling approximately $1,500, which must be renewed annually. At December 31, 2001 and 2000, there were no amounts drawn against any of the First Union LOCs. The remaining portion of the surety bonds is not collateralized. Additionally, at December 31, 2001 and 2000, the Company had a $632 certificate of deposit pledged in lieu of providing reclamation bonding.

Under the Newco Plan, certain property of FCMI was re-vested in reorganized FCMI on the effective date of the Newco Plan. Included in this property was a Surface Management Surety Bond in the amount of $16,936 (the FCMI Bond). The FCMI Bond was issued by Safeco Insurance Company of America (Safeco) on behalf of FCMI, as principal, and is made payable to the United States of America. On May 12, 1999, Safeco sent a letter addressed to the Bureau of Land Management (BLM) purporting to cancel the FCMI Bond, and on May 13, 1999, it filed an action against FCMI, seeking a declaration that it is entitled to cancel the FCMI Bond and that its post-cancellation coverage obligations do not extend to post-cancellation disturbances. On June 21, 1999, FCMI asserted a counterclaim against Safeco for declaratory judgment, anticipatory breach of contract, and breach of surety's duty of good faith, based on Safeco's wrongful disclaimer of its post-cancellation obligations. On August 10, 1999, the United States District Court for the District of Nevada granted partial summary judgment in favor of FCMI on the first part of its counterclaim, holding that the FCMI Bond "shall remain in full force and effect as to all areas disturbed within the plan of operations prior to the effective date of cancellation," that the FCMI Bond language "encompasses further disturbances to previously disturbed areas within the plan of operations which may occur after the effective date of cancellation," and that "Safeco's liability shall continue irrespective of continued mining activities, after the effective date of cancellation, within the areas of the plan of operations disturbed prior to the effective date of cancellation." On August 30, 1999, Safeco moved for reconsideration of the order granting FCMI partial motion for summary judgment. On August 14, 2000, the Court denied Safeco's motion. On February 15, 2002, on stipulation of the parties, the court entered an order delineating the "previously disturbed areas" that are subject to the partial summary judgment order by reference to aerial photographs and map depictions jointly submitted by the parties. On March 8, 2002, the court entered final judgment with the consent of all parties consistent with the earlier summary judgment order and stipulation. Accordingly, all issues in the case have been decided at the United States District Court level. Notwithstanding its failure to reserve rights to appeal in the consent judgment, on April 5, 2002, Safeco filed notice of appeal of the consent judgment to the 9th Circuit Court of Appeals. That appeal remains pending, with briefing in progress. FCMI intends to defend the consent judgment vigorously throughout the appellate process.

--------------------------------------------------------------------------------

Since May 1999, DHMI and Safeco have been involved in various similar litigation proceedings in various state and federal courts in the states of Washington and Montana with respect to the Hard Rock Reclamation Surety Bond in the amount of $520 issued by Safeco to secure DHMI's reclamation obligations at the Diamond Hill Mine (DHMI Bond) and Safeco's cancellation of the DHMI Bond effective June 15, 1999. All of those proceedings have been fully resolved through a settlement agreement effective on June 8, 2001, among Safeco, the Company, DHMI, FCMI, the United States, the state of Montana, and the state of Nevada (the Montana Settlement Agreement). Pursuant to the Montana Settlement Agreement, as of June 2001, among other things: (1) Safeco agreed to issue a new $520 reclamation surety bond (the New Safeco Bond) covering the Florida Canyon Mine under which Safeco is substantially restricted from initiating any cancellation through June 8, 2003, and under which FCMI is obligated to pay premium; (2) the United States and the state of Nevada agreed to accept a reduction in the First Union LOC bonding for the Florida Canyon Mine by $520 from $1,500 to $980; (3) DHMI agreed to post a new $520 First Union LOC with the state of Montana to replace the canceled DHMI Bond; (4) the state of Montana agreed to repay to Safeco without interest $520 in cash, which Safeco deposited with the state of Montana in 1999 in lieu of the canceled DHMI Bond as a part of an earlier abortive settlement agreement; and (5) all parties agreed to release each other from any other liability in connection with the DHMI Bond and the cancellation thereof and to dismiss all pending litigation with prejudice. The Montana Settlement Agreement has been fully implemented.

Some of the Company's operating mines are located in historic mining districts in the United States, and the Company controls land in areas where previous mining has taken place. Although no systematic inventory has been performed, mining products (such as tailings) located at those sites may present a future material liability to the Company as state and federal regulatory agencies search for ways to enforce the cleanup of pollutants left by previous operators. At December 31, 2001 and 2000, the Company was not aware of any material remedial liabilities that have not been fully accrued.

Based on current environmental regulations and known reclamation requirements, management has included the best estimate of these obligations in its reclamation accruals. However, it is reasonably possible that the Company's estimate of its ultimate reclamation liability could increase in the near term as a result of prospective changes in laws and regulations and changes in cost estimates.

General - In addition to the above, various lawsuits, claims, and proceedings have been or may be instituted or asserted against the Company. Management believes the disposition of other matters that are pending or asserted will not have a material adverse affect on the financial position, results of operations, or cash flows of the Company.


NOTE 11 - SUBSEQUENT EVENTS:
--------------------------------------------------------------------------------

On March 26, 2002, the Company merged with Nevoro Gold USA Inc., a Delaware corporation (Nevoro USA) and a wholly owned subsidiary of Nevoro Gold Corporation, a Canadian corporation (Nevoro). Through the merger, Nevoro acquired 100% of Apollo's common stock. Apollo's former stockholders received $500 in the aggregate in merger consideration in exchange for cancellation of Apollo's common stock. Apollo's warrant holders are entitled to receive $6.5 in the aggregate in consideration of the extinction of the warrants. In addition, Nevoro furnished funding to pay off amounts outstanding under Apollo's GECC credit facility and certain other liabilities and other obligations of the Company, including those that arose as a result of the merger, totaling approximately $4,562.

--------------------------------------------------------------------------------

Nevoro USA was formed for the purpose of facilitating the merger with Apollo and upon consummation of the merger transaction, it merged into the Company, resulting in Apollo being the surviving corporation and a wholly owned subsidiary of Nevoro. The Company and its subsidiaries, MTMI and FCMI, are expected to continue their operations.

Nevoro secured financing for the merger under arrangements with International Pursuit Corporation (Pursuit), a Canadian corporation listed on the Toronto Stock Exchange under the trading symbol "IPJ". Under those arrangements, Pursuit completed a private placement of 0.0% secured convertible debentures with aggregate face value of US $23,000 (the Debentures), and Pursuit advanced funds so obtained to Nevoro as necessary to consummate the merger of Nevoro USA into Apollo and associated transactions and to provide for Apollo's anticipated working capital requirements.

Subsequently, Pursuit was restructured pursuant to a Canadian statutory plan of arrangement (the Plan of Arrangement). Under the Plan of Arrangement, effective June 25, 2002, Nevoro and Pursuit were amalgamated to form a single corporation organized under the laws of Ontario, Canada, and renamed Apollo Gold Corporation. The Plan of Arrangement included, among other things, a consolidation and reduction of the outstanding Pursuit shares (excluding the shares issued to the Debenture holders upon conversion of the Debentures) so that, upon consummation of the Plan of Arrangement and conversion of the Debentures, the Debenture investors held a controlling interest in the common stock of Apollo Gold Corporation. The common stock of Apollo Gold Corporation is registered for trading on the Toronto Stock Exchange under the symbol APG.


NOTE 12 - RESTATEMENT FOR FRESH-START REPORTING:
--------------------------------------------------------------------------------

As discussed in note 1, the Company emerged from bankruptcy on February 5, 1999, and commenced operations as a new company. Statement of Position 90-7 ("SOP 90-7"), Financial Reporting by Entities in Reorganization Under the Bankruptcy Code," provides accounting and reporting guidance for entities like Apollo that emerge from bankruptcy. Under SOP 90-7, when more than 50% of the ownership of the emerging company changes as a result of the bankruptcy proceedings, the emerging company, at the time of emergence from bankruptcy, should apply "fresh-start" reporting. Under fresh-start reporting, the assets received and liabilities assumed upon emergence from bankruptcy should be stated at fair value. Previously, Apollo did not apply fresh-start reporting, but instead reported its assets received and liabilities assumed at the historical cost bases of its predecessor entities which was not in accordance with accounting principles generally accepted in the United States of America. The accompanying financial statements have been restated herein to reflect the application of fresh-start reporting at February 5, 1999. The restatement resulted an initial increase in property, plant, and equipment (including mining properties and rights) and additional paid-in capital of approximately $37,105 at February 5, 1999. Such assets were then considered in management's re-evaluation of impairment of long-lived assets, as discussed in notes 1 and 3, which resulted in a reduction of $37,105 in property, plant, and equipment in 1999. Accordingly, the accompanying 1999 financial statements have been also restated to report a $37,105 increase in the net loss for the period and a corresponding reduction of property, plant, and equipment at December 31, 1999. The restatements resulted in increases in previously reported balances of additional paid-in capital and accumulated deficit of $37,105 at December 31, 2001 and 2000, with no effect on previously reported 2001 and 2000 net income or loss.

NOTE 13 - RECENT ACCOUNTING PRONOUNCEMENTS:
--------------------------------------------------------------------------------

In June 2001 the FASB issued Statement No. 143, Accounting for Asset Retirement Obligations, which addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. It applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development, and/or the normal operation of long-lived assets. SFAS No. 143 supercedes SFAS No. 19, Financial Accounting and Reporting by Oil and Gas Producing Companies, and requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. When the liability is initially recorded, an entity capitalizes the cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is amortized over the useful life of the related asset. Upon settlement of the liability, an entity settles the obligation for its recorded amount or incurs a gain or loss upon settlement. SFAS No. 143 is effective beginning after June 2002, with earlier application encouraged. The Company expects to adopt the new standard for the period ending June 30, 2002. Adoption of SFAS No. 143 is expected to have a material effect on the Company's financial statements.

In October 2001, the FASB issued Statement No. 144, Accounting for the Impairment on Disposal of Long-lived Assets, which supercedes SFAS No. 121, Accounting for the Impairment of Long-lived Assets and for Long-Lived Assets to be Disposed of. SFAS No. 144 applies to all long-lived assets and consequently amends APB Opinion No. 30, Reporting Results of Operations-Reporting the Effects of Disposal of a Segment of a Business. SFAS No. 144 requires that long-lived assets that are to be disposed of by sale be measured at the lower of book value or fair value less the cost to sell. That requirement eliminates APB 30's requirement that discontinued operations be measured at net realizable value or that entities include under "discontinued operations" in the financial statements amounts for operating losses that have not yet occurred. Additionally, SFAS No. 144 expands the scope of discontinued operations to include all components of an entity with operations that 1) can be distinguished from the rest of the entity and 2) will be eliminated from the ongoing operations of the entity in a disposal transaction. The statement goes into effect after fiscal years beginning December 15, 2001, and adoption of SFAS No. 144 did not have any material effect on the Company and its subsidiaries at adoption.


NOTE 14 - U.S./CANADIAN GAAP RECONCILIATION:
--------------------------------------------------------------------------------

The financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (US
GAAP) which differ in certain material respects from those applicable in Canada (Cdn. GAAP). A reconciliation of the material differences between US GAAP and Cdn. GAAP as they apply to the Company's financial statements are as follows:

--------------------------------------------------------------------------------

                                            Period from                    Period from
                                             January 1,                    February 5,
                                               2002                           1999
                                              Through       Years Ended      Through
                                              June 24,      December 31,   December 31,
                                                        ------------------
                                                2002     2001      2000       1999
                                              --------  -------  ---------  ---------

Net income (loss) according to US GAAP        $  (760)  $2,912   $(28,020)  $(46,859)
Cdn. GAAP adjustments:
  Impairment of long-lived assets (a)            (500)    (975)   (25,611)    28,477
                                              --------  -------  ---------  ---------
    Net income (loss) according to
      Cdn. GAAP                               $(1,260)  $1,937   $(53,631)  $(18,382)
                                              ========  =======  =========  =========

(a) Under Cdn. GAAP write-downs for impairments of long-lived assets (property, plant, and equipment) are determined based on undiscounted estimated future net cash flows. Under US GAAP, such impairment is measured based on discounted cash flows.

Such differences affected the accompanying balance sheets as follows:

                                                                December 31,
                                                             ------------------
                                                               2001      2000
                                                             --------  --------
  Total assets according to US GAAP                          $34,713   $41,677
  Cdn. GAAP adjustments for asset impairment differences       1,951     2,866
                                                             --------  --------

      Total assets according to Cdn. GAAP                    $36,664   $44,543

                                                             ========  ========

  Stockholders' equity (deficit) according to US GAAP        $(6,588)  $(9,500)
  Cdn. GAAP adjustments for asset impairment differences       1,951     2,866
                                                             --------  --------

      Stockholders' equity (deficit) according to Cdn. GAAP  $(4,637)  $(6,634)

                                                             ========  ========

Cdn. GAAP does not recognize the concept of comprehensive income. Accordingly, under Cdn. GAAP the statement of stockholders' equity for the year ended December 31, 2001, would not reflect the cumulative effect of the change in the method of accounting for derivative financial instruments (see note1) and the subsequent reclassification of such amount to earnings, as reflected in accumulated other comprehensive income (loss).

NOTE 15 - SEGMENTED INFORMATION:
--------------------------------------------------------------------------------

The reportable segments have been determined at the level where decisions are made on the allocation of resources and capital and where performance is measured. The segments are FCMI and MTMI. The accounting policies for these segments are the same as those followed by the Company as a whole. All segment assets and operations are located in the United States.

As of and for the year ended December 31, 2001:

                                                 Corporate
                              MTMI       FCMI    and Other    Total
                           ----------  --------  ----------  -------

Mining revenue             $   40,766  $33,227   $    2,690  $76,683
Interest income                     -        -           39       39
Interest expense                  125      506          678    1,309
Depreciation, depletion,
  and amortization                  -    5,348          129    5,477
Segment income (loss)           3,345   (2,730)       2,297    2,912

Segment assets                  7,329   22,706        4,678   34,713
Capital expenditures            1,770    1,585          226    3,581

As of and for the year ended December 31, 2000:

                                                  Corporate
                             MTMI        FCMI     and Other     Total
                          -----------  --------  -----------  ---------
Mining revenue            $   38,764   $47,454   $   10,476   $ 96,694
Interest income                    -         -           28         28
Interest expense                  56       739        1,732      2,527
Depreciation, depletion,
  and amortization             5,867    11,874        2,444     20,185
Segment loss                 (13,778)   (9,235)      (5,007)   (28,020)

Segment assets                 5,593    25,702       10,082     41,677
Capital expenditures             215     4,154          568      4,937

--------------------------------------------------------------------------------

For the period from February 5, 1999 (commencement) through December 31, 1999:

                                                   Corporate
                             MTMI        FCMI      and Other     Total
                          -----------  ---------  -----------  ---------
Mining revenue            $   43,876   $ 39,381   $    8,033   $ 91,290
Interest income                    -          -           34         34
Interest expense                  80        959        2,921      3,960
Depreciation, depletion,
  and amortization             5,514     10,557        2,453     18,524
Segment loss                 (12,328)   (25,727)      (8,804)   (46,859)

Capital expenditures             238      3,578        1,560      5,376

For the period from January 1, 2002 through June 24, 2002:

                                              Corporate
                             MTMI      FCMI   and Other    Total
                           ---------  ------  ----------  -------
Mining Revenue                15,874  17,465          -   33,339
Interest Income                    -       -         37       37
Interest Expense                  52     228        133      413
Depreciation, depletion,
  And amortization               963   1,776          -    2,739
Segment Income (Loss)          3,206   1,971     (3,859)  (1,260)

APOLLO GOLD CORPORATION
PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2002
(UNAUDITED)
(IN THOUSANDS OF CANADIAN DOLLARS, EXCEPT SHARE AMOUNTS)
--------------------------------------------------------------------------------------------------------------------------------

                                                           APOLLO GOLD     APOLLO GOLD,     PRO FORMA                   TOTAL
                                                           CORPORATION         INC.        ADJUSTMENTS                PRO FORMA
                                                          --------------  --------------  -------------              ----------
                                                           JANUARY 1 TO    JANUARY 1 TO
                                                           DECEMBER 31,      JUNE 24,
                                                               2002            2002
                                                          --------------  --------------
REVENUES
   Revenue on sale of minerals                            $      31,976   $      52,489   $          -               $   84,465
--------------------------------------------------------------------------------------------------------------------------------

OPERATING EXPENSES
   Direct operating costs                                        23,066          41,023           (422)  Note 2(i)       63,667
   Depreciation and amortization                                  5,503           5,099          1,279   Note 2(ii)      11,881
   General and administrative
      expenses                                                    3,450           2,328              -                    5,778
   Royalty expenses                                                 796             689              -                    1,485
   Exploration and development                                      706           1,146              -                    1,852
   Share-based compensation                                         964               -              -                      964
   Accrued site closure cost -
      accretion expense                                           1,209               -          1,144   Note 2(i)        2,353
--------------------------------------------------------------------------------------------------------------------------------
                                                                 35,694          50,285          2,001                   87,980
--------------------------------------------------------------------------------------------------------------------------------

OTHER EXPENSES
   Interest                                                      (1,062)           (651)             -                   (1,713)
   Gold hedge realized loss                                           -          (2,384)             -                   (2,384)
   Other                                                              -          (1,123)             -                   (1,123)
   Loss on sale of capital assets                                     -             (27)             -                      (27)
--------------------------------------------------------------------------------------------------------------------------------
                                                                 (1,062)         (4,185)             -                   (5,247)
--------------------------------------------------------------------------------------------------------------------------------

NET LOSS                                                  $      (4,780)  $      (1,981)  $     (2,001)              $   (8,762)
================================================================================================================================

NET LOSS PER SHARE, BASIC AND DILUTED                     $       (0.25)                                 Note 3      $    (0.19)
================================================================================================================================



      The accompanying notes are an integral part of this unaudited pro forma consolidated statement of operations.

                             APOLLO GOLD CORPORATION
           NOTES TO THE PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                                DECEMBER 31, 2002
                                   (UNAUDITED)
            (IN THOUSANDS OF CANADIAN DOLLARS, EXCEPT SHARE AMOUNTS)


1.   BASIS  OF  PRESENTATION

     The accompanying unaudited pro forma consolidated statement of operations of Apollo Gold Corporation ("Apollo" or the "Company"), (formerly International Pursuit Corporation), has been prepared by management of the Company to give effect to the June 25, 2002 acquisition of Nevoro Gold Corporation ("Nevoro") and its subsidiary, Apollo Gold, Inc., in accordance with the Plan of Arrangement dated May 13, 2002 between Apollo and Nevoro, as if it occurred January 1, 2002.

     The unaudited pro forma consolidated statement of operations for the year ended December 31, 2002 has been prepared from information derived from the audited financial statements of Apollo for the year ended December 31, 2002 and from information derived from the audited financial statements of Apollo Gold, Inc. for the period January 1, 2002 through to June 24, 2002 (after which date its results of operations are consolidated with Apollo). The interim financial statements of Apollo Gold, Inc. have been translated from U.S. dollars to Canadian dollars at the average exchange rate for the related period.

     The Company's consolidated statement of operations for the six month period ended June 30, 2003 include the effect of the transactions described in
     Note 2 and as such, no further adjustment to these interim consolidated financial statements is required. Therefore, a pro forma consolidated statement of operations for the six months ended June 30, 2003 has not been presented.

     These unaudited pro forma consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles. Accounting policies used in the preparation of the unaudited pro forma financial statements are in accordance with those disclosed in the audited consolidated financial statements of Apollo for the year ended December 31, 2002. In the opinion of management, the unaudited pro forma consolidated financial statements include all of the adjustments necessary for fair presentation.

     These unaudited pro forma consolidated financial statements may not be indicative of the results of operations that would have actually been achieved if the transaction had been consummated at the date indicated. These statements also do not indicate results that may be attained in the future. In preparing the unaudited pro forma consolidated financial statements, no adjustments have been made to reflect any operating or administrative cost savings, if any, that may have resulted from the operations of the combined businesses.

2.   PRO  FORMA  ADJUSTMENTS  AND  ASSUMPTIONS

     The unaudited pro forma consolidated statement of operations for the year ended December 31, 2002 has been prepared with the assumption that the Plan of Arrangement (described in Note 4) had been approved on January 1, 2002. As a result, the following additional adjustments have been made to the statement of operations. The interim consolidated financial statements of Apollo for the six months ended June 30, 2003 include the financial position and the results of operations, including all purchase accounting adjustments, related to Nevoro and as such, no further adjustment to Apollo's consolidated financial statements as at and for the six months ended June 30, 2003 are required for the items below:

2.   PRO  FORMA  ADJUSTMENTS  AND  ASSUMPTIONS  (CONTINUED)

     (i) Generally accepted accounting policies required the Company to record at fair value the asset retirement obligation assumed upon its acquisition of Nevoro as at June 25, 2002. The fair value determination of this obligation requires that the estimated future cost of the reclamation activities be determined and that this cost be discounted using the credit-adjusted risk free interest rate. In future periods, the accretion of this obligation is then recorded as an interest expense. The unaudited pro forma consolidated financial statements include the net adjustment for the accretion of this liability of $1,144 for the year ended December 31, 2002, representing interest expense determined as if the acquisition occurred on January 1, 2002.

          Included in direct operating expenses was the original reclamation expense of $422 for the year ended December 31, 2002. These amounts have been eliminated as a pro forma adjustment in order to reflect the reclamation expense based upon the fair value determination of the obligation.

     (ii) The excess of the aggregate purchase price over the underlying value of Nevoro's net assets has been allocated to the mining property accounts. The unaudited pro forma consolidated financial statements include an adjustment for the increased amortization expense of $1,279 for the year ended December 31, 2002, representing additional amortization expense determined as if the acquisition occurred on January 1, 2002.

3.   PRO  FORMA  NET  LOSS  PER  SHARE

     Pro forma net loss per share has been calculated using the pro forma earnings after adjustments as described in Note 2 above and assuming that the following share transactions occurred on January 1, 2002:

     (a) 4,963,000 special warrants, convertible into common shares, issued on September 13, 2002;
     (b) the issuance of 1,970,000 common shares upon the acquisition of Nevoro and the conversion to 28,250,000 common shares of $32,820 private placement financing described in Note 4 below;
     (c) the issuance of 2,080,000 common shares as partial consideration for the acquisition of the Black Fox property in September 2002;
     (d) the issuance of 1,500,000 flow-through common shares under a private placement financing on November 21, 2002. In addition, 93,750 common shares were issued to the underwriter in connection with this transaction; and
     (e) the issuance of 6,000,000 stock-warrant units under a private placement financing on December 31, 2002. Each unit consisted of one common share and one-half of one common share purchase warrant.

     Accordingly, the weighted average number of common shares outstanding increased from 19,297,668 to 46,190,874 for the year ended December 31, 2002.

4.   ACQUISITION

     Apollo entered into a Plan of Arrangement with Nevoro for purposes of acquiring Nevoro, and Apollo Gold, Inc., its subsidiary. The Plan of Arrangement was subject to court approval and registration. Court approval was obtained on June 20, 2002 and pursuant to the requirements of the Business Corporations Act (Ontario), the Plan of Arrangement was filed under Section 183 of the Act on June 25, 2002. Accordingly, the effective date of the acquisition of Nevoro is June 25, 2002.

     In order to finance the acquisition and continuing operations of Nevoro, the Company completed a private placement financing of $32,820, net. The private placement was in the form of non-interest bearing convertible secured debentures. The debentures were converted into common shares of the Company upon completion of the Plan of Arrangement.

     Apollo also issued 1,970,000 common shares to the former shareholder of Nevoro as part consideration for the acquisition of all the outstanding shares of Nevoro.

5. DIFFERENCES BETWEEN CANADIAN AND U.S. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (GAAP)

     U.S.  GAAP  FINANCIAL  STATEMENTS

     The Company prepares its consolidated financial statements in accordance with accounting principles generally accepted in Canada. Pro forma results calculated under U.S. GAAP are different from those calculated under Canadian GAAP. The difference stems from the differences in accounting policies used for Canadian and U.S. GAAP, as described in the Company's audited consolidated financial statements for the year ended December 31, 2002.

     Under U.S. GAAP, the net loss and net loss per share would be adjusted as follows:

     Pro forma net loss for the period based
       on Canadian GAAP                            $ (8,762)
     Convertible debenture (a)                      (32,666)
     Stock-based compensation (b)                    (4,079)
     Gold-hedge loss (c)                             (3,573)
     Impairment of property, plant and equipment
       and capitalized deferred stripping costs (d) (22,535)
     -------------------------------------------------------
     Pro forma net loss for the period based
       on U.S. GAAP                                $(71,615)
     -------------------------------------------------------

     Pro forma net loss per share basic and
       diluted - U.S. GAAP                         $  (1.55)
     =======================================================

5. DIFFERENCES BETWEEN CANADIAN AND U.S. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (GAAP) (CONTINUED)

     (a)  Convertible  Debenture

          Under U.S. GAAP, the convertible debentures issued by the Company included a beneficial conversion feature. A beneficial conversion feature results in a discount on the debenture that is recognized as additional interest expense over the term of the debenture. Any unamortized balance is expensed immediately upon conversion of the debenture. Accordingly, for U.S. GAAP purposes, the Company recognized the beneficial conversion feature and debenture issuance costs of $32,666 when the debenture was converted to equity. Canadian GAAP does not require the recognition of any beneficial conversion feature.

     (b)  Share-based  Compensation

          In accordance with Canadian GAAP, the Company has not recorded any expense with respect to stock options granted to employees. Under U.S. GAAP, the Company has elected to continue to measure its employee stock-based awards using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25 "Accounting for Stock
          Issued  to  Employees"  ("APB  No.  25").

          In fiscal 2002, an expense of $4,079 has been recorded under APB No. 25 with respect to the intrinsic value of stock options granted in the year.

     (c)  Gold  Hedge  Loss

          Under U.S. GAAP, SFAS 133 requires that for hedge accounting to be achieved, a company must provide detailed documentation and must specifically designate the effectiveness of a hedge. Furthermore, U.S. GAAP also requires fair value accounting to be used for all types of derivatives. As the Company has chosen not to meet these requirements for the current year, for U.S. GAAP purposes, a charge of $3,573 has been recorded to reflect the fair value loss on the contracts outstanding at December 31, 2002.

     (d) Impairment of Property, Plant and Equipment and Capitalized Deferred Stripping Costs

          Under Canadian GAAP, write-downs for impairment of property, plant and equipment and capitalized deferred stripping costs are determined using current proven and probable reserves and mineral resources expected to be converted into mineral reserves. Under U.S. GAAP, write-downs are determined using current proven and probable reserves. In addition, under U.S. GAAP, future cash flows from impaired properties are discounted. Accordingly, for U.S. GAAP purposes, a reduction in property, plant and equipment and capitalized deferred stripping costs of $22,535 has been recorded as an impairment. This write-down will result in a reduction of depreciation and amortization expense in future periods for U.S. GAAP purposes, upon resumption of the Montana Tunnels mining.

     You should rely only on the information provided in this prospectus or any prospectus supplement or to which we have referred to you. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.






                             APOLLO GOLD CORPORATION




                               7,311,975 Shares of
                                  Common Shares



                              ____________________

                                   PROSPECTUS
                              ____________________


                                October 20, 2003